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As filed with the Securities and Exchange Commission on January 17, 2006

Registration No. 333-124944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Altra Industrial Motion, Inc.

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3568 (Primary Standard Industrial Classification Code Number)	30-0283143 (I.R.S. Employer Identification No.)
14 Hayward Street Quincy, Massachusetts 02171 (617) 328-3300 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael L. Hurt
Chief Executive Officer
Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

See Table of Additional Registrants Below

Copies to:
Todd R. Chandler, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial classification Code Number	I.R.S. Employer Identification No.
American Enterprises MPT Corp.	Delaware	3568	52-2005169
American Enterprises MPT Holdings, L.P.	Delaware	3568	52-2005171
Ameridrives International, L.P.	Delaware	3568	54-1826102
Boston Gear LLC	Delaware	3568	11-3723980
Formsprag LLC	Delaware	3568	01-0712538
The Kilian Company	Delaware	3568	20-1681824
Kilian Manufacturing Corporation	Delaware	3568	06-0933715
Nuttall Gear L L C	Delaware	3568	54-1856788
Warner Electric LLC	Delaware	3568	54-1967089
Warner Electric Technology LLC	Delaware	3568	54-1967084
Warner Electric International Holding, Inc.	Delaware	3568	54-1967086

        The address, including zip code, and telephone number, including area code, of the principal corporate offices for each of the additional registrants is:

14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300

        The name, address, including zip code, and telephone number, including area code, of the registered agent for service of process for each of the additional registrants is:

Michael L. Hurt
Chief Executive Officer
Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 17, 2006

PROSPECTUS

Offer to exchange all outstanding
$165,000,000 principal amount of
9% Senior Secured Notes due 2011

for

$165,000,000 principal amount of
9% Senior Secured Notes due 2011
registered under the Securities Act of 1933

        We are offering to exchange our outstanding notes described above for the new, registered notes described above. In this prospectus we refer to the outstanding notes as the "old notes" and our new notes as the "registered notes," and we refer to the old notes and the registered notes, together, as the "notes." The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system and there may be no active trading market for them.

Material Terms of the Exchange Offer

  •
  The exchange offer expires at midnight, New York City time, on            , 2006, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

  •
  The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

  •
  All old notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

  •
  We will not receive any cash proceeds from the exchange offer.

        None of our affiliates, no broker-dealers that acquired old notes directly from us and no persons engaged in a distribution of registered notes may participate in the exchange offer. Any broker-dealer that acquired old notes as a result of market-making or other trading activities and receives registered notes for its own account in exchange for those old notes must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for that purpose. We have agreed that, for a period ending on the earlier of (a) 180 days after the time of expiration and (b) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any resales by that broker-dealer. See "Plan of Distribution."

        Consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2006

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this exchange offer that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having being authorized by us. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

        In this prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC's Internet site at http://www.sec.gov. You may request copies of the documents, at no cost to you, by contacting us at the following address:

Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Attention: Corporate Secretary
(617) 328-3300

        To ensure timely delivery, please make your request promptly and, in any event, no later than five business days prior to the expiration of the exchange offer.

        Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the SEC. You may inspect and copy these reports and other information we file with the SEC at the SEC's address set forth above.

        NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE. UNTIL            , 2006, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

PROSPECTUS SUMMARY

        This summary highlights selected information about us. This is only a summary and does not contain all of the information that may be important to you. In addition to this summary, you should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to "Altra," "we," "us" and "our" refer to Altra Industrial Motion, Inc. and its wholly owned subsidiaries. References to "Altra Holdings" refer to Altra Industrial Holdings, Inc., our parent company.

Our Company

        We are a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. We sell our products in over 45 countries to over 400 direct OEM customers and over 3,000 distributor outlets through our direct sales force consisting of over 225 sales and marketing personnel and our independent sales representatives, and our products are frequently sold in the after market in over 25 additional countries. Our products are frequently used in critical applications, such as fail-safe brakes for elevators, wheelchairs and forklifts. We also provide products for use in a wide variety of high-volume manufacturing processes, where the reliability and accuracy of our products are critical in both avoiding costly down time and enhancing the overall efficiency of manufacturing operations.

        We market our products under our well recognized and established manufacturing brand names, many of which have achieved the #1 or #2 position in terms of brand awareness in their respective product categories according to a 2003 Motion Systems Design magazine survey. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch. All of these brands have been in existence for over 50 years.

Industry Overview

        Based on industry data supplied by Penton Information Services, or Penton, we estimate that industrial power transmission products generated worldwide revenues of approximately $57 billion in 2003, of which approximately $25 billion was generated in the United States. These products are used to generate, transmit, control and transform mechanical energy. The industrial power transmission industry can be divided into three segments: mechanical power transmission products, motors and generators and adjustable speed drives. We compete primarily in the mechanical power transmission segment which, based on industry data, we estimate was a $29 billion global market in 2003, of which approximately 57% was represented by aftermarket parts revenues. According to The Freedonia Group, Inc., an independent market research firm, the mechanical power transmission components subsegment is expected to increase 6.1% compounded annually from 2003 to 2008.

        The global mechanical power transmission market is highly fragmented, with over 1,000 small manufacturers. While smaller companies tend to be focused on regional niche markets with narrow product lines, larger companies that generate sales over $100 million offer a much broader range of products and have global capabilities. The industry's customer base is broadly diversified across many sectors of the economy and typically places a premium on factors such as quality, reliability, availability and design and application engineering support. We believe the most successful industry participants are those that can leverage their distribution network, their products' reputations for quality and reliability and their service and technical support capabilities to maintain attractive margins on products and gain market share.

Risk Factors

        Our ability to attain our objectives depends upon our success in addressing risks relating to our business and the industries we serve, including the following:

  •
  We operate in the highly competitive mechanical power transmission industry and if we are not able to successfully compete our business may be harmed.

  •
  Changes in general economic conditions or the cyclical nature of our markets could harm our operations and financial performance.

  •
  Our operating results may vary significantly in the future due to both internal and external factors affecting our business and operations.

  •
  We rely on independent distributors and the loss of these distributors would adversely affect our business.

  •
  Our ability to develop or adapt to changing technology and manufacturing techniques is uncertain and our failure to do so could place us at a competitive disadvantage.

  •
  Our operations are subject to international risks that could affect our operating results.

  •
  We rely on estimated forecasts of our OEM customers' needs and inaccuracies in such forecasts could adversely affect our business.

  •
  The materials used to produce our products are subject to price fluctuations that could increase costs of production and adversely affect our profitability.

  •
  Our future success depends on our ability to effectively integrate acquired companies and manage our growth.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the nine months ended September 30, 2005 and October 1, 2004, the pro-forma year-ended December 31, 2004, the period from inception on December 1, through December 31, 2004, the period from January 1 through November 30, 2004 and the years 2003, 2002 and 2001:

					Predecessor
				Period From Inception on December 1, Through December 31, 2004
	Nine months ended September 30, 2005	Nine months Ended October 1, 2004 (Predecessor)	Pro-Forma Year-Ended December 31, 2004		Colfax PT (Period From January 1 Through November 30, 2004	2003	2002	2001
Ratio of earnings to fixed charges(1)(2)	1.3x	4.1x	—	—	3.6x	—	—	1.9x

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, discontinued operations and cumulative effect of change in accounting principles charges. Fixed charges represent interest expense and a portion of rental expense which we believe is representative of the interest component of rental expense.

(2)
Earnings were insufficient to cover fixed charges in the pro forma year ended December 31, 2004, the period December 1 through December 31, 2004, and each of the years ended December 31, 2003 and 2002 by $.7 million, $6.0 million, $11.0 million and $21.7 million, respectively.

Our Principal Equity Sponsor

        Genstar Capital, L.P., or Genstar Capital, is a financial sponsor, formed in 1988 and based in San Francisco, with over $900 million of committed capital under management and has significant experience operating and investing in businesses. Genstar Capital's strategy is to make control-oriented investments or acquire companies with $50 million to $500 million in revenues in a variety of growth, buyout, recapitalization and consolidation transactions.

The Acquisition and Related Transactions

        The Acquisition.    On October 25, 2004, Altra Holdings, Inc., or Altra Holdings, a company formed at the direction of Genstar Capital and formerly named CPT Acquisition Corp., entered into a purchase agreement with Warner Electric Holding, Inc. and Colfax Corporation. Pursuant to the purchase agreement, Altra Holdings agreed to acquire Power Transmission Holding LLC, or PTH, for $180.0 million. PTH was organized in June 2004 to be the holding company for a group of companies comprising the power transmission business of Colfax Corporation. Altra Holdings assigned its rights and obligations under the purchase agreement to us and we funded the purchase price and related fees and expenses through (i) $40.0 million of equity and other investments by affiliates of Genstar Capital and other investors through Altra Holdings and (ii) the net proceeds of the offering of the old notes. On November 30, 2004, the closing of the acquisition, PTH was merged with and into us and its subsidiaries became our direct or indirect wholly owned subsidiaries. We refer to the acquisition of PTH as the "Acquisition."

        Related Transactions.    On October 22, 2004, The Kilian Company, or Kilian, a company formed at the direction of Genstar Capital, acquired Kilian Manufacturing Corporation from Timken U.S. Corporation and Kilian Holdings, Inc. Kilian financed the purchase price through (i) an $8.8 million equity investment by Genstar Capital and other investors and (ii) $13.0 million in borrowings under credit facilities. At the consummation of the Acquisition, (i) all of the outstanding shares of Kilian capital stock were exchanged for approximately $8.8 million of shares of Altra Holdings capital stock and Kilian, then a subsidiary of Altra Holdings, and its subsidiaries were transferred to us and become our direct or indirect wholly owned subsidiaries and (ii) net proceeds from the offering of the old notes were used to repay all of Kilian's outstanding borrowings (approximately $12.2. million) assumed by us when Kilian became our wholly owned subsidiaries.

        We refer to the Acquisition, the transfer to us of Kilian and its subsidiaries, entering into our senior revolving credit facility, the use of proceeds from the offering of the old notes and other equity investments as the "Acquisition and Related Transactions."

Recent Developments

        On November 7, 2005, we entered into a purchase agreement with the shareholders of Hay Hall Holdings Limited, or Hay Hall, pursuant to which we agreed to acquire all of the outstanding share capital of Hay Hall for $50.5 million. We intend to fund the total purchase price including fees and expenses from additional debt borrowings. Hay Hall is a UK-based holding company established in 1996 that is focused primarily on the manufacture of couplings and clutch brakes. We refer to the acquisition of Hay Hall and the related financing as the "Hay Hall Acquisition." For more information see "Business—Recent Developments."

        Altra Industrial Motion, Inc. is a Delaware corporation and wholly owned subsidiary of Altra Holdings. Our headquarters are located at 14 Hayward St., Quincy, Massachusetts 02171 and our telephone number is (617) 328-3300. Altra Holdings is owned by affiliates of Genstar Capital, Caisse de depot et placement du Quebec and certain members of our senior management. For more information on the beneficial ownership of Altra Holdings, see "Security Ownership of Certain Beneficial Owners and Management."

Summary of the Terms of the Exchange Offer

        The original notes were issued by the Company on November 30, 2004 to Jefferies & Company, Inc. (the "Initial Purchaser") pursuant to Section 4(2) of the Securities Act and resold by the Initial Purchaser to qualified institutional buyers ("QIBs") or persons reasonably believed to be QIBs pursuant to Rule 144A under the Securities Act, to Institutional Accredited Investors pursuant to rulings promulgated under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. We refer to the issuance of the old notes in this prospectus as the "original issuance."

        At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the "registration rights agreement."

        Unless you are a broker-dealer and so long as you satisfy the conditions set forth below under "—Resales of the Registered Notes," we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings "The Exchange Offer" for further information regarding the exchange offer.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act.

We note that under the registration rights agreement, we were required to file a registration statement with the Securities and Exchange Commission (the "SEC") by or on March 30, 2005 and such registration statement, as amended, was required to be declared effective by or on June 28, 2005. Failure to meet such requirements as of the applicable dates subjects the company to an additional interest penalty on the old notes of .25% per annum for the first 90 days following such date, with an additional increase of .25% per annum for each 90-day period thereafter. The amount of additional interest penalty at any time is capped at 1.00% per annum and such penalty ceases to accrue after we have filed our registration statement or it has been declared effective, as applicable. We filed our initial registration statement on May 15, 2005 and were subject to an additional .25% per annum interest penalty for an aggregate amount of $53,854 for such delinquent period. As of January 6, 2006, our registration statement had not been declared effective and we were subject to an additional .25% per annum interest penalty for the period from June 29, 2005 to September 26, 2005, an additional .50% per annum interest penalty for the period from September 27, 2005 to December 25, 2005 and an additional .75% per annum interest penalty for the period from December 26, 2005 to January 16, 2006 for an aggregate amount of $438,383. We will continue to accrue an additional interest penalty until we are declared effective.

The Exchange Offer
We are offering to exchange $1,000 principal amount of 9% Senior Secured Notes due 2011, which have been registered under the Securities Act, for each $1,000 principal amount of unregistered 9% Senior Secured Notes due 2011 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.
As of this date, there are $165.0 million aggregate principal amount of old notes outstanding.
We will issue the registered notes promptly after the time of expiration.
Resales of the Registered Notes
Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act if (but only if) you meet the following conditions:
	•	you are not an "affiliate" of us, as that term is defined in Rule 405 under the Securities Act.
•
if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;
	•	the registered notes are acquired by you in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.
Time of Expiration
The exchange offer will expire at midnight, New York City time, on , 2006, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.
Conditions to the Exchange Offer
The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests

The old notes were issued as global notes in fully registered form. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:
•
a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•
a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or
•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:
•	you are not an affiliate of us;
•	you are not a broker-dealer who acquired the old notes that you are sending to the issuer directly from the issuer;
•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;
•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and
•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes

If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of Notes—Exchanges of Book-Entry Notes for Certificated Notes." If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Old Notes."
Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders."
Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:
(1) they are not immediately available;
(2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
(3) you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of Registered Notes

Except under the circumstances described above under "The Exchange Offer—Conditions," the issuer will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal
You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.
Exchange Agent	The Bank of New York Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange
If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences."

Summary of Terms of the Registered Notes

        The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act and will not have the same registration rights or additional interest payment provisions. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

        The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the registered notes.

Issuer	Altra Industrial Motion, Inc.
Securities Offered	$165,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011.
Maturity	December 1, 2011.
Interest Rate and Interest Payment Dates	We will pay interest on the registered notes at an annual rate of 9%. We will make interest payments in cash, in arrears, on June 1 and December 1 of each year, beginning on June 1, 2005.
Guarantees
The registered notes will be unconditionally guaranteed on a senior basis by all of our existing and future domestic restricted subsidiaries. The registered notes will be structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the registered notes, including all of our foreign subsidiaries.
Ranking
The registered notes will be senior obligations and will rank equally in right of payment to all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The guarantees will be senior obligations of the subsidiary guarantors and will rank equally in right of payment to all of our subsidiary guarantors' existing and future senior indebtedness and senior in right of payment to all of our subsidiary guarantors' existing and future subordinated indebtedness.

Security
The registered notes and the guarantees will be secured by a second priority lien on substantially all of our assets and the assets of the subsidiary guarantors (other than mortgages on existing and future owned real property in the State of New York). Pursuant to the terms of an intercreditor agreement, the security interests securing the registered notes will be subject to first priority liens securing our senior revolving credit facility and any successor credit facility. The registered notes and the guarantees will be effectively subordinated to borrowings under our $30.0 million senior revolving credit facility and the guarantees of that facility, to the extent of the value of the collateral securing that facility, and to purchase money indebtedness, capital lease obligations, secured acquired indebtedness and other secured indebtedness permitted to be incurred under the indenture governing the registered notes, to the extent of the assets securing such indebtedness. The net book value of the assets securing the notes was approximately $241.1 million as of September 30, 2005.
Optional Redemption
On or after December 1, 2008, we may redeem some or all of the registered notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the date of redemption:
For the period below	Percentage
From December 1, 2008 through November 30, 2009	104.500%
From December 1, 2009 through November 30, 2010	102.250%
December 1, 2010 and thereafter	100.000%
Prior to December 1, 2007, up to 35% of the aggregate principal amount of the registered notes originally issued under the indenture governing the registered notes may be redeemed at our option with the net proceeds of certain equity offerings at 109% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided at least 65% of the aggregate principal amount of the registered notes originally issued under the indenture governing the registered notes remain outstanding.
Change of Control Offer
If we experience a change of control, we must give holders of the registered notes the opportunity to sell us their registered notes at 101% of the principal amount thereof, plus accrued and unpaid interest.
Asset Sale Proceeds	If we sell assets, we must use the net cash proceeds to:
• repay outstanding indebtedness under our credit agreement;

	•	reinvest such net proceeds in property, plant and equipment and other long-term assets used in our business; and/or
•
to the extent such net proceeds are not so used within 360 days of our receipt thereof, offer to purchase the registered notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase.
Principal Covenants	The indenture governing the registered notes will contain covenants limiting our and our restricted subsidiaries' ability to:
	•	incur additional indebtedness or issue certain preferred stock;
	•	pay dividends, redeem or repurchase our stock or subordinated debt or make other distributions;
	•	issue stock of our subsidiaries;
	•	make certain investments or acquisitions;
	•	merge, consolidate or transfer substantially all of our assets;
	•	grant liens on our assets;
	•	enter into transactions with affiliates; and
	•	transfer or sell assets.
These covenants are subject to a number of important limitations and exceptions.
Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors

        Investing in the registered notes involves substantial risk. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS

        Participating in the exchange offer and investing in the registered notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Associated with the Exchange Offer

An active trading market may not develop for the registered notes, which may affect your ability to resell your registered notes.

        The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there is a risk that:

  •
  a liquid trading market for the registered notes may not develop;

  •
  holders may not be able to sell their registered notes; or

  •
  the price at which the holders would be able to sell their registered notes may be lower than anticipated and lower than the principal amount or original purchase price.

        If a trading market were to develop, the trading price of the registered notes will depend on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that the initial purchasers of the old notes presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes, and any trading market that does develop may not be liquid.

        In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "The Exchange Offer."

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you fail to exchange your old notes, there will continue to be restrictions on your ability to resell your old notes and such note may become less liquid.

        Following the exchange offer, old notes that you do not tender or that we do not accept will continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue registered notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited.

Risks Related to the Registered Notes

Our substantial level of indebtedness could adversely affect our financial condition, harm our ability to react to changes to our business and prevent us from fulfilling our obligations on the registered notes.

        As of September 30, 2005, we had approximately $165.5 million of indebtedness (including borrowings under our senior revolving credit facility and capital leases) with an estimated annual service cost of approximately $16.9 million. We also have the ability to borrow up to an additional $28.1 million under our senior revolving credit facility. Subject to restrictions in the indenture governing the registered notes and our senior revolving credit facility, we may incur additional indebtedness.

        Our high level of indebtedness could have important consequences to you and significant adverse effects on our business, including the following:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

  •
  we must use a substantial portion of our cash flow from operations to pay interest on the registered notes and our other indebtedness, which will reduce the funds available to us for operations and other purposes;

  •
  any and all of the indebtedness outstanding under our credit facility will have a prior ranking claim on substantially all of our assets and all of the indebtedness outstanding under our purchase money indebtedness, equipment financing and real estate mortgages will have a prior ranking claim on the underlying assets;

  •
  our ability to fund a change of control offer may be limited;

  •
  our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

  •
  our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

        We expect to use cash flow from operations to pay our expenses and amounts due under outstanding indebtedness, including the registered notes. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the registered notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then-existing debt (including the registered notes), sell assets or borrow more money. We may not be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including our senior revolving credit facility and the indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially and adversely affect the value of the registered notes and our ability to pay the amounts due under the registered notes.

Our senior revolving credit facility and the indenture governing the registered notes impose significant operating and financial restrictions, which may prevent us from pursuing our business strategies or favorable business opportunities.

        Our senior revolving credit facility and the indenture governing the registered notes impose significant operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  repay subordinated indebtedness prior to stated maturities;

  •
  pay dividends on or redeem or repurchase our stock or make other distributions;

  •
  issue capital stock;

  •
  make investments or acquisitions;

  •
  sell certain assets or merge with or into other companies;

  •
  restrict dividends, distributions or other payments from our subsidiaries;

  •
  sell stock in our subsidiaries;

  •
  create liens;

  •
  enter into certain transactions with stockholders and affiliates; and

  •
  otherwise conduct necessary corporate activities.

        Our senior revolving credit facility also requires us to comply with customary financial covenants including, a minimum fixed charge coverage ratio (when and if the available borrowing capacity is less than $12.5 million) of 1.05 for the four quarter period ending March 31, 2005, 1.10 for each four quarter period ending June 30, September 30 and December 31, 2005 and 1.20 for all four quarter periods thereafter. There is a maximum annual limit on capital expenditures, from $7.9 million for fiscal year 2005 to $8.8 million for fiscal year 2009 and each fiscal year thereafter, provided that unspent amounts from prior periods may be used in future fiscal years.

        A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under our senior revolving credit facility or the registered notes. If any such default occurs, the lenders under our senior revolving credit facility and the holders of the registered notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under our senior revolving credit facility also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under our senior revolving credit facility, the lenders under the facility will have the right to proceed against the collateral granted to them to secure the debt. If the debt under our senior revolving credit facility or the registered notes were to be accelerated, our assets may not be sufficient to repay in full the registered notes and our other debt.

The proceeds from the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs and your right to receive payments under the notes will be effectively subordinated to our senior revolving credit facility, purchase money indebtedness, capital lease obligations, secured acquired indebtedness and other secured indebtedness to the extent of the value of the assets securing that indebtedness.

        No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any other senior secured creditors, including the lenders under our senior revolving credit facility. In addition, the fair market value of the collateral securing the notes may not be sufficient to pay any amounts due under the notes following their acceleration. The net book value of the assets securing the notes was approximately $241.1 million as of September 30, 2005.

        The notes and guarantees will be effectively subordinated to indebtedness that may be incurred under our senior revolving credit facility, under which we have borrowing capacity of $30.0 million, any equipment financing, purchase money debt, capital lease obligations, secured acquired indebtedness and other secured indebtedness, in each case, to the extent of the value of the assets securing that indebtedness. Our senior revolving credit facility will be secured by a first priority lien on substantially all of the collateral securing the notes. As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, our lenders under our senior revolving credit facility, our equipment financing, our purchase money indebtedness, our secured acquired indebtedness and other secured indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, or the sale of the equipment subject to the equipment financing, before any payment is made to you from such proceeds.

        The rights of the holders of the notes with respect to the collateral securing the notes will be limited pursuant to the terms of an intercreditor agreement with the lenders under our senior revolving credit facility. Under the intercreditor agreement, if our senior revolving credit facility or our obligations thereunder are outstanding, any actions that may be taken in respect of collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to the collateral documents, will be limited and, in certain cases, only be able to be taken at the direction of the lenders under such senior revolving credit facility, and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are or may be adversely affected. Additional releases of collateral from liens securing the notes are permitted under some circumstances. See "Description of the Notes—Collateral" and "Description of the Notes—Modification of the Indenture."

A court could avoid or cancel the guarantees of the registered notes under fraudulent conveyance laws or certain other circumstances.

        If any subsidiary guarantor becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, then under federal or state fraudulent conveyance laws a court in the relevant jurisdiction might avoid or cancel such subsidiary guarantor's guarantee of the registered notes. The court might do so if it found that, when such subsidiary guarantor provided its guarantee, it received less than reasonably equivalent value or fair consideration for such guarantee and either:

  •
  was insolvent or was rendered insolvent by reason of such guarantee;

  •
  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent transfer or conveyance statutes); or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied).

        The court might also avoid a guarantee, without regard to the above factors, if it found that the guarantor provided its guarantee with actual intent to hinder, delay or defraud its current or future creditors.

        In the United States, a court likely would find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration in exchange for its guarantee if the value received by such guarantor were found to be disproportionately small when compared with its obligations under such guarantee or, put differently, it did not benefit, directly or indirectly, from the issuance of the registered notes. If a court avoided a guarantee, you would no longer have a claim against the guarantor or against any of its assets securing the guarantee. In addition, the court might direct you to repay any amounts already received from the guarantor or from the proceeds of a foreclosure on any of its assets. If the court were to avoid any guarantee, sufficient funds may not be available to pay the registered notes from another subsidiary guarantor or from any other source.

        Each guarantee will state that the liability of each subsidiary guarantor thereunder is limited to the maximum amount that the subsidiary guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, ensure that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the registered notes when due.

The notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries.

        The subsidiary guarantors of the registered notes include only our domestic restricted subsidiaries. The registered notes will not be guaranteed by our foreign subsidiaries. As a result of this structure, the registered notes will be structurally subordinated to all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay you until after all other claims against that subsidiary, including trade payables, have been fully paid. In addition, holders of minority equity interests in non-guarantor subsidiaries may receive distributions prior to or pro rata with us depending on the terms of the equity interests.

        The historical financial data and the pro forma financial data included in this prospectus include our non-guarantor subsidiaries. During 2004, the net sales of our non-guarantor subsidiaries (Altra and PTH, on a combined basis) were $79.3 million, representing approximately 26.1% of total sales, on a combined basis. As of December 31, 2004, the aggregate total assets (based on book value) of our non-guarantor subsidiaries were $82.5 million, representing approximately 27.4% of total assets.

We may not be able to satisfy our repurchase obligations to holders of the registered notes upon a change of control.

        Upon the occurrence of a change of control, as defined in the indenture, we will be required to offer to purchase the notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See "Description of the Notes—Repurchase upon Change of Control."

        If a change of control offer is made, we may not have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer. If we are required to purchase notes pursuant to a change of control offer, we would be required to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. We may not be able to obtain such financing on acceptable terms to us or at all. Accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the holders of the notes the rights described in "Description of the Notes—Events of Default."

        In addition, the events that constitute a change of control under the indenture may also be events of default under our senior revolving credit facility. These events may permit the lenders under our senior revolving credit facility to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in our specified assets, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit of the offer to purchase provisions to the holders of the notes.

We are a holding company and will depend upon the earnings of our subsidiaries to make payments on the notes.

        We are a holding company and conduct all of our operations through our subsidiaries. All of our operating income is generated by our operating subsidiaries. We must rely on dividends and other advances and transfers of funds from our subsidiaries and earnings from our investments in cash and marketable securities to provide the funds necessary to meet our debt service obligations, including payment of principal and interest on the notes. Although we are the sole or majority stockholder of each of our operating subsidiaries and therefore able to control their respective declarations of dividends, applicable laws may prevent our operating subsidiaries from being able to pay such dividends. In addition, such payments may be restricted by claims against our subsidiaries by their creditors, such as suppliers, vendors, lessors and employees, and by any applicable bankruptcy, reorganization or similar laws applicable to our operating subsidiaries. The availability of funds and therefore the ability of our operating subsidiaries to pay dividends or make other payments or advances to us, will depend upon their operating results.

        Our only significant assets are our investments in the capital stock and ownership interests of our operating subsidiaries, which stock and ownership interests will be pledged as collateral under our senior revolving credit facility. In the event we are unable to pay principal or interest on the notes, the ability of the holders of the notes to proceed against the capital stock or ownership interests of our operating subsidiaries would be subject to the prior satisfaction in full of all amounts owing under our senior revolving credit facility.

Risks Related to Our Business

We operate in the highly competitive mechanical power transmission industry and if we are not able to successfully compete our business may be harmed.

        We operate in highly fragmented and very competitive markets in the mechanical power transmission industry. As a result, we compete against numerous businesses. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, such as helical gear drives and couplings, and some of our competitors are larger and have greater financial and other resources than we do. In particular, we compete with Emerson Power Transmission Manufacturing, L.P., Ogura Industrial Corporation, Regal-Beloit Corporation and Rockwell Automation, Inc. In addition, with respect to certain of our products, we compete with divisions of our OEM customers. Competition in our business lines is based on a number of considerations, including quality, reliability, pricing, availability and design and application engineering support. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest regularly in manufacturing, customer service and support, marketing, sales, research and development and intellectual property protection. We may have to adjust the prices of some of our products to stay competitive. In the future we may not have sufficient resources to continue to make such investments and may not be able to maintain our competitive position within each of the markets we serve.

        Additionally, some of our larger, more sophisticated customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If we are not selected to become one of these preferred providers, we may lose market share in some of the markets in which we compete.

        There is substantial and continuing pressure on major OEMs and larger distributors to reduce costs, including the cost of products purchased from outside suppliers such as us. As a result of cost pressures from our customers, our ability to compete depends in part on our ability to generate production cost savings and, in turn, find reliable, cost effective outside suppliers to source components or manufacture our products. If we are unable to generate sufficient cost savings in the future to offset price reductions, then our gross margin could be adversely affected.

Changes in general economic conditions or the cyclical nature of our markets could harm our operations and financial performance.

        Our financial performance depends, in large part, on conditions in the markets that we serve and on the U.S. and global economies in general. Some of the markets that we serve are highly cyclical, such as the metals, mining and energy. We have experienced a downturn and a reduction in sales and margins as a result of recent recessionary conditions. While we have undertaken restructuring and cost reduction programs to mitigate the effect of these conditions, we may be unsuccessful in doing so in the future and such actions may be insufficient. The present uncertain economic environment may result in significant quarter-to-quarter variability in our performance. Any sustained weakness in demand or continued downturn or uncertainty in the economy generally would further reduce our sales and profitability.

Our operating results may vary significantly in the future due to both internal and external factors affecting our business and operations.

        Our operating results may vary significantly in the future depending on a number of factors, many of which are out of our control, including:

  •
  the size, timing, cancellation or rescheduling of significant orders;

  •
  product configuration, mix, performance and quality issues;

  •
  market acceptance of our new products and product enhancements and new product announcements or introductions by our competitors;

  •
  manufacturing costs;

  •
  changes in the cost of raw materials;

  •
  changes in pricing by us or our competitors;

  •
  federal exchange rates related to our international operations;

  •
  seasonality related primarily to the turf and garden market;

  •
  our ability to develop, introduce and market new products and product enhancements on a timely basis;

  •
  our success in maintaining brand awareness and in expanding our sales and marketing programs;

  •
  the loss of any of our intellectual property rights or third-party infringement or misappropriation of our intellectual property rights;

  •
  the level of competition;

  •
  potential reductions in inventories held by channel partners;

  •
  slowing sales of the products of our channel partners;

  •
  levels of expenditures on research, engineering and product development;

  •
  changes in our business strategies;

  •
  personnel changes; and

  •
  general economic trends and other factors.

We rely on independent distributors and the loss of these distributors would adversely affect our business.

        In addition to our direct sales force and manufacturer sales representatives, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our customers. We support an extensive distribution network, with over 3,000 distributor locations worldwide. Rather than serving as passive conduits for delivery of product, our industrial distributors are active participants in the overall competitive dynamics in the mechanical power transmission industry. During 2004, approximately 37.2% of our net sales (Altra and PTH on a combined basis) were generated through industrial distributors. In particular, sales through our largest distributor accounted for approximately 10.2% of our net sales for 2004. Almost all of the distributors with whom we transact business offer competitive products and services to our customers. In addition, the distribution agreements we have are typically cancelable by the distributor after a short notice period. The loss of a substantial number of these distributors or an increase in the distributors' sales of our competitors' products to our customers could materially reduce our sales and profits.

Our ability to develop or adapt to changing technology and manufacturing techniques is uncertain and our failure to do so could place us at a competitive disadvantage.

        The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers' needs in the industries we serve and want to serve. For example, motion control products offer more precise positioning and control compared to industrial clutches and brakes. If manufacturing processes are developed to make motion control products more price competitive and less complicated to operate, our customers may decrease their purchases of mechanical power transmission products.

        Our products are characterized by performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business could be at risk. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including:

  •
  product quality;

  •
  price competitiveness;

  •
  technical expertise and development capability;

  •
  reliability and timeliness of delivery;

  •
  product design capability;

  •
  manufacturing expertise;

  •
  sales support and customer service; and

  •
  overall management.

        Our success will depend on our ability to continue to meet our customers' changing demands with respect to these criteria. We may not be able to address technological advances or introduce new products that may be necessary to remain competitive within our markets. Furthermore, our own technological developments may not be able to produce a sustainable competitive advantage.

Our operations are subject to international risks that could affect our operating results.

        Our business is subject to certain risks associated with doing business internationally. Our net sales outside North America represented approximately 24.0% of our total net sales for 2004 (Altra and PTH, on a combined basis). Accordingly, our future results could be harmed by a variety of factors, including:

  •
  fluctuations in currency exchange rates;

  •
  exchange controls;

  •
  compliance with U.S. Department of Commerce export controls;

  •
  tariffs or other trade protection measures and import or export licensing requirements;

  •
  potentially negative consequences from changes in tax laws;

  •
  interest rates;

  •
  unexpected changes in regulatory requirements;

  •
  a change in foreign intellectual property law;

  •
  differing labor regulations;

  •
  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  •
  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

  •
  potential political instability and the actions of foreign governments;

  •
  restrictions on our ability to repatriate dividends from our subsidiaries; and

  •
  exposure to liabilities under the Foreign Corrupt Practices Act.

        As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

Material weaknesses in our internal controls over financial reporting have been identified which could result in a decrease in the value of our bonds.

        In connection with their audit of the Company's 2004 financial statements, the Company's independent auditors expressed concerns that as of the date of their opinion, the Company's corporate financial management organization was limited to the Chief Financial Officer with support from outside consultants, divisional resources and certain transition services from Colfax Corporation. Based upon these limited corporate resources, the independent auditors noted that the Company was unable to report financial information in a timely manner. Based upon the timely financial reporting required of a public company, the outside auditors informed the senior management and Audit Committee of the Board of Directors that they believe there was a material weakness in internal controls. During 2005, the Company restated its financial statements and those of the Predecessor as of December 31, 2003 and 2004, and for each of the years ended December 31, 2002 and 2003 and the period from January 1, 2004 through November 30, 2004 and the period from December 1, 2004 through December 31, 2004. The Company believes that the restatement was the result of the limited corporate resources that gave rise to the material weakness identified by the outside auditors. The Company is actively taking steps to address this material weakness. These steps include the recent hiring of a Corporate Controller, a Staff Accountant and a Corporate Director of Taxation which significantly strengthens the Company's corporate financial reporting capabilities. Additionally, the Company is in the process of establishing an internal audit department. Based on the above steps, the Company now feels that we are able to ensure the delivery of accurate and timely financial information.

        However, we cannot assure you that we will not have material weaknesses in the future. If we have material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial condition or results of operations. In either of those events, it could have an adverse effect on the value of our bonds.

If we are unable to complete our assessment as to the adequacy of our internal controls over financial reporting as of December 31, 2007 as required by Section 404 of the Sarbanes-Oxley Act of 2002, or if material weaknesses are identified and reported, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our bonds.

        As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include in their annual reports on Form 10-K a report of management on the company's internal control over financial reporting, including management's assessment of the effectiveness of the company's internal control over financial reporting as of the company's year end. In addition, the accounting firm auditing a public company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting as well as the operating effectiveness of the company's internal controls. While we will expend significant resources in developing the necessary documentation and testing procedures, 2007 will be the first year for which we must complete the assessment and undergo the attestation process required by Section 404 and there is a risk that we may not comply with all of its requirements. If we do not timely complete our assessment or if our internal controls are not designed or operating effectively as required by Section 404, our accounting firm may either disclaim an opinion as it relates to management's assessment of the effectiveness of its internal controls or may issue a qualified opinion on the effectiveness of the company's internal controls. It is possible that material weaknesses in our internal controls could be found. If we are unable to remediate such material weaknesses arising by December 31, 2007, our accounting firm would be required to issue an adverse opinion on our internal controls. If our accounting firm disclaims an opinion as to the effectiveness of our internal controls or if they render an adverse opinion due to material weaknesses in our internal controls, then investors may lose confidence in the reliability of our financial statements, which could cause the market price of our bonds to decline.

We rely on estimated forecasts of our OEM customers' needs and inaccuracies in such forecasts could adversely affect our business.

        We generally sell our products pursuant to individual purchase orders instead of long-term purchase commitments. Therefore, we rely on estimated demand forecasts, based upon input from our customers, to determine how much material to purchase and product to manufacture. Because our sales are based on purchase orders, our customers may cancel, delay or otherwise modify their purchase commitments with little or no consequence to them and with little or no notice to us. For these reasons, we generally have limited visibility regarding our customers' product needs. The quantities or timing required by our customers for our products could vary significantly. Whether in response to changes affecting the industry or a customer's specific business pressures, any cancellation, delay or other modification in our customers' orders could significantly reduce our revenue, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue. In the event of a cancellation or reduction of an order, we may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on our business and we may purchase too much inventory and spend more capital than expected.

The materials used to produce our products are subject to price fluctuations that could increase costs of production and adversely affect our profitability.

        The materials used to produce our products, especially copper and steel, are sourced on a global or regional basis and the prices of those materials are susceptible to price fluctuations due to supply and demand trends, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, the economic climate and other unforeseen circumstances. If we are unable to pass on materials price increases to our customers, our future profitability may be materially adversely affected.

Disruptions caused by previous restructuring programs could adversely affect our results of operations.

        Colfax Corporation, the previous owner of our business, implemented significant corporate restructurings in 2002 and 2003. These restructurings resulted in certain targeted plant closures, employee reductions and the reorganization of our sales and marketing resources. These restructurings caused disruptions in our business and in our ability to effectively manage our inventory, fulfillment capabilities and customer relationships. If we are unable to restore inventory procedures, retain significant customers or effectively deploy sales and marketing resources, our results will be less than we anticipate.

We could face potential product liability claims relating to products we manufacture or distribute, which could result in us having to expend significant time and expense to defend these claims and to pay material settlement amounts.

        We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage, however we may not be able to obtain such insurance on acceptable terms in the future, if at all, or obtain insurance that will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. In addition, our business depends on the strong brand reputation we have developed. In the event that this reputation is damaged, we may face difficulty in maintaining our pricing positions with respect to some of our products, which would reduce our sales and profitability.

We may be subject to work stoppages at our facilities, or our customers may be subjected to work stoppages, which could seriously impact our operations and the profitability of our business.

        As of September 30, 2005, we had approximately 2,042 employees, of whom approximately 35% were employed abroad, primarily in Europe where trade union membership is common. Approximately 281 of our North American employees are also represented by labor unions. The four U.S. collective bargaining agreements to which we are a party will expire on August 10, 2007, September 20, 2007, February 3, 2008 and June 2, 2008, respectively. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. Such a disruption could interfere with our ability to deliver products on a timely basis and could have other negative effects, including decreased productivity and increased labor costs. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected. Many of our direct and indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are used.

Changes in employment laws could increase our costs and may adversely affect our business.

        Various federal, state and international labor laws govern the relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers' compensation rates and citizenship requirements. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

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  minimum wages;

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  mandated health benefits;

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  paid leaves of absence; and

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  tax reporting.

Unplanned repairs or equipment outages could interrupt production and reduce income or cash flow.

        Unplanned repairs or equipment outages, including those due to natural disasters, could result in the disruption of our manufacturing process. Any interruption in our manufacturing process would interrupt our production of products, reduce our income and cash flow and could result in a material adverse effect on our business.

We depend on the services of key executives, the loss of whom could materially harm our business.

        Our senior executives are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We believe that our senior executives could not easily be replaced with executives of equal experience and capabilities. Although we have entered into severance agreements with certain of our key domestic executives, we can not prevent our key executives from terminating their employment with us. We do not maintain key person life insurance policies on any of our executives. See "Management."

We are subject to environmental laws that could impose significant costs on us and the failure to comply with such laws could subject us to sanctions and material fines and expenses.

        We are subject to extensive foreign, provincial, federal, state and local laws, regulations and ordinances that:

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  regulate activities and operations that may have environmental or health and safety effects, such as discharges to air and water, and management and disposal practices for solid and hazardous wastes; and

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  impose liability for the costs of investigating and cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances.

        In particular, under applicable environmental laws, we may be responsible for the investigation and remediation of environmental conditions at currently owned or leased sites, as well as formerly owned, leased, operated or used sites. We may be subject to associated liabilities, including liabilities resulting from lawsuits brought by private litigants, relating to the operations of our facilities or the land on which our facilities are located, regardless of whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third-party or a neighboring facility whose operations may have affected our facility or land. This is because liability for contamination under certain environmental laws can be imposed on the current or past owners or operators of a site without regard to fault. Moreover, our operations generated hazardous wastes that are disposed of or treated at third-party owned or operated disposal sites. If those sites become contaminated, we could also be held responsible for the cost of investigating and remediating those sites. There may be environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired which could have a material adverse affect on our business.

We face additional costs associated with our post-retirement and post-employment obligations to employees which could have an adverse affect on our financial condition.

        As part of the Acquisition, we agreed to assume pension plan liabilities for active U.S. employees under the Retirement Plan for Power Transmission Employees of Colfax Corporation, the Ameridrives International Pension Fund for Hourly Employees Represented by United Steelworkers of America, Local 3199-10, and the Colfax PT Pension Plan, collectively referred to as the Prior Plans. We have established a defined benefit plan, or New Plan, mirroring the benefits provided under the Prior Plans. The New Plan accepted a spinoff of assets and liabilities from the Prior Plans, in accordance with Section 414(l) of the Internal Revenue Code, or IRC, such assets and liabilities relating to active U.S. employees as of the closing of the Acquisition. Given the funded status of the Prior Plans and the asset allocation requirements of IRC Section 414(l), liabilities under the New Plan will greatly exceed the assets that will be transferred from the Prior Plans. Pension benefit liabilities for the New Plan, on a projected benefits obligation basis (assuming the liability for vested and unvested pension benefits accrued as of a particular date), were approximately $21.5 million as of December 31, 2004 while the fair value of assets transferred from the Prior Plans were approximately $4.6 million. As the New Plan will have a considerable funding deficit, the cash funding requirements are estimated to be substantial in the first several years, and could have a material adverse effect on our financial condition. Funding requirements are $0.9 million in 2005 and are estimated to be at least $7.4 million in 2006, $3.8 million in 2007, $2.6 million in 2008 and $1.9 million thereafter.

        Additionally, as part of the Acquisition, we agreed to assume all pension plan liabilities related to non-U.S. employees. Non-U.S. pension liabilities were approximately $3.2 million as of December 31, 2004. There are no assets associated with these plans.

        Also as part of the Acquisition, we agreed to assume all post-employment and post-retirement welfare benefit obligations with respect to active U.S. employees. The benefit obligation for these liabilities, which are not funded, was approximately $12.6 million as of December 31, 2004.

Our future success depends on our ability to effectively integrate acquired companies and manage our growth.

        Our growth through acquisitions has placed, and will continue to place, significant demands on our management, operational and financial resources. Realization of the benefits of acquisitions often requires integration of some or all of the acquired companies' sales and marketing, distribution, manufacturing, engineering, finance and administrative organizations. The integration of the companies will demand substantial attention from senior management and the management of the acquired companies. In addition, we will continue to pursue new acquisitions, some of which could be material to our business if completed. We may not be able to integrate successfully our recent acquisitions or any future acquisitions, operate these acquired companies profitably, or realize the potential benefits from these acquisitions.

Our ability to grow may be adversely impacted by an inability to identify acquisition candidates.

        A substantial portion of the growth in our business has come through acquisitions and an important part of our growth strategy is based upon future acquisitions. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete acquisitions in the future. If we are unable to successfully complete acquisitions, our ability to significantly grow our company will be limited.

We may not be able to protect our intellectual property rights, brands or technology effectively, which could allow competitors to duplicate or replicate our technology and could adversely affect our ability to compete.

        We rely on a combination of patent, trademark, domain name registration, copyright and trade secret laws in the United States and other jurisdictions, as well as license, third-party nondisclosure, employee and consultant assignment and other agreements in order to protect our proprietary technology and rights. The applications for protection of our intellectual property rights may not be approved, and if issued, may not be maintained. In addition, third parties may infringe or challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. In addition, in the ordinary course of our operations, we from time to time pursue potential claims relating to the protection of certain products and intellectual property rights, including with respect to some of our more profitable products. Such claims could be time consuming, expensive and divert resources. If we are unable to maintain the proprietary nature of our technologies or proprietary protection of our brands, our ability to market or be competitive with respect to some or all of our products may be affected, which could reduce our sales and profitability.

If we are unable to adequately replace services provided by our former parent our business and operations will be adversely affected.

        Prior to the Acquisition, Colfax Corporation provided PTH with a number of support services, including accounting, treasury, taxation, legal and intellectual property, insurance administration, human resource functions and environmental support. As a stand-alone company following the Acquisition, we will need to establish our own capabilities or replace such services. Although we entered into a transition services agreement pursuant to which Colfax Corporation continued to provide these services for transition periods generally ranging from one month to one year while we establish our own capabilities, we may not able to replace the services we historically received from Colfax Corporation in a timely manner or on terms and conditions we will find acceptable. We may need to pay more for the services we historically received from Colfax Corporation in the future. If we are unable to successfully establish our own capabilities or replace such services on a basis appropriate for operation as a stand-alone company, our business and operations will be adversely affected.

Genstar Capital controls our company and its interests may conflict with yours.

        Genstar Capital and its affiliates, through their majority ownership of Altra Holdings, have the indirect power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets.

        The interests of Genstar Capital could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Genstar Capital as our ultimate controlling stockholder might conflict with your interests as a holder of the notes. Genstar Capital also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you as holders of the notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact, such as when we state that we "believe," "expect," "anticipate" or "plan" that an event will occur and other similar statements, you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for, and potential results of, future operations and are based upon management's current plans and beliefs or current estimates of future results or trends.

        Forward-looking statements regarding management's present plans or expectations for new product offerings, capital expenditures, increasing sales, cost-saving strategies and growth involve risks and uncertainties relative to return expectations, allocation of resources and changing economic or competitive conditions, which could cause actual results to differ from present plans or expectations and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenues and/or to achieve cost reductions, and other factors discussed under "Risk Factors" or elsewhere in this prospectus, which also would cause actual results to differ from present plans or expectations. Such differences could be material.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

THE EXCHANGE OFFER

Purpose and Effect

        The original notes were issued by the Company on November 30, 2004 to the Initial Purchaser pursuant to Section 4(2) of the Securities Act and resold by the Initial Purchaser to QIBs or persons reasonably believed to be QIBs pursuant to Rule 144A under the Securities Act, to Institutional Accredited Investors pursuant to rulings promulgated under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. In connection with this original issuance, we and the subsidiary guarantors entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

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  the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

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  you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

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  you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

        If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old note where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution."

        If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) two years from the date the securities were originally issued, (b) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement or (c) there ceases to be any old notes outstanding. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "—Procedures for Tendering."

        We note that under the registration rights agreement, we were required to file a registration statement with the SEC by or on March 30, 2005 and such registration statement, as amended, was required to be declared effective by or on June 28, 2005. Failure to meet such requirements as of the applicable dates subjects the company to an additional interest penalty on the old notes of .25% per annum for the first 90 days following such date, with an additional increase of .25% per annum for each 90-day period thereafter. The amount of additional interest penalty at any time is capped at 1.00% per annum and such penalty ceases to accrue after we have filed our registration statement or it has been declared effective, as applicable. We filed our initial registration statement on May 15, 2005 and were subject to an additional .25% per annum interest penalty for an aggregate amount of $53,854 for such delinquent period. As of January 6, 2006, our registration statement had not been declared effective and we were subject to an additional .25% per annum interest penalty for the period from June 29, 2005 to September 26, 2005, an additional .50% per annum interest penalty for the period from September 27, 2005 to December 25, 2005 and an additional .75% per annum interest penalty for the period from December 26, 2005 to January 16, 2006 for an aggregate amount of $438,383. We will continue to accrue an additional interest penalty until we are declared effective.

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. We will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

        As of the date of this prospectus, $165.0 million aggregate principal amount of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder promptly after the time of expiration or termination of the tender offer. For the conditions of the exchange offer see "—Conditions."

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer.

We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration; Amendments

        The exchange offer will expire at midnight, New York City time, on,    2006, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer.

        We also reserve the right, in our sole discretion:

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  subject to applicable law, to delay accepting any old notes and extend the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

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  to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, provided that, in the event of a material change in the exchange offer, involving the waiver of a material condition, we will extend the offer period if necessary so that at least 5 business days remain in the exchange offer following notice of the material change.

        We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

        The old notes were issued as global notes in fully registered form. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

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  a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

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  a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver old notes held in the form of book-entry interests:

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  a timely confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the time of expiration; or

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  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes

        Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated old notes:

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  the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

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  you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

        If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a medallion signature guarantor, each an "eligible institution," unless:

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  old notes tendered in the exchange offer are tendered either:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the holder's letter of transmittal; or

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  for the account of an eligible institution; and

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  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of its authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes, our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

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  you improperly tender your old notes; or

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  you have not cured any defects or irregularities in your tender; and

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  we have not waived those defects, irregularities or improper tender.

        Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes promptly following the expiration of the exchange offer.

        In addition, we reserve the right, in our sole discretion, to:

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  purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

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  terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

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  to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

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  you are not an "affiliate" of us, as defined in Rule 405 under the Securities Act;

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  if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act;

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  the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

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  you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

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  you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

        In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  •
  you tender through an eligible institution;

  •
  on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  •
  the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  •
  your name and address;

  •
  the amount of old notes you are tendering; and

  •
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  •
  the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

  •
  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

Book-Entry Transfer

        The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC's procedures for transfer.

        If you are unable to:

  •
  deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

  •
  deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration;

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to the time of expiration.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to the time of expiration.

        The notice of withdrawal must:

  •
  state your name;

  •
  identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

  •
  be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

  •
  specify the name in which the old notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the time of expiration.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer any of the following events occur:

  •
  any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  •
  the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

        We have appointed the Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

        By Hand, Regular, Registered or Certified Mail or Overnight Courier:

    The Bank of New York
    Corporate Trust Operations
    Reorganization Unit
    Attn: Corporate Trust Operations
    101 Barclay Street, 7 East
    New York, New York 10286

        By Facsimile:

    212-298-1915, Attn: Corporate Trust Operations

        For more information or confirmation by telephone please call [    ]. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

        We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under accounting principles generally accepted in the United States of America.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except that the registered notes will be registered under the Securities Act and will not have the same registration rights or additional interest payment provisions. The old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005. The table below should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this prospectus.

As of September 30, 2005
(dollars in thousands)
Cash and cash equivalents	$10,294

Debt:
Senior revolving credit facility(1)	$—
Senior secured notes offered hereby	165,000
Capital leases	490

Total debt	$165,490
Stockholder's equity(2)	42,483

Total capitalization	$207,973

(1)
Our senior revolving credit facility has $30.0 million of borrowing capacity (including $10.0 million available for letters of credit), $28.1 of which is available as of September 30, 2005.

(2)
Includes (i) $26.3 million of proceeds from the sale of Altra Holdings capital stock, $8.8 million of Kilian capital stock that was exchanged for Altra Holdings capital stock, and $13.7 million of subordinated notes investments in Altra Holdings, all of which were contributed to us at the consummation of the offering of the old notes, and (ii) the financial results of our operations for the period from December 1, 2004 to September 30, 2005. For a description of transactions with our affiliates related to the Acquisition and Related Transactions, see "Certain Relationships and Related Transactions."

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Acquisition and Related Transactions and the Hay Hall Acquisition on our financial condition and results of operations. We have derived the historical consolidated financial data of the Company for the period from inception (December 1, 2004) through December 31, 2004 from the audited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the historical consolidated financial data of the Company as of September 30, 2005 and for the nine-month period then ended from the unaudited consolidated interim financial statements and related notes included elsewhere in this prospectus. We have derived the historical combined financial data of PTH for the period from January 1 through November 30, 2004 from the audited combined financial statements of PTH and related notes included elsewhere in this prospectus. We have derived the historical combined financial data of PTH as of October 1, 2004 and for the nine-month period then ended from the unaudited combined interim financial statements of PTH and related notes included elsewhere in this prospectus. We have derived the historical combined financial data of the Kilian Entities for the nine month period ended October 1, 2004 and the year ended December 31, 2004 from the audited combined financial statements of the Kilian Entities for the periods December 28, 2003 through October 22, 2004 and October 23, 2004 through November 30, 2004 included elsewhere in this prospectus. We have derived the historical consolidated financial data of Hay Hall for the year ended December 31, 2004 from the audited consolidated financial statements of Hay Hall included elsewhere in this prospectus. We have derived the historical consolidated financial data of Hay Hall as of September 30, 2005 and 2004 and for the nine-month periods then ended from the unaudited consolidated interim financial statements. Hay Hall historical financial information has been reconciled from UK GAAP to US GAAP in all periods presented and all amounts have been converted from British Pounds Sterling to U.S. Dollars for the purpose of these pro forma financial statements.

        The unaudited pro forma condensed combined balance sheet at September 30, 2005 assumes that the Hay Hall Acquisition took place on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004, the nine-month periods ended October 1, 2004 and September 30, 2005 assume that the Acquisition and Related Transactions and the Hay Hall Acquisition took place on January 1, 2004, the beginning of our 2004 fiscal year. The information presented in the unaudited pro forma condensed combined financial statements is not necessarily indicative of our financial position or results of operations that would have occurred if the Acquisition and Related Transactions and the Hay Hall Acquisition had been consummated as of the dates indicated, nor should it be construed as being a representation of our future financial position or results of operations.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company, the combined financial statements of PTH, the financial statements of the Kilian Entities, the consolidated financial statements of Hay Hall Group Limited and Hay Hall Holdings Limited and the other financial information included elsewhere in this prospectus.

        The allocation of the purchase price for the Hay Hall Acquisition reflected in the unaudited pro forma financial statements is preliminary. The final determination of the allocation of the purchase price will be determined based on the fair value assets acquired, and the fair value of liabilities assumed as of the date that the Hay Hall Acquisition is consummated. Such purchase price allocation will be finalized following consummation of the Hay Hall Acquisition and finalization of valuations to determine the fair value of tangible and identifiable intangible assets. The actual amounts allocated to assets, liabilities, other intangibles and goodwill could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2005
(in thousands)

	Historical		Hay Hall UK GAAP to US GAAP Adjustments(2)
		Hay Hall UK GAAP(1)		Hay Hall US GAAP(3)	Hay Hall US GAAP(4)	Hay Hall Adjustments		Pro Forma Hay Hall	Pro Forma Combined
	Altra
Assets
Current Assets:
Cash and cash equivalents	$10,294	£228	£—	£228	$403	$(403	)(7)	$—	$10,294
Accounts receivable, less allowance for doubtful accounts	45,440	7,373	—	7,373	13,040	—		13,040	58,480
Inventories, less allowance for obsolete materials	53,432	8,397	—	8,397	14,851	4,066	(5)	18,917	72,349
Prepaid expenses and other current assets	4,770	956	—	956	1,691	—		1,691	6,461

Total current assets	113,936	16,954	—	16,954	29,985	3,663		33,648	147,584
Property, plant and equipment, net	63,621	6,322	(271)	6,051	10,702	(1,278	)(6)	9,424	73,045
Intangible assets, net	46,543	—	—	—	—	13,186	(8)	13,186	59,729
Goodwill	70,322	1,066	45	1,111	1,965	10,668	(8)	12,633	82,955
Other Assets	6,170	15	625	640	1,132	(1,105	)(7)	27	6,197

Total Assets	$300,592	£24,357	£399	£24,756	$43,784	$25,134		$68,918	$369,510

Liabilities and Shareholders' Deficit
Current Liabilities:
Short-term debt and current portion of long-term debt	$303	£2,490	£—	£2,490	$4,404	$(4,040	)(7)	$364	$667
Accounts payable	28,304	4,576	—	4,576	8,093	—		8,093	36,397
Accrued liabilities	31,896	2,749	—	2,749	4,862	(64)	(7)	4,798	36,694

Total current liabilities	60,503	9,815	—	9,815	17,359	(4,104)		13,255	73,758

Long Term Liabilities:
Long-term debt, less and net of current portion	159,337	10,917	—	10,917	19,308	36,355	(9)	55,663	215,000
Accrued pension liabilities	13,193	—	2,083	2,083	3,684	(3,684	)(7)	—	13,193
Other liabilities	25,076	—	—	—	—	—		—	25,076

Total long-term liabilities	197,606	10,917	2,083	13,000	22,992	32,671		55,663	253,269

Total liabilities	258,109	20,732	2,083	22,815	40,351	28,567		68,918	327,027

Shareholders' Deficit:
Common Stock	—	—	—	—	—	—		—	—
Additional paid-in capital	48,814	2,130	—	2,130	3,767	(3,767	)(10)	—	48,814
Due from parent	(1,108)	—	—	—	—	—		—	(1,108)
Retained earnings (deficit)	(3,099)	1,481	(1,684)	(203)	(359)	359	(10)	—	(3,099)
Cumulative foreign currency translation adjustment	(1,402)	14	—	14	25	(25	)(10)	—	(1,402)
Minimum pension liabilities	(722)	—	—	—	—	—		—	(722)

Total shareholders' deficit	42,483	3,625	(1,684)	1,941	3,433	(3,433)		—	42,483

Total	$300,592	£24,357	£399	£24,756	$43,784	$25,134		$68,918	$369,510

(1)
Represents the Hay Hall Holdings financial statements presented in UK GAAP in pounds sterling as presented in the Hay Hall Holdings Unaudited Interim Condensed Consolidated Financial Statements and notes included in this prospectus.

(2)
Represents adjustments necessary to convert the Hay Hall Holdings financial statements from UK GAAP to US GAAP. See Note 7 to the Hay Hall Holdings Unaudited Interim Condensed Consolidated Financial Statements included in this prospectus.

(3)
Reflects the Hay Hall Holdings Unaudited Interim Condensed Consolidated Financial Statements on a US GAAP basis in pounds sterling.

(4)
Reflects the Hay Hall Holdings Unaudited Interim Condensed Consolidated Financial Statements on a US GAAP basis after translation to US dollars or at exchange rate of 1.7686.

See accompanying "Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet."

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(5)
Adjustment to reflect inventories at fair market value in connection with the Hay Hall Acquisition ($4,667) less inventory ($601) that is not part of this transaction.

(6)
Adjustment to record property, plant and equipment at estimated fair values in connection with the Hay Hall Acquisition ($1,260) less property, plant and equipment ($3,017) that is not part of this transaction.

(7)
Adjustment to eliminate assets and liabilities that are not part of the transaction.

(8)
Adjustment to remove historical intangible assets and to record initial intangible assets (primarily customer lists, trade names and technology) at estimated fair market values and adjustment to remove historical goodwill, and to record goodwill in connection with the Hay Hall Acquisition.

Total purchase price	$50,500
Less: net assets acquired	(31,146)
Plus: total transaction fees	4,500

Excess purchase price over net assets acquired	$23,854
(9)
Adjustment to remove historical related-party debt that will remain with the seller and to reflect the issuance of notes.

(10)
Adjustment to remove Hay Hall historical equity.

See accompanying "Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet."

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2004
(in thousands)

	Historical
	Kilian	Kilian	PTH	Altra
	(Period From December 28, 2003 Through October 22, 2004)	(Period From October 23 Through November 30, 2004)	(Period From January 1 Through November 30, 2004)	(Period From Inception December 1, Through December 31, 2004)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Hay Hall (See Below)	Pro Forma Combined
Net sales	$34,955	$4,388	$275,239	$28,726	$—		$343,308	$62,013	$405,321
Cost of sales	27,414	3,546	210,450	24,043	(1,611	)(2)	263,842	34,028	297,870

Gross profit	7,541	842	64,789	4,683	1,611		79,466	27,985	107,451
Selling, general, administrative and other operating expenses	1,940	294	49,220	9,256	3,954	(3)	64,664	24,039	88,703
(Gain) on sale of assets	—	—	(1,300)	—	—		(1,300)	—	(1,300)

Operating profit (loss)	5,601	548	16,869	(4,573)	(2,343)		16,102	3,946	20,048
Other (income) expense:
Interest expense (income), net	(175)	648	4,294	1,410	10,188	(4)	16,365	6,691	23,056
Other (income) expense, net	—	7	148	—	—		155	—	155

Total other expense (income)	(175)	655	4,442	1,410	10,188		16,520	6,691	23,211
(Loss) income before income taxes	5,776	(107)	12,427	(5,983)	(12,531)		(418)	(2,745)	(3,163)
Income tax (benefit) expense	2,139	(36)	5,532	(221)	(4,762	)(5)	2,652	(870)	1,782

Net (loss) income	$3,637	$(71)	$6,895	$(5,762)	$(7,769)		$(3,070)	$(1,875)	$(4,945)

	Period from January 1 Through September 30, 2004				Period from October 1 Through December 31, 2004
	Hay Hall Group UK GAAP	Hay Hall Group UK GAAP to US GAAP Adjustments	Hay Hall Group US GAAP	Hay Hall Group US GAAP(1)	Hay Hall Holdings UK GAAP	Hay Hall Holdings UK GAAP to US GAAP Adjustments	Hay Hall Holdings US GAAP	Hay Hall Holdings US GAAP(1)	Hay Hall US GAAP 12 Months ended 12/31/2004	Hay Hall Adjustments		Pro Forma Hay Hall
Net Sales	£29,375	£—	£29,375	$53,709	£9,707	£—	£9,707	$18,036	$71,745	$(9,732	)(6)	$62,013
Cost of Sales	16,831	(4)	16,827	30,766	5,554	(1)	5,553	10,317	41,083	(7,055	)(7)	34,028

Gross Profit	12,544	4	12,548	22,943	4,153	1	4,154	7,719	30,662	(2,677)		27,985
Selling, general, administrative and other operating expenses	10,454	(508)	9,946	18,185	3,649	(95)	3,554	6,603	24,788	(749	)(8)	24,039
Gain on sale of assets	—	—	—	—	—	—	—	—	—	—		—

Operating profit (loss)	2,090	512	2,602	4,758	504	96	600	1,116	5,874	(1,928)		3,946
Other (income) expense:
Interest expense (income), net	1,123	—	1,123	2,053	302	—	302	561	2,614	4,077(9)		6,691
Other (income) expense, net	—	—	—	—	—	—	—	—	—	—		—

Total other expense (income)	1,123	—	1,123	2,053	302	—	302	561	2,614	4,077(9)		6,691

(Loss) Income before income taxes	967	512	1,479	2,705	202	96	298	555	3,260	(6,005)		(2,745)
Income tax (benefit) expense	400	77	477	872	71	26	97	180	1,052	(1,922	)(10)	(870)

Net (loss) Income	£567	£435	£1,002	$1,833	£131	£70	£201	$375	$2,208	$(4,083)		$(1,875)

(1)
Reflects the Hay Hall Group (predecessor) and Hay Hall Holdings Unaudited Interim Condensed Combined Statement of Operations on a US GAAP basis after translation to US dollars at an exchange rate of 1.8284 and 1.8580, respectively.

See accompanying "Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations."

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended October 1, 2004
(in thousands)

	Predecessor	Kilian
						Historical Hay Hall
	Period From Jan 1, 2004 Through October 1, 2004	Period From Jan 1, 2004 Through October 1, 2004
						Period from January 1, 2004 Through September 30, 2004
			Pro Forma Adjustments		Pro Forma Combined	UK GAAP	UK GAAP to US GAAP Adjustments	US GAAP	US GAAP(1)	Hay Hall Adjustments		Pro Forma Hay Hall	Pro Forma Combined
Net Sales	$228,699	$30,984	$—		$259,683	£29,375	£—	£29,375	$53,709	$(6,916	)(6)	$46,793	$306,476
Cost of Sales	172,602	24,858	334	(2)	197,794	16,831	(4)	16,827	30,766	(5,063	)(7)	25,703	223,497

Gross Profit	56,097	6,126	(334)		61,889	12,544	4	12,548	22,943	(1,853)		21,090	82,979
Selling, general, administrative and other expenses	41,219	1,494	3,249	(3)	45,962	10,454	(508)	9,946	18,185	(249	)(8)	17,936	63,898
Gain on sale of assets	(1,300)	—	—		(1,300)	—	—	—	—	—		—	(1,300)

Operating profit	16,178	4,632	(3,583)		17,227	2,090	512	2,602	4,758	(1,604)		3,154	20,381
Other (income) expenses:
Interest expense (income), net	3,592	(144)	8,690	(4)	12,138	1,123	—	1,123	2,053	2,973(9)		5,026	17,164
Other (income) expense, net	176	221	—		397	—	—	—	—	—		—	397

Total other expense (income)	3,768	77	8,690		12,535	1,123	—	1,123	2,053	2,973		5,026	17,561
Income (loss) before income taxes	12,410	4,555	(12,273)		4,692	967	512	1,479	2,705	(4,577)		(1,872)	2,820
Income tax (benefit) expense	5,262	1,559	(4,664)	(5)	2,157	400	77	477	872	(1,465	)(10)	(593)	1,564

Net Income (loss)	$7,148	$2,996	$(7,609)		$2,535	£567	£435	£1,002	$1,833	$(3,112)		$(1,279)	$1,256

(1)
Reflects the Hay Hall Group (predecessor) Unaudited Interim Condensed Combined Statement of Operations on a US GAAP basis after translation to US dollars at an exchange rate of 1.8284.

See accompanying "Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations."

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2005
(in thousands)

	Historical
	Altra				Hay Hall
					Period from January 1, 2005 Through September 30, 2005
	Period From Jan 1, 2005 Through September 30, 2005	Pro Forma Adjustments		Pro Forma Combined	UK GAAP	UK GAAP to US GAAP Adjustments	US GAAP	US GAAP(1)	Hay Hall Adjustments		Pro Forma Hay Hall	Pro Forma Combined
Net Sales	$273,491	$—		$273,491	£30,099	£—	£30,099	$55,503	$(6,119	)(6)	$49,384	$322,875
Cost of Sales	206,906	(1,699	)(2)	205,207	16,363	(4)	16,359	30,166	(4,854	)(7)	25,312	230,519

Gross Profit	66,585	1,699		68,284	13,736	4	13,740	25,337	(1,265)		24,072	92,356
Selling, general, administrative and other expenses	49,544	—		49,544	10,866	(95)	10,771	19,862	(630	)(8)	19,232	68,776
Gain on sale of assets	(103)	—		(103)	—	—	—	—	—		—	(103)

Operating profit	17,144	1,699		18,843	2,870	99	2,969	5,475	(635)		4,840	23,683
Other (income) expenses:
Interest expense, net	12,813	—		12,813	813	—	813	1,499	3,496	(9)	4,995	17,808
Other (income) expense, net	3	—		3	—	—	—	—	—		—	3

Total other expense (income)	12,816	—		12,816	813	—	813	1,499	3,496		4,995	17,811
Income before income taxes	4,328	1,699		6,027	2,057	99	2,156	3,976	(4,131)		(155)	5,872
Income tax (benefit) expense	1,665	646		2,311	671	15	686	1,265	(1,322	)(10)	(57)	2,254

Net Income	$2,663	$1,053		$3,716	£1,386	£84	£1,470	$2,711	$(2,809)		$(98)	$3,618

(1)
Reflects Hay Hall Holdings Unaudited Interim Condensed Combined Statement of Operations on a US GAAP basis after translation to US dollars at an exchange rate of 1.844.

See accompanying "Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations."

 Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands)

			Nine Months Ended
		Year Ended December 31, 2004	October 1, 2004	September 30, 2005
(2)	Adjustments to cost of goods sold as follows:
	Additional expense required to include depreciation expense (based on expected useful lives of 15 to 45 years for buildings and improvements and 2 to 15 years for machinery and equipment) associated with the fair value adjustment to property, plant and equipment recorded in connection with the Acquisition	$408	$334	$—
	Elimination of additional cost of goods sold, as a result of the fair value adjustment to inventory recorded in connection with the Acquisition	(2,019)	—	(1,699)

	Total pro forma adjustment	$(1,611)	$334	$(1,699)
(3)	Adjustments to selling, general, administrative and other operating expenses as follows:
	Additional expense required to include the $1.0 million management fee due, annually, to Genstar Capital	$896	792	$—
	Additional expense required to present the amortization expense (based on lives ranging from 8 to 12 years) associated with intangible assets recorded in connection with the Acquisition	2,708	2,216	—
	Additional expense required to manage China operations, including salaries, rent and other new costs associated with being a stand alone entity	600	450	—
	Additional expense required to include the costs of general and administrative services associated with being a stand alone public organization, including additional salary, compliance, audit and legal costs	980	817	—
	Additional expense required to include the full year costs of changes to Kilian benefit plans and executive salaries	327	272	—
	Elimination of pension and OPEB expense based on obligations not assumed by Altra	(1,557)	(1,298)	—

	Total pro forma adjustment	$3,954	$3,249	$—
(4)	Adjustments to interest expense as follows:
	Additional expense required to present the expense associated with the notes (consists of interest on $165 million of notes at 9% interest for 11 months)	$13,612	$11,137	$—
	Additional minimum expense associated with unused commitments under the senior revolving credit facility and related servicing fees	153	128	—
	Additional expense required to present the amortization expense (based on lives ranging from 5 to 7 years) associated with debt issuance costs incurred in connection with the notes and senior revolving credit facility	1,365	1,100	—
	Elimination of interest expense recorded at Kilian (consists of $0.1 million of interest on $13 million of debt at 8.8% for the period from October 23, 2004 through November 30, 2004 and the write-off of $0.5 million of debt issuance costs) and PTH (consists of interest expense recorded during 2004 on varying debt balances and terms at 5.83% interest)	(4,942)	(3,675)	—

	Total pro forma adjustment	$10,188	$8,690	$—
(5)
	Adjustment to record additional tax benefit, calculated at an effective rate of 38% which reflects the federal, state and foreign statutory rate in effect at the beginning of 2004, resulting from the other pro forma adjustments. Historical tax expense has not been adjusted.
(6)	Adjustments to net sales as follows:
	Elimination of net sales of Engineered Systems of Matrix that are not part of the transaction	$(8,460)	$(5,967)	$(4,857)
	Elimination of intercompany sales from Hay Hall to Altra	(1,067)	(791)	(1,045)
	Elimination of intercompany sales from Altra to Hay Hall	(205)	(158)	(217)

	Total pro forma adjustment	$(9,732)	$(6,916)	$(6,119)
(7)	Adjustments to cost of sales as follows:
	Elimination of cost of sales of Engineered Systems of Matrix that are not part of the transaction	$(5,870)	$(4,182)	$(3,660)
	Elimination of cost of sales on intercompany sales from Hay Hall to Altra	(1,067)	(791)	(1,045)
	Elimination of cost of sales on intercompany sales from Altra to Hay Hall	(205)	(155)	(214)
	To record additional depreciation expense resulting from the adjustment to the fair market value of property, plant and equipment in connection with the transaction	87	65	65

	Total pro forma adjustment	$(7,055)	$(5,063)	$(4,854)

(8)	Adjustments to selling, general, administrative and other operating expenses as follows:
	Elimination of selling, general, administrative and other operations expenses of Engineered Systems of Matrix that are not part of the transaction	$(1,864)	$(1,320)	$(1,422)
	Elimination of the selling, general, administrative pension and other operations expenses of Hay Hall's corporate office that are not part of the transaction	(391)	(311)	(590)
	Additional expense required to present amortization expense (based on lives ranging from 8 to 12 years) associated with intangible assets recorded in connection with the Acquisition	496	372	372
	Additional expense related to Genstar transaction fee	1,010	1,010	1,010

	Total pro forma adjustment	$(749)	$(249)	$(630)
(9)	Adjustments to interest expense as follows:
	Additional expense required to expense associated with the notes (consists of interest on $55 million of notes at 11.25%)	$6,188	$4,641	$4,641
	Elimination of interest expense recorded at Hay Hall	(2,411)	(1,893)	(1,370)
	Additional expense required to present a full year of amortization expense (based on a 7 year life) associated with debt issuance costs incurred in connection with the notes	300	225	225

	Total pro forma adjustment	$4,077	$2,973	$3,496
(10)
	Adjustment to record additional tax benefit, calculated at an effective rate of 32% which reflects the federal, state and foreign statutory rate in effect at the beginning of 2004, resulting from the other pro forma adjustments. Historical tax expense has not been adjusted.

RESTATED SELECTED HISTORICAL FINANCIAL DATA

        We were formed to facilitate the Acquisition and Related Transactions. The following table contains selected historical financial data of Altra for the nine months ended September 30, 2005 and the period from inception (December 1, 2004) to December 31, 2004 and PTH, or the Predecessor, for the nine months ended October 1, 2004, for the period from January 1, 2004 through November 30, 2004 and for the years ended December 31, 2003, 2002 and 2001. The historical financial statements of PTH and Altra have been restated as further described in Footnote 17 of the Notes to Consolidated Financial Statements of Altra. Colfax Corporation did not maintain separate financial statements for PTH as a stand-alone business. At the time of the Acquisition, Colfax Corporation produced historical financial statements for PTH for the fiscal years ended December 31, 2001, 2002 and 2003 but was not able to provide us with audited financial statements for PTH for the fiscal year ended December 31, 2000. We do not have access to information for PTH relating to the fiscal year ended December 31, 2000. As a result, historical financial data for the fiscal year ended December 31, 2000 is not available to us and consequently we are unable to disclose selected historical financial data for PTH for the fiscal year ended December 31, 2000. The following should be read in conjunction with "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this registration statement.

				Predecessor
	Altra Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended October 1, 2004 (Predecessor) (unaudited)	Altra (Period From Inception December 1 Through December 31, 2004)
				(Period From January 1 Through November 30, 2004)	2003	Year Ended December 31, 2002	2001
	(dollars in thousands)
Income Statement Data:
Net sales	$273,491	$228,699	$28,726	$275,239	$266,765	$253,217	$259,761
Cost of sales	206,906	172,602	24,043	210,450	208,625	190,465	193,577

Gross profit	66,,585	56,097	4,683	64,789	58,140	62,752	66,184
Selling, general and administrative expenses	46,049	38,538	8,973	45,321	49,513	48,303	50,508
Research and development expenses	3,495	2,681	283	2,952	2,673	3,103	2,518
(Gain) on sale of assets	(103)	(1,300)	—	(1,300)	—	—	—
Restructuring charge, asset impairment and transition expenses		—	—	947	11,085	27,825	—

Income (loss) from operations	17,144	16,178	(4,573)	16,869	(5,131)	(16,479)	13,158
Interest expense	12,813	3,592	1,410	4,294	5,368	5,489	6,655
Other expense (income)	3	176	—	148	465	(312)	94

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principles	4,328	12,410	(5,983)	12,427	(10,964)	(21,656)	6,409
Provision (benefit) for income taxes	1,665	5,262	(221)	5,532	(1,658)	2,455	4,794
Loss from disposal of discontinued operations, net of income taxes	—	—	—	—	—	(700)	(1,867)

Income (loss) from operations and disposal of discontinued operations, net of income taxes	2,663	7,148	(5,762)	6,895	(9,306)	(24,811)	(252)
Cumulative effect of change in accounting principle—goodwill impairment	—	—	—	—	—	(83,412)	—

Net income (loss)	$2,663	$7,148	$(5,762)	$6,895	$(9,306)	$(108,223)	$(252)

Other Financial Data:
Depreciation and amortization	$8,464	$5,912	$919	$6,074	$8,653	$9,547	$12,207
Purchases of fixed assets	3,401	1,293	289	3,489	5,294	5,911	4,374
Cash flow provided by (used in):
Operating activities	13,119	12,813	5,586	3,604	(14,289)	21,934	27,658
Investing activities	(4,006)	3,149	(180,401)	953	(1,573)	(4,585)	(3,645)
Financing activities	(1,832)	(16,832)	179,469	(6,602)	12,746	(13,037)	(23,379)
Ratio of earnings to fixed charges	1.3x	4.1x	—	3.6x	—	—	1.9x

			Predecessor December 31,
	Altra September 30, 2005 (unaudited)
		Altra December 31, 2004
			2003	2002	2001
Balance Sheet Data:
Cash and cash equivalents	$10,294	$4,729	$3,163	$5,214	$2,706
Property, plant and equipment, net	63,621	68,006	61,605	69,827	88,437
Total assets	300,592	301,464	174,324	173,034	281,567
Long-term debt	159,337	158,740	1,025	46,183	61,338
Total stockholder's equity (deficit)/Invested capital	42,483	42,879	(3,004)	(9,418)	138,373

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of the financial condition and results of operations of Altra Industrial Motion, Inc. should be read together with the Selected Financial Data, Unaudited Pro Forma Financial Statements and the financial statements of Altra Industrial Motion, Inc. and related notes included elsewhere in this registration statement. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Forward-Looking Statements."

General

        Altra is a leading multi-national designer, producer and marketer of a wide range of mechanical power transmission products. Our product portfolio includes industrial clutches and brakes, enclosed gear drives, open gearing, couplings, machined-race bearings and other related products which are sold across a wide variety of industries. Our products benefit from our industry leading brand names including Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch. Our products serve a wide variety of end markets including automotive, general industrial, material handling, mining, power generation, transportation and turf and garden. We primarily sell our products to OEMs such as John Deere, Carrier and General Electric and through long-standing relationships with the industry's leading industrial distributors such as Motion Industries, Applied Industrial Technologies, Kaman Industrial Technologies and W.W. Grainger.

History and the Acquisitions

        Altra and PTH, its Predecessor, have designed and marketed mechanical power transmission products for over a century. Our current business began with the acquisition by Colfax Corporation of the mechanical power transmission group of Zurn Technologies, Inc. in December 1996. Colfax Corporation subsequently acquired Industrial Clutch Corp. in May 1997, Nuttall Gear Corp. in July 1997 and the Boston Gear and Delroyd Worm Gear brands in August 1997 as part of Colfax Corporation's acquisition of Imo Industries, Inc. In February 2000, Colfax Corporation acquired Warner Electric, Inc., which sold products under the Warner Electric, Formsprag Clutch, Stieber and Wichita Clutch brands. The businesses that formed PTH were operated as independent businesses within Colfax Corporation and participated in various strategic initiatives implemented by Colfax Corporation, including lean manufacturing programs.

        On November 30, 2004, we acquired PTH and Kilian in the Acquisition described under "The Acquisition and Related Transactions." Although we plan to continue our focus on improved operating efficiency, the programs previously implemented by Colfax Corporation may be modified or terminated after the Acquisition. Because of such modifications or terminations, the results of operations of the Predecessor may not be fully indicative of our results of operations as a stand-alone company. Since the Acquisition no previously implemented program has been modified or terminated. See "Risk Factors—Risks Related to Our Business—If we are unable to adequately replace services provided by our former parent our business and operations will be adversely affected."

Recent Cost Savings and Productivity Enhancement Initiatives

        Our Predecessor enacted significant cost savings programs over the last several years to reduce its overall cost structure and improve cash flows. Cost reduction programs included the consolidation of facilities, headcount reductions and reductions in overhead costs, which resulted in restructuring charges, asset impairment and transition expenses of $11.1 million and $27.8 million in the year ending December 31, 2003 and 2002, respectively. Cash outflows related to the restructuring programs were

$2.2 million in 2004, $13.9 million in 2003 and $3.3 million in 2002. The financial impact of some of the specific cost reduction programs implemented by the Predecessor is listed below:

  •
  In 2002, the Predecessor accrued approximately $7.1 million in restructuring charges, of which $6.7 million represented severance costs related to work force reductions of approximately 315 manufacturing and administrative employees.

  •
  In 2002, the Predecessor recognized a non-cash impairment charge of approximately $18.1 million relating to the reduced value of certain assets following plant closures.

  •
  In 2002 and 2003, the Predecessor incurred transition expenses, including relocation, training, recruiting and moving costs, directly related to implementing its restructuring activities amounting to $2.6 million and $9.1 million, respectively.

  •
  In 2003, the Predecessor recorded a $2.0 million loss from the sale of certain real estate associated with facilities closed as a part of its restructuring activities.

        For a description of restructuring and other similar costs of the Predecessor, refer to Note 14 to the audited financial statements included elsewhere in this registration statement.

Critical Accounting Policies

        The methods, estimates and judgments we use in applying our critical accounting policies have a significant impact on the results we report in our financial statements. We evaluate our estimates and judgments on an on-going basis. Our estimates are based upon historical experience and assumptions that we believe are reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what our management anticipates and different assumptions or estimates about the future could change our reported results.

        We believe the following accounting policies are the most critical in that they are important to the financial statements and they require the most difficult, subjective or complex judgments in the preparation of the financial statements.

        Revenue recognition.    Sales and related cost of sales are recorded upon transfer of the title of the product, which occurs upon shipment to the customer, based on the invoice price less allowances for sales returns, cash discounts, and other deductions as required under generally accepted accounting standards. Collection is reasonably assured as determined through an evaluation of each customer's ability to pay.

        Inventory.    In connection with the Acquisition, we adjusted the fair value of acquired finished goods inventories to their estimated sales price less an appropriate amount representing the expected profitability from selling efforts, in accordance with SFAS No. 141, Business Combinations. The fair value adjustment reduced gross margin by approximately $1.7 million during December 2004, a similar reduction occurred in the first quarter of 2005.

        We value raw materials, WIP and finished goods produced since Inception at the lower of cost or market, as determined on a first-in, first-out (FIFO) basis. In some cases, we have determined a certain portion of our inventories are excess or obsolete. In those cases, we write down the value of those inventories to their net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

        Retirement benefits.    Pension obligations and other post retirement benefits are actuarially determined and are affected by several assumptions, including the discount rate, assumed annual rates of return on plan assets, and per capita cost of covered health care benefits. Changes in discount rate and differences from actual results for each assumption will affect the amounts of pension expense and other post retirement expense recognized in future periods.

        Following the Acquisition, we retained the defined benefit plans for active and former employees of our subsidiaries located outside the United States and the pension and other post retirement benefit liabilities associated only with active personnel in the United States. The liabilities associated with pension and post retirement obligations were restated to their fair value in accordance with purchase accounting as prescribed by SFAS No. 141 Business Combinations, SFAS No. 87 Employers' Accounting for Pensions, and FAS 106 Employers' Accounting for Postretirement Benefits Other Than Pensions.

        Intangible assets.    Intangible assets of the Predecessor consisted of goodwill, which represented the excess of the purchase price paid over the fair value of the net assets acquired. In connection with the Acquisition, intangible assets were identified and recorded at their fair value, in accordance with SFAS No. 141, Business Combinations. The Company recorded intangible assets for customer relationships, tradenames and trademarks, product technology and patents, and goodwill. In valuing the customer relationships, tradenames and trademarks and product technology intangible assets, the Company utilized variations of the income approach. The income approach was considered the most appropriate valuation technique because the inherent value of these assets is their ability to generate current and future income. The income approach relies on historical financial and qualittive information, as well as assumptions and estimates for projected financial information. Projected information is subject to risk if the Company's estimates are incorrect. The most significant estimate relates to projected revenues for the Company. If the Company does not meet the projected revenues used in the valuation calculations then the intangible assets could be impaired. In determining the value of customer relationships, the Company reviewed historical customer attrition rates which was determined to be approximately 5% per year. Most of the Company's customers tend to be long-term customers with very little turnover. While the Company does not typically have long-term contracts with customers, it has established long-term relationships with customers which makes it extremely difficult for competitors to displace the Company. Additionally, the Company assessed historical revenue growth within their industry and customers' industries in determining the value of customer relationships. The value of the Company's customer relationships intangible asset could become impaired if any of the underlying assumptions differ significantly from future results. The could include a higher customer attrition rate or a change in industry trends such as the use of long-term contracts which the Company may not be able to obtain successfully. Customer relationships and product technology and patents are considered finite-lived assets, with estimated lives of 12 years and 8 years, respectively. The estimated lives were determined by calculating the number of years necessary to obtain 95% of the value of the discounted cash flows of the respective intangible asset. Goodwill and tradenames and trademarks are considered indefinite lived assets. Tradenames and trademarks were determined to be indefinite lived assets based on the criteria stated in paragraph 11 in SFAS No. 142, Goodwill and Other Intangible Assets. This includes the fact that the Company's tradenames and trademarks identify it and differentiate it from competitors, and therefore competition does not limit the useful life of the asset. All of the Company's brands have been in existence for over 50 years and therefore are not susceptible to obsolescence risk. Additionally, the Company believes that its tradenames and trademarks will continue to generate product sales for an indefinite period. All indefinite lived intangible assets are reviewed at least annually to determine if an impairment exists. An impairment could be triggered by a loss of a major customer, discontinutation of a product line, or a change in any of the underlying assumptions utilized in estimating the value of the intangible assets. If an impairment is identified it will be recognized in that period.

        As discussed in Note 6 to the audited financial statements, the Predecessor adopted SFAS No. 142 Goodwill and Other Intangible Assets and recorded an after-tax impairment charge of $83.4 million during 2002. In accordance with SFAS No. 142, we will assess the fair value of our reporting units for impairment of intangible assets based upon a discounted cash flow methodology. Estimated future cash flows are based upon historical results and current market projections, discounted at a market comparable rate. If the carrying amount of the reporting unit exceeds the estimated fair value determined using the discounted cash flow calculation, goodwill impairment may be present. We would evaluate impairment losses based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimate the implied fair value of the intangible asset. An impairment loss would be recognized to the extent that a reporting unit's recorded value of the intangible asset exceeded its calculated fair value.

        We have allocated goodwill and intangible assets, arising from the application of purchase accounting for the Predecessor and Kilian acquisitions, and have allocated these assets across our business units. We evaluated our intangible assets at the Company level at December 31, 2004 and found no evidence of impairment at that date. Our analysis included consideration of the purchase price paid for the acquisitions on November 30, 2004 and the fair value of our acquired assets.

        Long-lived assets.    Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable and for all assets to be disposed. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value, and is charged to results of operations at that time. Assets to be disposed of are reported at the lower of the carrying amounts or fair value less cost to sell. Our management determines fair value using discounted future cash flow analysis. Determining market values based on discounted cash flows requires our management to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates.

        As a result of the Acquisition, tangible fixed assets were restated to their fair value, in accordance with SFAS No. 141, Business Combinations.

        Income taxes.    At the end of each quarter, management estimates the effective tax rate expected to be applicable for the full year. The estimated effective tax rate reflects the expected jurisdiction where income is earned as well as tax planning strategies. If the actual results are different from our estimates, adjustments to the effective tax rate may be required in the period in which such determination is made.

        We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Our management regularly reviews deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, a valuation allowance has been established against a portion of the deferred tax assets.

Non-GAAP Financial Measures

        The discussion of Results of Operations included below includes certain references to financial results on a "combined basis." The combined results were prepared by adding the results of Altra from Inception to December 31, 2004 to those from the Predecessor for the 11 month period ending November 30, 2004. This presentation is not in accordance with generally accepted accounting principals. The primary differences between the predecessor entity and the successor entity are the inclusion of Kilian in the successor and the successor's book basis has been stepped up to fair value, such that the successor has additional depreciation, amortization and financing costs. The results of Kilian are included in Altra for the period from December 1, 2004 through December 31, 2004. Management believes that this combined basis presentation provides useful information for our investors in the comparison of Predecessor trends and operating results. The combined results are not necessarily indicative of what our results of operations may have been if the Acquisition and Related

Transactions had been consummated earlier, nor should they be construed as being a representation of our future results of operations.

        The discussion of EBITDA (earnings before interest, income taxes, depreciation and amortization) included in the discussion of Results of Operations below is being provided because management considers EBITDA to be an important measure of financial performance. Among other things, management believes that EBITDA provides useful information for our investors because it is useful for trending, analyzing and benchmarking the performance and value of our business. Management also believes that EBITDA is useful in assessing current performance compared with the historical performance of our Predecessor because significant line items within our income statements such as depreciation, amortization and interest expense are significantly impacted by the Acquisition. Internally, EBITDA is used as a financial measure to assess the operating performance and is an important measure in our incentive compensation plans.

        EBITDA has important limitations, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. For example, EBITDA does not reflect:

  •
  cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  changes in, or cash requirements for, working capital needs;

  •
  the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

  •
  tax distributions that would represent a reduction in cash available to the Company; and

  •
  any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

        EBITDA is not a recognized measurement under GAAP, and when analyzing the Company's operating performance, investors should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net (loss) income (each as determined in accordance with GAAP). Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies. The amounts shown for EBITDA also differs from the amounts calculated under similarly titled definitions in the Company's debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company's ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

        To compensate for the limitations of EBITDA the Company utilizes several GAAP measures to review its performance. These GAAP measures include, but are not limited to, net income (loss), operating income (loss), cash provided by (used in) operations, cash provided by (used in) investing activities and cash provided by (used in) financing activities. These important GAAP measures allow management to, among other things, review and understand the Company's uses of cash period to period, compare the Company's operations with competitors on a consistent basis and understand the revenues and expenses matched to each other for the applicable reporting period. We believe that the use of these GAAP measures, supplemented by the use of EBITDA, allows us to have a greater understanding of the Company's performance and allows us to adapt to changing trends and business opportunities.

Restated Results of Operations

        During mid 2005, the Company became aware that certain errors had occurred in previously prepared financial statements and a restatement was necessary to correct our accounting treatment of various items to conform with Generally Accepted Accounting Principles. The historical financial statements of the Company have been restated as further described in Footnote 17 of the Notes to Consolidated Financial Statements of Altra.

	Dollars in Thousands
	Nine Months ended September 30, 2005	Nine Months ended October 1, 2004 (Predecessor)
Net sales	$273,491	$228,699
Cost of sales	206,906	172,602

Gross profit	66,585	56,097
Gross profit percentage	24.3%	24.5%
Selling, general and administrative expenses	46,049	38,538
Research and development expenses	3,495	2,681
Gain on sale of assets	(103)	(1,300)

Income from operations	17,144	16,178
Interest expense	12,813	3,592
Other non-operating expense, net	3	176

Income before income taxes	4,328	12,410
Provision for income taxes	1,665	5,262

Net income	$2,663	$7,148

Nine Months Ended September 30, 2005 Compared with Nine Months Ended October 1, 2004

        Net sales.    Net sales increased $44.8 million, or 19.6%, from $228.7 million for the nine months ended October 1, 2004 to $273.5 million for the nine months ended September 30, 2005. Net sales increased primarily due to the inclusion of Kilian in the results of the nine months ended September 30, 2005. Kilian's net sales for the first nine months of 2005 were $31.9 million. The remaining net increase was due to price increases, improving economic conditions at our customers in the steel, power generation and petro-chemical industries and increased sales to certain transportation and mining OEM customers, partially offset by a weakening at our turf and garden OEM customers.

        Gross profit.    Gross profit increased $10.5 million, or 18.7%, from $56.1 million (24.5% of net sales) in the first nine months of 2004 to $66.6 million (24.3% of net sales) in the same period of 2005. The increase includes $6.4 million from Kilian for the nine months ended September 30, 2005. Excluding Kilian, gross profit increased approximately $4.1 million, or 7.4%, and gross profit as a percent of sales increased to 24.9%.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased $7.5 million from $38.5 million in the first nine months of 2004 to $46.0 million in the same period of 2005. The increase in selling, general and administrative expenses is due to the inclusion of Kilian in 2005, which contributed $2.4 million to the increase, $2.2 million of amortization of intangibles, $.8 million management fee paid to Genstar and the remaining increase is due to incremental costs associated with being a stand-alone public company in 2005. Excluding Kilian, selling, general and administrative expenses, as a percentage of net sales, increased from 16.9% in the first nine months of 2004 to 18.1% in the same period in 2005, primarily due to the amortization of intangibles and the management fee paid to Genstar.

        Research and development expenses.    Research and development expenses increased $0.8 million, or 30.4%, from $2.7 million for the nine months ended October 1, 2004 to $3.5 million for the nine months ended September 30, 2005. The increase was primarily due to the reallocation of existing engineering resources to development projects versus customer engineering support.

        Gain on sale of assets.    The Predecessor recorded a gain on sale of assets of $1.3 million during the nine month period ending October 1, 2004 relating to the sale of surplus real estate. The Company recorded a gain of $.1 million from the sale of machinery during the nine months ended September 30, 2005.

        EBITDA.    To reconcile net income to EBITDA for the nine months ended September 30, 2005, we added back to net income $1.7 million provision of income taxes, $12.8 million of interest expense and $8.5 million of depreciation and amortization expenses. To reconcile net income to EBITDA for the nine months ended October 1, 2004, we excluded $5.3 million provision of income taxes, $3.6 million of interest expense and $5.9 million of depreciation expense. Taking into account the foregoing adjustments, our resulting EBITDA was $25.6 million for the nine months ended September 30, 2005 and $21.9 million for the nine months ended October 1, 2004.

        Interest expense.    The Company recorded interest expense of $12.8 million during the nine months ended September 30, 2005 primarily due to the 9% Senior Secured Notes and the amortization of related deferred financing costs. The Predecessor recorded interest expense of $3.6 million during the nine months ended October 1, 2004.

        Provision for income taxes.    The provision for income taxes was $1.7 million, or 38.5% of income before taxes, for the nine months ended September 30, 2005, versus a provision of $5.3 million, or 42.4% of income before taxes, for the nine months ended October 1, 2004. The decrease in the provision as a percent of income before taxes for 2005 is due to the impact of the Acquisition. The Predecessor and its affiliates were part of a tax and legal structure which was entirely different than the Company's current structure. In addition to the differences in organizational structure the Predecessor was subject to different tax laws and had tax attributes different than those of the Company which resulted in a change in our tax rate during 2005.

Liquidity and Capital Resources

        Cash and cash equivalents totaled $10.3 million at September 30, 2005 compared to $4.7 million at October 1, 2004. The primary source of funds for the first nine months of fiscal 2005 was cash provided by operating activities of $13.1 million.

        Net cash provided by operating activities of $13.1 million for the nine months ended September 30, 2005, resulted mainly from net income of $2.7 million, non-cash depreciation, amortization and deferred financing costs of $9.7 million, non-cash amortization of $1.7 million for inventory step-ups recorded as part of the Acquisition, offset by cash used from a net increase in operating assets of $2.7 million and a net decrease in operating liabilities of $.2 million. Net cash provided by operating activities of $12.8 million for the nine months ended October 1, 2004 resulted mainly from net income of $7.1 million, non-cash depreciation expenses of $5.9 million and an increase in operating liabilities of $6.1 million, offset by an increase in operating assets of $9.5 million. The increase in operating assets consisted mainly of an increase in accounts receivable of $6.8 million due to the higher shipments in the third quarter of 2004 as compared to the fourth quarter of 2003. The increase in operating liabilities consisted primarily of an increase in accounts payable and an increase in accrued expenses.

        Net cash used in investing activities of $4.0 million for the nine months ended September 30, 2005 resulted from $3.4 million of purchases of property, plant and equipment primarily for investment in manufacturing equipment and for the consolidation of our IT infrastructure and from the $.7 million final payment related to the acquisition of Kilian, partially offset by the sale of manufacturing equipment with proceeds of approximately $.1 million. Net cash provided by investing activities of

$3.1 million for the nine months ended October 1, 2004 resulted mainly from the sale of surplus real estate, partially offset by purchases of $1.3 million of manufacturing equipment.

        Net cash used by financing activities of $1.8 million for the nine months ended September 30, 2005 consisted primarily of payments of expenses of $1.1 million on behalf of our parent and approximately $.7 million of capital lease payments. Net cash used in financing activities of $16.8 million for the nine months ended October 1, 2004 consisted primarily of $.6 million in net capital received from the parent company of the Predecessor and a net decrease of $17.2 million in affiliate debt.

Restated Results of Operations

	Dollars in thousands
			Predecessor
	Combined 12 Months ended December 31, 2004	From Inception (December 1, 2004) through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Net sales	$303,965	$28,726	$275,239	$266,765	$253,217
Cost of sales	234,493	24,043	210,450	208,625	190,465

Gross profit	69,472	4,683	64,789	58,140	62,752
Gross profit percentage	22.9%	16.3%	23.5%	21.8%	24.8%
Selling, general and administrative expenses	54,294	8,973	45,321	49,513	48,303
Research and development expenses	3,235	283	2,952	2,673	3,103
(Gain) on sale of assets	(1,300)	—	(1,300)	—	—
Restructuring charge, asset impairment and transition expenses	947	—	947	11,085	27,825

Income (loss) from operations	12,296	(4,573)	16,869	(5,131)	(16,479)
Interest expense	5,704	1,410	4,294	5,368	5,489
Other non-operating (income) expense	148	—	148	465	(312)

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	6,444	(5,983)	12,427	(10,964)	(21,656)
Provision (benefit) for income taxes	5,311	(221)	5,532	(1,658)	2,455

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	1,133	(5,762)	6,895	(9,306)	(24,111)
Loss from operations and disposal of discontinued operations, net of income taxes	—	—	—	—	(700)

(Loss) income before cumulative effect of change in accounting principle	1,133	(5,762)	6,895	(9,306)	(24,811)
Cumulative effect of change in accounting principle—goodwill impairment	—	—	—	—	(83,412)

Net (loss) income	$1,133	$(5,762)	$6,895	$(9,306)	$(108,223)

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

        Net sales.    On a combined basis, net sales increased $37.2 million, or 13.9%, from $266.8 million in 2003 to $304.0 million in 2004. Net sales increased primarily due to continued strength in the turf and garden market, the general domestic industrial recovery and increased activity in the transportation and mining sectors which allowed the Company to increase sales prices and recover material surcharges from customers. Combined, net sales in 2004 also include $3.2 million of sales from Kilian which is included in the amounts presented since Inception. On a constant currency basis, international sales decreased 1.7% and domestic sales increased 14.6% resulting in a combined increase of 11.6%.

        Gross profit.    On a combined basis, gross profit increased $11.3 million, or 19.5%, from $58.1 million (21.8% of net sales) in 2003 to $69.5 million (22.9% of net sales) in 2004. The increase includes $0.9 million from Kilian since Inception. Approximately two-thirds of the absolute increase in gross profit is due to increased net sales as discussed above. The remaining increase in gross profit and the improvement noted in the gross profit percentage is due to cost savings resulting from restructuring activities completed in prior years.

        Selling, general and administrative expenses.    On a combined basis, selling, general and administrative expenses increased $4.8 million from $49.5 million in 2003 to $54.3 million in 2004. As a percentage of net sales, selling, general and administrative expenses decreased from 18.6% in 2003 to 17.9% in 2004. The change in selling, general and administrative expenses reflect the offsetting impact of increased sales commissions incurred from the increase in sales, incremental costs of approximately $1.0 million relating to corporate expenses not previously incurred by the Predecessor, one time $4.4 million transaction fee paid to Genstar and cost savings resulting from restructuring activities completed in prior years. On a constant currency basis, selling, general and administrative expenses increased by 7.1%, or $3.5 million, from $49.4 million in 2003 to $52.9 million in 2004.

        Research and development expenses.    Research and development expenses increased $0.5 million, or 18.5%, from $2.7 million in 2003 to $3.2 million in 2004. The increase was primarily due to the change in currency valuations.

        Restructuring charge, asset impairment and transition expenses.    The Predecessor recorded restructuring charge, asset impairment and transition expenses of $0.9 million in 2004 primarily as a result of relocation, training, recruiting and moving costs incurred to complete restructuring activities begun in 2002. These costs were significantly below the amounts recorded in prior years when the majority of the restructuring activities, as described in the Recent Cost Savings and Productivity Enhancement Initiatives above, were taking place.

        EBITDA.    To reconcile the 2004 net income to EBITDA, on a combined basis, we added back to net income $5.3 million provision of income taxes, $5.7 million of interest expense and $7.0 million of depreciation and amortization expenses. Taking into account the foregoing adjustments, our resulting EBITDA increased $16.0 million, or more than 500%, from $3.1 million for the year ended December 31, 2003 to $19.1 million for the same period in 2004 due to the factors described above.

        Interest expense.    The Company recorded consolidated interest expense of $1.4 million during the period from Inception to December 31, 2004 primarily due to the 9% Senior Secured Notes and the amortization of related deferred financing costs. The Predecessor recorded interest expense of $4.3 million during the 11 month period ending November 30, 2004. This amount was trending below the $5.4 million recognized in 2003 largely as a result of reductions in the amount of outstanding debt.

        (Gain) on sale of assets.    The Predecessor recorded a gain on sale of assets of $1.3 million during the 11 month period ending November 30, 2004 relating to the sale of surplus real estate.

        Other non-operation (income) expense.    Other non-operating expense was $0.1 million in 2004 compared to $0.5 million in 2003. The higher expense in 2003 is primarily due to the write-off of deferred loan costs of approximately $0.4 million associated with refinancing. There were no deferred loan costs written-off in 2004.

        Provision for income taxes.    The provision for income taxes was $5.3 million on a combined basis in 2004, versus a benefit of $1.7 million for 2003. The increase in the provision for 2004 was primarily a result of the increase in our taxable income for the year.

Predecessor Results—Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

        Net sales.    Net sales increased $13.6 million, or 5.4%, from $253.2 million in 2002 to $266.8 million in 2003. Net sales increased primarily due to increased sales to OEM customers in the turf and garden, transportation and material handling markets and the positive impact of foreign exchange rates, partially offset by weak demand in the general industrial market in Europe. On a constant currency basis, international sales decreased 3.8% and domestic sales increased 2.8% resulting in a combined increase of 1.2%.

        Gross profit.    Gross profit decreased $4.6 million, or 7.3%, from $62.8 million (24.8% of net sales) in 2002 to $58.1 million (21.8% of net sales) in 2003. The decrease was primarily due to the negative impact of our restructuring activity on productivity.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased $1.2 million, or 2.3%, from $48.3 million in 2002 to $49.5 million in 2003. As a percentage of net sales, selling, general and administrative expenses decreased from 19.1% in 2002 to 18.6% in 2003. On a constant currency basis, selling, general and administrative expenses decreased by 3.7%, or $1.8 million, from $49.3 million in 2002 to $47.5 million in 2003. The decrease on a constant currency basis was primarily due to cost savings realized during 2003 from the Predecessor's restructuring activities initiated in 2002.

        Research and development expenses.    Research and development expenses decreased $0.4 million from $3.1 million in 2002 to $2.7 million in 2003. The decrease was primarily due to the completion of the Recent Cost Savings and Productivity Enhancement Initiatives, as described above.

        Restructuring charge, asset impairment and transition expenses.    Restructuring charge, asset impairment and transition expenses decreased $16.7 million from $27.8 million in 2002 to $11.1 million in 2003. These costs were below the amounts recorded in prior years due to the timing of related expenditures, as described in the Recent Cost Savings and Productivity Enhancement Initiatives above.

        EBITDA.    To reconcile the 2003 net loss to EBITDA, on a combined basis, we added back to net income $1.7 million benefit of income taxes, $5.4 million of interest expense and $8.7 million of depreciation and amortization expenses. Taking into account the foregoing adjustments, our resulting EBITDA increased $93.7 million, from ($90.6) million for the year ended December 31, 2002 to $3.1 million for the same period in 2003 due to the factors described above.

        Interest expense.    Interest expense decreased $0.1 million from $5.5 million in 2002 to $5.4 million in 2003. The decrease was primarily due to lower interest rates which offset the impact from increased borrowings.

        Other non-operating (income) expense.    Other non-operating income was $0.3 million in 2002 compared to other non-operating expense of $0.5 million in 2003. The increase in expenses was primarily due to the write-off of deferred loan costs due to debt refinancing.

        Provision (benefit) for income taxes.    Provision (benefit) for income taxes was a provision of $2.5 million for 2002 and a benefit of $1.7 million for 2003. The increase in the benefit for income taxes was primarily due to Ameridrives and Warner Electric being converted from pass-through entities to taxable entities during 2003.

        Loss from operation and disposal of discontinued operations, net of income taxes.    The net loss from discontinued operations for 2002 related to the net loss of Bay City Forge, which was sold in December 2002. Bay City Forge was classified as discontinued operations during 2002.

        Cumulative effect of change in accounting principle—goodwill impairment.    The cumulative effect of accounting change during 2002 relates to the write-off of goodwill as a result of the adoption of SFAS No. 142, Goodwill and Other Intangible Assets.

Liquidity and Capital Resources

  Historical (Predecessor) Cash Flows

        Historically, PTH financed its capital and working capital requirements through a combination of cash flows from operating activities and borrowings from financial institutions and its former parent company, Colfax Corporation.

        Net cash flow provided by (used in) the Predecessor's operating activities, in the 11 months ending November 30, 2004 and the years ending December 31, 2003 and 2002 was $3.6 million,
$(14.3) million and $21.9 million, respectively. The increased cash flow provided by operating activities during 2004 was due primarily to increased sales and related operating results and a reduction in cash required to complete restructuring programs. The cash use in 2003 was primarily attributable to $13.9 million of cash required by the restructuring programs, an investment in inventories to support customer requirements during transition periods caused by restructuring programs and a reduction in accounts payable that had grown during 2002.

        Historically, the Predecessor's investing activity was limited to the use of cash to purchase fixed assets which ranged from $5.0 to $6.0 million. The Company operates in a mature business and as a result does not have significant ongoing capital expenditure requirements. In recent years, surplus property was also sold which provided $4.4 million during the 11 months ending November 30, 2004 and $3.7 million and $1.3 million in the year ending December 31, 2003 and 2002, respectively.

  Following the Acquisition and Related Transactions

        Following the Acquisition and Related Transactions, our primary source of liquidity will be cash flow from operations and borrowings under our senior revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

        We expect to make capital expenditures of approximately $5.0 million in 2005. During the nine months ended September 30, 2005, we made capital expenditures of $3.4 million. These capital expenditures will support on-going business needs.

        We incurred substantial indebtedness in connection with the Acquisition. If we complete the Hay Hall Acquisition we will incur an additional debt of $55 million to fund the purchase price and related fees and expenses. As of December 31, 2004 we had approximately $166.2 million of total indebtedness outstanding (including capital leases) which, on an annual basis, will result in approximately $16.5 million in interest expense. Our significant debt service obligations could, under certain circumstances, have material consequences.

        Our senior revolving credit facility provides for senior secured financing of up to $30.0 million, including $10.0 million available for letters of credit. At September 30, 2005 there were no outstanding borrowings and $1.9 million of outstanding letters of credit under our senior revolving credit facility.

        Our ability to make scheduled payments of principal and interest, to refinance our indebtedness, including the notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior revolving credit facility will be adequate to meet our future liquidity requirements for at least the next two years. We may, however, need to refinance all or a portion of the principal amounts of the notes on or prior to maturity.

        We cannot assure you that our business will generate sufficient cash flow from operations, that any revenue growth or operating improvements will be realized or that future borrowings will be available under our senior secured credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including our senior revolving credit facility and the notes as they become due. Our ability to access capital in the long term will depend on the availability of capital markets and pricing on commercially reasonable terms at the time we are seeking funds. See "Risk Factors—Risks Relating to this Offering—Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes."

Contractual Obligations

        The following table is a summary of contractual cash obligations as of December 31, 2004 (in millions):

	Payments Due by Period
	2005	2006	2007	2008	Thereafter
Management fee(1)	$1.0	$1.0	$1.0	$1.0	$1.0
Senior revolving credit facility(2)	—	—	—	—	—
Capital leases	0.9	0.1	0.1	—	—
Operating leases	3.5	3.1	2.0	0.8	2.3
Senior secured notes(3)	—	—	—	—	165.0

Total contractual cash obligations	$5.4	$4.2	$3.1	$1.8	$168.3

(1)
We have entered into an advisory services agreement with Genstar Capital which requires the annual payment of $1.0 million for management and consulting services until the agreement is terminated per mutual agreement between Altra and Genstar Capital. See "Certain Relationships and Related Party Transactions—Genstar Capital Management Agreement."

(2)
We have up to $30.0 million of borrowing capacity, through November 2009, under our senior revolving credit facility (including $10.0 million available for use for letters of credit). There were $4.4 million of outstanding borrowings and $2.7 million of outstanding letters of credit at July 1, 2005.

(3)
We have semi-annual cash interest requirements due on the Senior secured notes with $14.9 payable in 2005, 2006, 2007 and 2008 and $44.6 million payable thereafter.

        The company has cash funding requirements associated with its pension plan. These requirements are estimated to be $0.9 million in 2005, $7.4 million in 2006, $3.8 million in 2007, $2.6 million in 2008 and $1.9 million thereafter.

        Earnings were insufficient to cover fixed charges in the period December 1, 2004 through December 31, 2004, and each of the years ended December 31, 2003 and 2002 by $6.0 million, $11.0 million and $21.7 million, respectively.

Income Taxes

        We are subject to taxation in multiple jurisdictions throughout the world. Our effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds between jurisdictions and repatriate income, and changes in law. Generally, the tax liability for each legal entity is determined either (a) on a non-consolidated and non-combined basis or (b) on a consolidated and combined basis only with other eligible entities subject to tax in the same jurisdiction, in either case without regard to the taxable losses of non-consolidated and non-combined affiliated entities. As a result, we may pay income taxes to some jurisdictions even though on an overall basis we incur a net loss for the period.

        We have begun a preliminary analysis of the American Jobs Creation Act that was recently passed by both the U.S. House of Representatives and Senate and signed by the President in October of this year. The Act provides a deduction that has the effect of reducing our tax rate and will be phased in over the next five years.

Seasonality

        We experience seasonality in our turf and garden business, which in recent years has represented approximately 10% of our net sales. As our large OEM customers prepare for the spring season, our shipments generally start increasing in December, peak in February and March, and begin to decline in April and May. This allows our customers to have inventory in place for the peak consumer purchasing periods for turf and garden products. The June-through-November period is typically the low season for us and our customers in the turf and garden market. Seasonality is also affected by weather and the level of housing starts.

Inflation

        Inflation can affect the costs of goods and services we use. The majority of the countries that are of significance to us, from either a manufacturing or sales viewpoint, have in recent years enjoyed relatively low inflation. The competitive environment in which we operate inevitably creates pressure on us to provide our customers with cost-effective products and services.

Recent Accounting Pronouncements

        In December 2003, Congress passed the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act). The Act established a prescription drug benefit under Medicare, known as Medicare Part D, and a federal subsidy to sponsors of retiree health care benefit plans that are at least actuarially equivalent to Medicare Part D. The Financial Accounting Standards Board (the "FASB") has issued Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Acts of 2003," which requires that the effects of the federal subsidy be considered an actuarial gain and recognized in the same manner as other actuarial gains and losses. A $0.3 million gain was recognized in 2004, on a combined basis, as a result of the Act.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151, which is effective for the Company beginning January 1, 2006, SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) so that those items are recognized as current-period charges. This statement also requires the allocation of fixed production overhead costs based on the normal capacity of the production facilities regardless of the actual use of the facility. The Company does not believe that this statement will have any material impact on the Company's financial position or results of operations.

        Effective January 1, 2003, the Predecessor adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 was to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this standard did not have a material impact on the Predecessor's consolidated financial statements.

Qualitative and Quantitative Information about Market Risk

        We are exposed to various market risk factors such as fluctuating interest rates and changes in foreign currency rates. At present, we do not utilize derivative instruments to manage this risk.

        Currency translation.    The results of operations of our foreign subsidiaries are translated into U.S. dollars at the average exchange rates for each period concerned. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect at the end of each period. Any adjustments resulting from the translation are recorded as other comprehensive income. As of December 31, 2004 and September 30, 2005, the aggregate total assets (based on book value) of foreign subsidiaries were $82.5 million and $74.4 million, respectively, representing approximately 27.4% and 24.8%, respectively, of our total assets (based on book value). Our foreign currency exchange rate exposure is primarily with respect to the Euro. The approximate exchange rates in effect at December 31, 2004 and September 30, 2005 were $1.36 and $1.20, respectively to the Euro. The result of a hypothetical 10% strengthening of the U.S. dollar against the Euro would result in a decrease in the book value of the aggregate total assets of foreign subsidiaries of approximately $8.3 million as of December 31, 2004.

        Currency transaction exposure.    Currency transaction exposure arises where actual sales and purchases are made by a business or company in a currency other than its own functional currency. Any transactional differences at an international location are accounted for on a monthly basis.

        Interest rate risk.    We are subject to market exposure to changes in interest rates based on our financing activities. This exposure relates to borrowings under our senior revolving credit facility that are payable prime rate plus .25% in the case of primate rate loans, or LIBOR rate plus 2.50%, in the case of LIBOR rate loans. As of December 31, 2004 we had no borrowings under our senior revolving credit facility. At July 1, 2005 there was $4.4 million of outstanding borrowings, with an interest rate of 7.5% and $2.7 million of outstanding letters of credit under our senior revolving credit facility. Due to the minimal amounts of outstanding debt a hypothetical change in interest rates of 1% would not have a material effect on our near-term financial condition or results of operations. See "Description of Certain Indebtedness."

The Sarbanes-Oxley Act of 2002 and Material Weakness in Internal Control

        In connection with their audit of the Company's 2004 financial statements, the Company's independent auditors expressed concerns that as of the date of their opinion, the Company's corporate financial management organization was limited to the Chief Financial Officer with support from outside consultants, divisional resources and certain transition services from Colfax Corporation. Based upon these limited corporate resources, the independent auditors noted that the Company was unable to report financial information in a timely manner. Based upon the timely financial reporting required of a public company, the outside auditors informed the senior management and Audit Committee of the Board of Directors that they believe this is a material weakness in internal controls. During 2005, the Company restated its financial statements and those of the Predecessor as of December 31, 2004 and 2003, each of the years ended December 31, 2002 and 2003 and the period from January 1, 2004 through November 30, 2004 and the period from December 1, 2004 through December 31, 2004. The Company believes that the restatement was the result of the limited corporate resources that gave rise to the material weakness identified by the outside auditors. The Company is actively taking steps to address this material weakness. These steps include the recent hiring of a Corporate Controller, a Staff Accountant and a Corporate Director of Taxation which significantly strengthens the Company's corporate financial reporting capabilities. Additionally, the Company is in the process of establishing an internal audit department. Based on the above steps, the Company now feels that we are able to ensure the delivery of accurate and timely financial information.

BUSINESS

Our Company

        We are a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. We sell our products in over 45 countries to over 400 direct OEM customers and over 3,000 distributor outlets through our direct sales force consisting of over 225 sales and marketing personnel and our independent sales representatives, and our products are frequently sold in the after market in over 25 additional countries. Our products are frequently used in critical applications, such as fail-safe brakes for elevators, wheelchairs and forklifts. We also provide products for use in a wide variety of high-volume manufacturing processes, where the reliability and accuracy of our products are critical in both avoiding costly down time and enhancing the overall efficiency of manufacturing operations. We believe that the value-added nature of our products has contributed to our strong margins, customer loyalty and sustainable base of installed products.

        We market our products under our well recognized and established manufacturing brand names, many of which have achieved the #1 or #2 position in terms of brand awareness in their respective product categories according to a 2003 Motion Systems Design magazine survey. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch. All of these brands have been in existence for over 50 years.

        Our product portfolio includes industrial clutches and brakes, enclosed gear drives, open gearing, couplings, machined-race bearings and other related products. These products are sold directly to large OEMs, such as John Deere, Carrier and General Electric, and to leading distributors, such as Motion Industries, Applied Industrial Technologies, Kaman Industrial Technologies and W.W. Grainger. These distributors sell to the replacement parts market, or aftermarket, as well as to small and medium-size OEMs. Because many of our products have a recurring replacement cycle, we believe aftermarket sales to replace our large installed base of products have generated a significant amount of our annual revenue, strongly contributed to our margins and reduced our exposure to normal economic, market and regional business fluctuations. Our customers operate in a diverse group of industries, including automotive, general industrial, material handling, mining, power generation, transportation and turf and garden.

Industry Overview

        Based on industry data supplied by Penton Information Services, or Penton, we estimate that industrial power transmission products generated worldwide revenues of approximately $57 billion in 2003, of which approximately $25 billion was generated in the United States. These products are used to generate, transmit, control and transform mechanical energy. The industrial power transmission industry can be divided into three segments: mechanical power transmission products, motors and generators and adjustable speed drives. We compete primarily in the mechanical power transmission segment which, based on industry data, we estimate was a $29 billion global market in 2003, of which approximately 57% was represented by aftermarket parts revenues. According to The Freedonia Group, Inc., an independent market research firm, the mechanical power transmission components subsegment is expected to increase 6.1% compounded annually from 2003 to 2008.

        The global mechanical power transmission market is highly fragmented, with over 1,000 small manufacturers. While smaller companies tend to be focused on regional niche markets with narrow product lines, larger companies that generate sales over $100 million offer a much broader range of products and have global capabilities. The industry's customer base is broadly diversified across many sectors of the economy and typically places a premium on factors such as quality, reliability, availability and design and application engineering support. We believe the most successful industry participants are those that can leverage their distribution network, their products' reputations for quality and reliability and their service and technical support capabilities to maintain attractive margins on products and gain market share.

Business Strengths

        We believe the following business strengths have allowed us to develop and maintain a leading position within the mechanical power transmission industry:

        Leading Brand Awareness.    For 2004, a majority of our revenue was generated from products that, according to the Motion Systems Design magazine survey, are recognized as having the #1 or #2 leading position in terms of brand awareness in their respective product categories. We believe our superior brand recognition is the result of a long operating history, reputation for product quality and a focus on customer service, which improves our ability to retain existing customers, win new business and expand market share.

        Strong Distribution Channels.    We have long-term relationships with leading industrial power transmission distributors such as Applied Industrial Technologies, Kaman Industrial Technologies, Motion Industries and W.W. Grainger. Through these large, multi-branch distributors, and regional and independent local distributors, we sell our products through over 3,000 outlets across the world. In addition to our distributor relationships, we have over 400 direct OEM customers, including many long-standing relationships with well established companies such as Carrier, General Electric and John Deere. Our OEM relationships span a variety of industries and end markets. These customers assist in increasing brand leverage through our distributor network by generating aftermarket demand for our products.

        Large Installed Base of Products with Stable, Recurring Revenue Streams.    For over 75 years, our products have been used in a wide range of industrial applications, resulting in a large installed base of products. We believe our strong customer relationships and brand loyalty have enabled us to capture a high percentage of aftermarket product sales. A significant amount of our revenues have historically come from the sale of replacement products, which generate recurring revenue and help to mitigate the cyclical nature of the broader economy.

        Diversified Revenue Base.    Our broad product offering serves a wide range of end markets, customers and geographic regions. The markets that we serve include automotive, general industrial, material handling, mining, power generation, transportation and turf and garden. Our customers are distributed across many industries. We are not dependent on any single customer or distributor. Our largest distributor has been our customer for over 50 years and represented approximately 10.2% of our net sales for 2004. Our next largest customer represented less than 4.1% of our net sales for 2004. In addition, approximately 24.0% of our net sales for 2004 were derived outside of North America, primarily in Europe and Asia. We believe the diversity of our customers, markets and products helps to reduce our exposure to specific industries, geographies and economic cycles. In addition, as companies increasingly limit their supplier base, we believe our diversified product offering and multinational service capabilities position us to capitalize on this trend and increase market share.

        Proven Operational Efficiencies.    We have implemented a number of operational excellence initiatives, which we refer to as the Altra Business System, or ABS. ABS is a disciplined business system designed to instill a culture of continuous improvement into all aspects of our operations and strategic planning. We believe that our commitment to the training and involvement of our associates in the use of ABS process tools and continuous improvement methodologies has given our organization the ability to effect rapid positive change and to react to changing requirements and market conditions. We believe this has allowed us to provide high-quality, more profitable service to our customers.

        Experienced Senior Management Team.    Our experienced senior management team has an average of 28 years of general industrial experience. In addition, our senior management team has substantial experience in integrating acquired businesses and implementing lean manufacturing techniques.

Business Strategy

        By pursuing the following strategies, we intend to continue to increase our sales through a combination of organic growth and acquisitions while improving our profitability through strategic cost reduction initiatives.

  Increase Market Share in our Existing Markets:

        •    Leverage our Sales and Distribution Network.    Due to our strength of brand, breadth of product offering and large installed base of products, we have developed strong relationships with our distribution partners. We intend to continue to leverage our relationships with our distributors to gain shelf space and sell new products. For example, in 2002 we launched a product in our clutch brake line that incorporated similar features and technology as competitive products. Due to the strength of our Warner Electric brand, we quickly captured market share and generated net sales of approximately $1.6 million and $1.8 million for fiscal 2003 and 2004 respectively. In addition, we will continue to actively pursue new OEM opportunities with innovative and cost-effective product designs and applications to help grow and protect our aftermarket revenues. This strategy capitalizes on end user brand preference for our products, generating pull-through aftermarket demand from our distribution channel. We believe this strategy also allows our distributors to achieve high profit margins, which further enhances our preferred position with them.

        •    Focus on Strategic Marketing.    We intend to continue to build our strategic marketing organization to focus on new growth opportunities in key, fast-growing OEM and end user markets, including elevators, food processing, material handling, packaging machinery and turf and garden. Through a systematic process that leverages our core brands and products, we seek to identify attractive product niches, collect customer and market data, identify market drivers, tailor product and service solutions to specific market and customer requirements and deploy resources to gain market share and drive future sales growth. In support of our strategic marketing initiatives, we recently began to redirect our sales organization to focus on key accounts in specific markets.

        •    Accelerate New Product and Technology Development.    In a number of our strategic markets, we have identified opportunities to expand our served market by introducing new products and by improving existing products. We intend to refocus our efforts with our integrated product management, engineering and manufacturing teams to work closely with customers to improve existing application performance, reduce overall cost of ownership and develop new products and technologies.

        Capitalize on Growth and Sourcing Opportunities in the Asia-Pacific Market.    We intend to leverage our five established sales offices in Australia, Hong Kong, Taiwan, Thailand and Singapore, as well as expand our manufacturing presence in Asia beyond our current plant in Shenzhen, China, to drive increased sales in the high-growth Asia-Pacific region. This region also offers excellent opportunities for low-cost country sourcing of procured material. During 2004, we sourced approximately 10% of our purchases through low-cost country sourcing, from which we experienced net cost reductions of approximately 40% for these products. In the next three years, we intend to utilize our global sourcing office in Shanghai to increase our current level of low-cost country sourcing to 20% of purchases. We believe there are also opportunities to outsource some of our production from higher cost North American and Western European locations to China.

        Continue to Improve Operational and Manufacturing Efficiencies.    We believe we can improve profitability through cost control, overhead rationalization, global process optimization, continued

implementation of lean manufacturing techniques and strategic pricing initiatives. In addition, we have identified opportunities to further reduce costs by continuing to outsource the production of components and finished products to lower-cost manufacturing sources outside North America and Western Europe. Our operating plan, based on manufacturing centers of excellence, provides additional opportunities to reduce costs by sharing best practices across geographies and business lines and consolidating purchasing processes. Through these and other initiatives, we have identified annualized cost savings of $9 million that we believe we can realize by the end of 2007. We also intend to increase revenue and profitability by identifying and implementing strategic transactional pricing opportunities.

        Selectively Pursue Acquisition, Alliance and Partnership Opportunities.    The highly fragmented industrial power transmission market is comprised of many niche participants and offers numerous opportunities for consolidation. We will continue to examine potential acquisition opportunities by utilizing a disciplined approach to the evaluation and integration of acquisitions. We plan to opportunistically seek companies that our senior management team believes will enhance our global presence, broaden our product portfolio, increase our market share and provide operational and financial benefits. As a result of acquiring and successfully integrating several companies in the past eight years, we are experienced at identifying, executing and integrating synergistic opportunities and improving the operating performance of acquired businesses. In addition, we intend to establish branding alliances and partnerships with companies that maintain a strong cost and technology position but lack the infrastructure to penetrate the North American, European or Asian markets.

Products

        We produce and market a wide variety of mechanical power transmission products. Our product portfolio includes industrial clutches and brakes, enclosed gear drives, open gearing, couplings, machined-race bearings and other related products which are sold across a wide variety of industries. Our products benefit from our industry leading brand names including Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch. Our products serve a wide variety of end markets including automotive, general industrial, material handling, mining, power generation, transportation and turf and garden. We primarily sell our products to OEMs such as John Deere, Carrier and General Electric and through long-standing relationships with the industry's leading industrial distributors such as Motion Industries, Applied Industrial Technologies, Kaman Industrial Technologies and W.W. Grainger.

        Our primary products include:

Products	Principal Brands	Principal Markets	Sample Applications
Clutches, Clutch Brakes	Warner Electric, Formsprag Clutch, Stieber, Wichita Clutch	Material handling, turf and garden, aerospace, marine and energy	Forklifts, elevators, lawn mowers and winches
Enclosed Gear Drives	Boston Gear, Nuttall Gear	Food processing, material handling and specialty machinery	Conveyors, industrial ovens and mixers
Open Gearing	Boston Gear	General industrial applications and specialty machinery	Printing and military
Couplings	Ameridrives	Steel, power generation and petrochemical	Strip mills and turbines
Machined-race Bearings	Kilian	General industrial applications and automotive	Sliding doors, steering columns, furniture and conveyors

        Our products are moving, wearing components that over time require replacement and, as a result, give rise to an on-going aftermarket opportunity. We believe that customers demonstrate a strong preference for replacing used products with new products of the same brand, our broad installed base encourages strong demand and makes our portfolio both valuable and attractive to our distributor network.

Sales and Marketing

        We sell our products in over 45 countries to over 400 direct OEM customers and over 3,000 distributor outlets through our direct sales force consisting of over 225 sales and marketing personnel and our independent sales representatives. We believe that our worldwide sales and distribution presence enables us to provide timely and responsive support and service to our customers, many of which operate internationally, and to capitalize on growth opportunities in both developed and emerging markets around the world.

        We employ an integrated sales and marketing strategy concentrated on both key industries and individual product lines. We believe this dual vertical market and horizontal product approach distinguishes us in the marketplace allowing us to quickly identify trends and customer growth opportunities and deploy resources accordingly. Within our key industries, we market to OEMs, encouraging them to incorporate our products into their equipment designs, to distributors and to end users, helping to foster brand preference. With this strategy, we are able to leverage our industry experience and product breadth to sell mechanical power transmission solutions for a host of industrial applications.

Distribution

        Our mechanical power transmission components are either incorporated into end products sold by OEMs or sold through industrial distributors as aftermarket products to end users and smaller OEMs. Our business is geographically diversified, with 76.0% of net sales for 2004, on a combined basis, derived from customers in North America, 19.4% from customers in Europe and 4.6% from customers in Asia and other areas. We sell to over 3,000 distributor outlets, providing us with an extensive global sales network. Rather than serving as passive conduits for delivery of product, our industrial distributors are active participants influencing product purchasing decisions in the mechanical power transmission industry. In addition, distributors play a critical role through stocking inventory of our products, which affects the accessibility of our products to aftermarket buyers.

Competition

        We operate in highly fragmented and very competitive markets within the mechanical power transmission market. As a result, we compete against numerous businesses. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, such as helical gear drives and couplings and some of our competitors are larger and have greater financial and other resources than we do. In particular, we compete with Emerson Power Transmission Manufacturing, L.P, Ogura Industrial Corporation, Regal-Beloit Corporation and Rockwell Automation. In addition, with respect to certain of our products, we compete with divisions of our OEM customers. Competition in our business lines is based on a number of considerations including quality, reliability, pricing, availability and design and application engineering support. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest regularly in manufacturing, customer service and support, marketing, sales, research and development and intellectual property protection. We may have to adjust prices to stay competitive. In addition, some of our larger, more sophisticated customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. There is substantial and continuing pressure on major OEMs and larger distributors to reduce costs, including the cost of products purchased from outside suppliers such as us. As a result of cost pressures from our customers, our ability to compete depends in part on our ability to generate production cost savings and, in turn, find reliable, cost-effective outside component suppliers or manufacture our products.

Intellectual Property

        We rely on a combination of patents, trademarks, copyright and trade secret laws in the United States and other jurisdictions, as well as employee and third party non-disclosure agreements, license arrangements and domain name registrations to protect our intellectual property. We sell our products under a number of registered and unregistered trademarks, which we believe are widely recognized in the mechanical power transmission industry. With the exception of Boston Gear and Warner Electric, we do not believe any single patent, trademark or trade name is material to our business as a whole. Any issued patents that cover our proprietary technology and any of our other intellectual property rights may not provide us with adequate protection or be commercially beneficial to us and, if applied for, may not be issued. The issuance of a patent is not conclusive as to its validity or its enforceability. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize technologies or products which are substantially similar to ours.

        With respect to proprietary know-how, we rely on trade secret laws in the United States and other jurisdictions and confidentiality agreements. Monitoring the unauthorized use of our technology is difficult and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position.

        Some of our registered and unregistered trademarks include: Ameridrives, Boston Gear, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber, Warner Electric and Wichita Clutch.

Research and Development and Product Engineering

        We closely integrate new product development with marketing, manufacturing and product engineering in meeting the needs of our customers. We have product engineering teams that work to enhance our existing products and develop new product applications for our growing base of customers that require custom solutions. We believe these capabilities provide a significant competitive advantage in the development of high quality industrial power transmission products. Our product engineering teams focus on:

  •
  lowering the cost of manufacturing our existing products;

  •
  redesigning existing product lines to increase their efficiency or enhance their performance; and

  •
  developing new product applications.

Employees

        As of September 30, 2005, we had approximately 2,042 employees, of whom approximately 35% were employed abroad, primarily in Europe where trade union membership is common. Approximately 281 of our North American employees are also represented by labor unions. The four U.S. collective bargaining agreements to which we are a party will expire on August 10, 2007, September 20, 2007, February 3, 2008 and June 2, 2008, respectively. Two of the four collective bargaining agreements contain provisions for additional, potentially significant lump-sum severance payments to all employees covered by the agreements who are terminated as the result of a plant closing. See "Risk Factors—

Risks Related to our Business—We may be subject to work stoppages at our facilities, or our customers may be subject to work stoppages, which could seriously impact the profitability of our business."

Properties

        In addition to our leased headquarters in Quincy, Massachusetts, we maintain 16 production facilities, eight of which are located in the United States, two in Canada, five in Europe and one in China. The following table lists all of our facilities, other than sales offices and distribution centers, as of December 31, 2004 indicating the location, principal use and whether the facilities are owned or leased.

Location	Owned/Leased	Principal Use
United States
South Beloit, Illinois	Owned	Production
Columbia City, Indiana	Owned	Production
Warren, Michigan	Owned	Production
Syracuse, New York	Owned	Production and Administrative
Erie, Pennsylvania	Owned	Production
Wichita Falls, Texas	Owned	Production
Quincy, Massachusetts	Leased	Corporate Headquarters
Niagara Falls, New York	Leased	Production
Charlotte, North Carolina	Leased	Production
International
Toronto, Canada	Owned	Production
Bedford, England	Owned	Production
Allones, France	Owned	Production
Saint Barthelemy, France	Owned	Production
Toronto, Canada	Leased	Production
Shenzhen, China	Leased	Production
Garching, Germany	Leased	Production
Heidelberg, Germany	Leased	Production

Suppliers and Raw Materials

        We obtain raw materials, component parts and supplies from a variety of sources, generally from more than one supplier. Our principal raw materials are steel, castings and copper. Our suppliers and sources of raw materials are based in both the United States and other countries and we believe that our sources of raw materials are adequate for our needs for the foreseeable future. We do not believe the loss of any one supplier would have a material adverse effect on our business or result of operations.

Environmental and Health and Safety Matters

        We are subject to a variety of federal, state, local, foreign and provincial environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances and wastes and the responsibility to investigate and cleanup contaminated sites that are or were owned, leased, operated or used by us or our predecessors. Many of our operations require environmental permits and controls to prevent and limit air and water pollution. These permits contain terms and conditions that impose limitations on our manufacturing activities, production levels and associated activities and periodically may be subject to modification, renewal and revocation by issuing authorities. Fines and penalties may be imposed for non-compliance with applicable environmental laws and regulations and the failure to have or to comply with the terms and conditions of required permits. From time to time our operations may not be in full compliance with the terms and conditions of our permits. We are also subject to the federal Occupational Health and Safety Act and similar state and foreign laws which impose requirements and standards of conduct on our operations for the health and safety of our workers. We periodically review our procedures and policies for compliance with environmental and health and safety requirements. We believe that our operations are generally in compliance with applicable environmental regulatory requirements or that any non-compliances will not result in a material liability or cost to achieve compliance. Historically, the costs of achieving and maintaining compliance with environmental and health and safety requirements have not been material.

        Certain environmental laws in the United States, such as the federal Superfund law and similar state laws, impose liability for the entire cost of investigation or remediation of contaminated sites upon the current site owners, the site owners and operators at the time the contamination occurred, and upon parties who generated wastes or transported or sent those wastes to an off-site facility for treatment or disposal, regardless of whether the owner owned the site at the time of the release of the hazardous substances or the lawfulness of the original waste disposal activity. As a practical matter, however, the costs of investigation and remediation are generally allocated among the viable responsible parties on some form of equitable basis. There is or could be contamination at some of our current or formerly owned or operated facilities, primarily related to historical operations at those sites, for which we could be liable under applicable environmental laws. The company currently has not been listed as a potentially responsible party at any of its current or formerly owned sites. To the extent we believe there may be a material risk to human health, safety or the environment, we or other parties who have contractual liability for the environmental conditions at those sites are addressing, or have plans to address, environmental conditions at certain of those facilities in accordance with applicable environmental laws and regulations. Our costs or liability in connection with some of those sites cannot be predicted at this time because the potential existence of contamination has not been investigated or not enough is known about the environmental conditions or likely remedial requirements. We are, however, being indemnified, or expect to be indemnified by, Colfax Corporation, subject to certain caps or limitations on the indemnification, for certain of those environmental costs and liabilities. Accordingly, based on the indemnification and the experience with similar sites of the environmental consultants who we have hired, we do not expect such costs and liabilities to have a material adverse effect on our business, operations or earnings.

Legal Matters

        We are, from time to time, party to various legal proceedings arising out of our business. These proceedings primarily involve commercial claims, product liability claims, intellectual property claims, environmental claims, personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any currently existing proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations.

Recent Developments

        On November 7, 2005, we entered into a purchase agreement with the shareholders of Hay Hall Holdings Limited, or Hay Hall pursuant to which we agreed to acquire all of the outstanding share capital of Hay Hall for $50.5 million subject to certain purchase price adjustments described below. We will pay up to $6.0 million of the total purchase price in the form of deferred consideration. At the closing of the Hay Hall Acquisition, we will deposit such deferred consideration into an escrow account for the benefit of the current Hay Hall shareholders. Our obligation to pay the deferred compensation will be represented by a loan note. While the current Hay Hall shareholders will hold the note, their rights will be limited to receiving the amount of the deferred compensation placed in the escrow account. They will have no recourse against us unless we take action to prevent or interfere in the release of such funds from the escrow account. We expect to fund the purchase price and related fees and expenses from the net proceeds of the issuance of notes with similar terms to our 9% Senior Secured Notes, except the new notes will be unsecured. At closing, Hay Hall and its subsidiaries will become our direct or indirect wholly owned subsidiaries.

        Hay Hall is a UK-based holding company that is focused primarily on the manufacture of couplings and clutch brakes. The company consists of five main businesses that are niche focused and have strong brand names and established reputations within their primary markets.

Company	Products	Year Established
Bibby Transmissions Ltd.	Couplings	1919
Matrix International Ltd.	Clutch Brakes, Couplings	1939
Twiflex Ltd.	Clutch Brakes, Couplings	1946
Huco Engineering Industries, Ltd.	Couplings, Power Transmission Components	1965
Inertia Dynamics Inc.	Clutch Brakes	1971

        We believe that these businesses are highly complementary to our existing business lines and provide incremental revenue growth opportunities and substantial cost savings opportunities. Following the Hay Hall Acquisition, we anticipate combining certain of our existing operations with the newly acquired Hay Hall operations. The Hay Hall Acquisition will broaden our product offering and further diversify our revenue base, and we believe will strengthen our leading brand awareness. We plan on implementing our existing business strategies across Hay Hall's businesses to increase market share and improve operating and manufacturing efficiencies.

Hay Hall Financial Statements

        We have included two sets of Hay Hall financial statements (see pages F-86 through F-159) in this filing for the following reasons. We are purchasing Hay Hall Holdings Limited. On September 30, 2004 Hay Hall Holdings Limited acquired the majority of the issued share capital of The Hay Hall Group Limited (see page F-100). Under UK GAAP, Hay Hall Holdings Limited only reports Consolidated Profit and Losses from the date of their acquisition of The Hay Hall Group Limited (September 30, 2004). Therefore, we have also included the financial statements of The Hay Hall Group Limited since they report the Consolidated Profit and Losses for Hay Hall for the entire fiscal 2004 year.

Hay Hall Purchase Agreement

        Transaction Consideration    Under the purchase agreement, the initial aggregate purchase price of $50.5 million to be paid by us at the closing of the Hay Hall Acquisition will be subject to the following adjustments:

  •
  changes in working capital through the closing;

  •
  less debt balances as of the closing; and

  •
  plus cash balances as of the closing.

        Indemnification Obligations    The parties selling Hay Hall have agreed to indemnify us for losses associated with:

  •
  the breach of the representations and warranties made by the sellers in the purchase agreement;

  •
  breaches of covenants made by the sellers in the purchase agreement.

        We have agreed to indemnify the parties selling Hay Hall for losses associated with:

  •
  the breach of the representations and warranties made by us in the purchase agreement; and

  •
  breaches of covenants made by us in the purchase agreement.

        There are certain limitations on the sellers' indemnification, including:

  •
  indemnification for breaches of most representations and warranties is subject to a minimum claim of $250,000 and;

  •
  indemnification for breaches of most representations and warranties (other than excluded liabilities) is subject to an overall limit of $2.5 million.

Consent Solicitation

        We are soliciting consents from the holders of our outstanding senior secured notes to permit the Hay Hall Acquisition and certain related consolidation transactions. The proposed amendment would add a provision to the indenture governing the senior secured notes to permit the Company to consummate the Hay Hall Acquisition and the related financing. Similarly, the Company anticipates that it will obtain an amendment to its senior revolving credit facility to permit the Hay Hall Acquisition.

MANAGEMENT AND DIRECTORS

        The directors and principal officers of Altra, and their positions and ages as of December 1, 2005, are as follows:

Name	Age	Position
Michael L. Hurt	60	Chief Executive Officer and Director
Carl Christenson	46	President and Chief Operating Officer
David Wall	47	Chief Financial Officer
Craig Schuele	42	Vice President of Marketing and Business Development
Gerald Ferris	56	Vice President of Global Sales
Timothy McGowan	49	Vice President of Human Resources
Edward L. Novotny	53	Vice President and General Manager, Boston Gear and Overrunning Clutch
Jean-Pierre L. Conte	42	Director and Chairman of the Board of Directors
Richard D. Paterson	63	Director
Darren J. Gold	35	Director
Frank K. Bauchiero	71	Director
Larry McPherson	60	Director

        The present principal occupations and recent employment history of each of our executive officers and directors listed above is as follows:

        Michael L. Hurt has been our Chief Executive Officer and one of our directors since the Acquisition. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Woods Incorporated, a manufacturer of industrial power transmission products. Prior to TB Woods, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt has a B.S. degree in Mechanical Engineering from Clemson University and a M.B.A. from Clemson-Furman University.

        Carl Christenson has been our President and Chief Operating Officer since January 2005. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Woods Incorporated, a manufacturer of industrial power transmission equipment and several positions at Torrington Company, a division of Ingersoll Rand. Mr. Christenson has a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and a M.B.A. from Rensselaer Polytechnic.

        David Wall has been our Chief Financial Officer since January 2005. From 2000 to 2004, Mr. Wall was the Chief Financial Officer of Berman Industries, a manufacturer and distributor of portable lighting products. From 1994 to 2000, Mr. Wall was the Chief Financial Officer of DoALL Company, a manufacturer and distributor of machine tools and industrial supplies. Mr. Wall is a Certified Public Accountant and has a B.S. degree in Accounting from the University of Illinois and a M.B.A. in Finance from the University of Chicago.

        Craig Schuele has been our Vice President of Marketing and Business Development since May 2004 and Vice President of Marketing since March 2002. Prior to his current position, he was a Director of Marketing of our company since 1995. Mr. Schuele joined our company in 1986 and has a B.S. degree in management from Rhode Island College.

        Gerald Ferris has been our Vice President of Global Sales since March 2002 and is responsible for the worldwide sales of our products. Mr. Ferris joined our company in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

        Timothy McGowan has been our Vice President of Human Resources since June 2003. Prior to joining our company, Mr. McGowan was Vice President, Human Resources for Bird Machine, part of Baker Hughes, Inc., an oil equipment manufacturing company. Before his tenure with Bird Machine, Mr. McGowan spent many years with Raytheon in various Human Resources positions. Mr. McGowan holds a B.A. degree in English from St. Francis College in Maine.

        Edward L. Novotny has been the Vice President and General Manager, Boston Gear and Overrunning Clutch of Colfax PT since May 2000. Prior to joining our company in 1999, Mr. Novotny served in a plant management role and then as the Director of Manufacturing for Stabilus Corporation, an automotive supplier, since October 1990. Prior to Stabilus, Mr. Novotny held various plant management and production control positions with Masco Industries and Rockwell International. Mr. Novotny has a B.S. degree in Business Administration from Youngstown State University.

        Jean-Pierre L. Conte was elected as one of our directors and chairman of the board in connection with the Acquisition. Mr. Conte is currently Chairman and Managing Director of Genstar Capital. Mr. Conte joined Genstar Capital in 1995. Prior to leading Genstar Capital, Mr. Conte was a principal at the NTC Group, Inc., a private equity firm focused on industrial technology companies. He began his career at Chase Manhattan Bank in 1985. He is currently chairman of the board of PRA International, Inc. and has also served as a director of American Pacific Enterprises, LLC, Propex Fabrics, Inc. since December, 2004 and Panolam Industries International, Inc. Mr. Conte holds a B.A. from Colgate University and an M.B.A. from Harvard University.

        Richard D. Paterson was elected as one of our directors in connection with the Acquisition. Since 1988, Mr. Paterson has been a Managing Director at Genstar Capital. Prior to joining Genstar Capital, Mr. Paterson was a Senior Vice President and Chief Financial Officer of Genstar Corporation, a New York Stock Exchange listed company. He also has served as a director of North American Energy Partners Inc. since 2005, Propex Fabrics, Inc. since 2004, American Pacific Enterprises, LLC since 2004, Woods Equipment Company since 2004 and INSTALLS inc, LLC since 2004. Mr. Paterson is a Chartered Accountant and has a Bachelor of Commerce from Concordia University.

        Darren J. Gold was elected as one of our directors in connection with the Acquisition. Mr. Gold is currently a Principal of Genstar Capital. Mr. Gold joined Genstar Capital in 2000. Prior to joining Genstar Capital, Mr. Gold was an engagement manager with McKinsey & Company. Mr. Gold serves as a director of Panolam Industries International, Inc. and Installs inc, LLC. Mr. Gold has a B.A. in Political Science and History from the University of California, Los Angeles and a J.D. from the University of Michigan.

        Frank Bauchiero was elected as one of our directors in connection with the Acquisition. Mr. Bauchiero serves on the Strategic Advisory Committee of Genstar Capital. Prior to joining Genstar Capital, Mr. Bauchiero was President and Chief Operating Officer of Walbro Corporation, a manufacturer of fuel storage and delivery systems for the automotive industry and President of Dana Corporation's North American Industrial Operations.

        Larry McPherson was elected as one of our directors in January 2005. Prior to joining our board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2003 and served as

Chairman and CEO of NSK Europe from January 2002 to December 2004. In total he was employed by NSK Ltd. for twenty-one years and was Chairman and CEO of NSK Americas for the six years prior to his European assignment. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University. Presently he continues to serve as an advisor to the Board of Director's of NSK Ltd. as well as a board member of a privately owned printing company.

Committees of the Board of Directors

        Our board of directors has established an audit committee and a compensation committee for the Company. The members of the audit committee are Darren J. Gold, Richard D. Paterson and Larry McPherson. The members of the compensation committee are Darren J. Gold, Richard D. Paterson and Frank K. Bauchiero. The audit committee recommends the annual appointment and reviews independence of auditors for the Company and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions, and investigations into matters related to audit functions. The compensation committee reviews and approves the compensation and benefits for our senior employees and directors, authorizes and ratifies equity and other incentive arrangements, and authorizes employment and related agreements. From time to time, our boards of directors may contemplate establishing other committees.

Executive Compensation

        The following table sets forth all cash compensation earned in the previous three years by our Chief Executive Officer and each of our other four most highly compensated executive officers during the past year (the "Named Executive Officers"). The compensation arrangements for each of these officers that are currently in effect are described under the caption "Employment Arrangements and Change in Control Arrangements" below.

SUMMARY COMPENSATION

		Annual compensation				Long-term compensation
						Awards		Payouts
Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation(1) ($)		Restricted stock award(s)(2) ($)	Securities underlying options/ SARs (#)	LTIP payouts ($)	All other compensation ($)
Michael L. Hurt(4) Chief Executive Officer and Director	2004 2003 2002	43,301 — —	— — —	32,202	(5)	18,146 — —	— — —	— — —	125,000 — —	(6)
Charles W. Nims(7) Former President	2004 2003 2002	261,144 260,188 243,600	113,889 54,554 90,827	— — —		— — —	— — —	— — —	191,250 — —	(3)
Carl Christenson(8) President and Chief Operating Officer	2004 2003 2002	— — —	— — —	— — —		— — —	— — —	— — —	— — —
David Wall(9) Chief Financial Officer	2004 2003 2002	— — —	— — —	— — —		— — —	— — —	— — —	— — —
Matthew F. Taylor(10) Former Vice President and General Manager, Warner Electric	2004 2003 2002	179,025 77,083 —	67,036 25,520 —	28,865 — —	(11)	— — —	— — —	— — —	134,250 — —	(3)
Edward L. Novotny Vice President and General Manager, Boston Gear and Overrunning Clutch	2004 2003 2002	178,954 174,930 168,250	77,764 24,980 33,159	— — —		— — —	— — —	— — —	134,250 — —	(3)
Gerald Ferris Vice President of Global Sales	2004 2003 2002	169,388 164,401 142,150	96,659 32,429 47,074	— — —		— — —	— — —	— — —	124,125 — —	(3)
Craig Schuele Vice President of Marketing and Business Development	2004 2003 2002	154,103 145,000 121,667	59,360 26,390 22,875	— — —		— — —	— — —	— — —	120,000 — —	(3)

(1)
Excludes customary medical and dental benefits and 401(k) contributions.

(2)
Value at time of grant. The aggregate restricted stock holdings of Mr. Hurt at the end of 2004 were 292,671 shares with a value of $18,146. Restricted stock grants vest in five equal annual installments and include the right to receive dividends on such stock when declared by the board.

(3)
Reflects success bonuses paid in November 2004 by Colfax Corporation to certain former employees of Colfax Corporation upon the successful completion of the Acquisition.

(4)
Mr. Hurt's employment with the Company began in November of 2004. Mr. Hurt's annualized salary for 2005 will be $350,000.

(5)
Mr. Hurt was reimbursed $32,202 for the payment of taxes.

(6)
Mr. Hurt was paid a one-time consulting fee for certain services rendered in connection with the Acquisition.

(7)
Mr. Nims' employment with the Company ended in January 2005.

(8)
Mr. Christenson was hired in January 2005 and his annualized salary for 2005 will be $257,500.

(9)
Mr. Wall was hired in January 2005 and his annualized salary for 2005 will be $215,000.

(10)
Mr. Taylor was hired in June 2003. Mr. Taylor's employment with the Company ended in February 2005.

(11)
Mr. Taylor was reimbursed $28,865 in 2004 for costs related to his relocation.

Equity Incentive Plan

        In connection with the Acquisition, Altra Holdings, Inc., our parent, adopted an equity incentive plan that permits the grant of restricted stock, stock units, stock appreciation rights, cash, non-qualified stock options and incentive stock options to purchase shares of common stock of Altra Holdings. The maximum number of shares of common stock, par value $0.001, of Altra Holdings that may be issued under the terms of the equity incentive plan is 4,000,000. The maximum number of shares that may be subject to "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code) is 3,500,000 shares. Plan participants are individually subject to a maximum number of shares with respect to which awards may be granted in any calendar year during the term of the equity incentive plan. A committee appointed by the board of directors of Altra Holdings administers the equity incentive plan and has discretion to establish the specific terms and conditions for each award. Our employees, consultants and directors will be eligible to receive awards under the Altra Holdings equity incentive plan. Stock options, stock appreciation rights, restricted stock, stock units and cash awards may constitute performance-based awards in accordance with Section 162(m) of the Internal Revenue Code at the discretion of the committee. Any grant of restricted stock under our plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in five equal annual installments. The committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the committee may provide that all awards held by participants who are at the time of the change of control in the service of Altra Holdings, a subsidiary or affiliate shall remain exercisable for the remainder of their terms nonwithstanding any subsequent termination of a participants service. All awards shall be subject to the terms of any agreement effecting the change of control. Upon a participant's termination of employment (other than for cause), unless the board or committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. In the event of termination for cause all of the participant's invested or outstanding awards shall be cancelled and forfeited.

Pension

        Gerald Ferris and Craig Schuele previously participated in the Colfax PT Pension Plan, however on December 31, 1998 Mr. Ferris and Mr. Schuele's participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of sixty-five, Messrs. Ferris and Schuele will receive annual payments of approximately $38,700 and $10,800 respectively. As part of the Acquisition, we were obligated to assume certain liabilities of the Colfax PT Pension Plan, including such future payments to Messrs. Ferris and Schuele, and have established a new plan, the Altra Industrial Motion, Inc. Retirement Plan, providing substantially similar benefits as provided under the Colfax PT Pension Plan. See "Risk Factors—Risks Relating to Our Business—We face risks associated with our post-retirement and post-employment obligations to employees."

Director Compensation

        All members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and other committee meetings. Independent directors, Frank Bauchiero and Larry McPherson, receive director fees of $40,000 per year. In January of 2005, each of the independent directors was also granted 68,250 shares of restricted common stock, which stock is subject to vesting over a period of five years.

Severance Agreements

        We assumed severance agreements with the following named executive officers upon the consummation of the Acquisition:

  •
  Charles W. Nims

  •
  Matthew F. Taylor

  •
  Craig Schuele

  •
  Gerald Ferris

  •
  Timothy McGowan

  •
  Edward L. Novotny

        Each of the severance agreements provided that, subject to the executive's execution of a general release of claims and the executive's compliance with certain other restrictive covenants, if the executive was terminated during the first year of employment after the Acquisition by us without "cause" or by the executive for "good reason" (each as defined in the severance agreements), we would pay the executive a severance benefit equal to the executive's annual base salary as of the closing date for a specified amount of time ranging from nine months to 12 months. If an executive timely elected continuation coverage under our health care and dental plans, subject to the executive's continued co-payment of the applicable premiums, we would continue to pay our share of the health care and dental premiums during the period of salary continuation. Continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, would commence after the period of salary continuation. Any severance benefit would cease upon the executive's obtaining other full-time employment at a rate of pay equal to or greater than 75% of the executive's base salary at the time of termination of employment.

        During the first quarter of 2005, two executives with severance agreements were terminated. The amount payable by the company under the severance agreements was approximately $0.5 million.

        The remaining severance agreements expired on November 30, 2005.

Option/SAR Grants in Last Fiscal Year

        There were no option/SAR grants in 2004.

Employment Arrangements and Change in Control Arrangements

        Executive Employment Agreements.    Three of our senior executives, Michael Hurt, Carl Christenson and David Wall have entered into employment agreements with Altra Holdings and Altra in early January 2005. Mr. Hurt's agreement has a three-year term and Messrs. Christenson's and Wall's agreements have five-year terms and contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without "cause" or departure for "good reason," the terminated senior executives are entitled to severance equal to 12 months salary plus an amount equal to their pro-rated bonus for the year of termination. Mr. Hurt, Mr. Christenson and Mr. Wall will receive annual base salaries of $350,000, $257,500 and $215,000, respectively, and each is eligible to receive an annual performance bonus of up to 60%, 50% and 40% of their annual base salary, respectively. In addition, Mr. Wall was paid a $10,000 signing bonus on April 15, 2005, for his satisfactory performance as determined by Mr. Hurt.

        Under the agreements, each senior executive is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra.

        Stockholders Agreement.    Under Amended and Restated Stockholders Agreement, Altra Holdings has the right to purchase for fair market value any management stockholder's management stock upon termination of such management stockholder's employment for any reason; provided that, if such employee is terminated for "cause", Altra Holdings may repurchase such shares at the lower of fair market value and cost. In the case of Altra Holdings' common stock, fair market value shall be determined in good faith by the Board of Directors of Altra Holdings (with a discount for lack of marketability or minority interest). In the case of the Altra Holdings' preferred stock, fair market value shall be the greater of (a) $1.00 per share (as adjusted for stock splits, dividends and the like) and (b) the fair value as determined in good faith by the Board of Directors of Altra Holdings, on the basis of a sale to a willing, unaffiliated buyer in an arm's length transaction.

        Restricted Stock Agreements.    In general Altra Holdings' restricted stock agreements provide that Altra Holdings has the right to repurchase a grantee's vested restricted stock at fair market value upon termination of such grantee's employment for any reason; provided that, if such employee is terminated for "cause", Altra Holdings may repurchase such shares at the lower of fair market value and cost. Fair market value shall be determined in good faith by the Board of Directors of Altra Holdings (with a discount for lack of marketability or minority interest). In addition, should Genstar Capital determine to sell any securities of Altra Holdings that results in a change of control, then upon Genstar Capital's request the grantee shall sell to the proposed purchaser a similar percentage of such grantee's restricted stock in Altra Holdings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our issued and outstanding common stock is owned by our parent, Altra Holdings. As of December 1, 2005, affiliates of Genstar Capital owned approximately 66.9% of the outstanding capital stock of Altra Holdings while the majority of the remainder is owned by Caisse de dépôt et placement du Québec, or CDPQ, and members of our senior management.

        The following table sets forth information with respect to the beneficial ownership of the capital stock of Altra Holdings as of December 1, 2005:

  •
  each person known by us to own beneficially more than 5% of the capital stock;

  •
  each of the directors of Altra Holdings;

  •
  each of our named executive officers; and

  •
  all of the directors and our executive officers as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock.

Beneficial Owner	Number of Shares	Percentage of Class
Genstar Capital Partners III, L.P.(1)	25,080,999	64.6%
Stargen III, L.P.(2)	904,001	2.3%
Caisse de dépôt et placement du Québec(3)	7,000,000	18.0%
Michael L. Hurt	1,475,000	3.8%
Charles W. Nims	—	—
Carl Christenson	1,080,000	2.8%
David Wall	490,000	1.3%
Craig Schuele	245,000	*
Gerald Ferris	245,000	*
Matthew Taylor	—	—
Edward L. Novotny	280,000	*
Jean-Pierre L. Conte(1)	25,080,999	64.6%
Richard D. Paterson(1)	25,080,999	64.6%
Darren J. Gold(4)	—	—
Frank Bauchiero(4)	818,250	2.1%
Larry McPherson	318,250	*
All directors and executive officers as a group(1)(2)	31,715,000	81.7%

*
Less than one percent (1%).

(1)
Genstar Capital Partners III, L.P., a Delaware limited partnership ("Genstar III"), owns 64.6% of the outstanding capital stock of Altra Holdings. Genstar Capital exercises investment discretion and control over the shares held by Genstar III. Jean-Pierre L. Conte, the chairman and a managing director of Genstar Capital, and Richard D. Paterson, a managing director of Genstar Capital, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Genstar III. Each of Mr. Conte and Mr. Paterson disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The address of Genstar III is Four Embarcadero Center, Suite 1900, San Francisco, California 94111.

(2)
Stargen III, L.P., a Delaware limited partnership, owns 2.3% of the outstanding capital stock of Altra Holdings. Genstar Capital exercises investment discretion and control over the shares held by Stargen III, L.P. The address of Stargen III, L.P. is Four Embarcadero Center, Suite 1900, San Francisco, California 94111.

(3)
CDPQ is a limited partner of the Genstar Fund and its address is 1000 place Jean-Paul-Riopelle, Montreal, Québec.

(4)
Includes 750,000 shares of stock held by Frank Bauchiero MKC Worldwide. Mr. Bauchiero is a Strategic Advisor, and Mr. Gold is a Vice President, of Genstar III, and do not directly or indirectly have or share voting or investment power or have or share the ability to influence voting or investment power over the shares shown as beneficially owned by Genstar III.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Equity Investments

        In connection with the Acquisition and Related Transactions, Genstar Capital Partners III, L.P. and Stargen III, L.P. (together, the "Genstar Funds"), CDPQ and certain members of our management purchased approximately 26.3 million shares of Altra Holdings preferred stock for approximately $26.3 million. The shares of Altra Holdings preferred stock are:

  •
  not redeemable;

  •
  convertible into common stock at the election of the holders of preferred stock and automatically upon certain enumerated events;

  •
  entitled to noncumulative preferential annual dividend payments of $0.08 per share when, as and if declared by the board of directors of Altra Holdings;

  •
  in the event of any liquidation, dissolution, winding up or sale of Altra Holdings, entitled to a preferential distribution of $1.00 per share (plus any declared but unpaid dividends);

  •
  entitled to protective class voting rights, including the right to veto sales or mergers of Altra Holdings, to prevent amendments to its certificate of incorporation and to prohibit future sales of its capital stock; and

  •
  entitled to anti-dilution protections.

        In addition, the Genstar Funds and certain members of management acquired an additional 8.8 million shares of Altra Holdings preferred stock by exchanging Kilian preferred stock of equivalent value. All of the cash and Kilian preferred stock received by Altra Holdings from such sales of its preferred stock were contributed to us, and the cash portion thereof provided a portion of the funds necessary to consummate the Acquisition.

        The Genstar Funds own 66.9% of the outstanding capital stock of, and control, our parent company, Altra Holdings.

        Caisse de dépôt et placement du Québec, a limited partner of Genstar Capital Partners III, L.P. owns 18.0% of the outstanding capital stock of Altra Holdings.

CDPQ Subordinated Notes Investment

        In connection with the Acquisition and Related Transactions, CDPQ entered into a note purchase agreement with Altra Holdings, pursuant to which CDPQ purchased $14.0 million of subordinated notes of Altra Holdings, to provide a portion of the funds necessary to consummate the Acquisition. The subordinated notes:

  •
  accrue payment-in-kind interest at an annual rate of 17%, provided that Altra Holdings may in its sole discretion pay such interest in whole or in part in cash to the extent allowed under the terms of the indenture governing the notes;

  •
  mature on November 30, 2019;

  •
  are redeemable at the option of Altra Holdings prior to maturity at specified prepayment premiums; and

  •
  are redeemable at the option of the holder at 101% of the principal amount with accrued interest in the event of a change of control of Altra Holdings or any of its material subsidiaries.

Stockholders Agreements

        Altra Holdings and all of its stockholders have entered into an amended and restated stockholders agreement that:

  •
  imposes restrictions on their transfer of Altra Holdings shares;

  •
  grants the parties certain rights of first refusal and co-sale rights with respect to sales of shares by the other parties;

  •
  grants the Genstar Funds the right to require the other parties to participate pro rata in any sale of shares by the Genstar Funds; and

  •
  provides for the Genstar Funds to designate five directors.

        The parties have also entered into a registration rights agreement providing for the registration of Altra Holdings' common stock, owned by them, with the SEC.

Genstar Capital Management Agreement

        In connection with the Acquisition, we and our parent, Altra Holdings, entered into an advisory services agreement with Genstar Capital which we refer to herein as the Management Agreement, for management, consulting and financial advisory services and oversight to be provided to us and our subsidiaries. The Management Agreement provides for the payment to Genstar Capital of an annual consulting fee of $1.0 million for management and consulting services, and reimbursement of out-of pocket expenses. Pursuant to the Management Agreement, Genstar Capital received a one-time transaction fee of $4.0 million, plus reimbursement of $0.4 million of expenses, upon the consummation of the Acquisition for advisory services it provided in connection with the Acquisition. Genstar Capital will be entitled to receive additional compensation of 2.0% of the aggregate consideration relating to any acquisitions or dispositions completed by the Company. The agreement also provides for indemnification of Genstar Capital against liabilities and expenses arising out of Genstar Capital's performance of services under the agreement. The agreement terminates when Altra Holdings and Genstar Capital mutually agree to terminate the agreement.

Management Consulting Service Fees

        Following the consummation of the Acquisition, Michael Hurt, our chief executive officer, and Frank Bauchiero, one of our directors, were paid one-time consulting fees of $125,000 and $75,000, respectively, for certain consulting and advisory services rendered to us in connection with the Acquisition.

Severance Agreements

        Upon consummation of the Acquisition, we assumed severance agreements with certain of our named executive officers as described in "Management—Severance Agreements."

Employment Agreements

        Certain of our named executive officers have entered into employment agreements with the Company, as described in "Management—Employment Arrangements and Change of Control Arrangements—Executive Employment Agreements."

Restricted Stock Agreements

        Certain of our named executive officer have been granted restricted stock of Altra Holdings, as described in "Management—Employment Arrangements and Change of Control Arrangements—Restricted Stock Agreements."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Revolving Credit Facility

        We summarize below the principal terms of the agreements that govern our senior revolving credit facility. This summary is not a complete description of all of the terms of the agreements.

        General.    In connection with the offering of the old notes, we and all of our U.S. domestic subsidiaries (the "Borrowers") entered into a senior revolving credit facility with the lenders signatory thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent. The senior revolving credit facility is in an aggregate amount of up to $30.0 million. Up to $10.0 million of the revolving credit facility is available in the form of letters of credit and amounts repaid under the revolving credit facility may be reborrowed (subject to satisfaction of the applicable borrowing conditions, including availability under a borrowing base formula) at any time prior to the maturity of the revolving credit facility, which will be November 30, 2009. Our availability under the senior revolving credit facility is based on a formula that calculates the borrowing base, based on a percentage of the value of accounts receivable, inventory, owned real property and equipment, subject to customary eligibility requirements and net of customary reserves. All borrowings are subject to the satisfaction of customary conditions, including delivery of borrowing notice, accuracy of representations and warranties in all material respects and absence of defaults. Proceeds of the revolving credit facility will be used to provide working capital and for general corporate purposes, including permitted acquisitions, if any, and general corporate needs.

        Interest and Fees.    Borrowings under the revolving credit facility bear interest, at our option, at the prime rate plus 1.25%, in the case of prime rate loans, or the LIBOR rate plus 2.50%, in case of LIBOR rate loans. At no time will the indebtedness under the revolving credit facility bear interest at a rate per annum less than 3.75%.

        We will pay 2.0% per annum on all outstanding letters of credit, unused revolver fees in an amount equal to 0.375% per year on the unused commitments under the revolving credit facility, and servicing fees of $10,000 per quarter. These fees are payable quarterly in arrears and upon the maturity or termination of the commitments, calculated based on the number of days elapsed in a 360-day year. We paid a one-time closing fee of $375,000 to Wells Fargo Foothill, Inc. and approximately $1.5 million of related accounting, legal and other professional fees.

        Guarantees and Collateral.    Certain of our existing and subsequently acquired or organized domestic subsidiaries which are not Borrowers do and will guarantee (on a senior secured basis) the senior revolving credit facility. Our obligations, along with the obligations of the other Borrowers under the senior revolving credit facility, and these guarantees are secured by substantially all our assets, the Borrowers' assets and the assets of each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor of our obligations under the senior revolving credit facility (with such subsidiaries being referred to as the "U.S. subsidiary guarantors"), including but not limited to: (a) a first-priority pledge of all the capital stock of subsidiaries held by us, the Borrowers or any U.S. subsidiary guarantor (which pledge, in the case of any foreign subsidiary, will be limited to 100% of any non-voting stock and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in and mortgages on substantially all of our tangible and intangible assets and all of the tangible and intangible assets of each Borrower and U.S. subsidiary guarantor, including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property (other than (i) leased real property and (ii) our existing and future real property located in the State of New York), cash and proceeds of the foregoing (in each case subject to materiality thresholds and other exceptions).

        Covenants and Other Matters.    The senior revolving credit facility requires us to comply with a minimum fixed charge coverage ratio (when availability falls below $12,500,000) of 1.05 for the four quarter period ending March 31, 2005, 1.10 for each of the four quarter periods ending June 30, September 30 and December 31, 2005 and 1.20 for all four quarter periods thereafter. There is a maximum annual limit on capital expenditures from $7,900,000 for fiscal year 2005 to $8,800,000 for fiscal year 2009 and each fiscal year thereafter, provided that unspent amounts from prior periods may be used in future fiscal years.

        We would suffer an event of default under the senior revolving credit facility for a change of control if: (i) prior to an initial public offering, 50% of our voting stock is no longer beneficially owned by Genstar Capital, L.P. and its affiliates, (ii) after an initial public offering, if a person or group, other than Genstar Capital, L.P. and its affiliates, beneficially owns more than 35% of our stock and such amount is more than the amount of shares owned by Genstar Capital, L.P. and its affiliates, (iii) we cease to own or control 100% of each of our borrower subsidiaries, or (iv) a change of control occurs under the notes or any other subordinated indebtedness.

        We would cause an event or default under the senior revolving credit facility if an event of default occurs under the indenture or if there is a default under any other indebtedness we or our borrower subsidiaries may have involving an aggregate amount of $3,000,000 or more and such default; (i) occurs at final maturity of such debt, (ii) allows the lender thereunder to accelerate such debt or (iii) causes such debt to be required to be repaid prior to its stated maturity. An event of default would also occur under the senior revolving credit facility if any of the indebtedness under the senior revolving credit facility ceases to be senior in priority to any of our other contractually subordinated indebtedness, including the obligations under the notes.

        The senior revolving credit facility contains customary representations and warranties and affirmative covenants.

Capital Leases

        We have entered into capital leases for certain buildings and equipment primarily located at our European operations. As of September 30, 2005 we had approximately $.5 million of outstanding capital lease obligations.

DESCRIPTION OF NOTES

        The old notes were, and the registered notes will be, issued under an Indenture (the "Indenture"), dated as of November 30, 2004, by and among us, the Guarantors and the Bank of New York Trust Company, N.A., as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        The following description is only a summary of the material provisions of the Indenture. We have filed copies of the indenture as an exhibit to the registration statement of which this prospectus forms a part. You may also request copies of this agreement at our address set forth under the heading "—Additional Information." We urge you to read the Indenture because it, not this description, defines your rights as holders of the notes.

        In the following summary:

  •
  "registered notes" refers to the registered notes being offered by this prospectus;

  •
  "old notes" refers to your old notes that may be exchanged for new notes in the exchange offer;

  •
  "notes" refers collectively to the registered notes and the old notes;

  •
  references to the "Company" include only Altra Industrial Motion, Inc. and not any of its subsidiaries; and

  •
  you can find definitions of various terms under the subsection "—Certain Definitions."

        The Company will issue the registered notes solely in exchange for an equal principal amount of old notes in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes. Any notes that remain outstanding after the completion of this exchange offer, together with the registered notes issued in connection with this exchange offer, will be treated as a single class of securities under the Indenture.

Brief Description of the Notes and the Guarantees

  The Notes

        The Notes will:

  •
  be senior obligations of the Company;

  •
  rank equally in right of payment with all existing and future senior obligations of the Company (including under the Credit Agreement) and senior in right of payment to all existing and future Indebtedness that by its terms is subordinated to the Notes;

  •
  be secured by second priority security interests in substantially all of the assets of the Company, subject to Permitted Liens; and

  •
  be unconditionally guaranteed, jointly and severally, by all of the Company's Domestic Restricted Subsidiaries, as set forth under "—Guarantees" below.

  The Guarantees

        Each Guarantee of a Guarantor will:

  •
  be a senior obligation of such Guarantor;

  •
  rank equally in right of payment with all existing and future senior obligations of such Guarantor (including under the Credit Agreement) and senior in right of payment to all existing and future Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

  •
  be secured by a second priority security interest in substantially all of the assets of such Guarantor, subject to Permitted Liens.

        The Notes will be effectively subordinated to all first priority secured Indebtedness of the Company to the extent of the assets securing such Indebtedness, including, without limitation, Indebtedness of the Company under the Credit Agreement, Purchase Money Indebtedness, Capitalized Lease Obligations, secured Acquired Indebtedness and other secured Indebtedness permitted to be incurred under the Indenture. As of July 1, 2005, the Notes are subordinated to approximately $4.4 million of outstanding borrowings and $2.7 million of outstanding letters of credit issued on behalf of the Company. We have up to an additional $22.9 million of borrowing capacity under our Credit Agreement, all of which would become first priority secured Indebtedness, if borrowed.

        The Notes will be structurally subordinated to all of the existing and future liabilities of our Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our Foreign Subsidiaries, such Foreign Subsidiaries will pay the holders of their debt, their trade creditors and holders of preference shares, if any, before they will be able to distribute any of their assets to the Company. See "Risk Factors—The notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries."

        As of the date of the Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances in compliance with "—Certain Covenants—Limitation on Restricted Payments," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries."

Principal, Maturity and Interest

        The Company will issue the registered notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Notes are unlimited in aggregate principal amount, of which $165.0 million in aggregate principal amount will be issued in the exchange offer. The Company may issue additional Notes (the "Additional Notes") from time to time, subject to compliance with the terms of the Indenture. The Notes and any Additional Notes will be substantially identical other than the issuance dates. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued. Any Additional Notes issued after this Offering will be secured equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest in the Collateral for the then outstanding Notes. Because any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Note or Notes.

        The Notes will mature on December 1, 2011.

        Interest on the Notes will be payable semiannually in cash on each June 1 and December 1, commencing on June 1, 2005 to the Persons who are registered Holders at the close of business on each May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will accrue at a rate per annum of 9%.

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Collateral

        The Notes and the Guarantees will be secured by a second priority lien on substantially all of the assets of the Company and the Guarantors (other than the Syracuse Facility and any other existing and future owned real property located in the State of New York), including a pledge of the Capital Stock owned directly by the Company and the Guarantors; provided, that no such pledge will include more than 65% of the Voting Stock of our Foreign Subsidiaries directly owned by the Company or any Guarantor. In the event that we or the Guarantors, as applicable, execute first-priority mortgages of the Syracuse Facility or any other existing and future owned real property in the State of New York under the Credit Agreement in the future, the Indenture provides that we must simultaneously execute second-priority mortgages of such real property in favor of the Collateral Agent for the benefit of the Holders of the Notes.

        The Collateral securing the Notes and the Guarantees will also serve as collateral to secure the obligations under the Credit Agreement. The Company, the Guarantors and the Collateral Agent, on behalf of itself, the Trustee and the Holders, and the Administrative Agent, on behalf of itself and the Lenders, will enter into the Intercreditor Agreement. The Intercreditor Agreement will provide, among other things, that:

          (1)   Liens on the assets securing the Notes will be junior to the Liens in favor of the Administrative Agent under the Credit Agreement, and consequently, the Lenders will be entitled to receive proceeds from the foreclosure of any such assets prior to the Holders,

          (2)   during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral, and

          (3)   the procedure for enforcing the Liens on the collateral, including (a) the distribution of sale, insurance or other proceeds of the Collateral and (b) permitting the Administrative Agent and the Lenders under the Credit Agreement to enter into and use the Collateral securing the Notes in order to realize on their collateral.

The Intercreditor Agreement will also provide that the Collateral Agent and the Administrative Agent will provide notices to each other with respect to the occurrence of events of default and the acceleration of the Notes or the Indebtedness outstanding under the Credit Agreement, as the case may be.

        Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the Notes may be insufficient to satisfy the Company's obligations under the Notes. No appraisals of any of the Collateral have been prepared in connection with the Offering. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time.

        Subject to the terms of the Collateral Agreements, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes to freely operate the Collateral and to collect, invest and dispose of any income therefrom in their sole discretion.

        The security interests granted by the Company and the Guarantors that secure the Notes and the Guarantees will also be junior to Permitted Liens securing other existing Indebtedness. Subject to the restrictions on incurring Indebtedness in the Indenture and the Credit Agreement, the Company and its

Restricted Subsidiaries will also have the right to grant Liens securing Acquired Indebtedness, Capital Lease Obligations and Purchase Money Indebtedness.

        To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Given the intangible nature of certain of the Collateral, any such sale of such Collateral separately from the assets of the Company as a whole may not be feasible. The ability of the Company to grant or perfect a security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Bankruptcy and Other Limitations."

        The Company is permitted to form new Restricted Subsidiaries and, subject to certain restrictions in the Indenture and the Credit Agreement, to transfer all or a portion of the Collateral to one or more of its Restricted Subsidiaries; provided, that each such new Restricted Subsidiary will be required to execute a Guarantee in respect of the Company's obligations under the Notes and the Indenture and a supplement to the Security Agreement granting to the Collateral Agent a security interest in all of the assets of such Restricted Subsidiary on the same basis and subject to the same limitations as described in this section. See "—Certain Covenants—Additional Subsidiary Guarantees."

        So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Agreements, each of the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of its Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default upon notice from the Collateral Agent, and subject to the Intercreditor Agreement,

          (a)   all rights of the Company or such Guarantor, as the case may be, to exercise such voting, consensual rights, or other rights shall cease and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights,

          (b)   all rights of the Company or such Guarantor, as the case may be, to receive cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, and

          (c)   the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements.

        All funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

        The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales or dispositions made in compliance with the Indenture.

        The Company will be entitled to releases of assets (including Capital Stock of Restricted Subsidiaries) included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

          (1)   to enable the Company to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under the covenant described below under the caption "—Certain Covenants—Limitation on Asset Sales;"

          (2)   to enable the Company to consummate mergers, consolidations or sales of assets that are permitted under the covenant described below under the caption "—Certain Covenants—Mergers, Consolidation and Sale of Assets;"

          (3)   if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary's assets will also be released;

          (4)   if the Company exercises its legal defeasance option or our covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance;" or

          (5)   upon satisfaction and discharge of the Indenture or payment in full of the principal of and premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

Certain Bankruptcy and Other Limitations

        The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Domestic Restricted Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without obtaining relief from the automatic stay imposed by Section 362 for the Bankruptcy Code. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

        In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of certain of our Foreign Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, to the extent applicable, may be limited by such law, which limitations may or may not affect such Liens.

        The Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's Lien on the Collateral. See "Risk Factors—Risks Related to this Offering—The proceeds from the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs and your right to receive payments under the notes will effectively be subordinated to payments under our senior revolving credit facility to the extent of the value of the assets securing that indebtedness."

Guarantees

        The full and prompt payment of the Company's payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all present and future, direct and indirect, Domestic Restricted Subsidiaries. Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's Obligations under the Indenture and the Notes, including the payment of principal of, interest on, premium, if any, on and Additional Interest, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets, including Capital Stock of Restricted Subsidiaries, to the Company or another Guarantor without limitation. See "—Certain Covenants—Mergers, Consolidation and Sale of Assets" and "—Limitation on Asset Sales."

        A Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

          (1)   if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenant described below under "—Certain Covenants—Limitation on Asset Sales;"

          (2)   if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under "—Certain Covenants—Limitation on Restricted Payments;"

          (3)   if the Company exercises the legal defeasance option or its covenant defeasance option as described below under "—Legal Defeasance and Covenant Defeasance;" or

          (4)   upon satisfaction and discharge of the Indenture or payment in full of the principal of premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

At the Company's request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See "—Modification of the Indenture."

        As of the date of the Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments," the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. Also, as of the date of the Indenture, none of the Company's Foreign Subsidiaries will guarantee the Notes. The Notes will be structurally subordinated to all of the existing and future liabilities of our Subsidiaries that do not guarantee the Notes.

Optional Redemption

        Except as described below, the Notes are not redeemable before December 1, 2008. On or after December 1, 2008, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 1 of the year set forth below:

Year	Percentage
2008	104.500%
2009	102.250%
2010 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the date of redemption (subject to the right of the Holders of the relevant record date to receive interest due on the relevant interest payment date).

        In addition, at any time, or from time to time, until December 1, 2007, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 109% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the original principal amount of Notes (which includes Additional Notes, if any) issued under the Indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2)   if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

        If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

        The Company will pay the redemption price for any Note together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the captions "—Repurchase upon Change of Control" and "—Certain Covenants—Limitation on Asset Sales." The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase upon Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all or a portion (in integral multiples of $1,000) of each Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, an offer to each Holder with a copy to the Trustee. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company would be required to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on acceptable terms or at all, and the terms of the Credit Agreement, the Indenture or future debt and financing agreements may restrict the ability of the Company to obtain such financing.

        Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness). Notwithstanding the foregoing the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness) if on the date of (after giving effect to) the incurrence of such Indebtedness:

            (i)  no Default or Event of Default shall have occurred and be continuing; and

           (ii)  the Consolidated Fixed Charge Coverage Ratio of the Company will be at least 2.0 to 1.0.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable (i) in Qualified Capital Stock of the Company or (ii) to the Company or a Guarantor) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Restricted Subsidiary or any Affiliate of the Company (other than any such Capital Stock owned by the Company or any Guarantor);

          (3)   make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

          (4)   make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

            (i)  a Default or an Event of Default shall have occurred and be continuing;

           (ii)  the Company is not permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness;" or

          (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

            (A)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company during the period beginning on the first day of the first fiscal quarter after the Issue Date and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus

            (B)  100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (which shall include capital contributions to the Company) (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under "Redemption—Optional Redemption Upon Equity Offerings"); plus

            (C)  100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company (other than to a Subsidiary of the Company) that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

            (D)  the net reduction in the Investments (other than Permitted Investments) treated as a Restricted Payment previously made by the Company or any Restricted Subsidiary in any Person (other than a Restricted Subsidiary) to the extent such reduction results from net proceeds received by the Company and its Restricted Subsidiaries upon the (x) repurchase, repayment or redemption of such Investments by such Person (but only to the extent constituting return of capital) and (y) the sale of such Investment (but only to the extent such sale does not increase Consolidated Net Income of the Company), in each case, in an amount not exceeding the aggregate amount of such Investments; plus

            (E)  (1) the Company's portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary in an amount not to exceed the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company of any or its Restricted Subsidiaries in such Unrestricted Subsidiary and (2) the aggregate amount of cash dividends or cash distributions received by the Company or the Guarantors from an Unrestricted Subsidiary from the Issue Date to the Reference Date.

In the case of clause (iii)(B) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

        The provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

          (2)   the acquisition of any shares of Qualified Capital Stock of the Company, solely in exchange for other shares of Qualified Capital Stock of the Company;

          (3)   the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees or the acquisition of Disqualified Capital Stock either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale if no Default or Event of Default would exist after giving effect thereto, of Refinancing Indebtedness;

          (4)   an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (5)   in the event of a Change of Control, and if no Default shall have occurred and be continuing or would exist after giving effect thereto, the payment, purchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement, the Company has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

          (6)   (i) general corporate overhead expenses of Holdings, including, without limitation, franchise taxes and other fees required to maintain the existence of Holdings, insurance premiums and indemnification claims made by directors or officers of Holdings attributable to the ownership or operation of the Company and its Subsidiaries and (ii) reasonable fees and expenses paid to members of the board of directors of Holdings; provided, that such fees and expenses described in this clause (ii) are in an aggregate amount not to exceed $500,000 in any fiscal year;

          (7)   the application of the proceeds from the issuance of the Notes on the Issue Date as described under the "Use of Proceeds" section of this prospectus;

          (8)   advances to any direct or indirect parent entity of the Company to be used by such entity solely to pay federal, state and local income taxes made no earlier than five days prior to the date on which such entity is required to make such payment in an amount not to exceed the aggregate tax liability of the Company and its Restricted Subsidiaries for such calendar year determined as if the Company and its Restricted Subsidiaries were a separate affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended) filing a consolidated return, or, to the extent applicable, a separate group filing combined or unitary returns, and then only to the extent that any such payments are actually paid by such entity to governmental entities;

          (9)   if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the purchase, repurchase, redemption or other acquisition of Capital Stock of the Company from employees, former employees, directors, or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $500,000;

          (10) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the payment of the consulting fee pursuant to the Management Agreement; provided, that the aggregate amount of such fee in any calendar year shall not exceed $1.0 million; and

          (11) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this "Limitation on Restricted Payments" covenant amounts expended pursuant to clauses (1), (4)(ii) and (9) shall be included in such calculation and amounts expended pursuant to clauses (2), (3), 4(i), (5), (6), (7), (8), (10) and (11) shall not be included in such calculation.

        Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents received substantially concurrent with the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision if the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

          (3)   the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

            (a)   to repay any outstanding Indebtedness under the Credit Agreement and correspondingly reduce the commitments thereunder;

            (b)   to reinvest in property, plant, equipment or other long-term assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in the Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets); or

            (c)   a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), 3(b) or 3(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders of the Notes the maximum principal amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase.

        If at any time any consideration other than cash and Cash Equivalents received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to be an Asset Sale on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this covenant). If any of the Net Cash Proceeds Amount remains after consummation of a Net Proceeds Offer, the Company may use such amount for any corporate purpose to the extent not otherwise prohibited by the Indenture and the Net Proceeds Offer Amount will be reset at zero.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets" that does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. The Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue of such compliance.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing:

            (a)   under applicable law, rule, regulation, order, license or permit;

            (b)   under the Indenture and the Collateral Agreements;

            (c)   by reason of customary non-assignment provisions of any lease of any Restricted Subsidiary to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

            (d)   under any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)   under the Credit Agreement;

            (f)    by reason of restrictions on the transfer of assets subject to any Permitted Lien;

            (g)   under customary agreements to sell assets or Capital Stock permitted to be sold under the Indenture pending the closing of such sale;

            (h)   under Purchase Money Indebtedness or Capitalized Lease Obligations permitted under the Indenture; provided, that such encumbrances and restrictions relate only to the assets financed with such Indebtedness;

            (i)    by reason of restrictions on cash or other deposits under bona fide arrangements with customers entered into in the ordinary course of business, consistent with past practice;

            (j)    on any Foreign Restricted Subsidiary under Indebtedness of such Subsidiary permitted under the Indenture; or

            (k)   under Refinancing Indebtedness incurred to Refinance the Indebtedness referred to in clause (b), (d) or (e); provided, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no more adverse to the Holders and no less favorable or more onerous to the Company and its Restricted Subsidiaries than the provisions relating to such encumbrance or restriction contained in agreements referred to in the Indebtedness being Refinanced.

        Limitation on Issuances and Sales of Capital Stock of Subsidiaries.    The Company will not, and will not permit or cause any of its Restricted Subsidiaries to, transfer, convey, issue or sell any Capital

Stock of any Restricted Subsidiary to any Person (other than to the Company or to a Wholly Owned Subsidiary and directors' qualifying shares); provided, that this provision shall not prohibit:

          (1)   any transfer, issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "—Limitations on Restricted Payments" covenant if made on the date of such issuance or sale or

          (2)   the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "—Limitations on Asset Sales" covenant.

        Limitation on Liens.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

               (x)  shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

               (y)  shall expressly assume (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (a) the Company or such Surviving Entity, as the case may be, is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness" and (b) no Default or Event of Default shall have occurred or be continuing; and

          (3)   the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released and discharged from their obligations under the Indenture and the Guarantees.

        Each Guarantor will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Limitations on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

           (x)  Permitted Affiliate Transactions, and

           (y)  Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        With respect to all Affiliate Transactions (other than Permitted Affiliated Transactions):

            (i)  the Company will deliver an Officers' Certificate to the Trustee certifying that such transactions are in compliance with clause (y) of the preceding paragraph;

           (ii)  if such Affiliate Transaction involves aggregate payments or other property with a Fair Market Value in excess of $2.5 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions; and

          (iii)  if such Affiliate Transaction involves an aggregate Fair Market Value of more than $5.0 million, the Company will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions set forth in the first paragraph of this covenant will not apply to the following transactions (collectively, "Permitted Affiliate Transactions"):

          (1)   reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

          (2)   transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided, that such transactions are not otherwise prohibited by the Indenture;

          (3)   any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, the Company or the Restricted Subsidiaries in all material respects than the original agreement as in effect on the Issue Date;

          (4)   Restricted Payments permitted by the Indenture or Permitted Investments;

          (5)   any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company;

          (6)   any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into in good faith by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (7)   sales or purchases of inventory, other products or services to or from any Affiliate of the Company entered into in the ordinary course of business on terms no less favorable to the Company and its Subsidiaries than those that could be obtained at the time of such sale or purchase in arm's-length dealings with a Person who is not an Affiliate; and

          (8)   any agreement existing and as in effect on the Issue Date, including the Management Agreement.

        Additional Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary to:

          (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture;

          (2)   execute and deliver to the Collateral Agent such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Capital Stock of such new Domestic Restricted Subsidiary and any debt securities of such new Subsidiary, subject to the Permitted Liens, which are owned by the Company or Subsidiary and required to be pledged pursuant to the Security Agreement, (b) deliver to the Collateral Agent any certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of the Company or such Subsidiary, as the case may be;

          (3)   take such actions as are necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

          (4)   take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

          (5)   deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in the Indenture.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Impairment of Security Interest.    Neither the Company nor any of its Restricted Subsidiaries will (a) take or omit to take any action which would adversely affect or impair in any material respect the Liens (other than the incurrence of Permitted Liens) in favor of the Collateral Agent with respect to the Collateral, (b) grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than Permitted Liens or (c) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent may reasonably request.

        Real Estate Mortgages and Filings.    With respect to any fee interest in any real property (individually and collectively, the "Premises") (a) owned by the Company or a Domestic Restricted Subsidiary on the Issue Date (other than the Syracuse Facility) or (b) acquired by the Company or a Domestic Restricted Subsidiary after the Issue Date (other than real property located in the State of New York), (i) with a purchase price, or with a Fair Market Value as of the Issue Date, as applicable, greater than $500,000, and (ii) within 60 days of the Issue Date in the case of clause (a) or within 90 days of the acquisition thereof in the case of clause (b), the Company shall deliver to the Collateral Agent:

          (1)   as mortgagee, fully executed counterparts of Mortgages, each dated as of a date prior to the 60th day after the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

          (2)   mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, other customary endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and

          (3)   with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company or the applicable Guarantor, as applicable, stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor's business as so conducted, or intended to be conducted, at such Premises.

        In the event that we or the Guarantors, as applicable, execute first-priority mortgages of the Syracuse Facility or any other existing and future owned real property in the State of New York under the Credit Agreement in the future, the Indenture provides that we must simultaneously execute second-priority mortgages of such real property in favor of the Collateral Agent for the benefit of the Holders of the Notes.

        Leasehold Mortgages and Filings; Landlord Waivers.    The Company and each of its Domestic Restricted Subsidiaries shall deliver Mortgages with respect to the Company's leasehold interests in the premises (the "Leased Premises") occupied by the Company or such Domestic Restricted Subsidiary pursuant to leases entered into after the Issue Date (collectively, the "Leases," and individually, a "Lease").

        Prior to the effective date of any Lease, the Company and such Subsidiaries shall provide to the Trustee all of the items described in clauses (2) and (3) of "—Certain Covenants—Real Estate Mortgages and Filings" above and in addition shall use their respective reasonable commercial efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent.

        Each of the Company and each of its Domestic Restricted Subsidiaries that is a lessee of, or becomes a lessee of, real property, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date, the Company or its Domestic Restricted Subsidiary that is the lessee thereunder shall be required to use such commercially reasonable efforts to deliver within 90 days from the Issue Date.

        Conduct of Business.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

        Reports to Holders.    Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "SEC"), so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

        In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest and Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer when such payments become due);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest or Additional Interest, if any, on any Note) or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "—Certain Covenants—Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary other than the Notes and Guarantees, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

          (7)   any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement;

          (8)   the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

          (9)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Notes.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No past, present or future director, officer, employee, incorporator, or stockholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers' Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

             (a)  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b)  since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with "—Certain Covenants—Limitations on Incurrence of Additional Indebtedness" as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

        The Indenture (and all Liens on Collateral in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

             (a)  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

             (b)  all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

          (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement the Indenture, the Notes, the Guarantees and the Collateral Agreements:

          (1)   to cure any ambiguity, defect or inconsistency contained therein;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of the Company's or a Guarantor's obligations to Holders in accordance with the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets;"

          (4)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees or the Collateral Agreements;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

          (6)   to allow any Subsidiary or any other Person to guarantee the Notes;

          (7)   to release a Guarantor as permitted by the Indenture and the relevant Guarantee; or

          (8)   if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements.

Other amendments of, modifications to and supplements to the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1)   reduce the amount of Notes the Holders of which must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, or Additional Interest on any Notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (4)   make any Notes payable in money other than that stated in the Notes;

          (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6)   amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or modify any of the provisions or definitions with respect thereto;

          (7)   subordinate the Notes in right of payment to any other Indebtedness of the Company or any Guarantor;

          (8)   release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

          (9)   release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

Governing Law

        The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries:

          (a)   (i) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or (ii) incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary upon the consummation of the acquisition of all or substantially all of the assets or all of the Capital Stock of such Person by the Company or any of its Restricted Subsidiaries; and

          (b)   that is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness relates.

        "Administrative Agent" has the meaning set forth in the definition of the term "Credit Agreement."

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of any Person shall be deemed to be control of such Person. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means:

          (1)   an Investment by the Company or any Restricted Subsidiary in any Person (other than a Subsidiary) pursuant to which such Person becomes a Wholly Owned Subsidiary, or is merged with or into the Company or any Restricted Subsidiary, or

          (2)   the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary) that constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business, consistent with past practice), assignment or other transfer of:

          (1)   any Capital Stock of any Restricted Subsidiary; or

          (2)   any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business, consistent with past practice;

  provided, that Asset Sales shall not include:

            (a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

            (b)   the transfer of all or substantially all of the assets of the Company as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets;"

            (c)   any Restricted Payment permitted under "—Certain Covenants—Limitation on Restricted Payments," or any Permitted Investment;

            (d)   the sale of Cash Equivalents;

            (e)   the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien); and

            (f)    a transfer to the Company or to a Guarantor.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et seq.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have meanings correlative to the foregoing.

        "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

          (3)   any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

          (2)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (A) a transaction in which the surviving or Transferee Person is a Person that is controlled by the Permitted Holders or (B) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such

  Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

          (3)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

          (4)   prior to the first Public Equity Offering, the Permitted Holders cease for any reason to be the Beneficial Owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the Voting Stock of the Company, whether by virtue of the issuance, sale or other disposition of Capital Stock of the Company, a merger, consolidation or sale of assets involving the Company, a Restricted Subsidiary, any voting trust or other agreement; or

          (5)   subsequent to the first Public Equity Offering, (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of the Company, and (b) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or Group.

        "Collateral" shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Collateral Agent" means the collateral agent and any successor under the Indenture.

        "Collateral Agreements" means, collectively, the Intercreditor Agreement, the Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   all income taxes paid or accrued in accordance with GAAP for such period;

            (b)   Consolidated Interest Expense and interest attributable to write-offs of deferred financing costs; and

            (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period.

all as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four consecutive full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period.

        For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

          (2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

        "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom (to the extent otherwise included therein):

          (1)   gains from Asset Sales and extraordinary gains, in each case together with any provision for taxes on such gains;

          (2)   the net income (but not loss) of any Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (3)   the net income (but not loss) of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

          (4)   any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (5)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (6)   all gains realized on or because of the purchase or other acquisition by the Company or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

          (7)   the cumulative effect of a change in accounting principles; and

          (8)   in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its consolidated Subsidiaries to the extent they reduce Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge that requires an accrual of or a reserve for cash charges for any future period).

        "Credit Agreement" means the Credit Agreement, dated as of the Issue Date, among the Company and the lenders party thereto (together with their successors and assigns, the "Lenders") and Wells Fargo Foothill, Inc., as administrative agent (in such capacity, together with its successors and assigns, the "Administrative Agent"), together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), or any agreement extending the maturity of, refinancing, replacing, refunding, restating or otherwise restructuring (whether upon or at any time or from time to time after termination or otherwise) all or any portion of the Indebtedness under such agreement or document or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders, or institutional investors, providing for revolving credit loans, term loans, letters of credit or issuance of notes or any other debt, in each of the above cases as such agreements may be amended, supplemented or otherwise modified from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" with respect to any Person means that portion of any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

        "Domestic Restricted Subsidiary" means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

        "Domestic Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

        "Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company (including Holdings) pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of the Company or any holding company of the Company (including Holdings) to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Exchange Offer" means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of Notes having substantially identical terms to the Notes registered under the Securities Act.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

        "Guarantor" means (1) each of the Company's Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Holdings" means Altra Holdings, Inc.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business, consistent with past practice, that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company's past practice);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

          (8)   all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Intercreditor Agreement" means the Intercreditor Agreement among the Administrative Agent, the Trustee, the Collateral Agent, the Company and the Guarantors, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, consistent with past practice, that are required to be recorded in accordance with GAAP as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments:"

            (i)  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

           (ii)  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means the date of original issuance of the Notes.

        "Lenders" has the meaning set forth in the definition of the term "Credit Agreement."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means the advisory services agreement, to be dated as of the Issue Date, by and among the Company, Holdings and Genstar Capital, L.P.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises and/or the Leased Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

          (3)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

        "Obligations" means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering" means the offering of the Notes hereunder.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

        "Permitted Business" means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Holders" means Genstar Capital, L.P. and its Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the Notes issued in the Offering or in the Exchange Offer, in an aggregate outstanding principal amount not to exceed $165.0 million, and the related Guarantees;

          (2)   Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $30.0 million, as such amount may be reduced from time to time as a result of permanent reductions of the commitments thereunder as provided in "—Certain Covenants—Limitation on Asset Sales;"

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (4)   Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

          (5)   Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   Intercompany Indebtedness of the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor; provided that if as of any date any other Person owns or holds any such Indebtedness or a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

          (7)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, consistent with past practice; provided, that such Indebtedness is extinguished within three business days of incurrence;

          (8)   Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, consistent with past practice;

          (9)   obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business, consistent with past practice;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness incurred in the ordinary course of business, consistent with past practice (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

          (11) Refinancing Indebtedness;

          (12) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

          (13) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture; and

          (14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any time outstanding.

        For purposes of determining compliance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant.

        "Permitted Investments" means:

          (1)   Investments in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor;

          (2)   Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Notes and the Indenture;

          (3)   Investments in cash and Cash Equivalents;

          (4)   Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses, consistent with past practice, and otherwise in compliance with the Indenture;

          (5)   Investments in the Notes and Exchange Notes;

          (6)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

          (7)   Investments as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the "—Certain Covenants—Limitation on Asset Sales" covenant;

          (8)   Investments in existence on the Issue Date;

          (9)   loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business, consistent with past practice, for bona fide business purposes and in accordance with applicable laws not in excess of $500,000 at any one time outstanding; and

          (10) advances to suppliers and customers in the ordinary course of business, consistent with past practice.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens (other than Liens arising under ERISA) for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business, consistent with past practice, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business, consistent with past practice, in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business, consistent with past practice, in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business, consistent with past practice, of the Company or any of its Restricted Subsidiaries;

          (5)   any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (6)   Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

          (7)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (8)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (9)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (10) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

          (11) Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture;

          (12) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" covenant; provided, that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secure the Acquired Indebtedness;

          (14) Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees;

          (15) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term "Permitted Indebtedness;" and

          (16) Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness secured by a Lien permitted under this paragraph and incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" provisions of the Indenture; provided, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8).

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (11) of the definition of Permitted Indebtedness, in each case that does not:

          (1)   have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

          (3)   affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Restricted Subsidiary" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

        "Subsidiary" with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Syracuse Facility" means the facility of the Company located at 1728 Burnet Avenue, Syracuse, Onondago County, New York.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "—Certain Covenants—Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

          (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

          (b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" means any Guarantor of which all the outstanding Capital Stock (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Subsidiary.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. This discussion does not address all tax aspects relating to the exchange. This discussion deals only with the material U.S. federal income tax consequences to persons who hold such notes as capital assets and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or "financial services entities," persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, "conversion transaction," "constructive sale" or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.

Consequences of Tendering Old Notes

        The exchange of old notes for registered notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder will have the same adjusted tax basis and holding period in such registered notes that the holder had in the old notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of such registered notes will be the same as those applicable to the old notes.

        THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of such broker-dealer of this prospectus. We have agreed that, for a period ending on the earlier of (a) 180 days after the registration statement containing this prospectus is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 2006, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the registered notes and the related guarantees on our behalf.

EXPERTS

        The consolidated financial statements of Altra Industrial Motion, Inc. at December 31, 2004 and for the period from inception (December 1, 2004) through December 31, 2004, and the consolidated financial statements of the Predecessor at December 31, 2003, for the period from January 1, 2004 through November 30, 2004, and for each of the two years in the period ended December 31, 2003, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Firley, Moran, Freer & Eassa, P.C., independent auditors, have audited the combined financial statements of Kilian Manufacturing Corporation and Kilian Canada ULC as of October 22, 2004 and December 27, 2003 and for the periods from December 28, 2003 through October 22, 2004; February 15, 2003 through December 27, 2003 and December 29, 2002 through February 14, 2003. Such financial statements are included in this registration statement in reliance on the report of Firley, Moran, Freer & Eassa, P.C. given on their authority as experts in accounting and auditing.

        The financial statements included in this Prospectus and in the Registration Statement related to Hay Hall Holdings Limited and Hay Hall Group Limited have been audited by BDO Stoy Hayward, LLP, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

        Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the SEC. You may inspect and copy these reports and other information at the address set forth above. You may request copies of the documents, at no cost, by telephone at (617) 328-3300 or by mail to Altra Industrial Motion, Inc., 14 Hayward Street, Quincy, Massachusetts 02171.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Altra Industrial Motion, Inc. (the "Company")
Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	F-3
Restated Consolidated Balance Sheets—as of December 31, 2004 and, for the Predecessor, as of December 31, 2003	F-4
Restated Consolidated Statements of Operations and Comprehensive Income (Loss)—for the period from Inception (December 1, 2004) through December 31, 2004, and for the Predecessor for the eleven months ended November 30, 2004 and years ended December 31, 2003 and 2002	F-5
Restated Consolidated Statements of Stockholder's Equity—for the period from Inception (December 1, 2004) through December 31, 2004 and for the Predecessor for the eleven months ended November 30, 2004 and years ended December 31, 2003 and 2002	F-6
Restated Consolidated Statements of Cash Flows—for the period from Inception (December 1, 2004) through December 31, 2004 and for the Predecessor for the eleven months ended November 30, 2004 and years ended December 31, 2003 and 2002	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Interim Financial Statements:
Condensed Consolidated Balance Sheets—as of September 30, 2005 and December 31, 2004	F-54
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)—for the nine months ended September 30, 2005 and October 1, 2004	F-55
Condensed Consolidated Statements of Cash Flows—for the nine months ended September 30, 2005 and October 1, 2004	F-56
Notes to Unaudited Condensed Consolidated Interim Financial Statements	F-57
Kilian Manufacturing Corporation and Kilian Canada ULC ("Kilian")
Audited Financial Statements:
Independent Auditor's Report	F-72
Combined Balance Sheets—as of October 22, 2004 and December 27, 2003	F-73
Combined Statements of Income—for the periods from December 28, 2003 through October 22, 2004; February 15, 2003 through December 27, 2003; and December 29, 2002 through February 14, 2003	F-74
Combined Statements of Stockholders' Equity—for the periods from December 28, 2003 through October 22, 2004; February 15, 2003 through December 27, 2003; and December 29, 2002 through February 14, 2003	F-75
Combined Statements of Cash Flows—for the periods from December 28, 2003 through October 22, 2004; February 15, 2003 through December 27, 2003; and December 29, 2002 through February 14, 2003	F-76
Notes to Combined Financial Statements	F-77

Hay Hall Holdings Limited
Audited Financial Statements:
Report of the Independent Auditors	F-86
Consolidated Profit and Loss Account—for the period ended December 31, 2004	F-87
Consolidated Statement of Total Recognized Gains and Losses for the period ended December 31, 2004	F-88
Consolidated Balance Sheet as of December 31, 2004	F-89
Company Balance Sheet for the period ended December 31, 2004	F-90
Cash Flow Statement for the period ended December 31, 2004	F-91
Notes to Accounts	F-92
Unaudited Interim Financial Statements
Summarised Profit and Loss Account for the Nine Months ended September 30, 2005 and September 30, 2004 and Twelve Months Ended December 31, 2004	F-113
Summarised Balance Sheet as of September 30, 2005, September 30, 2004 and December 31, 2004	F-114
Summarised Cash Flow Statement as of September 30, 2005 and September 30, 2004 and December 31, 2004	F-115
Reconciliation of Shareholders' funds and Movement on Reserves for the period from September 10, 2003 thru December 31, 2004 and December 31, 2004 thru September 30, 2005	F-116
Notes to the Interim Financial Statements	F-117
Hay Hall Group Limited
Report of the Independent Auditors	F-121
Consolidated Profit and Loss Account—for the year ended December 31, 2004	F-122
Consolidated Note of Historical Costs Profit and Losses for the year ended December 31, 2004	F-123
Consolidated Statement of Total Recognized Gains and Losses for the year ended December 31, 2004	F-123
Consolidated Balance Sheet as of December 31, 2004	F-124
Company Balance Sheet for the period ended December 31, 2004	F-125
Cash Flow Statement for the year ended December 31, 2004	F-126
Notes to Accounts	F-127
Unaudited Interim Financial Statements
Summarised Profit and Loss Account for the Nine Months ended September 30, 2005 and September 30, 2004 and Twelve Months Ended December 31, 2004	F-152
Summarised Balance Sheet as of September 30, 2005, September 30, 2004 and December 31, 2004	F-153
Summarised Cash Flow Statement as of September 30, 2005 and September 30, 2004 and December 31, 2004	F-154
Reconciliation of Shareholders' funds and Movement on Reserves for the period from January 1, 2004 thru December 31, 2004 and December 31, 2004 thru September 30, 2005	F-155
Accounting Policies	F-156

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Altra Industrial Motion, Inc.

        We have audited the accompanying consolidated balance sheet of Altra Industrial Motion, Inc. ("the Company"), as of December 31, 2004, and the consolidated balance sheet of its Predecessor as of December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for the period from inception (December 1, 2004) through December 31, 2004, and of the Predecessor for the period from January 1, 2004 through November 30, 2004, and for each of the two years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of management of the Company and its Predecessor. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Altra Industrial Motion, Inc. at December 31, 2004, and of its Predecessor at December 31, 2003, and the consolidated results of the operations and cash flows of the Company for the period from inception (December 1, 2004) through December 31, 2004, and of its Predecessor for the period from January 1, 2004 through November 30, 2004, and for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 17 of the Notes to the Consolidated Financial Statements, the accompanying consolidated balance sheet of the Company as of December 31, 2004, and the consolidated balance sheet of its Predecessor as of December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for the period from inception (December 1, 2004) through December 31, 2004, and of the Predecessor for the period from January 1, 2004 through November 30, 2004, and for each of the two years in the period ended December 31, 2003 have been restated.

        As discussed in Note 6, in 2002, the Predecessor changed its method of accounting for goodwill.

                      /s/ Ernst & Young LLP

Richmond, Virginia
November 3, 2005

ALTRA INDUSTRIAL MOTION, INC.

Restated Consolidated Balance Sheets

Dollars in thousands

	December 31
	2004	Predecessor (Note 1) 2003
Assets
Current assets:
Cash and cash equivalents	$4,729	$3,163
Trade receivables, less allowance for doubtful accounts of $1,424 and $1,616	45,969	35,697
Inventories, less allowance for obsolete materials of $6,361 and $6,812	56,732	43,764
Prepaid expenses and other	7,059	4,754
Deferred income taxes	—	7,518

Total current assets	114,489	94,896
Property, plant and equipment, net	68,006	61,605
Intangible assets, net	48,758	—
Goodwill	66,703	14,520
Deferred income taxes	—	3,083
Other assets	3,508	220

Total assets	$301,464	$174,324

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$28,787	$21,108
Accrued payroll	11,775	11,401
Accruals and other current liabilities	14,377	10,149
Deferred income taxes	271	—
Current portion of long-term debt	913	863
Affiliate debt	—	70,603

Total current liabilities	56,123	114,124
Long-term debt, less current portion and net of unaccreted discount	158,740	1,025
Deferred income taxes	12,099	—
Pension liabilities	19,534	38,315
Other post retirement benefits	12,089	23,864

Total liabilities	258,585	177,328
Stockholder's equity:
Common stock	—	—
Additional paid-in capital	48,814	—
Retained deficit	(5,762)	—
Cumulative foreign currency translation adjustment	549	4,296
Minimum pension liability	(722)	(37,521)
Invested capital	—	30,221

Total stockholder's equity (deficit)	42,879	(3,004)

Total liabilities and stockholder's equity	$301,464	$174,324

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Restated Consolidated Statements of Operations and Comprehensive Income (Loss)

Dollars in thousands

		Predecessor (Note 1)
	From Inception (December 1, 2004) through December 31, 2004
		11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Net sales	$28,726	$275,239	$266,765	$253,217
Cost of sales	24,043	210,450	208,625	190,465

Gross profit	4,683	64,789	58,140	62,752
Selling, general and administrative expenses	8,973	45,321	49,513	48,303
Research and development expenses	283	2,952	2,673	3,103
Restructuring charge, asset impairment and transition expenses	—	947	11,085	27,825
(Gain) on sale of assets	—	(1,300)	—	—

Income (loss) from operations	(4,573)	16,869	(5,131)	(16,479)
Interest expense	1,410	4,294	5,368	5,489
Other non-operating expense (income)	—	148	465	(312)

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(5,983)	12,427	(10,964)	(21,656)
Provision (benefit) for income taxes	(221)	5,532	(1,658)	2,455

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	(5,762)	6,895	(9,306)	(24,111)
Loss from operations and disposal of discontinued operations, net of income taxes	—	—	—	(700)

Loss before cumulative effect of change in accounting principle	(5,762)	6,895	(9,306)	(24,811)
Cumulative effect of change in accounting principle—goodwill impairment	—	—	—	(83,412)

Net income (loss)	(5,762)	6,895	(9,306)	(108,223)

Other comprehensive (loss) income, net of income taxes:
Minimum pension liability adjustment	(722)	(6,031)	5,418	(35,159)
Foreign currency translation adjustment	549	478	3,917	1,989

Other comprehensive (loss) income	(173)	(5,553)	9,335	(33,170)

Comprehensive (loss) income	$(5,935)	$1,342	$29	$(141,393)

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Restated Consolidated Statements of Stockholder's Equity

Dollars in thousands

	Invested Capital	Accumulated Other Comprehensive Income (Loss)	Net Invested Capital
For the Predecessor
Balance at December 31, 2001	$147,763	$(9,390)	$138,373
Net loss	(108,223)	—	(108,223)
Distribution to affiliates	(6,398)	—	(6,398)
Other comprehensive loss, net of $4,747 tax benefit	—	(33,170)	(33,170)

Balance at December 31, 2002	33,142	(42,560)	(9,418)
Net loss	(9,306)	—	(9,306)
Contribution from affiliates	6,385	—	6,385
Other comprehensive income, net of $4,251 tax expense	—	9,335	9,335

Balance at December 31, 2003	30,221	(33,225)	(3,004)
Net income	6,895	—	6,895
Contribution from affiliates	7,922	—	7,922
Other comprehensive loss, net of $3,697 tax benefit	—	(5,553)	(5,553)

Balance at November 30, 2004	$45,038	$(38,778)	$6,260

	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
For the Company
Initial capital contribution	$—	$39,994	$—	$—	$39,994
Common stock issuance related to acquisition	—	8,820	—	—	8,820
Net loss	—	—	(5,762)		(5,762)
Other comprehensive loss	—	—	—	(173)	(173)

Balance at December 31, 2004	$—	$48,814	$(5,762)	$(173)	$42,879

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Restated Consolidated Statements of Cash Flows

Dollars in thousands

		Predecessor (Note 1)
	From Inception (December 1, 2004) through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Cash flows from operating activities:
Net income (loss)	$(5,762)	$6,895	$(9,306)	$(108,223)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	673	6,074	8,653	9,547
Amortization of intangible assets	246	—	—	—
Amortization and write-off of deferred loan costs	49	—	587	405
Accretion of debt discount	79	—	—	—
Amortization of inventory fair value adjustment	1,699	—	—	—
Cumulative effect of change in accounting principle—goodwill impairment	—	—	—	83,412
Impairments, (gains) loss on fixed assets	—	(1,300)	2,126	18,109
Provision (benefit) for deferred taxes	(1,031)	117	(2,679)	2,067
Changes in operating assets and liabilities:
Trade receivables	(324)	(4,197)	(578)	2,851
Inventories	(412)	(6,418)	(2,232)	(772)
Accounts payable and accrued liabilities	9,473	3,734	(13,842)	15,254
Other current assets and liabilities	(2,126)	1,477	(445)	(1,039)
Other operating assets and liabilities	3,022	(2,778)	3,427	(1,742)

Net cash provided by (used in) continuing operating activities	5,586	3,604	(14,289)	19,869
Net cash provided by discontinued operating activities	—	—	—	2,065

Net cash provided by (used in) operating activities	5,586	3,604	(14,289)	21,934
Cash flows from investing activities:
Purchases of fixed assets	(289)	(3,489)	(5,294)	(5,911)
Acquisitions, net of $2,367 of cash acquired	(180,112)	—	—	—
Sale of fixed assets	—	4,442	3,721	1,326

Net cash provided by (used in) investing activities	(180,401)	953	(1,573)	(4,585)
Cash flows from financing activities:
Contributed capital	39,994	—	5,000	—
Proceeds from issuance of senior subordinated notes	158,400	—	—	—
Payment of debt acquired in acquisitions	(12,178)	—	(64,242)	(6,639)
Payment of debt issuance costs	(6,747)	—	—	—
Borrowings under revolving credit agreement	4,988	—	—	—
Payments on revolving credit agreement	(4,988)	—	—	—
Change in affiliate debt	—	(14,524)	70,603	—
Contribution from (distribution to) affiliates	—	7,922	1,385	(6,398)

Net cash provided by (used in) financing activities	179,469	(6,602)	12,746	(13,037)

Effect of exchange rates on cash	75	159	1,065	(1,804)

Increase (decrease) in cash and cash equivalents	4,729	(1,886)	(2,051)	2,508
Cash and cash equivalents, beginning of period	—	3,163	5,214	2,706

Cash and cash equivalents, end of period	$4,729	$1,277	$3,163	$5,214

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Notes to Consolidated Financial Statements

Dollars in thousands, unless otherwise noted

1. Description of Business and Summary of Significant Accounting Policies

Basis of Preparation and Description of Business

        Headquartered in Quincy, Massachusetts, Altra Industrial Motion, Inc. ("the Company") produces, designs and distributes a wide range of mechanical power transmission products, including industrial clutches and brakes, enclosed gear drives, open gearing and couplings. The Company consists of several power transmission component manufacturers including Warner Electric, Boston Gear, Formsprag Clutch, Stieber Clutch, Ameridrives Couplings, Wichita Clutch, Nuttall Gear, Kilian and Delroyd Worm Gear. The Company designs and manufactures products that serve a variety of applications in the food and beverage, material handling, printing, paper and packaging, specialty machinery, and turf and garden industries. Primary geographic markets are in North America, Western Europe and Asia.

        The Company was formed on November 30, 2004 following acquisitions of certain subsidiaries of Colfax Corporation ("Colfax") and The Kilian Company ("Kilian"), both acquisitions of which are described in detail in Note 3. The consolidated financial statements of the Company include the accounts of the Company subsequent to November 30, 2004. The financial statements of "the Predecessor" include the combined historical financial statements of the Colfax entities acquired by the Company that formerly comprised the Power Transmission Group of Colfax, a privately-held industrial manufacturing company, that are presented for comparative purposes.

        The financial information included herein may not reflect the consolidated financial position, operating results, and cash flows of the Company in the future or what they would have been had the Company or Predecessor been a separate, independent entity during the periods presented. Certain administrative and corporate expenditures related to the Predecessor have not been allocated to these financial statements by Colfax, as described in Note 12.

        With the exception of the Boston Gear division of the Predecessor ("Boston Gear"), all subsidiaries acquired from Colfax represent separate legal entities. Boston Gear maintained its own books and records, but historically related goodwill, retirement plans, income taxes, and a portion of the worker's compensation liability were not allocated to Boston Gear. For purposes of these statements, certain assets and liabilities of Boston Gear that are included in the Predecessor financial statements represent allocations of amounts that were previously recorded on Colfax' financial statements.

        Prior to May 30, 2003, the Predecessor was a group of entities under common control. On May 30, 2003, through a series of capital contributions and exchanges of equity securities by the Predecessor's shareholders, entities that were under common ownership, became subsidiaries of Colfax. In addition, certain entities that were previously taxed at the shareholder level became taxable entities (see the discussion on income taxes below and Note 8).

        The historical financial results of Kilian, which was not related to the Predecessor, are not included in the presentation of Predecessor balances in the financial statements or the accompanying footnotes.

Discontinued Operations—Predecessor

        In connection with the Predecessor's adoption of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," a component of the Predecessor, Bay City Forge ("Bay City"), which was sold in December of 2002, was classified as a discontinued operation. Bay City was sold because the Predecessor determined that it was no longer a part of its core operations. Accordingly, the financial results of Bay City, for the year ended December 31, 2002, were reported as a discontinued operation and included revenues of $3.0 million, a $0.1 million pre-tax loss from discontinued operations and a $0.6 million loss, net of income taxes, from the sale of the Bay City operation.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, the Predecessor (where noted) and their wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Fair Value of Financial Instruments

        The carrying values of financial instruments, including accounts receivable, accounts payable and other accrued liabilities, approximate their fair values due to their short-term maturities. The fair value of long-term debt is estimated to approximate the carrying amount based on current interest rates for similar types of borrowings. The estimated fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

Foreign currency translation

        Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Revenues and expenses are translated at average exchange rates effective during the respective period.

        Foreign currency translation adjustments are included in accumulated other comprehensive income (loss) as a separate component of invested capital or stockholder's equity. Currency translation gains (losses) are included in the results of operations in the period incurred and were not material in any of the periods presented.

Reclassification

        Certain prior period amounts have been reclassified in the consolidated financial statements to conform to the current period's presentation.

Cash and Cash Equivalents

        Cash and cash equivalents include all financial instruments purchased with an initial maturity of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Trade Receivables

        An allowance for doubtful accounts is recorded equal to estimated collection losses that will be incurred in the collection of receivables. Estimated losses are based on historical collection experience, as well as, a review by management of the status of all receivables.

Inventories

        Inventories at December 31, 2004 are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The cost of inventories acquired by the Company in its acquisitions reflect their fair values at November 30, 2004 as determined by the Company based on the replacement cost of raw materials, the sales price of the finished goods less an appropriate amount representing the expected profitability from selling efforts, and for work-in-process the sales price of the finished goods less an appropriate amount representing the expected profitability from selling efforts and costs to complete.

        The Company periodically reviews its quantities of inventories on hand and compares these amounts to the expected usage of each particular product or product line. The Company records as a charge to cost of sales any amounts required to reduce the carrying value of inventories to net realizable value.

        The Predecessor's inventories are stated at the lower of cost or market using the FIFO method.

Property, Plant and Equipment

        For the Company, property, plant, and equipment are stated at cost, which includes the estimated fair values of property, plant and equipment acquired on the date of the acquisition and, at December 31, 2004, net of accumulated depreciation incurred since November 30, 2004. For the Predecessor, property, plant, and equipment are stated at historic cost, net of accumulated depreciation.

        Depreciation of property, plant, and equipment is provided using the straight-line method over the estimated useful life of the asset, as follows:

Buildings and improvements	15 to 45 years
Machinery and equipment	2 to 15 years

        Improvements and replacements are capitalized to the extent that they increase the useful economic life or increase the expected economic benefit of the underlying asset. Repairs and maintenance expenditures are charged to expense as incurred.

Intangible Assets

        For the Company, intangibles represent product technology and patents, tradenames and trademarks and customer relationships. Product technology and patents and customer relationships are amortized on a straight-line basis over 8 to 12 years. The tradenames and trademarks are considered indefinite-lived assets and are not being amortized. Intangibles are stated at fair value on the date of acquisition and, at December 31, 2004, net of accumulated amortization incurred since November 30, 2004.

Goodwill

        For the Company, goodwill represents the excess of the purchase price paid by the Company for the Predecessor and Kilian over the fair value of the net assets acquired in each of the acquisitions. Goodwill can be attributed to the value placed on the Company being an industry leader with a market leading position in the Power Transmission industry. The Company's leadership position in the market was achieved by developing and manufacturing innovative products and management anticipates that its leadership position and profitability will continue to expand, enhanced by cost improvement programs associated with ongoing consolidation and centralization of it operations.

        For the Predecessor, goodwill represented costs in excess of the fair value of net assets purchased associated with the acquisitions of various companies.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

        The Company evaluates the recoverability of goodwill and indefinite-lived intangible assets annually, or more frequently if events or changes in circumstances, such as a decline in sales, earnings, or cash flows, or material adverse changes in the business climate, indicate that the carrying value of an asset might be impaired. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values are established using a discounted cash flow methodology (specifically, the income approach). The determination of discounted cash flows is based on the Company's strategic plans and long-range forecasts. The revenue growth rates included in the forecasts are the Company's best estimates based on current and anticipated market conditions, and the profit margin assumptions are projected based on current and anticipated cost structures.

        Because the Company was still in the process of allocating its final goodwill and intangible assets, arising from the application of purchase accounting for the Predecessor and Kilian acquisitions, and had not allocated these assets across its business units, the Company evaluated its long-lived assets at the Company level at December 31, 2004. This analysis included consideration of discounted cash flows as well as EBITDA multiples. The analysis indicated no impairment to be present. Subsequent to year-end the Company completed its allocation of goodwill and intangible assets across its business units.

Impairment of Long-Lived Assets Other Than Goodwill and Indefinite-Lived Intangible Assets

        The Company assesses its long-lived assets other than goodwill and indefinite-lived intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts may not be fully recoverable. To analyze recoverability, the Company projects undiscounted net future cash flows over the remaining lives of such assets. If these projected cash flows are less than the carrying amounts, an impairment loss would be recognized, resulting in a write-down of the assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amounts and the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amounts or fair value less cost to sell. Management determines fair value using the discounted cash flow method or other accepted valuation techniques.

Debt Issuance Costs

        Costs directly related to the issuance of debt are capitalized, included in other long-term assets and amortized using the effective interest method over the term of the related debt obligation. The net carrying value of debt issuance costs was approximately $3.4 million and $0.0 million at December 31, 2004 and 2003, respectively. Related amortization expense, included as a component of interest expense, was $0.1 million, $0.0 million, $0.6 and $0.0 million for the periods from December 1, 2004 through December 31, 2004 and January 1, 2004 through November 30, 2004 and the years ended December 31, 2003 and 2002, respectively.

Revenue Recognition

        Product revenues are recognized at the time title and risk of loss pass to the customer, which generally occurs upon shipment to the customer. Service revenues are recognized as services are performed. Amounts billed for shipping and handling are recorded as revenue. Product return reserves are accrued at the time of sale based on the historical relationship between shipments and returns, and are recorded as a reduction of net sales.

Shipping and Handling Costs

        Shipping and handling costs associated with sales are classified as a component of cost of sales.

Warranty Costs

        Estimated expenses related to product warranties are accrued at the time products are sold to customers. Estimates are established using historical information as to the nature, frequency, and average costs of warranty claims.

Self-Insurance

        Certain operations are self-insured up to pre-determined amounts above which third-party insurance applies, for medical claims, workers' compensation, vehicle insurance, product liability costs and general liability exposure. The accompanying balance sheets include reserves for the estimated costs associated with these self-insured risks, based on historic experience factors and management's estimates for known and anticipated claims. A portion of medical insurance costs are offset by charging employees a premium equivalent to group insurance rates.

Research and Development

        Research and development costs are expensed as incurred and amounted to $0.3 million, $3.0 million, $2.7 million and $3.1 million in the periods from December 1, 2004 through December 31, 2004 and January 1, 2004 through November 30, 2004 and the years ended December 31, 2003 and 2002, respectively.

Advertising

        Advertising costs are charged to selling, general, and administrative expenses as incurred and amounted to approximately $0.2 million, $2.0 million, in the periods from December 1, 2004 through December 31, 2004 and January 1, 2004 through November 30, 2004 and less than $3.0 million in each of the years ended December 31, 2003 and 2002.

Stock-Based Compensation

        Subsequent to year-end, the Company's Board of Directors established the 2004 Equity Incentive Plan that provides for various forms of stock based compensation to officers and senior-level employees of the Company. Awards granted under the 2004 Equity Incentive Plan are for equity instruments of Altra Holdings, Inc., the Company's parent company. The Company will account for the compensation expense of this plan under the fair value method prescribed by Statement of Financial Accounting Standard (SFAS) No. 123R, "Share-Based Payment," as appropriate, based upon the nature of the awards made.

Income Taxes

        The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using enacted statutory tax rates applicable to future years when the temporary differences are expected to reverse. The Company records a valuation allowance when it determines that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The effect on deferred income tax assets and liabilities, of a change in tax rates, is recognized in income in the period that includes the enactment date.

        Prior to various dates in mid-2003, only Boston Gear and the Predecessor's non-U.S. based subsidiaries were accounted for under this method. The remaining U.S. based Predecessor affiliates were S-corporations and/or partnerships for U.S. income tax purposes. As such, income tax obligations were the responsibility of the Predecessor's shareholders and partners for those periods. During 2003, these remaining Predecessor affiliates became subject to tax at the entity level and income taxes have been provided for since those dates. The effects of recognizing deferred tax assets and liabilities related to this change in status have been included in the provision (benefit) for income taxes for the year ended December 31, 2003. For all Predecessor periods, no taxes payable or receivable have been recorded in the Predecessor financial statements subsequent to the entities becoming taxable. The related estimated income tax payable or receivable is included as a component of the net contribution from (distribution to) affiliates as shown in the accompanying Statement of Stockholders' Equity. The U.S. based current tax expense or benefit is presented as deferred tax expense or benefit for all Predecessor periods presented, as no current tax benefits or losses accrue to the Company or its Predecessor due to utilization of consolidated net operating losses of the former owner.

2. Recent Accounting Pronouncements

        In December 2003, Congress passed the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act). The Act established a prescription drug benefit under Medicare,

known as Medicare Part D, and a federal subsidy to sponsors of retiree health care benefit plans that are at least actuarially equivalent to Medicare Part D. The Financial Accounting Standards Board (the "FASB") has issued Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Acts of 2003," which requires that the effects of the federal subsidy be considered an actuarial gain and recognized in the same manner as other actuarial gains and losses. The Predecessor recognized reductions in pension expense of $0.3 million, in the period from January 1, 2004 through November 30, 2004, as a result of the Act.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". SFAS No. 151, which is effective for the Company beginning January 1, 2006, SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) so that those items are recognized as current-period charges. This statement also requires the allocation of fixed production overhead costs based on the normal capacity of the production facilities regardless of the actual use of the facility. The Company does not believe that this statement will have any material impact on the Company's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company and the Predecessor have no such financial instruments and, as such, the adoption of this standard did not have any effect on the financial statements included herein.

        In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company and the Predecessor have no such derivative instruments and, as such, the adoption of this standard did not have any effect on the financial statements included herein.

        Effective January 1, 2003, the Predecessor adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 was to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this standard did not have a material impact on the Predecessor's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", expanding the guidance in Accounting Research Bulletin No. 51, "Consolidated Financial Statements",

relating to transactions involving variable interest entities. In December 2003, the FASB issued FIN No. 46 (Revised) to address certain FIN No. 46 implementation issues. The Company and its Predecessor do not have any variable interest entities and, as such, the adoption of this standard did not have any impact on the financial statements included herein.

3. Acquisitions

        On November 30, 2004, the Company acquired the Predecessor for $180.0 million in cash and Kilian for an $8.8 million issuance of common stock plus the assumption of Kilian debt in the amount of approximately $12.2 million. The purchase price of both acquisitions will be adjusted following the completion of certain negotiations surrounding adjustments to the respective seller's recorded working capital at the acquisition date. In connection with the acquisition of the Predecessor, $5.0 million of the purchase price was paid to an escrow agent for the benefit of any claims that the Company may have against the seller relating to the Purchase Agreement. Additional discussion surrounding the common stock issued for the Kilian acquisition is included in Note 12.

        The acquisitions have been accounted for in accordance with SFAS No. 141, "Business Combinations." As discussed in the Basis of Presentation in Note 1, the consolidated financial statements include the results of operations for the period December 1, 2004 through December 31, 2004, and those of the Predecessor for prior periods.

        The Company has completed its purchase price allocations. The value of the acquired assets, assumed liabilities and identified intangibles from the acquisition of the Predecessor, as presented below, are based upon management's estimates of fair value as of the date of the acquisition. The goodwill and intangibles recorded in connection with the acquisition of the Predecessor have been allocated across the business units acquired from the Predecessor. The Company has completed its evaluation of the intangibles associated with the acquisition of Kilian. Further, and as discussed above, the final purchase price of each of the acquisitions are subject to certain purchase price adjustments which have not been finalized. The purchase price allocations are as follows (in thousands):

	Predecessor	Kilian	Total
Total purchase price, including closing costs of approximately $2.5 million	$182,479	$8,864	$191,343

Cash and cash equivalents	1,183	1,184	2,367
Trade receivables	39,399	6,096	45,495
Inventories	52,761	5,108	57,869
Prepaid expenses and other	4,770	207	4,977
Property, plant and equipment	59,433	8,783	68,216
Intangible assets	49,004	—	49,004
Deferred income taxes—long term	—	104	104
Other assets	165	—	165

Total assets acquired	206,715	21,482	228,197
Accounts payable, accrued payroll, and accruals and other current liabilities	42,341	3,125	45,466
Bank debt	—	12,178	12,178
Deferred income taxes	13,505	—	13,505
Pensions, other post retirement benefits and other liabilities	32,408	—	32,408

Total liabilities assumed	88,254	15,303	103,557

Net assets acquired	118,461	6,179	124,640

Excess purchase price over the fair value of net assets acquired	$64,018	$2,685	$66,703

        The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

        The amounts recorded as intangible assets consist of the following:

	Predecessor	Kilian	Total
Customer relationships	$27,802	$—	$27,802
Product technology and patents	5,122	—	5,122

Total intangible assets subject to amortization	32,924	—	32,924
Trade names and trademarks, not subject to amortization	16,080	—	16,080

Total intangible assets	$49,004	$—	$49,004

        Customer relationships, product technology and patents, are subject to amortization over their estimated useful lives of twelve and eight years, respectively, which reflects the anticipated periods over which the Company estimates it will benefit from the acquired assets. The weighted average estimated useful life of all intangible assets subject to amortization is approximately 11.1 years. Substantially all of this amortization is deductible for income tax purposes. The Company is considering its options relative to the deductibility of goodwill and is unable at this time to determine what, if any, will be deductible for income tax purposes.

        The following table sets forth the unaudited pro forma results of operations of the Company for the two years in the period ended December 31, 2004 as if the Company had acquired the Predecessor and Kilian as of January 1, 2003. The pro forma information contains the actual combined operating results of the Company, the Predecessor and Kilian with the results prior to the December 1, 2004 adjusted to include the pro forma impact of (i) additional amortization and depreciation expense associated with the adjustment to and recognition of fair value of fixed and intangible assets; (ii) the elimination of additional expense as a result of the fair value adjustment to inventory recorded in connection with the Acquisition; (iii) additional expenses associated with new contractual commitments created at Inception; (iv) additional expenses associated with general and administrative services previously performed by the Predecessor's parent and not charged to the Predecessor; (v) additional interest expense associated with debt issued at Inception; (vi) the elimination of previously incurred interest expense of the Predecessor and Kilian; and (vii) the elimination of expense associated with pension and OPEB obligations retained by the Predecessor. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of January 1, 2003 or that may be obtained in the future.

(Pro forma, unaudited, in thousands)	2004	2003
Total Revenues	$343,308	$305,513
Net income (loss)	(541)	(19,769)

4. Inventories

        Inventories at December 31, 2004 and 2003 consisted of the following:

	2004	Predecessor (Note 1) 2003
Raw materials	$29,219	$27,464
Work in process	12,636	6,961
Finished goods	21,238	16,151

	63,093	50,576
Less—Allowance for excess, slow-moving and obsolete inventory	(6,361)	(6,812)

	$56,732	$43,764

5. Property, Plant and Equipment

        Property, plant and equipment at December 31, 2004 and 2003, consisted of the following:

	2004	Predecessor (Note 1) 2003
Land	$5,848	$2,486
Buildings and improvements	14,597	17,372
Machinery and equipment	48,234	81,446

	68,679	101,304
Less—Accumulated depreciation	(673)	(39,699)

	$68,006	$61,605

6. Goodwill and Intangible Assets

        Goodwill and other intangibles as of December 31, 2004 and 2003 consisted of the following (in thousands):

	December 31, 2004		Predecessor (Note 1) December 31, 2003
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Intangible assets not subject to amortization:
Goodwill	$66,703	$—	$15,180	$660
Tradenames and trademarks	16,080	—	—	—
Intangible assets subject to amortization:
Customer relationships	27,802	193	—	—
Product technology and patents	5,122	53	—	—

Total intangible assets	$115,707	$246	$15,180	$660

        The estimated amortization expense for intangible assets is approximately $3.0 million in each of the next five years.

Predecessor Impairment

        Effective January 1, 2002, the Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets. This statement established a new accounting standard for goodwill and certain other indefinite-lived intangible assets and established a new method of testing those assets for impairment at the reporting-unit level using a fair-value-based approach. A reporting unit is defined as an operating segment or one level below an operating segment.

        At December 30, 2001 (prior to adoption), the Predecessor had net goodwill of $95.0 million. The goodwill was evaluated for impairment by reporting unit, using historical and projected EBITDA, multiplied by industry enterprise valuation multiples, to estimate their fair value. This resulted in an impairment loss of $83.4 million, which was attributable to Nuttall Gear, Industrial Clutch, Boston

Gear, the Heavy Duty Clutch business, the Electronic Clutch Brake business, and the International Distribution business. This impairment loss is included as a cumulative effect of change in accounting principle in the Predecessor's 2002 financial statements.

7. Warranty Costs

        Changes in the carrying amount of accrued product warranty costs are as follows:

	December 1, 2004 through December 31, 2004	Predecessor 11 Months ended November 30, 2004	Predecessor Year-ended December 31, 2003
Balance at beginning of period	$1,524	$1,300	$1,800
Accrued warranty costs	94	1,093	1,078
Payments and adjustments	(90)	(869)	(1,578)

Balance at end of period	$1,528	$1,524	$1,300

8. Income Taxes

        The components of the provision (benefit) for income taxes were as follows:

		Predecessor (Note 1)
	December 1, 2004 through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Current:
Federal	$—	$3,851	$434	$—
Foreign and State	810	1,564	587	388

	810	5,415	1,021	388
Deferred:
Federal	(564)	98	(1,707)	1,991
Foreign and state	(467)	19	(972)	76

	(1,031)	117	(2,679)	2,067

Provision (benefit) for income taxes	$(221)	$5,532	$(1,658)	$2,455

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2004 and 2003 were as follows:

	2004		Predecessor (Note 1) 2003
	Current	Long-Term	Current	Long-Term
Deferred tax assets:
Post-retirement obligations	$—	$10,287	$275	$20,191
Expenses not currently deductible	1,292	—	11,942	6,332
Net operating loss carryover	—	1,997	—	1,930
Other	823	19	108	—

Total deferred tax assets	2,115	12,303	12,325	28,453
Valuation allowance for deferred tax assets	(1,000)	(10,797)	(4,807)	(13,027)

Net deferred tax assets	1,115	1,506	7,518	15,426
Deferred tax liabilities:
Fair value adjustments to tangible assets	602	5,487	—	—
Property, plant and equipment	—	448	—	11,352
Intangible assets	—	7,670	—	—
Other	784	—	—	991

Total deferred tax liabilities	1,386	13,605	—	12,343

Net deferred tax (liabilities) assets	$(271)	$(12,099)	$7,518	$3,083

        Valuation allowances are established for a deferred tax asset that management believes may not be realized. The Company continually reviews the adequacy of the valuation allowance and recognizes tax benefits only as reassessments indicate that it is more likely than not the benefits will be realized. Prior to December 1, 2004, this assessment was made in conjunction with the annual assessment for the Predecessor. A portion of the valuation allowance of Colfax was allocated to the Predecessor based upon the relative profitability of the Predecessor to Colfax in total and this allowance was allocated among related asset categories including comprehensive income.

        The Company's net operating loss carryfowards relate to the Company's operations in France, and has an indefinite carryforward period.

8. Income Taxes (continued)

        U.S. income taxes at the statutory tax rate reconciled to the overall U.S. and foreign provision (benefit) for income taxes were as follows:

		Predecessor (Note 1)
	From Inception (December 1, 2004) through December 31, 2004
		11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Tax at U.S. federal income tax rate	$(594)	$4,371	$(3,749)	$(7,605)
State taxes, net of federal income tax effect	(67)	366	(209)	79
Meals and Entertainment	2	102	36	42
Effect of losses of domestic S corporation and partnership entities	—	—	(5,927)	7,750
Valuation allowance	511	895	7,153	2,191
Foreign and other	(73)	(202)	1,038	(2)

Provision (benefit) for income taxes	$(221)	$5,532	$(1,658)	$2,455

        As of December 31, 2004, the Company has not recorded U.S. federal deferred income taxes on undistributed earnings from its foreign subsidiaries. It is expected that these earnings will be permanently reinvested in operations outside the U.S. It is not practical to compute the estimated deferred tax liability on these earnings. During the period from December 1, 2004 through December 31, 2004, income tax benefits were reduced by valuation allowances recorded for foreign tax credits of approximately $0.2 million and U.S. net operating loss benefits of approximately $0.3 million. During the period from January 1, 2004 through November 30, 2004, income tax benefits were reduced by valuation allowances for foreign tax credits of approximately $0.9 million.

        The American Jobs Creation Act of 2004 (the "Job Creation Act") was enacted on October 22, 2004. Among other things, the Job Creation Act repeals an export incentive and creates a new deduction for qualified domestic manufacturing activities. The Company is in the process of evaluating the potential impact of this legislation.

9. Pension and Other Employee Benefits

Defined Benefit (Pension) and Postretirement Benefit Plans

        The Company sponsors various defined benefit (pension) and postretirement (medical and life insurance coverage) plans for certain, primarily unionized, active employees (those in the employment of the Company at or hired since November 30, 2004). The Predecessor sponsored similar plans that covered certain employees, former employees and eligible dependents. At November 30, 2004, the Company assumed the pension and postretirement benefit obligations of all active U.S. employees and all non-U.S. employees of the Predecessor. Additionally, the Company assumed all post-employment and post-retirement welfare benefit obligations with respect to active U.S. employees. Colfax retained all other pension and postretirement benefit obligations relating to the Predecessor's former employees.

        The accounting for these plans is subject to the guidance provided in SFAS No. 87, "Employers' Accounting for Pensions," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other

than Pensions." Both of these statements require management to make assumptions relating to the long-term rate of return on plan assets, discount rates used to measure future obligations and expenses, salary scale inflation rates, health care cost trend rates, and other assumptions. The selection of assumptions is based upon historical trends and known economic and market conditions at the time of valuation. Because of the volatility of the assumptions, actual results may vary substantially from forecast plan assumptions. Both the pension plans and the postretirement plans are revalued annually, using a December 31 measurement date, based upon updated assumptions and information about the individuals covered by the plan.

9. Pension and Other Employee Benefits (continued)

        The following tables represent the reconciliation of the benefit obligation, fair value of plan assets and funded status of the respective defined benefit (pension) and postretirement benefit plans as of December 31, 2004 and 2003:

	Pension Benefits			Postretirement Benefits
	From Inception (December 1, 2004) through December 31, 2004	Predecessor (Note 1)		From Inception (December 1, 2004) through December 31, 2004	Predecessor (Note 1)
		11 Months ended November 30, 2004	Year-ended December 31, 2003		11 Months ended November 30, 2004	Year-ended December 31, 2003
Change in benefit obligation:
Obligation at beginning of period	$—	$149,338	$138,689	$—	$30,903	$32,072
Benefit obligation assumed from Predecessor	23,750	—	—	12,040	—	—
Service cost	35	530	650	30	269	390
Interest cost	112	8,352	9,211	59	1,654	1,876
Amendments	—	440	493	—	—	—
Actuarial loss (gain)	687	6,757	10,722	441	(2,199)	(1,254)
Foreign exchange effect	144	125	470	—	—	—
Benefits paid	(22)	(10,541)	(10,897)	—	(1,651)	(2,181)

Obligation at end of period	$24,706	$155,001	$149,338	$12,570	$28,976	$30,903

Change in plan assets:
Fair value of plan assets, beginning of period	$—	$111,287	$99,544	$—	$—	$—
Plan assets transferred from Predecessor	4,647	—	—	—	—	—
Actual return on plan assets	—	3,979	21,881	—	—	—
Employer contribution	22	5,055	759	—	1,651	2,181
Benefits paid	(22)	(10,541)	(10,897)	—	(1,651)	(2,181)

Fair value of plan assets, end of period	$4,647	$109,780	$111,287	$—	$—	$—

Funded status:
Plan assets less than benefit obligation	$(20,059)	$(45,221)	$(38,051)	$(12,570)	$(28,976)	$(30,903)
Unrecognized actuarial loss	722	58,494	48,833	367	1,666	4,478
Unrecognized prior service cost	—	223	123	—	(28)	56

(Accrued) prepaid cost	$(19,337)	$13,496	$10,905	$(12,203)	$(27,338)	$(26,369)

Amounts recognized in the combined balance sheets consist of:
Accrued benefit cost	$(20,059)	$(45,343)	$(38,315)	$(12,203)	$(27,338)	$(26,369)
Intangible asset	—	223	332	—	—	—
Accumulated other comprehensive income	722	58,616	48,888	—	—	—

Net amount recognized	$(19,337)	$13,496	$10,905	$(12,203)	$(27,338)	$(26,369)

        For all pension plans presented above, the accumulated and projected benefit obligations exceed the fair value of plan assets. The accumulated benefit obligation at December 31, 2004 and 2003 was $24.7 million and $149.3 million, respectively. Non-US pension liabilities recognized in the amounts presented above are $3.2 million and $2.7 million at December 31, 2004 and 2003, respectively.

        The key economic assumptions used in the computation of the respective benefit obligations for the years ended December 31, 2004 and 2003 presented above are as follows:

	Pension Benefits		Postretirement Benefits
	2004	Predecessor (Note 1) 2003	2004	Predecessor (Note 1) 2003
Weighted-average discount rate	5.8%	6.2%	5.8%	6.3%
Weighted-average rate of compensation increase	N/A	N/A	N/A	N/A

        The following table represents the components of the net periodic benefit cost associated with the respective plans:

	Pension Benefits				Postretirement Benefits
		Predecessor (Note 1)				Predecessor (Note 1)
	From Inception (December 1, 2004) through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002	From Inception (December 1, 2004) through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Service cost	$35	$530	$650	$649	$30	$269	$390	$480
Interest cost	112	8,352	9,211	9,167	59	1,654	1,876	1,956
Recognized net actuarial loss	—	2,783	23	—	—	183	—	—
Expected return on plan assets	(31)	(9,747)	(10,971)	(11,552)	—	—	—	—
Amortization	—	14	1,266	296	—	(19)	232	99

Net periodic benefit cost	$116	$1,932	$179	$(1,440)	$89	$2,087	$2,498	$2,535

        The key economic assumptions used in the computation of the respective net periodic benefit cost for the periods presented above are as follows:

	Pension Benefits				Postretirement Benefits
		Predecessor (Note 1)				Predecessor (Note 1)
	From Inception (December 1, 2004) through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002	From Inception (December 1, 2004) through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Discount rate	6.0%	6.2%	7.2%	7.5%	6.0%	6.3%	6.8%	7.5%
Expected return on plan assets	8.5%	8.5%	9.0%	9.0%	N/A	N/A	N/A	N/A
Compensation rate increase	N/A	N/A	N/A	4.0%	N/A	N/A	N/A	N/A

        The reasonableness of the expected return on the funded pension plan assets was determined by three separate analyses: (i) review of forty years of historical data of portfolios with similar asset allocation characteristics, (ii) analysis of six years of historical performance for the Predecessor plan assuming the current portfolio mix and investment manager structure, and (iii) a projected portfolio performance, assuming the plan's target asset allocation, done by a third party.

        For measurement of the postretirement benefit obligations and net periodic benefit costs, an annual rate of increase in the per capita cost of covered health care benefits of approximately 7.5% was assumed. This rate was assumed to decrease gradually to 5% by 2008 and remain at that level thereafter. The assumed health care trends are a significant component of the postretirement benefit costs. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on service and interest cost components for the period December 1, 2004 through December 31, 2004	$13	$(11)
Effect on the December 31, 2004 post-retirement benefit obligation	2,317	(1,864)

        The asset allocations for the Company's and the Predecessor's funded retirement plans at December 31, 2004 and 2003, respectively, and the target allocation for 2005, by asset category, are as follows:

	Allocation Percentage of Plan Assets at Year-End
Asset Category	2005 Target	2004 Actual		Predecessor (Note 1) 2003 Actual
Equity securities	65%		(i)	70%
Fixed income securities	35%		(i)	30%

(i)
The assets for the Company's funded retirement plan at the end of 2004 were held by the Predecessor, awaiting transfer. Once received, they will be invested in a manner consistent with the 2005 target allocation.

        The investment strategy is to achieve a rate of return on the plan's assets that, over the long-term, will fund the plan's benefit payments and will provide for other required amounts in a manner that satisfies all fiduciary responsibilities. A determinant of the plan's returns is the asset allocation policy. The plan's asset mix will be reviewed by the Company periodically, but at least quarterly, to rebalance within the target guidelines. The Company will also periodically review investment managers to determine if the respective manager has performed satisfactorily when compared to the defined objectives, similarly invested portfolios, and specific market indices.

Expected cash flows

        The following table provides the amounts expected to be contributed to the plans by the Company and the expected benefit payments, which are made from the plans' assets and includes the participants' share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company's best estimate given its current knowledge; actual amounts could be materially different.

		Pension Benefits	Postretirement Benefits
Expected Company contribution to plan trusts	2005	$525	$114
Expected benefit payments (from plan assets)	2005	181	114
	2006	323	200
	2007	475	288
	2008	639	405
	2009	791	530
	2010-2014	6,292	4,145

Defined Contribution Plans

        At November 30, 2004, the Company established a defined contribution plan for substantially all full-time U.S.-based employees on terms that mirror those previously provided by the Predecessor. All active employees became participants of the Company's plan and all of their account balances in the Predecessor plans were transferred to the Company's plan at Inception.

        Under the terms of both the Company and Predecessor plans, eligible employees may contribute from one to fifteen percent of their compensation to the plan on a pre-tax basis. The Company makes a matching contribution equal to half of the first six percent of salary contributed by each employee and makes a unilateral contribution of three percent of all employees' salary (including non-contributing employees). The Company's expense associated with the defined contribution plan was $0.3 million during the period December 1, 2004 through December 31, 2004. The Predecessor's expense was $2.4 million during the eleven months ending November 30, 2004, and $2.0 million in each of the years ending December 31, 2003 and 2002.

10. Long-Term Debt

Revolving Credit Agreement

        At November 30, 2004, the Company entered into an agreement for up to $30 million of revolving borrowings from a commercial bank (the Revolving Credit Agreement), subject to certain limitations resulting from the requirement of the Company to maintain certain levels of collateralized assets, as defined in the Revolving Credit Agreement. The Company may use up to $10 million of its availability under the Revolving Credit Agreement for standby letters of credit issued on its behalf, the issuance of which will reduce the amount of borrowings that would otherwise be available to the Company. The Company may re-borrow any amounts paid to reduce the amount of outstanding borrowings; however, all borrowings under the Revolving Credit Agreement must be repaid in full as of November 30, 2009.

        Borrowings under the Revolving Credit Agreement bear interest, at the Company's election, at LIBOR plus 250 basis points annually or the lenders Prime Rate plus 125 basis points, but in no event no lower than 3.75%. The Company must also pay 2.0% per annum on all outstanding letters of credit, 0.375% per annum on the unused availability under the Revolving Credit Agreement and $10,000 per quarter in service fees. The Company incurred approximately $1.3 million in fees associated with the issuance of the Revolving Credit Agreement which have been capitalized as deferred financing costs and will be amortized over the five year life of the Revolving Credit Agreement as a component of interest expense.

        Substantially all of the Company's assets have been pledged as collateral against outstanding borrowings under the Revolving Credit Agreement. The Revolving Credit Agreement requires the Company to maintain a minimum fixed charge coverage ratio (when availability under the line falls below $12.5 million) and imposes customary affirmative covenants and restrictions on the Company. The Company was in compliance with all requirements of the Revolving Credit Agreement at December 31, 2004.

        There were no borrowings under the Revolving Credit Agreement at December 31, 2004 however; the lender had issued $1.9 million of outstanding letters of credit on behalf of the Company.

9% Senior Secured Notes

        At November 30, 2004, the Company issued 9% Senior Secured Notes (Senior Notes), with a face value of $165 million. Interest on the Senior Notes is payable semiannually, in arrears, on June 1 and December 1 of each year, beginning June 1, 2005, at an annual rate of 9%. The effective interest rate on the Senior Notes is approximately 10.0%, after consideration of the amortization of $6.6 million related to initial offer discounts (included in long-term debt) and $2.2 million of deferred financing costs (included in other assets).

        The Senior Notes mature on December 1, 2011 unless previously redeemed by the Company. Through December 1, 2007, the Company may elect to redeem up to 35% of the Senior Notes with the proceeds of certain equity transactions by paying a 9% premium of the amounts paid by such redemption. From December 1, 2008 through November 30, 2009, the Company may also elect to redeem any or all of the Senior Notes still outstanding by paying a 4.5% premium of the amounts paid for such redemptions. A 2.25% premium is due for redemptions completed from December 1, 2009 to November 30, 2010. Subsequent to November 30, 2010, the Company may elect to redeem any or all of the Senior Notes then outstanding at face value.

        In connection with the issuance of the Senior Notes, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission in an effort to convert the Senior Notes to publicly traded instruments. Should the Company fail to file the required registration statement or there are delays in the effectiveness of such filing, the Company will incur additional interest at an annual rate of .25%, increasing by an additional .25% for each 90 day delay in the registration up to a 1% maximum amount of additional interest.

        The Senior Notes are guaranteed by the Company's U.S. domestic subsidiaries and are secured by a second priority lien, subject to first priority liens securing the Revolving Credit Agreement, on substantially all of the Company's assets. The Senior Notes contain numerous terms, covenants and conditions, which impose substantial limitations on the Company. The Company was in compliance with all of the requirements of the Senior Notes and Revolving Credit Agreement at December 31, 2004.

Predecessor Debt

        During 2003, the Predecessor borrowed $70.6 million from its parent company which was used to retire all, then existing, bank debt. In connection with the repayment of the bank debt, the Predecessor wrote off $0.4 million of deferred financing costs, which was charged to the gain on sale of assets and other non-operating expense (income) caption in the statement of operations. The amounts borrowed from the parent company bore an interest rate of 5.83 percent which approximated the rates incurred by the parent company for their third-party debt. In addition to the outstanding debt payable to its parent company, the Predecessor also had $0.7 million of outstanding letters of credit at December 31, 2003.

Capital Leases (see also Note 15)

        The Company and the Predecessor lease a building and certain equipment under capital lease arrangements, whose obligations are included in both short-term and long-term debt. Capital lease obligations amounted to approximately $1.1 million and $1.9 million at December 31, 2004 and 2003, respectively.

11. Stockholder's Equity

        The Company has authorized, issued and outstanding 1,000 shares of $0.001 par-value common stock, all of which is held by Altra Holdings, Inc. ("Holdings"), the Company's parent and sole shareholder.

        For the Predecessor, all historical equity balances are reflected in the consolidated financial statements as invested capital. The annual net cash flows from the Boston Gear division, the recognition or settlement of intercompany balances of any of the Predecessor entities with Colfax, federal and state income taxes payable or receivable and allocations of balances from Colfax are reflected as contributions from and distributions to affiliates in the consolidated statements of stockholders' equity.

12. Related-Party Transactions

Kilian Acquisition

        As discussed in Note 3, the Company acquired Kilian in exchange for the assumption of $12.2 million of Kilian's debt and the issuance of $8.8 million of common stock issued to Holdings. Holdings had previously acquired Kilian through the exchange of preferred and common stock in Holdings that was issued to certain preferred and common shareholders of Kilian, the majority of whom were represented by Genstar Capital, L.P. ("Genstar"), one of the primary shareholders in Holdings.

Management Agreement

        At November 30, 2004, the Company and Holdings entered into an advisory services agreement with Genstar whereby Genstar agreed to provide certain management, business strategy, consulting, financial advisory and acquisition related services to the Company. Pursuant to the agreement, the Company will pay to Genstar an annual consulting fee of $1.0 million (payable quarterly, in arrears at the end of each calendar quarter), reimbursement of out-of-pocket expenses incurred in connection with the advisory services and an advisory fee of 2.0% of the aggregate consideration relating to any acquisition or dispositions completed by the Company. Genstar also received a one-time transaction fee of $4.0 million, and $0.4 million in reimbursement of transaction related expenses, for advisory services it provided in connection with the acquisitions and related financings discussed in Notes 3 and 10, and such amounts are reflected in selling, general and administrative expenses for the period from inception (December 1) through December 31, 2004.

Transition Services Agreement

        In connection with the acquisition of the Predecessor operations from Colfax, the Company entered into a transition services agreement with Colfax whereby Colfax agreed to provide the Company with transitional support services. The transition services include the continued access to Colfax' employee benefit plans through February 2005, the provision of certain accounting, treasury, tax and payroll services through various periods all of which end by May 2005 and the transition of management oversight of various on-going business initiatives through May 2005. These services are to be provided at Colfax' cost which are not expected to aggregate to a material amount or exceed in any material respects the historical cost of obtaining such services.

Predecessor Related Party Transactions

        Danaher Corporation (Danaher) was related to the Predecessor through common ownership. Revenue from sales of products to Danaher was approximately $0.3 for the eleven months ended November 30, 2004 and $0.3 million for the years ended December 31, 2003 and 2002. There were no accounts receivables from Danaher as of December 31, 2003. Purchases of products from Danaher amounted to $5.8 million, $7.2 million and $5.4 million in eleven months ending November 30, 2004 and the years ending December 31, 2003 and 2002, respectively. The Company had outstanding accounts payable due to Danaher of $0.8 million at December 31, 2003.

        Certain corporate and administrative services were performed for the Predecessor by Colfax personnel. Such services consist primarily of executive management, accounting, legal, tax, treasury and finance. Services performed for the Predecessor by Colfax were allocated to the Predecessor to the extent that they were identifiable, clearly applicable to the Predecessor and factually supported as attributable to the Predecessor. Management believes that this method of allocation is reasonable and it is consistent throughout all periods presented. No significant amounts are included in the Company's financial statements for such services although certain professional fees including auditing fees have been allocated to the Predecessor results in the Statement of Operations and Comprehensive Income (Loss). Management estimates that these expenses would increase by approximately $1.0 million if the Predecessor was a stand alone entity. In addition, the Predecessor participated in group purchasing arranged by Colfax for costs such as insurance, health care and raw materials. These direct expenses were charged to the Predecessor entities as incurred.

        The Predecessor utilized a materials sourcing operation located in China that was operated by Colfax for the benefit of all affiliated entities. Management estimates that expenses would increase approximately $0.6 million if the Predecessor had to operate this sourcing function on a stand alone basis.

        The Predecessor also participated in the Colfax treasury function whereby funds were loaned to and borrowed from affiliates in the normal course of business. The net amount due to Colfax and its subsidiaries, which are not a component of the Predecessor, are reported as affiliate debt in the Balance Sheet.

13. Concentrations of Credit, Business Risks and Workforce

        Financial instruments, which are potentially subject to concentrations of credit risk, consist primarily of trade accounts receivable. The Company manages this risk by conducting credit evaluations of customers prior to delivery or commencement of services. When the Company enters into a sales contract, collateral is normally not required from the customer. Payments are typically due within thirty days of billing. An allowance for potential credit losses is maintained, and losses have historically been within management's expectations.

        Credit related losses may occur in the event of non-performance by counterparties to financial instruments. Counterparties typically represent international or well established financial institutions.

        One customer represents 9.0%, 10.3%, 10.8%, and 11.9% of the Company's and Predecessor's sales for the periods December 1, 2004 through December 31, 2004 and January 1, 2004 through November 30, 2004 and the years ended December 31, 2003 and 2002, respectively. Outstanding accounts receivables from that customer were $2.7 million and $2.5 million at December 31, 2004 and 2003, respectively.

        The Company and its Predecessor operate in a single business segment for the development, manufacturing and sales of mechanical power transmission products. The Company's chief operating decision maker reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. Net sales to third parties and property, plant and equipment by geographic region are as follows (in thousands):

	Net Sales
		Predecessor (Note 1)			Property, Plant and Equipment
	December 1, 2004 through December 31, 2004	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002	December 31, 2004	Predecessor (Note 1) December 31, 2003
North America	$23,172	$207,933	$198,146	$192,836	$47,284	$52,342
Europe	4,632	54,141	54,672	48,403	18,760	7,540
Asia and other	922	13,165	13,947	11,978	1,962	1,723

Total	$28,726	$275,239	$266,765	$253,217	$68,006	$61,605

        Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for long-lived assets are based on the location of the entity, which holds such assets.

        The Company has not provided specific product line sales as our general purpose financial statements do not allow us to readily determine groups of similar product sales.

        Approximately 32.3% of the Company's labor force (19.8% and 90.5% in the United States and Europe, respectively) is represented by collective bargaining agreements.

14. Predecessor Restructuring, Asset Impairment and Transition Expenses

        On January 1, 2003, the Predecessor adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 nullifies EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". Restructuring plans initiated prior to December 31, 2002 are accounted for according to EITF 94-3 while all restructuring actions initiated after December 31, 2002 will be accounted for according to SFAS No. 146. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 had previously required that a liability for such costs be recognized at the date of the Company's commitment to an exit or disposal plan. SFAS No. 146 may effect the periods in which costs are recognized although the total amount of costs recognized will be the same as previous accounting guidance.

        Beginning in the fourth quarter of 2002, the Predecessor adopted certain restructuring programs intended to improve operational efficiency by reducing headcount, consolidating its operating facilities and relocating manufacturing and sourcing to low-cost countries. The Predecessor did not exit any of its operating activities and these programs did not reduce sales. The amounts recorded as restructuring charges, asset impairment and transition expenses in the Consolidated Statement of Comprehensive Income (Loss) for the period January 1, 2004 through November 30, 2004 and the years ended December 31, 2003 and 2002 amounted to approximately $0.9 million, $11.1 million and $27.8 million, respectively, and were comprised of the following major categories:

	11 Months ended November 30, 2004	Year-ended December 31, 2003	Year-ended December 31, 2002
Accrued restructuring charge	$—	$—	$7,133
Impairment or loss on sale of fixed assets	306	2,011	18,109
Period cost transition expenses	641	9,074	2,583

	$947	$11,085	$27,825

        Predecessor restructuring charges of approximately $7.1 million were primarily comprised of $6.7 million in severance cost related to work force reductions of approximately 315 manufacturing and administrative associates. The programs involved plant closures and outsourcing, which resulted in a loss on sale of assets of approximately $2.0 million in 2003 and a non-cash asset impairment charge of approximately $18.1 million for 2002. Certain period costs such as relocation, training, recruiting, duplicative associates and moving costs resulting from restructuring programs amounted to $0.6 million, $9.1 million and $2.6 million for the period January 1, 2004 through November 30, 2004 and the years ended December 31, 2003 and 2002, respectively, were included as a component of transition expense. A summary of Predecessor cost reduction programs follows.

United States Programs

        The speed reducer product line consolidation resulted in the closure of the Florence, KY distribution center, the Louisburg, NC manufacturing facility and the Charlotte, NC manufacturing facility. The three closed locations were moved into a new leased facility in Charlotte, NC. In addition the Norwalk, CA distribution center was downsized and moved into a smaller facility and the engineering and purchasing functions were moved from Quincy, MA to the new Charlotte, NC production facility. This program, other than the payment of accrued severance amounts, was substantially completed in the third quarter of 2003.

        The electronic clutch brake product line consolidation resulted in the closure of the Roscoe, IL manufacturing facility. The high volume turf and garden product line was moved to the Columbia City, IN coil production facility, while the industrial and vehicular product lines were moved into the South Beloit, IL manufacturing facility. This program, other than the payment of accrued severance amounts and certain remaining transition expenses, was substantially completed in the fourth quarter of 2003.

        The sprag clutch product line consolidation resulted in the closure of the LaGrange, IL manufacturing facility. Production was relocated to the Formsprag production facility in Warren, MI. This program, other than the payment of accrued severance amounts, was substantially completed in the fourth quarter of 2002.

        The heavy duty clutch product relocation resulted in the closure of the Waukesha, WI production facility, which was consolidated into the Wichita Falls, TX heavy duty clutch production facility. Engineering support remained in Waukesha in a separate smaller leased facility. This program, other than the payment of accrued severance amounts, was substantially completed in the third quarter of 2003.

        Administrative process streamlining primarily involved the consolidation of the speed reducer and electronic clutch brake product lines customer service function in South Beloit, IL. This program, other than the payment of accrued severance amounts, was substantially completed in the third quarter of 2003.

European and Asian Programs

        The European and Asian electronic clutch brake consolidation resulted in the closure of the Bishop Auckland, United Kingdom manufacturing facility with production being relocated to Angers, France and Shenzhen, China. In addition, customer service and engineering functions were centralized in Angers, France. The two French facilities in Angers and Lemans were also rationalized. The Lemans facility was downsized to focus exclusively on machining operations. All other manufacturing and administrative functions were centralized in Angers. This program, other than the payment of accrued severance amounts, was substantially completed in the fourth quarter of 2003.

        Predecessor restructuring charges by program at December 31, 2003 were classified as accrued liabilities in the Combined Balance Sheets as follows:

	Balance At December 31, 2003	Initial Restructuring Charge
United States programs:
Speed reducer product line consolidation	$338	$1,003
Electronic clutch brake consolidation	725	1,633
Sprag clutch consolidation	89	430
Heavy duty clutch consolidation	158	574
Administrative streamlining	8	652

Total United States programs	$1,318	$4,292
Europe and Asia electronic clutch brake consolidation	288	2,841

Total restructuring charge/accrual	$1,606	$7,133

        Predecessor asset impairment and losses on sales of assets by program for the period January 1, 2004 through November 30, 2004 and each of the two years ending December 31, 2003 were as follows:

	11 Months ended November 30, 2004	December 31, 2003	December 31, 2002
United States programs:
Speed reducer product line consolidation	$—	$2,011	$1,040
Electronic clutch brake consolidation	306	—	14,565
Sprag clutch consolidation	—	—	1,023
Heavy duty clutch consolidation	—	—	341

Total United States programs	$306	$2,011	$16,969
Europe and Asia electronic clutch brake consolidation	—	—	1,140

Total non-cash asset impairment and loss on sale of assets	$306	$2,011	$18,109

        Predecessor total transition expense by program for the period January 1, 2004 through November 30, 2004 and each of the two years ending December 31, 2003 were as follows:

	11 Months ended November 30, 2004	December 31, 2003	December 31, 2002
United States programs:
Speed reducer product line consolidation	$—	$3,516	$116
Electronic clutch brake consolidation	641	2,203	973
Sprag clutch consolidation	—	24	629
Heavy duty clutch consolidation	—	516	—
Administrative streamlining	—	592	484

Total United States programs	$641	$6,851	$2,202
Europe and Asia electronic clutch brake consolidation	—	2,223	381

Total transition expense	$641	$9,074	$2,583

        Predecessor transition expense by major expense component for the period January 1, 2004 through November 30, 2004 and each of the two years ending December 31, 2003 were as follows:

	11 Months ended November 30, 2004	December 31, 2003	December 31, 2002
Training	$—	$914	$112
Relocation	—	959	401
Moving costs	—	3,485	983
Severance	—	767	—
Duplicate employees	—	1,689	99
ERP system integration	—	477	281
Other	641	783	707

Total transition expense	$641	$9,074	$2,583

        Cash paid by the Predecessor to support its restructuring programs for the period January 1, 2004 through November 30, 2004 and the year ended December 31, 2003 was as follows:

	11 Months ended November 30, 2004	Year ended December 31, 2003	Combined, Period from January 1, 2003 through November 30, 2004
United States programs:
Speed reducer product line consolidation	$331	$583	$914
Electronic clutch brake consolidation	711	908	1,619
Sprag clutch consolidation	89	103	192
Heavy duty clutch consolidation	158	416	574
Administrative streamlining	8	284	292

Total United States programs	$1,297	$2,294	$3,591
Europe and Asia electronic clutch brake consolidation	288	2,553	2,841

Cash charged against the restructuring reserve	$1,585	$4,847	$6,432
Transition expense	641	9,074	9,715

Total cash utilized	$2,226	$13,921	$16,147

        The Predecessor's accrued restructuring expenses were essentially fully-paid by the Predecessor at November 30, 2004, as follows:

	11 Months ended November 30, 2004	December 31, 2003
Balance at beginning of period	$1,606	$6,453
Cash payments	(1,585)	(4,847)

Balance at end of period	$21	$1,606

15. Commitments and Contingencies

Minimum Lease Obligations

        The Company leases certain offices, warehouses, manufacturing facilities, automobiles and equipment with various terms that range from a month to month basis to ten year terms and which, generally, include renewal provisions. Future minimum rent obligations under non-cancelable operating leases are as follows:

Year ending December 31:	Operating Leases	Capital Leases
2005	$3,463	$913
2006	3,050	152
2007	2,009	102
2008	845	7
2009	531	—
Thereafter	1,976	—

Total lease obligations	$11,874	1,174

Less amounts representing interest		(95)

Present value of minimum capital lease obligations		$1,079

        Net rent expense under operating leases for the periods from Inception to December 31, 2004, and January 1, 2004 to November 30, 2004, and the years ended December 31, 2003 and 2002 was approximately $0.5 million, $5.4 million, $6.1 million and $5.9 million, respectively.

General Litigation

        The Company is involved in various pending legal proceedings arising out of the ordinary course of business. None of these legal proceedings is expected to have a material adverse effect on the financial condition of the Company. With respect to these proceedings, management believes that it will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. Any costs that management estimates may be paid related to these proceedings or claims are accrued when the liability is considered probable and the amount can be reasonably estimated. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to the Company, there could be a material adverse effect on the financial condition of the Company.

        As parent to the Predecessor, Colfax maintained reserves for various legal and environmental matters. Unless a legal or environmental matter of Colfax could be specifically identified as related to the Predecessor, no reserve has been provided for in the Predecessor financial statements. In addition, Colfax has agreed to indemnify the Company for certain pre-existing matters up to agreed upon limits.

16. Guarantor Subsidiaries

        The following tables present separately the financial position, results of operations, and cash flows for the Company and its Predecessor for: (a) the subsidiaries of the Company and its Predecessor that are guarantors of the Notes, which are all 100% owned U.S. domestic subsidiaries of the Company (Guarantor Subsidiaries), and (b) the subsidiaries of the Company and its Predecessor that are not guaranteeing the Notes, which include all non-domestic subsidiaries of the Company (Non-Guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because their guarantees are full and unconditional and joint and several, and the Company believes separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to investors. The Notes were entered into and issued in connection with the acquisition of the Predecessor and Kilian (see Note 3.)

Restated Condensed Consolidating Balance Sheets of the Company
December 31, 2004

	December 31, 2004
	Issuer	Guarantor	Non Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$2,219	$(1,913)	$4,423	$—	$4,729
Trade receivables, less allowance for doubtful accounts	—	31,412	14,557	—	45,969
Loan receivable from related parties	—	11,392	912	(12,304)	—
Inventories, less allowances for obsolete materials	—	41,938	14,794	—	56,732
Prepaid expenses and other	—	3,660	3,399	—	7,059

Total current assets	2,219	86,489	38,085	(12,304)	114,489
Property, plant and equipment, net	—	47,284	20,722	—	68,006
Intangible assets, net	—	38,990	9,768	—	48,758
Goodwill	—	52,757	13,946	—	66,703
Other assets	3,341	147	20	—	3,508
Investments in subsidiaries	204,639	—	—	(204,639)	—

	$210,199	$225,667	$82,541	$(216,943)	$301,464

Liabilities and (deficit) equity
Current liabilities:
Accounts payable	$—	$20,968	$7,819	$—	$28,787
Accrued payroll	733	7,076	3,966	—	11,775
Accruals and other current liabilities	3,130	9,958	1,289	—	14,377
Deferred income taxes	—	191	80	—	271
Current portion of long-term debt	—	247	666	—	913
Affiliate debt	4,978	(4,014)	11,340	(12,304)	—

Total current liabilities	8,841	34,426	25,160	(12,304)	56,123
Long-term debt, less current portion	158,479	261	—	—	158,740
Deferred income taxes	—	4,714	7,385	—	12,099
Pension liabilities	—	16,301	3,233	—	19,534
Other post-retirement benefits	—	12,089	—	—	12,089

Total liabilities	167,320	67,791	35,778	(12,304)	258,585

Total stockholder's equity	42,879	157,876	46,763	(204,639)	42,879

	$210,199	$225,667	$82,541	$(216,943)	$301,464

Restated Condensed Consolidating Balance Sheets of the Predecessor
December 31, 2003

	Predecessor (Note 1) December 31, 2003
	Guarantor	Non- Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$(125)	$3,288	$—	$3,163
Trade receivables, less allowance for doubtful accounts	24,740	16,104	(5,147)	35,697
Loan receivable from related parties	10,451	—	(10,451)	—
Inventories, less allowances for obsolete materials	33,998	9,766	—	43,764
Prepaid expenses and other	1,729	3,025	—	4,754
Deferred income taxes	7,322	196	—	7,518

Total current assets	78,115	32,379	(15,598)	94,896
Property, plant and equipment, net	52,342	9,263	—	61,605
Goodwill	626	13,894	—	14,520
Deferred income taxes	2,511	572	—	3,083
Other assets	197	23	—	220
Investments in subsidiaries	8,713	—	(8,713)	—

	$142,504	$56,131	$(24,311)	$174,324

Liabilities and (deficit) equity
Current liabilities:
Accounts payable	$17,708	$8,547	$(5,147)	$21,108
Accrued payroll	8,115	3,286	—	11,401
Accruals and other current liabilities	7,400	2,749	—	10,149
Current portion of long-term debt and notes payable	321	542	—	863
Affiliate debt	52,132	28,922	(10,451)	70,603

Total current liabilities	85,676	44,046	(15,598)	114,124
Long-term debt, less current portion	317	708	—	1,025
Pension liabilities	35,651	2,664	—	38,315
Other post-retirement benefits	23,864	—	—	23,864

Total liabilities	145,508	47,418	(15,598)	177,328

Total stockholder's equity	(3,004)	8,713	(8,713)	(3,004)

	$142,504	$56,131	$(24,311)	$174,324

Restated Condensed Consolidating Statements of Operations of the Company
Period from Inception (December 1, 2004) through December 31, 2004

	Period from Inception (December 1, 2004) to December 31, 2004
	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$22,692	$6,850	$(816)	$28,726
Cost of sales	—	19,311	5,548	(816)	24,043

Gross profit	—	3,381	1,302	—	4,683
Selling, general and administrative expenses	4,855	3,480	638	—	8,973
Research and development expenses	—	81	202	—	283

(Loss) income from operations	(4,855)	(180)	462	—	(4,573)
Interest expense (income)	1,384	(82)	108	—	1,410
Equity in earnings of subsidiaries	256	—	—	(256)	—

Income (loss) before income taxes	(5,983)	(98)	354	(256)	(5,983)
Benefit from income taxes	(221)	—	—	—	(221)

Net (loss) income	$(5,762)	$(98)	$354	$(256)	$(5,762)

Restated Condensed Consolidating Statements of Operations of the Predecessor
Period from January 1, 2004 through November 30, 2004

	Predecessor (Note 1) Period from January 1, 2004 to November 30, 2004
	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$212,207	$72,402	$(9,370)	$275,239
Cost of sales	168,186	51,634	(9,370)	210,450

Gross profit	44,021	20,768	—	64,789
Selling, general and administrative expenses	31,538	13,783	—	45,321
Research and development expenses	977	1,975	—	2,952
Gain on sale of assets	(1,300)	—	—	(1,300)
Restructuring charge, asset impairment and transition expenses	947	—	—	947

Income from operations	11,859	5,010	—	16,869
Interest expense	2,751	1,543	—	4,294
Other non-operating expense (income)	(17)	165	—	148
Equity in income of subsidiaries	1,742	—	(1,742)	—

Income before income taxes	10,867	3,302	(1,742)	12,427
Provision for income taxes	3,972	1,560	—	5,532

Net income	$6,895	$1,742	$(1,742)	$6,895

Restated Condensed Consolidating Statements of Operations of the Predecessor
Year ended December 31, 2003

	Predecessor (Note 1) Year ended December 31, 2003
	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$204,885	$71,798	$(9,918)	$266,765
Cost of sales	165,177	53,366	(9,918)	208,625

Gross profit	39,708	18,432	—	58,140
Selling, general and administrative expenses	34,860	14,653	—	49,513
Research and development expenses	1,058	1,615	—	2,673
Restructuring charge, asset impairment and transition expenses	8,928	2,157	—	11,085

Income (loss) from operations	(5,138)	7	—	(5,131)
Interest expense	3,570	1,798	—	5,368
Loss (gain) on sale of assets and other non-operating expense (income)	481	(16)	—	465
Equity in loss of subsidiaries	(2,349)	—	2,349	—

Income (loss) before income taxes	(11,538)	(1,775)	2,349	(10,964)
Provision (benefit) for income taxes	(2,232)	574	—	(1,658)

Net loss	$(9,306)	$(2,349)	$2,349	$(9,306)

Restated Condensed Consolidating Statements of Operations of the Predecessor
Year ended December 31, 2002

	Predecessor (Note 1) Year ended December 31, 2002
	Guarantor	Non-Guarantor	Eliminations	Consolidated
Net sales	$198,781	$62,970	$(8,534)	$253,217
Cost of sales	152,009	46,990	(8,534)	190,465

Gross profit	46,772	15,980	—	62,752
Selling, general and administrative expenses	35,462	12,841	—	48,303
Research and development expenses	1,589	1,514	—	3,103
Other expense (income)	573	(573)	—	—
Restructuring charge, asset impairment and transition expenses	23,560	4,265	—	27,825

Loss from operations	(14,412)	(2,067)	—	(16,479)
Interest expense	3,457	2,032	—	5,489
Gain on sale of assets and other non-operating expense (income)	(302)	(10)	—	(312)
Equity in loss of subsidiaries	(3,469)	—	3,469	—

Loss before income taxes, discontinued operations and cumulative effect of change in accounting principle	(21,036)	(4,089)	3,469	(21,656)
Provision (benefit) for income taxes	3,075	(620)	—	2,455

Loss before discontinued operations and cumulative effect of change in accounting principle	$(24,111)	$(3,469)	$3,469	$(24,111)
Loss from operations and disposal of discontinued operations, net of income taxes	700	—	—	700

Loss before cumulative effect of change in accounting principle	(24,811)	(3,469)	3,469	(24,811)
Cumulative effect of change in accounting principle—goodwill impairment	(83,412)	—	—	(83,412)

Net loss	$(108,223)	$(3,469)	$3,469	$(108,223)

Restated Condensed Consolidating Statements of Cash Flows of the Company
Period from Inception (December 1, 2004) through December 31, 2004

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(5,762)	$(98)	$354	$256	$(5,762)
Undistributed equity in earnings of subsidiaries	(256)	—	—	(256)	—
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	—	551	122	—	673
Amortization of intangible assets	—	196	50	—	246
Amortization and write-off of deferred loan costs	49	—	—	—	49
Accretion of debt discount	79	—	—	—	79
Amortization of inventory fair value adjustment	—	1,270	429	—	1,699
Benefit from deferred taxes	—	(1,031)	—	—	(1,031)
Changes in operating assets and liabilities:
Trade receivables	—	(1,403)	1,079	—	(324)
Inventories	—	994	(1,406)	—	(412)
Accounts payable and accrued liabilities	1,900	8,899	(1,326)	—	9,473
Other current assets and liabilities	—	(2,222)	96	—	(2,126)
Other operating assets and liabilities	3,357	(393)	58	—	3,022

Net cash provided by (used in) continuing operating activities	(633)	6,763	(544)	—	5,586
Cash flows from investing activities:
Purchases of fixed assets	—	(243)	(46)	—	(289)
Acquisitions, net of cash acquired	(182,479)	(1,949)	4,316	—	(180,112)

Net cash provided by (used in) investing activities	(182,479)	(2,192)	4,270	—	(180,401)
Cash flows from financing activities:
Contributed capital	39,994	—	—	—	39,994
Proceeds from issuance of senior subordinated notes	158,400	—	—	—	158,400
Payment of debt acquired in acquisitions	(12,178)	—	—	—	(12,178)
Payment of debt issuance costs	(6,747)	—	—	—	(6,747)
Borrowings under revolving credit agreements	4,988	—	—	—	4,988
Payments on revolving credit agreements	(4,988)	—	—	—	(4,988)
Change in affiliated debt	5,862	(6,484)	622	—	—

Net cash (used in) provided by financing activities	185,331	(6,484)	622	—	179,469

Effect of exchange rates on cash	—	—	75	—	75

Increase (decrease) in cash and cash equivalents	2,219	(1,913)	4,423	—	4,729
Cash and cash equivalents, beginning of the period	—	—	—	—	—

Cash and cash equivalents, end of period	$2,219	$(1,913)	$4,423	$—	$4,729

Restated Condensed Consolidating Statements of Cash Flows of the Predecessor
Period from January 1, 2004 through November 30, 2004

	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$6,895	$1,742	$(1,742)	$6,895
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	5,038	1,036	—	6,074
Gain on sale of fixed assets	(1,300)	—	—	(1,300)
Provision for deferred taxes	102	15	—	117
Changes in operating assets and liabilities:
Trade receivables	(492)	(3,705)	—	(4,197)
Inventories	(2,610)	(3,808)	—	(6,418)
Accounts payable and accrued liabilities	4,825	(1,091)	—	3,734
Other current assets and liabilities	2,883	(1,406)	—	1,477
Other operating assets and liabilities	(2,794)	16	—	(2,778)

Net cash provided by (used in) operating activities	12,547	(7,201)	(1,742)	3,604

Cash flows from investing activities:
Purchases of fixed assets	(2,533)	(956)	—	(3,489)
Sale of fixed assets	4,442	—	—	4,442

Net cash provided by (used in) investing activities	1,909	(956)	—	953
Cash flows from financing activities:
Change in affiliated debt	(13,697)	(827)	—	(14,524)
Contribution from affiliates	2,019	4,161	1,742	7,922

Net cash (used in) provided by financing activities	(11,678)	3,334	1,742	(6,602)

Effect of exchange rates on cash	—	159	—	159

Increase (decrease) in cash and cash equivalents	2,778	(4,664)	—	(1,886)
Cash and cash equivalents, beginning of the period	(125)	3,288	—	3,163

Cash and cash equivalents, end of period	$2,653	$(1,376)	$—	$1,277

Restated Condensed Consolidating Statements of Cash Flows of the Predecessor
Year ended December 31, 2003

	Predecessor (Note 1) Year ended December 31, 2003
	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(9,306)	$(2,349)	$2,349	$(9,306)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	7,396	1,257	—	8,653
Amortization and write-off of deferred loan costs	587	—	—	587
Impairment or loss on fixed assets	2,126	—	—	2,126
Benefit from deferred taxes	(2,480)	(199)	—	(2,679)
Changes in operating assets and liabilities:
Trade receivables	(1,082)	504	—	(578)
Inventories	(2,471)	239	—	(2,232)
Accounts payable and accrued liabilities	(12,197)	(1,645)	—	(13,842)
Other current assets and liabilities	(903)	458	—	(445)
Other operating assets and liabilities	3,646	(219)	—	3,427

Net cash used in operating activities	(14,684)	(1,954)	2,349	(14,289)
Cash flows from investing activities:
Purchases of fixed assets	(4,381)	(913)	—	(5,294)
Sale of fixed assets	3,721	—	—	3,721

Net cash used in investing activities	(660)	(913)	—	(1,573)
Cash flows from financing activities:
Change in debt	(51,668)	(12,574)	—	(64,242)
Change in affiliate debt	52,132	18,471	—	70,603
Contributed capital	5,000	—	—	5,000
(Distribution to) contribution from affiliates	7,304	(3,570)	(2,349)	1,385

Net cash provided by financing activities	12,768	2,327	(2,349)	12,746

Effect of exchange rates on cash	—	1,065	—	1,065

Increase (decrease) in cash and cash equivalents	(2,576)	525	—	(2,051)
Cash and cash equivalents, beginning of year	2,451	2,763	—	5,214

Cash and cash equivalents, end of year	$(125)	$3,288	$—	$3,163

Restated Condensed Consolidating Statements of Cash Flows of the Predecessor
Year ended December 31, 2002

	Predecessor (Note 1) Year ended December 31, 2002
	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(108,223)	$(3,469)	$3,469	$(108,223)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	8,247	1,300	—	9,547
Amortization and write-off of deferred loan costs	405	—	—	405
Cumulative effect of change in accounting principle—goodwill impairment	83,412	—	—	83,412
Impairment or loss on fixed assets	16,969	1,140	—	18,109
Provision (benefit) for deferred taxes	2,524	(457)	—	2,067
Changes in operating assets and liabilities:
Trade receivables	4,636	(1,785)	—	2,851
Inventories	(1,760)	988	—	(772)
Accounts payable and accrued liabilities	11,827	3,427	—	15,254
Other current assets and liabilities	561	(1,600)	—	(1,039)
Other operating assets and liabilities	(3,891)	2,149	—	(1,742)

Net cash provided by continuing operating activities	14,707	1,693	3,469	19,869
Net cash provided by discontinued operating activities	2,065	—	—	2,065

Net cash provided by operating activities	16,772	1,693	3,469	21,934
Cash flows from investing activities:
Purchases of fixed assets	(5,303)	(608)	—	(5,911)
Sale of fixed assets	1,326	—	—	1,326

Net cash used in investing activities	(3,977)	(608)	—	(4,585)
Cash flows from financing activities:
Change in debt	(6,541)	(98)	—	(6,639)
(Distribution to) contribution from affiliates	(4,433)	1,504	(3,469)	(6,398)

Net cash (used in) provided by financing activities	(10,974)	1,406	(3,469)	(13,037)

Effect of exchange rates on cash	—	(1,804)	—	(1,804)

Increase in cash and cash equivalents	1,821	687	—	2,508
Cash and cash equivalents, beginning of year	630	2,076	—	2,706

Cash and cash equivalents, end of year	$2,451	$2,763	$—	$5,214

17. Restated Financial Data

        The Company has restated its consolidated balance sheet as of December 31, 2004 and the consolidated balance sheet of its Predecessor as of December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder's equity, and cash flows for the period from inception (December 1, 2004) through December 31, 2004, and of the Predecessor for the period from January 1, 2004 through November 30, 2004, and for each of the two years in the period ended December 31, 2003. The restatement relates to the matters discussed below. The tables that follow provide a reconciliation between amounts previously reported and the restated amounts in the consolidated balance sheets and statements of operations. In addition, some of the adjustments impacted periods prior to 2003 and the net effect of these prior adjustments is a decrease of $1.2 million to invested capital at January 1, 2003.

        During mid 2005, the Company became aware that certain errors had occurred in previously prepared financial statements and a restatement was necessary to correct our accounting treatment of various items to conform with Generally Accepted Accounting Principles (GAAP). The following describes the significant aspects of the restatement.

        Capitalized Transaction Costs.    We properly changed our method of accounting related to capitalizing transaction costs. Previously we had capitalized a one-time transaction fee paid to our principal shareholder. This fee was allocated between financing costs and goodwill. The method reflected in the restatement expenses the fee when incurred as an internal cost associated with the transaction. Additionally, this method reduces interest expense due to the reduction in capitalized financing costs that were previously being amortized.

        Inventory.    We corrected errors related to inventory at one of our manufacturing locations to conform with GAAP and to make it consistent with the remainder of the Company. Previously, this location had not established an appropriate reserve for inventory obsolescence in accordance with the principle of recording inventory at the lower of cost or market value. This resulted in the overstatement of the value of the inventory at this location. The Company has established an appropriate reserve which is reflected in the restated balance sheets and a corresponding charge or credit is reflected in the restated statements of operations for the necessary changes in the reserve requirement between periods.

        Prepaid Expenses.    During the Company's purchase price allocation process, we became aware of prepaid expenses at one of our locations that had not been expensed in the appropriate period. As a result, the restated balance sheets and statements of operations reflect the impact of expensing the prepaid balance in the appropriate period.

        Fixed Assets.    The Company became aware that certain fixed assets associated with certain manufacturing locations did not physically exist at the Company. As a result, the restated balance sheets and statements of operations reflect the impact of the write-off of these fixed assets and the reversal of the related depreciation expense previously recorded.

        Other Assets.    During the Company's purchase price allocation process, we became aware of an unidentifiable intercompany asset that had not previously been eliminated by the Predecessor. As a result, other assets and invested capital were overstated in the amounts previously reported and the restated financial statements reflect the impact of eliminating this asset.

        Deferred Income Taxes.    As a result of the matters discussed above the Company reviewed the assumptions used and the timing of the expected turns of the deferred income tax balances for valuing net deferred taxes.

        Based on the Company's review, it determined that the tax basis of the intangible assets that arose out of the acquisition needed to be adjusted to reflect the final allocation of the intangibles across the business units. This resulted in an increase of $7.2 million in the Company's deferred tax liabilities.

        The Company established its valuation allowance in accordance with the more-likely-than-not standard and considered the possible sources of taxable income. The Company determined that the future reversals of the taxable temporary differences on the assumed post-retirement obligations was more than 20 years, not 3 years, as originally assumed, so the valuation allowance on these deferred assets was increased from $2.6 million to $8.8 million.

        Finally, as the Company finalized its purchase price allocation to the respective business units, it was able to finalize the tax basis of the assets and liabilities associated with the Acquisition and the different business units. This process led to a $4.6 million decrease in deferred tax assets.

        As a result of the above findings, the Company adjusted its deferred tax assets, the valuation allowance and deferred tax liabilities to their appropriate balances.

        Goodwill.    As a result of the matters discussed above there was a net increase to goodwill of approximately $25.2 million which is reflected in the restated December 31, 2004 consolidated balance sheet of the Company.

Statements of Operations:

	From inception through December 31, 2004			For the 11-months Ended November 30, 2004
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Net Sales	$28,726		$28,726	$275,239		$275,239
Cost of Sales	24,051	(8)	24,043	210,527	(77)	210,450

Gross Profit	4,675	8	4,683	64,712	77	64,789
Selling, general and administrative expenses	4,717	4,256	8,973	45,474	(153)	45,321
Research and development expenses	283		283	2,952		2,952
Restructuring charge, asset impairment and transition expenses	—		—	947		947
(Gain) on sale of assets	—		—	(1,300)		(1,300)

Income (loss) from operations	(325)	(4,248)	(4,573)	16,639	230	16,869
Interest Expense	1,450	(40)	1,410	4,294		4,294
Other non-operating expense (income)	—		—	148		148

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(1,775)	(4,208)	(5,983)	12,197	230	12,427
Provision (benefit) for income taxes	(248)	27	(221)	5,430	102	5,532

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	(1,527)	(4,235)	(5,762)	6,767	128	6,895
Income (loss) from operations and disposal of discontinued operations, net of income taxes	—		—	—		—

Loss before cumulative effect of change in accounting principle	(1,527)	(4,235)	(5,762)	6,767	128	6,895
Cumulative effect of change in accounting principle—goodwill impairment	—		—	—		—

Net income (loss)	(1,527)	(4,235)	(5,762)	6,767	128	6,895

Other comprehensive (loss) income, net of income taxes:
Minimum pension liability adjustment	(722)		(722)	(6,031)		(6,031)
Foreign currency translation adjustment	549		549	478		478

Other comprehensive (loss) income	(173)	—	(173)	(5,553)	—	(5,553)

Comprehensive (loss) income	$(1,700)	$(4,235)	$(5,935)	$1,214	$128	$1,342

	For the Year Ended December 31,
	2003			2002
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Net Sales	$266,765		$266,765	$253,217		$253,217
Cost of Sales	208,264	361	208,625	190,538	(73)	190,465

Gross Profit	58,501	(361)	58,140	62,679	73	62,752
Selling, general and administrative expenses	49,435	78	49,513	48,303		48,303
Research and development expenses	2,673		2,673	3,103		3,103
Restructuring charge, asset impairment and transition expenses	11,085		11,085	27,825		27,825

Loss from operations	(4,692)	(439)	(5,131)	(16,552)	73	(16,479)
Interest Expense	5,368		5,368	5,489		5,489
Other non-operating expense (income)	465		465	(312)		(312)

Loss before income taxes, discontinued operations and cumulative effect of change in accounting principle	(10,525)	(439)	(10,964)	(21,729)	73	(21,656)
Provision (benefit) for income taxes	(1,592)	(66)	(1,658)	2,455		2,455

Loss before discontinued operations and cumulative effect of change in accounting principle	(8,933)	(373)	(9,306)	(24,184)	73	(24,111)
Loss from operations and disposal of discontinued operations, net of income taxes	—		—	(700)		(700)

Loss before cumulative effect of change in accounting principle	(8,933)	(373)	(9,306)	(24,884)	73	(24,811)
Cumulative effect of change in accounting principle—goodwill impairment	—		—	(83,412)		(83,412)

Net Loss	(8,933)	(373)	(9,306)	(108,296)	73	(108,223)

Other comprehensive (loss) income, net of income taxes:
Minimum pension liability adjustment	5,418		5,418	(35,159)		(35,159)
Foreign currency translation adjustment	3,917		3,917	1,989		1,989

Other comprehensive (loss) income	9,335	—	9,335	(33,170)	—	(33,170)

Comprehensive (loss) income	$402	$(373)	$29	$(141,466)	$73	$(141,393)

Balance Sheet

	December 31, 2004			December 31, 2003
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Current Assets:
Cash and cash equivalents	$4,729		$4,729	$3,163		$3,163
Trade Receivables, less allowance for doubtful accounts of $1,424 and $1,616	45,969		45,969	35,697		35,697
Inventories, less allowance for obsolete materials of $6,361 and $6,813	57,909	(1,177)	56,732	44,604	(840)	43,764
Prepaid expenses and other	7,137	(78)	7,059	4,832	(78)	4,754
Deferred income taxes	4,180	(4,180)	—	7,518		7,518

Total current assets	119,924	(5,435)	114,489	95,814	(918)	94,896
Property Plant and equipment, net	68,919	(913)	68,006	62,311	(706)	61,605
Intangible assets, net	48,758		48,758	—		—
Goodwill	41,536	25,167	66,703	14,520		14,520
Deferred Income Taxes	4,923	(4,923)	—	3,083		3,083
Other assets	9,285	(5,777)	3,508	2,680	(2,460)	220

Total assets	$293,345	$8,119	$301,464	$178,408	$(4,084)	$174,324

Liabilities and Stockholder's Equity
Current Liabilities:
Accounts payable	$28,787		$28,787	$21,108		21,108
Accrued payroll	11,775		11,775	11,401		11,401
Accruals and other current liabilities	14,393	(16)	14,377	10,215	(66)	10,149
Deferred Income Taxes	—	271	271	—	—	—
Current portion of long-term debt	913		913	863		863
Affiliate debt	—		—	70,603		70,603

Total current liabilities	55,868	255	56,123	114,190	(66)	114,124
Long-term debt, less current portion and net of unaccreted discount	158,740		158,740	1,025		1,025
Deferred Income Taxes	—	12,099	12,099	—	—	—
Pension Liabilities	19,534		19,534	38,315		38,315
Other post retirement benefits	12,089		12,089	23,864		23,864

Total liabilities	246,231	12,354	258,585	177,394	(66)	177,328
Stockholder's equity	—		—	—		—
Common Stock	—		—	—		—
Additional paid-in capital	48,814		48,814	—		—
Retained deficit	(1,527)	(4,235)	(5,762)	—		—
Cumulative foreign currency translation adjustment	549		549	4,296		4,296
Minimum pension liability	(722)		(722)	(37,521)		(37,521)
Invested Capital	—		—	34,239	(4,018)	30,221

Total stockholder's equity	47,114	(4,235)	42,879	1,014	(4,018)	(3,004)

Total liabilities and stockholder's equity	$293,345	$8,119	$301,464	$178,408	$(4,084)	$174,324

18. Restated Unaudited Quarterly Results of Operations

      The following tables reflect the impact of the restatement adjustments, discussed in Note 17, on the Unaudited Quarterly Results of Operations.

Year ending December 31, 2004

	Period from Inception (December 1) to December 31, 2004			Period from October 1, 2004 to November 30, 2004
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Net Sales	$28,726		$28,726	$46,540		$46,540
Gross Profit	4,675	8	4,683	8,831	(139)	8,692
Net loss	(1,527)	(4,235)	(5,762)	(253)	8	(245)
	Third Quarter			Second Quarter
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Net Sales	$72,542		$72,542	$78,151		$78,151
Gross Profit	17,615	68	17,683	18,222	74	18,296
Net income (loss)	(1,127)	38	(1,089)	2,627	41	2,668
	First Quarter
	As Presented	Restatement Adjustments	Restated
Net Sales	$78,006		$78,006
Gross Profit	20,044	74	20,118
Net income	5,520	41	5,561

Year ending December 31, 2003

	Fourth Quarter			Third Quarter
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Net Sales	$67,050		$67,050	$62,794		$62,794
Gross Profit	16,350	(3)	16,347	12,405	1	12,406
Net loss	(1,825)	(65)	(1,890)	(3,463)	1	(3,462)
	Second Quarter			First Quarter
	As Presented	Restatement Adjustments	Restated	As Presented	Restatement Adjustments	Restated
Net Sales	$68,632		$68,632	$68,289		$68,289
Gross Profit	15,188	(345)	14,843	14,558	(14)	14,544
Net loss	(1,996)	(296)	(2,292)	(1,649)	(13)	(1,662)

19. Event Subsequent to the Date of the Report of Independent Registered Public Accounting Firm (Unaudited)

        On November 7, 2005, we entered into a purchase agreement with the shareholders of Hay Hall Holdings Limited, or Hay Hall, pursuant to which we agreed to acquire all of the outstanding share capital of Hay Hall for $50.5 million subject to certain purchase price adjustments. We intend to fund the total purchase price including fees and expenses from additional debt borrowings. Under the purchase agreement, the initial aggregate purchase price of $50.5 million to be paid at closing will be subject to a change in working capital adjustment, less debt balances at closing, plus cash balances at closing. Hay Hall is a UK-based holding company established in 1996 that is focused primarily on the manufacture of couplings and clutch brakes.

ALTRA INDUSTRIAL MOTION, INC.

Condensed Consolidated Balance Sheets

Dollars in thousands

	As of
	September 30, 2005 (Unaudited)	Restated December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,294	$4,729
Trade receivables, less allowance for doubtful accounts of $1,589 and $1,424	45,440	45,969
Inventories, less allowance for obsolete materials of $6,051 and $6,361	53,432	56,732
Prepaid expenses and other	4,770	7,059

Total current assets	113,936	114,489
Property, plant and equipment, net	63,621	68,006
Intangible assets, net	46,543	48,758
Goodwill	70,322	66,703
Other assets	6,170	3,508

Total assets	$300,592	$301,464

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$28,304	$28,787
Accrued liabilities	31,596	26,152
Deferred income taxes	300	271
Current portion of long-term debt	303	913

Total current liabilities	60,503	56,123
Long-term debt, less current portion and net of unaccreted discount	159,337	158,740
Deferred income taxes	11,784	12,099
Pension liabilities	13,193	19,534
Other post retirement benefits	12,402	12,089
Other long-term liabilities	890	—

Total liabilities	258,109	258,585
Stockholder's equity:
Common stock	—	—
Additional paid-in capital	48,814	48,814
Due from Parent	(1,108)	—
Retained deficit	(3,099)	(5,762)
Cumulative foreign currency translation adjustment	(1,402)	549
Minimum pension liability	(722)	(722)

Total stockholder's equity	42,483	42,879

Total liabilities and stockholder's equity	$300,592	$301,464

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income

Dollars in thousands

	Nine months ended
	September 30, 2005 (Unaudited)	October 1, 2004 (Predecessor) (Restated) (Unaudited)
Net sales	$273,491	$228,699
Cost of sales	206,906	172,602

Gross profit	66,585	56,097
Selling, general and administrative expenses	46,049	38,538
Research and development expenses	3,495	2,681
Gain on sale of fixed assets	(103)	(1,300)

Income from operations	17,144	16,178
Interest expense	12,813	3,592
Other non-operating expense, net	3	176

Income before income taxes	4,328	12,410
Provision for income taxes	1,665	5,262

Net income	2,663	7,148
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustment	(1,951)	702

Comprehensive income	$712	$7,850

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Condensed Consolidated Statements of Cash Flows

Dollars in thousands

	Nine months ended
	September 30, 2005 (Unaudited)	October 1, 2004 (Predecessor) (Restated) (Unaudited)
Cash flows from operating activities:
Net income	$2,663	$7,148
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	6,249	5,912
Amortization of intangible assets and deferred financing costs	2,692	—
Accretion of debt discount	711	—
Amortization of inventory fair value adjustment	1,699	—
Gain on sale of fixed assets	(103)	(1,300)
Provision for deferred taxes	25	3,905
Changes in operating assets and liabilities:
Trade receivables	1,887	(7,019)
Inventories	2,640	(3,388)
Accounts payable and accrued liabilities	(2,297)	6,091
Other current assets and liabilities	(2,116)	355
Other operating assets and liabilities	(931)	1,109

Net cash provided by operating activities	13,119	12,813
Cash flows from investing activities:
Purchases of fixed assets	(3,401)	(1,293)
Payment of additional Kilian purchase price	(730)	—
Proceeds from sale of fixed assets	125	4,442

Net cash provided by (used in) investing activities	(4,006)	3,149
Cash flows from financing activities:
Distribution of capital	—	(9,513)
Contribution of capital	—	10,090
Payments made on behalf of Parent company	(1,108)	—
Borrowings under revolving credit agreement	4,408	—
Payments under revolving credit agreement	(4,408)	—
Payment of capital leases	(724)	(233)
Change in affiliate debt	—	(17,176)

Net cash used in financing activities	(1,832)	(16,832)

Effect of exchange rates on cash	(1,716)	1,112

Increase in cash and cash equivalents	5,565	242
Cash and cash equivalents, beginning of period	4,729	3,163

Cash and cash equivalents, end of period	$10,294	$3,405

See accompanying notes.

ALTRA INDUSTRIAL MOTION, INC.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

Dollars in thousands, unless otherwise noted

1. Organization and Nature of Operations

        Headquartered in Quincy, Massachusetts, Altra Industrial Motion, Inc. ("the Company") produces, designs and distributes a wide range of mechanical power transmission products, including industrial clutches and brakes, enclosed gear drives, open gearing and couplings. The Company consists of several power transmission component manufacturers including Warner Electric, Boston Gear, Formsprag Clutch, Stieber Clutch, Ameridrives Couplings, Wichita Clutch, Nuttall Gear, Kilian and Delroyd Worm Gear. The Company designs and manufactures products that serve a variety of applications in the food and beverage, material handling, printing, paper and packaging, specialty machinery, and turf and garden industries. Primary geographic markets are in North America, Western Europe and Asia.

2. Basis of Presentation

        The Company was formed on November 30, 2004 following acquisitions of certain subsidiaries of Colfax Corporation ("Colfax") and The Kilian Company ("Kilian"). The consolidated financial statements of the Company include the accounts of the Company subsequent to November 30, 2004. The financial statements for the nine months ended October 1, 2004 of the Predecessor include the combined historical financial statements of the Colfax entities acquired by the Company that formerly comprised the Power Transmission Group of Colfax, a privately-held industrial manufacturing company, that are presented for comparative purposes.

        The historical financial results of Kilian, which was not related to the Predecessor, are not included in the presentation of Predecessor balances in the financial statements or the accompanying footnotes.

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated unaudited financial statements as of September 30, 2005 and for the nine month period ended September 30, 2005 and the nine month period ended October 1, 2004 of the "Predecessor".

        The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year-ended December 31, 2004.

3. Acquisitions

        On November 30, 2004, the Company acquired the Predecessor for $180.0 million in cash and Kilian for an $8.8 million issuance of common stock plus the assumption of Kilian debt in the amount of approximately $12.2 million. The purchase price of both acquisitions has been adjusted following the completion of certain negotiations surrounding adjustments to the respective seller's recorded working capital at the acquisition date. At the end of the third quarter of 2005, negotiations were finalized regarding the recorded working capital at the acquisition date for the Predecessor, which resulted in the return of approximately $1.6 million of the purchase price to the Company. During the first quarter of 2005, negotiations were finalized regarding the recorded working capital at the acquisition date for Kilian, which resulted in a final payment by the Company of approximately $.7 million.

        The acquisitions have been accounted for in accordance with SFAS No. 141, "Business Combinations." As discussed in the Basis of Presentation in Note 2, the consolidated financial statements include the results of operations for the nine month period ended September 30, 2005, and those of the Predecessor for the nine month period ended October 1, 2004.

        The Company has completed its purchase price allocations. The value of the acquired assets, assumed liabilities and identified intangibles from the acquisition of the Predecessor, as presented below, are based upon management's estimates of fair value as of the date of the acquisition. The goodwill and intangibles recorded in connection with the acquisition of the Predecessor have been allocated across the business units acquired from the Predecessor. The purchase price allocations are as follows (in thousands):

	Predecessor	Kilian	Total
Total purchase price, including closing costs of approximately $2.6 million	$181,026	$9,594	$190,620

Cash and cash equivalents	1,183	1,184	2,367
Trade receivables	39,399	6,096	45,495
Inventories	52,761	5,108	57,869
Prepaid expenses and other	4,770	207	4,977
Property, plant and equipment	59,320	8,783	68,103
Intangible assets	49,004	—	49,004
Deferred income taxes—long term	—	104	104
Other assets	165	—	165

Total assets acquired	206,602	21,482	228,084
Accounts payable, accrued payroll, and accruals and other current liabilities	46,881	3,125	50,006
Bank debt	—	12,178	12,178
Deferred income taxes	13,194	—	13,194
Pensions, other post retirement benefits and other liabilities	32,408	—	32,408

Total liabilities assumed	92,483	15,303	107,786

Net assets acquired	114,119	6,179	120,298

Excess purchase price over the fair value of net assets acquired	$66,907	$3,415	$70,322

        The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

        The amounts recorded as intangible assets consist of the following:

	Predecessor	Kilian	Total
Customer relationships	$27,802	$—	$27,802
Product technology and patents	5,122	—	5,122

Total intangible assets subject to amortization	32,924	—	32,924
Trade names and trademarks, not subject to amortization	16,080	—	16,080

Total intangible assets	$49,004	$—	$49,004

        Customer relationships, product technology and patents, are subject to amortization over their estimated useful lives of twelve and eight years, respectively, which reflects the anticipated periods over which the Company estimates it will benefit from the acquired assets. The weighted average estimated useful life of all intangible assets subject to amortization is approximately 11.1 years. Substantially all of this amortization is deductible for income tax purposes. The Company has determined that goodwill is deductible for income tax purposes.

4. Foreign currency translation

        For the nine-month periods ending September 30, 2005 and October 1, 2004, differences arising from translation of ($2.0) million and $0.7 million, respectively, are recorded in other comprehensive (loss) income. The cumulative foreign currency translation adjustment recorded in accumulated other comprehensive (loss) income was ($1.4) million and $.5 million, net of tax, at September 30, 2005 and December 31, 2004, respectively.

5. Inventories

        Inventories at September 30, 2005 and December 31, 2004 consisted of the following:

	September 30, 2005	December 31, 2004
Raw materials	$22,294	$29,219
Work in process	13,131	12,636
Finished goods	24,058	21,238

	59,483	63,093
Less—Allowance for excess, slow-moving and obsolete inventory	(6,051)	(6,361)

	$53,432	$56,732

6. Goodwill and Intangible Assets

        Goodwill and other intangibles as of September 30, 2005 and December 31, 2004 consisted of the following (in thousands):

	September 30, 2005		December 31, 2004
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Intangible assets not subject to amortization:
Goodwill	$70,322	$—	$66,703	$—
Tradenames and trademarks	16,080	—	16,080	—
Intangible assets subject to amortization:
Customer relationships	27,802	1,931	27,802	193
Product technology and patents	5,122	530	5,122	53

Total intangible assets	$119,326	$2,461	$115,707	$246

        The estimated amortization expense for intangible assets is approximately $3.0 million in each of the next five years.

7. Warranty Costs

        Changes in the carrying amount of accrued product warranty costs are as follows:

	September 30, 2005	October 1, 2004 (Predecessor)
Balance at beginning of period	$1,528	$1,300
Accrued warranty costs	979	874
Payments and adjustments	(957)	(389)

Balance at end of period	$1,550	$1,785

8. Income Taxes

        The effective tax rates recorded for the nine month periods ended September 30, 2005 and October 1, 2004 were recorded based upon management's best estimate of the effective tax rates for the entire respective years. The change in the effective tax rate from 42.4% for the first nine months of 2004 to 38.5% for the same period in 2005 is the result of the Acquisition. The Predecessor and its affiliates were part of a tax and legal structure which was entirely different than the Company's current structure. In addition to the differences in organizational structure the Predecessor was subject to different tax laws and had tax attributes different than those of the Company, which resulted in a decrease in our effective tax rate during 2005. The 2005 tax rate differs from the statutory rate due to the impact of non-U.S. tax rates and permanent differences.

9. Pension and Other Employee Benefits

Defined Benefit (Pension) and Postretirement Benefit Plans

        The Company sponsors various defined benefit (pension) and postretirement (medical and life insurance coverage) plans for certain, primarily unionized, active employees (those in the employment of the Company at or hired since November 30, 2004). The Predecessor sponsored similar plans that covered certain employees, former employees and eligible dependents. At November 30, 2004, the Company assumed the pension and postretirement benefit obligations of all active U.S. employees and all non-U.S. employees of the Predecessor. Additionally, the Company assumed all post-employment and post-retirement welfare benefit obligations with respect to active U.S. employees. Colfax retained all other pension and postretirement benefit obligations relating to the Predecessor's former employees.

        The following table represents the components of the net periodic benefit cost associated with the respective plans for the nine months ended September 30, 2005 and October 1, 2004:

	Pension Benefits		Other Benefits
	September 30, 2005	October 1, 2004 (Predecessor)	September 30, 2005	October 1, 2004 (Predecessor)
Service cost	$397	$400	$222	$221
Interest cost	921	6,888	$411	1,354
Recognized net actuarial loss	—	65	—	(5)
Expected return on plan assets	(324)	(7,988)	(302)	—
Amortization	5	2,204	(15)	137

Net periodic benefit cost	$999	$1,569	$316	$1,707

        In December of 2003 Congress passed the "Medicare Prescription Drug, Improvement and Modernization Act of 2003" (the Act). The Act reformed Medicare in such a way that a company may receive subsidy payments in future years for continuing retiree prescription drug benefits and a reduction in the rate of participation by current employees in the plan. In the second quarter of 2004, based on currently available guidance, the Predecessor adopted (retroactive to the beginning of 2004) FASB Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Upon retroactive adoption of the Act, the accumulated post-retirement benefit obligation was not reduced by a material amount for the nine months ended October 1, 2004. Certain definitions and interpretations, yet to be issued by the federal government, could require the Company to adjust future estimates.

10. Long-Term Debt

Revolving Credit Agreement

        At November 30, 2004, the Company entered into an agreement for up to $30 million of revolving borrowings from a commercial bank (the Revolving Credit Agreement), subject to certain limitations resulting from the requirement of the Company to maintain certain levels of collateralized assets, as defined in the Revolving Credit Agreement. The Company may use up to $10 million of its availability under the Revolving Credit Agreement for standby letters of credit issued on its behalf, the issuance of which will reduce the amount of borrowings that would otherwise be available to the Company. The Company may re-borrow any amounts paid to reduce the amount of outstanding borrowings; however, all borrowings under the Revolving Credit Agreement must be repaid in full as of November 30, 2009.

        Borrowings under the Revolving Credit Agreement bear interest, at the Company's election, at LIBOR plus 250 basis points annually or the lenders Prime Rate plus 125 basis points, but in no event no lower than 3.75%. The Company must also pay 2.0% per annum on all outstanding letters of credit, 0.375% per annum on the unused availability under the Revolving Credit Agreement and $10,000 per quarter in service fees. The Company incurred approximately $1.3 million in fees associated with the issuance of the Revolving Credit Agreement which have been capitalized as deferred financing costs and will be amortized over the five year life of the Revolving Credit Agreement as a component of interest expense.

        Substantially all of the Company's assets have been pledged as collateral against outstanding borrowings under the Revolving Credit Agreement. The Revolving Credit Agreement requires the Company to maintain a minimum fixed charge coverage ratio (when availability under the line falls below $12.5 million) and imposes customary affirmative covenants and restrictions on the Company. The Company was in compliance with all requirements of the Revolving Credit Agreement at September 30, 2005 and December 31, 2004.

        There were no borrowings under the Revolving Credit Agreement at September 30, 2005 December 31, 2004, however, the lender had issued $1.9 million of outstanding letters of credit on behalf of the Company at both dates.

9% Senior Secured Notes

        At November 30, 2004, the Company issued 9% Senior Secured Notes (Senior Notes), with a face value of $165 million. Interest on the Senior Notes is payable semiannually, in arrears, on June 1 and December 1 of each year, beginning June 1, 2005, at an annual rate of 9%. The effective interest rate on the Senior Notes is approximately 10.0%, after consideration of the amortization of $6.6 million related to initial offer discounts (included in long-term debt) and $2.2 million of deferred financing costs (included in other assets).

        The Senior Notes mature on December 1, 2011 unless previously redeemed by the Company. Through December 1, 2007, the Company may elect to redeem up to 35% of the Senior Notes with the proceeds of certain equity transactions by paying a 9% premium of the amounts paid by such redemption. From December 1, 2008 through November 30, 2009, the Company may also elect to redeem any or all of the Senior Notes still outstanding by paying a 4.5% premium of the amounts paid for such redemptions. A 2.25% premium is due for redemptions completed from December 1, 2009 to November 30, 2010. Subsequent to November 30, 2010, the Company may elect to redeem any or all of the Senior Notes then outstanding at face value.

        In connection with the issuance of the Senior Notes, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission in an effort to convert the Senior Notes to publicly traded instruments. Due to a delay in the effectiveness of the filing, the Company has incurred an additional $.2 million in interest expense.

        The Senior Notes are guaranteed by the Company's U.S. domestic subsidiaries and are secured by a second priority lien, subject to first priority liens securing the Revolving Credit Agreement, on substantially all of the Company's assets. The Senior Notes contain numerous terms, covenants and conditions, which impose substantial limitations on the Company. The Company was in compliance with all of the requirements of the Senior Notes and Revolving Credit Agreement at September 30, 2005 and December 31, 2004.

Capital Leases

        The Company and the Predecessor lease a building and certain equipment under capital lease arrangements, whose obligations are included in both short-term and long-term debt. Capital lease obligations amounted to approximately $.5 million at September 30, 2005 and $1.1 million at December 31, 2004.

11. Stockholder's Equity

        The Company has authorized, issued and outstanding 1,000 shares of $0.001 par-value common stock, all of which is held by Altra Holdings, Inc. ("Holdings"), the Company's parent and sole shareholder.

12. Related-Party Transactions

Kilian Acquisition

        As discussed in Note 3, the Company acquired Kilian in exchange for the assumption of $12.2 million of Kilian's debt and the issuance of $8.8 million of common stock issued to Holdings. Holdings had previously acquired Kilian through the exchange of preferred and common stock in Holdings that was issued to certain preferred and common shareholders of Kilian, the majority of whom were represented by Genstar Capital, L.P. ("Genstar"), one of the primary shareholders in Holdings.

Management Agreement

        At November 30, 2004, the Company and Holdings entered into an advisory services agreement with Genstar whereby Genstar agreed to provide certain management, business strategy, consulting, financial advisory and acquisition related services to the Company. Pursuant to the agreement, the Company will pay to Genstar an annual consulting fee of $1.0 million (payable quarterly, in arrears at the end of each calendar quarter), reimbursement of out-of-pocket expenses incurred in connection with the advisory services and an advisory fee of 2.0% of the aggregate consideration relating to any acquisition or dispositions completed by the Company. Genstar also received a one-time transaction fee of $4.0 million, and $0.4 million in reimbursement of transaction related expenses, for advisory services it provided in connection with the acquisitions and related financings discussed in Notes 3 and 10, and such amounts are reflected in selling, general and administrative expenses for the period from inception (December 1) through December 31, 2004.

Transition Services Agreement

        In connection with the acquisition of the Predecessor operations from Colfax, the Company entered into a transition services agreement with Colfax whereby Colfax agreed to provide the Company with transitional support services. The transition services include the continued access to Colfax' employee benefit plans through February 2005, the provision of certain accounting, treasury, tax and payroll services through various periods all of which end by May 2005 and the transition of management oversight of various on-going business initiatives through May 2005. These services are to be provided at Colfax' cost which are not expected to aggregate to a material amount or exceed in any material respects the historical cost of obtaining such services. This agreement has been terminated as of September 30, 2005.

Predecessor Related Party Transactions

        Danaher Corporation (Danaher) was related to the Predecessor through common ownership. See the audited financial statements for the year ended December 31, 2004 for further information.

        Certain corporate and administrative services were performed for the Predecessor by Colfax personnel. Such services consist primarily of executive management, accounting, legal, tax, treasury and finance. Services performed for the Predecessor by Colfax were allocated to the Predecessor to the extent that they were identifiable and factually supported as attributable to the Predecessor. Management believes that this method of allocation is reasonable. No significant amounts are included in the Company's financial statements for such services although certain professional fees including auditing fees have been allocated to the Predecessor results in the Statement of Operations and Comprehensive Income (Loss). Management estimates that these expenses would increase approximately $.8 million if the Predecessor was a stand alone entity during the nine months ended October 1, 2004. In addition, the Predecessor participated in group purchasing arranged by Colfax for costs such as insurance, health care and raw materials. These direct expenses were charged to the Predecessor entities as incurred.

        The Predecessor also participated in the Colfax treasury function whereby funds were loaned to and borrowed from affiliates in the normal course of business. The net amount due to Colfax and its subsidiaries, which are not a component of the Predecessor, are reported as affiliate debt in the Balance Sheet.

Altra Holdings

        The Company pays certain expenses, primarily interest, on behalf of its parent and sole shareholder, Altra Holdings, Inc. (Holdings). During the nine months ended September 30, 2005 the Company has paid approximately $1.1 million in such expenses on behalf of Holdings. At September 30, 2005 there is due from parent of approximately $1.1 million included as a contra equity account in the accompanying condensed consolidated balance sheet. The Holdings debt is not guaranteed or collateralized by the Company or its assets. Additionally, Holdings has not pledged the stock of the Company as collateral for the debt. Interest is payable quarterly in cash or payment-in-kind interest at the sole discretion of the Company.

13. Concentrations of Credit, Business Risks and Workforce

        Financial instruments, which are potentially subject to concentrations of credit risk, consist primarily of trade accounts receivable. The Company manages this risk by conducting credit evaluations of customers prior to delivery or commencement of services. When the Company enters into a sales contract, collateral is normally not required from the customer. Payments are typically due within thirty days of billing. An allowance for potential credit losses is maintained, and losses have historically been within management's expectations.

        Credit related losses may occur in the event of non-performance by counterparties to financial instruments. Counterparties typically represent international or well established financial institutions.

        One customer represented 8.9% and 10.2% of the Company's or the Predecessor's sales for the nine month periods ended September 30, 2005 and October 1, 2004, respectively.

        The Company and its Predecessor operate in a single business segment for the development, manufacturing and sales of mechanical power transmission products. The Company's chief operating decision maker reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. Net sales to third parties and property, plant and equipment by geographic region are as follows (in thousands):

	Net Sales
	Nine months Ended
	September 30, 2005	October 1, 2004
North America	$207,354	$177,558
Europe	54,478	40,299
Asia and other	11,659	10,842

Total	$273,491	$228,699

	Property, Plant and Equipment
	September 30, 2005	December 31, 2004
North America	45,602	$47,284
Europe	16,140	18,760
Asia and other	1,879	1,962

Total	$63,621	$68,006

        Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for long-lived assets are based on the location of the entity which holds such assets.

        The Company has not provided specific product line sales as our general purpose financial statements do not allow us to readily determine groups of similar product sales.

        Approximately 30.9% of the Company's labor force (21.8% and 90.5% in the United States and Europe, respectively) is represented by collective bargaining agreements as of September 30, 2005.

14. Predecessor Restructuring

        Beginning in the fourth quarter of 2002, the Predecessor adopted certain restructuring programs intended to improve operational efficiency by reducing headcount, consolidating its operating facilities and relocating manufacturing and sourcing to low-cost countries. The Predecessor did not exit any of its operating activities and these programs did not reduce sales. All restructuring expenses were incurred by the Predecessor prior to the Acquisition by the Company on November 30, 2004. During the nine months ended October 1, 2004, the Predecessor recorded $.5 million of restructuring expense. See the audited financial statements for the year ended December 31, 2004 for further information on the Predecessor restructuring programs and related expenses.

15. Commitments and Contingencies

General Litigation

        The Company is involved in various pending legal proceedings arising out of the ordinary course of business. None of these legal proceedings is expected to have a material adverse effect on the financial condition of the Company. With respect to these proceedings, management believes that it will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. Any costs that management estimates may be paid related to these proceedings or claims are accrued when the liability is considered probable and the amount can be reasonably estimated. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to the Company, there could be a material adverse effect on the financial condition of the Company.

        As parent to the Predecessor, Colfax maintained reserves for various legal and environmental matters. Unless a legal or environmental matter of Colfax could be specifically identified as related to the Predecessor, no reserve has been provided for in the Predecessor financial statements. In addition, Colfax has agreed to indemnify the Company for certain pre-existing matters up to agreed upon limits.

16. Guarantor Subsidiaries

        The following tables present separately the financial position, results of operations, and cash flows for the Company and its Predecessor for: (a) the subsidiaries of the Company and its Predecessor that are guarantors of the Notes, which are all 100% owned U.S. domestic subsidiaries of the Company (Guarantor Subsidiaries), and (b) the subsidiaries of the Company and its Predecessor that are not guaranteeing the Notes, which include all non-domestic subsidiaries of the Company (Non-Guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because their guarantees are full and unconditional and joint and several, and the Company believes separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to investors. The Notes were entered into and issued in connection with the acquisition of the Predecessor and Kilian (see Note 3.)

Condensed Consolidating Balance Sheets of the Company
September 30, 2005

	September 30, 2005
	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$5,664	$—	$4,630	$—	$10,294
Trade receivables, less allowance for doubtful accounts	—	31,036	14,404	—	45,440
Loan receivable from related parties	—	23,285	2,847	(26,132)	—
Inventories, less allowances for obsolete materials	—	41,477	11,955	—	53,432
Prepaid expenses and other	2,100	1,535	1,135	—	4,770

Total current assets	7,764	97,333	34,971	(26,132)	113,936
Property, plant and equipment, net	—	45,602	18,019	—	63,621
Intangible assets, net	—	37,303	9,240	—	46,543
Goodwill	—	60,462	9,860	—	70,322
Other assets	3,372	442	2,356	—	6,170
Investments in subsidiaries	221,683	—	—	(221,683)	—

	$232,819	$241,142	$74,446	$(247,815)	$300,592

Liabilities and (deficit) equity
Current liabilities:
Accounts payable	$—	$20,795	$7,509	$—	$28,304
Accrued liabilities	5,014	20,342	6,240	—	31,596
Deferred income taxes	—	220	80	—	300
Current portion of long-term debt and notes payable	—	181	122	—	303
Affiliate debt	26,132	—	—	(26,132)	—

Total current liabilities	31,146	41,538	13,951	(26,132)	60,503
Long-term debt, less current portion	159,190	147	—	—	159,337
Deferred income taxes	—	4,710	7,074	—	11,784
Pension liabilities	—	10,282	2,911	—	13,193
Other post-retirement benefits	—	12,402	—	—	12,402
Other long-term liabilities	—	—	890	—	890

Total liabilities	190,336	69,079	24,826	(26,132)	258,109

Total stockholder's equity	42,483	172,063	49,620	(221,683)	42,483

	$232,819	$241,142	$74,446	$(247,815)	$300,592

Restated Condensed Consolidating Balance Sheets of the Company
December 31, 2004

	December 31, 2004
	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$2,219	$(1,913)	$4,423	$—	$4,729
Trade receivables, less allowance for doubtful accounts	—	31,412	14,557	—	45,969
Loan receivable from related parties	—	11,392	912	(12,304)	—
Inventories, less allowances for obsolete materials	—	41,938	14,794	—	56,732
Prepaid expenses and other	—	3,660	3,399	—	7,059

Total current assets	2,219	86,489	38,085	(12,304)	114,489
Property, plant and equipment, net	—	47,284	20,722	—	68,006
Intangible assets, net	—	38,990	9,768	—	48,758
Goodwill	—	52,757	13,946	—	66,703
Other assets	3,341	147	20	—	3,508
Investments in subsidiaries	204,639	—	—	(204,639)	—

	$210,199	$225,667	$82,541	$(216,943)	$301,464

Liabilities and (deficit) equity
Current liabilities:
Accounts payable	$—	$20,968	$7,819	$—	$28,787
Accrued liabilities	3,863	17,034	5,255	—	26,152
Deferred income taxes	—	191	80	—	271
Current portion of long-term debt	—	247	666	—	913
Affiliate debt	4,978	(4,014)	11,340	(12,304)	—

Total current liabilities	8,841	34,426	25,160	(12,304)	56,123
Long-term debt, less current portion	158,479	261	—	—	158,740
Deferred income taxes	—	4,714	7,385	—	12,099
Pension liabilities	—	16,301	3,233	—	19,534
Other post-retirement benefits	—	12,089	—	—	12,089

Total liabilities	167,320	67,791	35,778	(12,304)	258,585

Total stockholder's equity	42,879	157,876	46,763	(204,639)	42,879

	$210,199	$225,667	$82,541	$(216,943)	$301,464

Condensed Consolidating Statements of Operations of the Company
Nine months ended September 30, 2005

	Nine months ended September 30, 2005
	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Net sales	$—	$209,670	$70,350	$(6,529)	$273,491
Cost of sales	—	160,962	52,473	(6,529)	206,906

Gross profit	—	48,708	17,877	—	66,585
Selling, general and administrative expenses	—	32,654	13,395	—	46,049
Research and development expenses	—	1,852	1,643	—	3,495
Gain on sale of fixed assets	—	—	(103)	—	(103)

Income (loss) from operations	—	14,202	2,942	—	17,144
Interest expense	12,716	12	85	—	12,813
Other non-operating expense, net	—	3	—	—	3
Equity in earnings of subsidiaries	17,044	—	—	(17,044)	—

Income before income taxes	4,328	14,187	2,857	(17,044)	4,328
Provision for income taxes	1,665	—	—	—	1,665

Net income	$2,663	$14,187	$2,857	$(17,044)	$2,663

Restated Condensed Consolidating Statements of Operations of the Predecessor
Nine months ended October 1, 2004

	Predecessor (Note 2) Nine months ended October 1, 2004
	Guarantor	Non- Guarantor	Eliminations	Consolidated
Net sales	$177,558	$58,893	$(7,752)	$228,699
Cost of sales	138,537	41,817	(7,752)	172,602

Gross profit	39,021	17,076	—	56,097
Selling, general and administrative expenses	27,459	11,079	—	38,538
Research and development expenses	788	1,893	—	2,681
Gain on sale of fixed assets	(1,300)	—	—	(1,300)

Income from operations	12,074	4,104	—	16,178
Interest expense	2,308	1,284	—	3,592
Other non-operating expense, net	—	176	—	176
Equity in income of subsidiaries	1,401	—	(1,401)	—

Income before income taxes	11,167	2,644	(1,401)	12,410
Provision for income taxes	4,019	1,243	—	5,262

Net income	$7,148	$1,401	$(1,401)	$7,148

Condensed Consolidating Statements of Cash Flows of the Company
Nine months ended September 30, 2005

	Nine months ended September 30, 2005
	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$2,663	$14,187	$2,857	$(17,044)	$2,663
Undistributed equity in earnings of subsidiaries	(17,044)	—	—	17,044	—
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	—	4,407	1,842	—	6,249
Amortization of intangible assets and deferred financing costs	477	1,687	528	—	2,692
Accretion of debt discount	711	—	—	—	711
Amortization of inventory fair value adjustment	—	1,270	429	—	1,699
Gain on sale of fixed assets	—	—	(103)	—	(103)
Provision for deferred taxes	—	25	—	—	25
Changes in operating assets and liabilities:
Trade receivables	—	376	1,511	—	1,887
Inventories	—	(809)	3,449	—	2,640
Accounts payable and accrued liabilities	1,151	(2,624)	(824)	—	(2,297)
Other current assets and liabilities	(2,100)	(4,737)	4,721	—	(2,116)
Other operating assets and liabilities	(2,459)	(295)	1,823	—	(931)

Net cash provided by (used in) operating activities	(16,601)	13,487	16,233	—	13,119
Cash flows from investing activities:
Purchases of fixed assets	—	(2,805)	(596)	—	(3,401)
Payment of additional Kilian purchase price	—	(730)	—	—	(730)
Proceeds from sale of fixed assets	—	20	105	—	125

Net cash used in investing activities	—	(3,515)	(491)	—	(4,006)
Cash flows from financing activities:
Borrowings under revolving credit agreement	4,408	—	—	—	4,408
Payments under revolving credit agreement	(4,408)	—	—	—	(4,408)
Change in affiliate debt	21,154	(7,879)	(13,275)	—	—
Payments made on behalf of Parent company	(1,108)	—	—	—	(1,108)
Payment of capital leases	—	(180)	(544)	—	(724)

Net cash (used in) provided by financing activities	20,046	(8,059)	(13,819)	—	(1,832)

Effect of exchange rates on cash	—	—	(1,716)	—	(1,716)

Increase in cash and cash equivalents	3,445	1,913	207	—	5,565
Cash and cash equivalents, beginning of the period	2,219	(1,913)	4,423	—	4,729

Cash and cash equivalents, end of period	$5,664	$—	$4,630	$—	$10,294

Restated Condensed Consolidating Statements of Cash Flows of the Predecessor
Nine months ended October 1, 2004

	Nine months ended October 1, 2004
	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$7,148	$1,401	$(1,401)	$7,148
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	4,864	1,048	—	5,912
Gain on sale of fixed assets	(1,300)	—	—	(1,300)
Provision (benefit) for deferred taxes	3,916	(11)	—	3,905
Changes in operating assets and liabilities:
Trade receivables	(7,045)	26	—	(7,019)
Inventories	(1,689)	(1,699)	—	(3,388)
Accounts payable and accrued liabilities	6,967	(876)	—	6,091
Other current assets and liabilities	1,050	(695)	—	355
Other operating assets and liabilities	1,036	73	—	1,109

Net cash provided by (used in) operating activities	14,947	(733)	(1,401)	12,813

Cash flows from investing activities:
Purchases of fixed assets	(858)	(435)	—	(1,293)
Proceeds from sale of fixed assets	4,442	—	—	4,442

Net cash provided by investing activities	3,584	(435)	—	3,149
Cash flows from financing activities:
Payment of capital leases	(215)	(18)	—	(233)
Change in affiliate debt	(15,032)	(2,144)	—	(17,176)
Contributed capital	10,090	—	—	10,090
(Distribution to) contribution from affiliates	(12,929)	2,015	1,401	(9,513)

Net cash used in financing activities	(18,086)	(147)	1,401	(16,832)

Effect of exchange rates on cash	—	1,112	—	1,112

Increase (decrease) in cash and cash equivalents	445	(203)	—	242
Cash and cash equivalents, beginning of the period	(125)	3,288	—	3,163

Cash and cash equivalents, end of period	$320	$3,085	$—	$3,405

17. Subsequent Event

       On November 7, 2005, we entered into a purchase agreement with the shareholders of Hay Hall Holdings Limited, or Hay Hall, pursuant to which we agreed to acquire all of the outstanding share capital of Hay Hall for $50.5 million subject to certain purchase price adjustments. We intend to fund the total purchase price including fees and expenses from additional debt borrowings. Under the purchase agreement, the initial aggregate purchase price of $50.5 million to be paid at closing will be subject to a change in working capital adjustment, less debt balances at closing, plus cash balances at closing. Hay Hall is a UK-based holding company established in 1996 that is focused primarily on the manufacture of couplings and clutch brakes.

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Management of
    Kilian Manufacturing Corporation and
    Kilian Canada ULC
Syracuse, New York

        We have audited the accompanying combined balance sheets of Kilian Manufacturing Corporation and Kilian Canada ULC as of October 22, 2004 and December 27, 2003 and the related combined statements of income, stockholders' equity and cash flows for the periods from December 28, 2003 through October 22, 2004, February 15, 2003 through December 27, 2003, and December 29, 2002 through February 14, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Kilian Manufacturing Corporation and Kilian Canada ULC as of October 22, 2004 and December 27, 2003, and the combined results of their operations and their cash flows for the period from December 28, 2003 through October 22, 2004, February 15, 2003 through December 27, 2003, and December 29, 2002 through February 14, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ FIRLEY, MORAN, FREER & EASSA, P.C.

Syracuse, New York
December 14, 2004

COMBINED BALANCE SHEETS

KILIAN MANUFACTURING CORPORATION AND
    KILIAN CANADA ULC

	October 22, 2004	December 27, 2003
ASSETS
CURRENT ASSETS
Cash	$242,744	$4,306,367
Accounts receivable, net of allowance for doubtful accounts of $56,301 in 2004 and $44,570 in 2003.	6,235,300	4,755,286
Inventories	5,332,835	4,290,665
Deferred income taxes	1,081,652	737,441
Prepaid expenses	56,425	34,635

TOTAL CURRENT ASSETS	12,948,956	14,124,394
OTHER ASSETS
Deferred income taxes	780,106	775,024
Intercompany receivable-Torrington	337,292	-0-
Intercompany receivable-Timken	11,250,542	2,563,889
Goodwill	2,658,000	2,658,000

	15,025,940	5,996,913
PROPERTY AND EQUIPMENT
Land, building and improvements	3,978,140	3,878,260
Machinery and equipment	7,250,869	6,817,153
Construction in progress	9,422	139,296

	11,238,431	10,834,709
Less accumulated depreciation and amortization	2,266,380	1,108,744

	8,972,051	9,725,965

	$36,946,947	$29,847,272

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$5,911,822	$4,517,228
Bank drafts in excess of deposits	551,114	-0-
Accrued income taxes payable	3,995,238	1,977,385

TOTAL CURRENT LIABILITIES	10,458,174	6,494,613
INTERCOMPANY PAYABLE—TORRINGTON	-0-	1,078,039
STOCKHOLDERS' EQUITY
Capital Stock	20,749,518	20,749,518
Retained earnings	4,743,849	1,107,638
Accumulated other comprehensive income	995,406	417,464

	26,488,773	22,274,620
COMMITMENTS AND CONTINGENCIES
RELATED PARTY TRANSACTIONS

	$36,946,947	$29,847,272

See notes to combined financial statements.

COMBINED STATEMENTS OF INCOME

KILIAN MANUFACTURING CORPORATION AND
    KILIAN CANADA ULC

	December 28, 2003 through October 22, 2004	Post-acquisition February 15, through December 27, 2003	Pre-acquisition December 29, 2002 through February 14, 2003
Net sales	$34,955,348	$33,548,487	$5,199,621
Cost of products sold	27,414,445	27,948,873	3,792,794

GROSS PROFIT	7,540,903	5,599,614	1,406,827
Selling, general and administrative expenses	1,940,134	1,731,255	325,786
Goodwill impairment charge	-0-	2,173,087	-0-
Interest income	(174,729)	(26,798)	-0-

INCOME BEFORE INCOME TAXES	5,775,498	1,722,070	1,081,041
Income tax expense	2,139,287	614,432	408,674

NET INCOME	$3,636,211	$1,107,638	$672,367

See notes to combined financial statements.

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

KILIAN MANUFACTURING CORPORATION AND
    KILIAN CANADA ULC

	Capital Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 28, 2002	$1,868,340	$56,355,715	$(447,973)	$57,776,082
Comprehensive income:
Net income for the period ended February 14, 2003		672,367		672,367
Foreign currency translation adjustment			92,723	92,723

				765,090

Balances at February 14, 2003	1,868,340	57,028,082	(355,250)	58,541,172
Effect of purchase by the Timken Company on February 15, 2003	18,881,178	(57,028,082)	355,250	(37,791,654)
Comprehensive income:
Net income for the period ended December 27, 2003		1,107,638		1,107,638
Foreign currency translation adjustment			417,464	417,464

				1,525,102

Balances at December 27, 2003	20,749,518	1,107,638	417,464	22,274,620
Comprehensive income:
Net income for the period ended October 22, 2004		3,636,211		3,636,211
Foreign currency translation adjustment			577,942	577,942

				4,214,153

BALANCES AT OCTOBER 22, 2004	$20,749,518	$4,743,849	$995,406	$26,488,773

See notes to combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS

KILIAN MANUFACTURING CORPORATION AND
    KILIAN CANADA ULC

	December 28, 2003 through October 22, 2004	Post-acquisition February 15 through December 27, 2003	Pre-acquisition December 29, 2002 through February 14, 2003
INCREASE (DECREASE) IN CASH
Cash flows from (used in) operating activities:
Cash received from customers	$33,475,334	$33,886,118	$4,505,158
Cash paid to suppliers, vendors and employees	(27,181,575)	(32,748,664)	(3,078,623)
Income taxes (paid) refunded	(470,727)	(1,858,062)	288,120

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	5,823,032	(720,608)	1,714,655
Cash flows used in investing activities:
Purchase of property and equipment	(366,140)	(146,620)	(158,819)

NET CASH USED IN INVESTING ACTIVITIES	(366,140)	(146,620)	(158,819)
Cash flows from (used in) financing activities:
Net payments (to) from Torrington	(1,415,331)	7,403,466	(8,364,627)
Net payments to Timken	(8,118,771)	(2,239,148)	-0-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,534,102)	5,164,318	(8,364,627)
Effect of exchange rates on cash	13,587	9,277	81,887

INCREASE (DECREASE) IN CASH	(4,063,623)	4,306,367	(6,726,904)
Cash at beginning of period	4,306,367	-0-	6,726,904

CASH AT END OF PERIOD	$242,744	$4,306,367	$-0-

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income for the period	$3,636,211	$1,107,638	$672,367
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,120,054	1,137,738	174,408
Allowance for doubtful accounts	9,408	-0-	-0-
Deferred income taxes	(339,233)	(1,507,158)	(849,857)
Decrease (increase) in:
Accounts receivable	(1,489,422)	337,631	(694,463)
Inventories	(1,042,170)	(598,500)	(300,515)
Prepaid expenses and other current assets	(21,790)	5,414	(40,049)
Increase (decrease) in:
Accounts payable and accrued expenses	1,932,121	113,234	1,220,853
Accrued income taxes payable	2,017,853	(1,316,605)	1,531,911

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$5,823,032	$(720,608)	$1,714,655

See notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS
KILIAN MANUFACTURING CORPORATION AND KILIAN CANADA ULC
October 22, 2004, December 27, 2003 and February 14, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Business and Principles of Combination:    Kilian Manufacturing Corporation ("Kilian Syracuse"), along with its affiliated organization, Kilian Canada ULC formerly known as Kilian Manufacturing, Ltd. ("Kilian Canada"), headquartered in Syracuse, New York, designs and manufactures machined-race bearings and multi-component assemblies. Kilian Syracuse and Kilian Canada (collectively, the Company) manufactures its proprietarily-designed bearings and assemblies in its three manufacturing plants, one in Syracuse, New York and two in Toronto, Canada.

        Kilian Syracuse was a wholly owned subsidiary of The Torrington Company (Torrington). Torrington was a subsidiary of Ingersoll-Rand Company Limited (Ingersoll-Rand) prior to being acquired by The Timken Company in February 2003. Kilian Canada was a division of Ingersoll-Rand Canada until such acquisition. On October 23, 2004 the Company was sold to The Kilian Company and 3091780 Nova Scotia Company. (also see Note B for further discussion.)

        The combined financial statements include the accounts of Kilian Syracuse and Kilian Canada. All significant intercompany accounts and transactions have been eliminated in combination.

        Accounting Period:    The Company generally follows a "52-53" accounting calendar with its year end being the last Saturday in December.

        Due to changes in ownership (see Note B) the statements of income, stockholders' equity and cash flows presented in the accompanying financial statements are for periods less than an annual accounting period and are not necessarily indicative of the results that may be expected for the full fiscal year.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Concentration of Credit and Vendor Risk:    The Company generally sells its products on open account and performs periodic credit evaluations on its customers, and generally does not require collateral. The Company considers trade accounts receivable to be past due when in excess of 30 days past terms, and charges off uncollectible balances when all collection efforts have been exhausted. For customers deemed at risk, the Company will demand prepayment or payment upon shipment. Five customers comprised approximately 34% and 28% of accounts receivable at October 22, 2004 and December 27, 2003, respectively. The same five customers also comprised approximately 23%, 21% and 19% of the Company's net sales for the periods ended October 22, 2004, December 27, 2003 and February 14, 2003, respectively. The Company has not incurred significant credit losses, which is consistent with management expectations.

        Raw material purchases from two suppliers comprised approximately 64%, 60% and 62% of total purchases for the periods ended October 22, 2004, December 27, 2003 and February 14, 2003, respectively. Management strongly believes that it can find alternate suppliers if necessary.

        Revenue Recognition:    The Company ships and bills directly to end-user customers for the majority of its sales. The Company recognizes revenue from the sales of its products upon shipment of the product, which is when title and all risk of ownership are transferred.

        Accounts Receivable:    Accounts receivable are recorded when invoices are issued and are presented in the balance sheet net of the allowance for doubtful accounts. Accounts receivable are written off when they are determined to be uncollectible. The allowance for doubtful accounts is estimated based on the Company's historical losses, the existing economic conditions in its industry, and the financial stability of its customers.

        Inventories:    Inventories are carried at the lower of cost or market, cost being determined principally on the basis of standards which approximate actual costs on the first-in first-out method (FIFO), and market being determined by net realizable value.

        Property, Plant and Equipment:    Property, plant, and equipment, including major renewal or betterments, are recorded at cost. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gains or losses are included in operations. Expenditures for maintenance and repairs are charged to operations as incurred.

        Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	10 to 40 years
Machinery and equipment	3 to 12 years

        Goodwill:    The Company recorded as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. Statements of Financial Accounting Standards No. 142, prescribes a two step process for impairment testing of goodwill which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment while the second step, if necessary, measures the impairment (also see Note E).

        Income Taxes:    The Company provides for income taxes in accordance with the liability method as set forth in Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect with the years in which the differences are expected to reverse.

        Shipping and Handling Costs:    Shipping and handling costs are expensed as incurred and are included in costs of products sold.

        Research and Development Costs:    Research and development costs are expensed as incurred. Research and development costs amounted to approximately $83,000, $86,000, and $14,000 for the periods ended October 22, 2004, December 27, 2003 and February 14, 2003, respectively.

        Foreign Currency Translation:    In accordance with Financial Accounting Standards Board Statement No. 52, all balance sheet accounts of Kilian Canada are translated at current exchange rates and income statement items are translated at an average exchange rate for the year. The gain or loss resulting from translating Kilian Canada financial statements is recorded as a separate component of the combined statement of stockholder's equity as other comprehensive income (loss). Transaction gains and losses are recorded in operations.

NOTE B—CHANGES IN OWNERSHIP

        On February 15, 2003, The Timken Company purchased the Torrington Company and the net assets of what is currently Kilian Canada ULC from Ingersoll-Rand Company, Ltd. in a transaction accounted for under the purchase method. Since the transaction included the Company, the purchase price has been reflected in the Company's asset bases and assumed liabilities as of that date as follows:

Purchase price	$20,749,518
Assets acquired	(19,153,966)
Liabilities assumed	3,235,535

Excess	$4,831,087

        On October 23, 2004 the Company was sold to the Kilian Company and 3091780 Nova Scotia Company.

NOTE C—INVENTORIES

        Inventories consist of the following:

	October 22, 2004	December 27, 2003
Raw material and work in process	$3,402,395	$3,146,211
Finished goods	1,930,440	1,144,454

	$5,332,835	$4,290,665

NOTE D—INCOME TAXES

        Pretax income (loss) was $5,099,292, $3,597,714, and $976,573 from domestic operations and $676,206, $(1,875,644), and $104,468 from foreign operations for the October 22, 2004, December 27, 2003 and February 14, 2003 periods.

        Significant components of income tax expense (benefit) attributable to operations are as follows:

	Period ended October 22, 2004	Post-acquisition February 15 through December 27, 2003	Pre-acquisition December 29, 2002 through February 14, 2003
Current:
Federal	$1,920,681	$1,788,890	$1,130,671
Foreign	318,092	110,443	100,424
State	239,747	222,257	27,436

Total Current	2,478,520	2,121,590	1,258,531
Deferred:
Federal	(241,620)	(1,132,016)	(708,397)
Foreign	(39,132)	(101,151)	(48,694)
State	(58,481)	(273,991)	(92,766)

Total deferred	(339,233)	(1,507,158)	(849,857)

Total current and deferred	$2,139,287	$614,432	$408,674

        The Company's effective tax rate differs from the statutory U.S. federal income tax rate due primarily to the effects of foreign tax rate differential, state taxes and certain expenses not deductible for federal tax purposes.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's deferred tax assets and liabilities consist of the following:

	October 22, 2004	December 27, 2003
Deferred tax assets:
Post retirement benefits	$778,284	$723,450
Retirement benefits	81,277	67,435
Non-deductible reserves/accruals	189,750	160,544
Inventories	328,173	262,178
Insurance reserves	563,730	314,718
Unrealized exchange (gain)/loss	143,454	56,364

Total deferred tax assets	2,084,668	1,584,689
Deferred tax liabilities:
Tax over book depreciation	(222,910)	(72,224)

Total deferred tax liabilities	(222,910)	(72,224)

Net deferred tax assets	$1,861,758	$1,512,465

Classification of net deferred tax assets:
Current	$1,081,652	$737,441
Non-current	780,106	775,024

	$1,861,758	$1,512,465

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes it is more likely than not the Company will realize the benefits of the deferred tax assets.

        As discussed in Note B, the stock of Kilian Syracuse and Kilian Canada was sold on February 15, 2003. In the United States, the parties elected under Internal Revenue Code 338(h)(10) to report the stock transaction as the sale of assets. However, the domestic and foreign tax liabilities resulting from the sale remained the responsibility of the parent companies. Income taxes have been presented in conformity with the basis of presentation for financial reporting purposes that the transaction occurred at the parent company level and the income tax effect of the sale transaction has not been reflected.

NOTE E—GOODWILL

        As a result of the transactions that are more fully explained in Note B the following is a summary of the activity relating to goodwill:

Balance December 29, 2002	$-0-
February 15, 2003—Timken purchase	4,831,087
Impairment charge	(2,173,087)

Balances at October 22, 2004 and December 27, 2003	$2,658,000

        Goodwill and the corresponding impairment charge relates to Kilian Canada ULC. The amount of the impairment loss has been determined based on a combination of market prices and discounted cash flow calculations.

NOTE F—EMPLOYEE BENEFITS

        Pension Plans and Postretirement Plan-Kilian Syracuse

        Pre-Acquisition-December 29, 2002 through February 14, 2003:    Kilian Syracuse salaried employees participated in the Ingersoll-Rand Pension Plan No. 1 (Salary Plan), a defined benefit plan, covering certain salaried employees of Ingersoll-Rand and its affiliates. Kilian Syracuse hourly employees participated in the Watertown/Kilian Hourly Defined Benefit Plan No. 45 (Hourly Plan), a defined benefit plan, covering certain hourly employees of Ingersoll-Rand and its affiliates. Kilian Syracuse was required to make an annual contribution of 2% of the employees' salary to the Hourly Plan.

        Kilian Syracuse also participates in the Ingersoll-Rand Postretirement Plan.

        Post Acquisition February 15, 2003 through October 22, 2004:    Kilian Syracuse salaried employees participate in Part 10-The Timken Company Retirement Plan for Torrington Salaried Associates and hourly employees participate in Part 13-The Timken Company Retirement Plan for Torrington Northern Salaried Associates, both being defined benefit plans that roll up under The Timken-Latrobe-MPB-Torrington Retirement Plan. Contributions to these plans amounted to $172,467 and $90,468 in the periods ended December 27, 2003 and October 22, 2004, respectively. These amounts were allocated to Kilian Syracuse from Timken.

        Kilian Syracuse also participates in The Timken Company Savings and Stock Investment Plan for Certain Timken US Corporation Non-bargaining Associates (Defined Contribution Plan), an employer contribution plan, covering certain salary and hourly employees of Timken. Kilian Syracuse matches 50% up to 6% of an eligible employees pay. Contributions to the Defined Contribution Plan totaled $173,818 and $176,642 in the periods ended December 27, 2003 and October 22, 2004, respectively.

        Pension Plans-Kilian Canada

        Kilian Canada offers an unqualified pension plan to substantially all of its employees. Kilian Canada contributes an amount equal to 3% of monthly employee earnings. The employee may also voluntarily contribute 1% to 6% of their respective earnings. Kilian Canada matches all or part of employee earnings depending on length of service. Kilian Canada contributions were $52,072, $288,135, and $268,195 for the periods ended February 14, 2003, December 27, 2003 and October 22, 2004, respectively.

NOTE G—EQUITY

        The combined equity accounts of the Company at October 22, 2004 and December 27, 2003 consists of the following:

	October 22, 2004	December 27, 2003
Capital Stock:
Kilian Manufacturing Corporation;	$10,745,017	$10,745,017
Kilian Canada ULC	10,004,501	10,004,501

	$20,749,518	$20,749,518

Retained earnings (deficit):
Kilian Manufacturing	$6,231,538	$2,992,574
Kilian Canada ULC	(1,487,689)	(1,884,936)

	$4,743,849	$1,107,638

Accumulated Other Comprehensive Income:
Kilian Canada ULC	$995,406	$417,464

NOTE H—COMMITMENTS AND CONTINGENCIES

        Litigation:    The Company is a defendant in certain legal actions incidental to its business. Management is vigorously defending these actions. The Company is also currently going through various levels of environmental testing at each of the three plants as part of the acquisition by The Timken Company. Because of the current state of certain proceedings and tests, no prediction can be made as to their ultimate outcome. In the opinion of management, the ultimate liability, if any, resulting from these pending actions will not have a material impact on the Company's future results of operations or financial position.

        Warranty:    The Company does not offer a basic limited warranty for its proprietary products. However, the Company does offer a generic 30-day return period for defective product. The Company also will provide warranties on a specific case-by-case basis at the discretion of management. For such specific cases, the Company estimates the costs that may be incurred and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the internal and external costs necessary to satisfy the warranty claim.

        Changes in the Company's warranty liability were approximately as follows:

Balance at December 29, 2002	$365,000
Warranties issued during pre-acquisition period	34,000
Settlements issued during pre-acquisition period	-0-

Balance at February 14, 2003	399,000
Warranties issued during post acquisition period	-0-
Settlements made during post acquisition period	254,000

Balance at December 27, 2003	145,000
Warranties issued during 2004	175,000
Settlements made during 2004	-0-

Balance at October 22, 2004	$320,000

        Rental Expense:    Rental expense under operating leases amounted to approximately $225,000, $218,000 and $31,000 for the periods ended October 22, 2004, December 27, 2003 and February 14, 2003, respectively.

        Operating Lease:    The Company leases a building in Toronto, Canada and certain equipment and vehicles under non-cancellable operating leases. The lease agreements expire at various times through 2009 and some include renewal options.

        Future minimum lease payments under noncancelable operating leases as of October 22, 2004 are approximately as follows:

2004	$45,000
2005	132,000
2006	35,000
2007	25,000
2008	17,000
Thereafter	12,000

$266,000

NOTE I—RELATED PARTY TRANSACTIONS

        The financial statements include transactions with Torrington/Timken for the periods ended October 22, 2004, and December 27, 2003 and; with Torrington/Ingersoll Rand for the period ended February 14, 2003. Certain corporate and administrative services were performed for the Company by Torrington/Timken personnel. Such services consisted primarily of executive management, accounting, legal, tax, treasury and finance. Services were allocated to the Company to the extent that they were identifiable, clearly applicable to the Company and factually supported as attributable to the Company. Management believes that this method of allocation is reasonable and it is consistent throughout all periods presented. No significant amounts are included in the Company's financial statements for such services. The Company made net cash advances (borrowings) to/from Torrington on a combined basis of approximately $8,148,000, $3,388,000, and $(1,003,000) for the periods ended October 22, 2004, December 27, 2003 and February 14, 2003, respectively. Prior to the sale of the Company to The Timken Company, the Company participated in Torrington's centralized cash management system. Cash receipts in excess of cash requirements were transferred to Torrington. The Company was periodically advanced funds by Torrington. The advances to and from Torrington were non-interest bearing.

        For the period ended October 22, 2004, December 27, 2003 and February 14, 2003, the Company had net sales of approximately $1,790,000, $1,893,000, and $250,000, respectively, to affiliated Torrington companies.

Hay Hall Holdings Limited

Independent Auditors' Report

To the shareholders of Hay Hall Holdings Limited

Hay Hall Holdings Limited
Group Headquarters
Hay Hall Works
134 Redfern Road
Tyseley
Birmingham
B11 2BE

We have audited the accompanying consolidated balance sheet of Hay Hall Holdings Limited as of December 31, 2004 and the related consolidated profit and loss account and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hay Hall Holdings Limited at December 31, 2004, and the results of its consolidated profit and loss account and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United Kingdom, which differ in certain respects from those followed in the United States, as described in Note 27 to the financial statements.

/s/ BDO STOY HAYWARD LLP
Chartered Accountants Birmingham, United Kingdom

29 July 2005 except for Note 27, as to which the date is 16 January 2006

Consolidated Profit and Loss account

For the period ended 31 December 2004

	Notes	Period ended 31 December 2004
		£'000
Turnover	2	9,707
Operating costs less other income	3	(9,203)

Operating profit	4	504
Interest receivable		7
Interest payable	5	(309)

Profit on ordinary activities before taxation		202
Tax on profit on ordinary activities	8	(71)

		131
Minority interests		(18)

Profit for the financial period		113

        All the group's turnover and operating profit were derived from an acquisition in the period.

The accompanying notes are an integral part of this profit and loss account.

Consolidated statement of total recognised gains and losses

For the period ended 31 December 2004

Period ended 31 December 2004
£'000
Profit for the financial period	113
Loss on foreign currency translation	(36)

Total recognised gains and losses relating to the period	77

Consolidated Balance Sheet

31 December 2004

	Notes	2004
		£'000
Fixed assets
Goodwill	9	735
Tangible assets	10	6,397
Investments	11	13

		7,145
Current assets
Stocks	12	7,647
Debtors	13	7,834
Cash at bank and in hand		1,958

		17,439
Creditors: Amounts falling due within one year	14	(12,464)

Net current assets		4,945

Total assets less current liabilities		12,120

Financed by:
Creditors: Amounts falling due after more than one year
Obligations under finance leases and hire purchase contracts	15	312
Borrowings	16	9,583

		9,895

Capital and reserves
Called-up share capital	18	2,130
Profit and loss account	19	77

Shareholders' funds	20	2,207

Minority interests	21	18

		12,120

        The accounts were approved by the board of directors on 29 July 2005 and signed on its behalf by:

/s/ P N Baldrey
P N Baldrey

        Note 27 was approved by the board of directors on 16 January 2006 and signed on its behalf by:

/s/ P N Baldrey
P N Baldrey

The accompanying notes are an integral part of this consolidated balance sheet.

Company balance sheet

31 December 2004

	Notes	2004
		£'000
Fixed assets
Investments	11	2,280

Creditors: Amounts falling due after more than one year	14	(150)

Total assets less current liabilities		2,130

Financed by:
Capital and reserves
Called-up share capital	18	2,130
Profit and loss account	19	—

Shareholders' funds	20	2,130

        The accounts were approved by the board of directors on 29 July 2005 and signed on its behalf by:

/s/ P N Baldrey
P N Baldrey

        Note 27 was approved by the board of directors on 16 January 2006 and signed on its behalf by:

/s/ P N Baldrey
P N Baldrey

The accompanying notes are an integral part of this balance sheet.

Cash Flow statement

For the period ended 31 December 2004

	Notes	Period ended 31 December 2004
		£'000
Net cash inflow from operating activities	22	1,565
Returns on investments and servicing of finance
Interest received		7
Interest paid		(365)

Net cash outflow for returns on investments and servicing of finance		(358)

Taxation
Tax paid		(12)

Net cash outflow for taxation		(12)

Capital expenditure
Purchase of tangible fixed assets		(198)
Sale of tangible fixed assets		—

Net cash outflow for capital expenditure		(198)

Acquisition and disposals
Purchase of subsidiary undertaking		(150)
Net cash acquired with subsidiary undertakings		(5,206)
Purchase of investments		(3)

Net cash outflow for acquisition and disposals		(5,359)

Cash outflow before financing		(4,362)

Financing
Capital element of finance lease rental payments		(34)
New loans		3,150
Repayment of loans		(649)

Net cash inflow from financing		2,467

Decrease in cash in the period	23	(1,895)

The accompanying notes are an integral part of this consolidated cash flow statement.

Notes to accounts

1 Accounting policies

        The principal accounting policies are set out below. They have all been applied consistently throughout the period.

a)
Basis of accounting

        The accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards.

b)
Accounting period

        The financial statements cover the period from incorporation on 10 September 2003 to 31 December 2004. The company commenced trading with effect from 30 September 2004.

c)
Basis of consolidation

        The Group accounts consolidate the accounts of Hay Hall Holdings Limited and its material subsidiary undertakings drawn up to 31 December. The results of subsidiaries acquired or sold are consolidated for the periods from or to the date on which control passed. Acquisitions are accounted for under the acquisition method.

        As permitted by Section 230 of the Companies Act 1985, no profit and loss account is presented in respect of Hay Hall Holdings Limited. The retained profit for the financial period of the parent company was £Nil.

d)
Goodwill

        Goodwill arising on acquisitions is capitalised and written off on a straight line basis over its useful economic life which is a maximum of twenty years. Provision is made for any impairment.

e)
Tangible fixed assets

        Tangible fixed assets are shown at cost, net of depreciation and any provision for impairment. Depreciation is provided on alt tangible fixed assets other than freehold land, at rates calculated to write off the cost, less estimated residual value, of fixed assets on a straight-line basis over their expected useful lives, as follows:

Freehold buildings	2% to 3 1/3% per annum
Improvements to short leasehold premises	Over term of lease
Plant and machinery and equipment	4% to 33 1/3% per annum

        Residual value is calculated on prices prevailing at the date of acquisition or revaluation.

        Where depreciation charges are increased following a revaluation, an amount equal to the increase is transferred annually from the revaluation reserve to the profit and loss account as a movement on reserves. On the disposal or recognition of a provision for impairment of a revalued fixed asset, any related balance remaining in the revaluation reserve is also transferred to the profit and loss account as a movement on reserves.

f)
Investments

        Fixed asset investments are shown at cost less provision for impairment.

g)
Stocks

        Stocks are stated at the lower of cost and net realisable value. Cost includes materials, direct labour and an attributable proportion of manufacturing overheads based on normal levels of activity. Net realisable value is based on estimated selling price, less further costs expected to be incurred to completion and disposal. Provision is made for obsolete, slow-moving or defective items where appropriate.

h)
Taxation

        Corporation tax payable is provided on taxable profits at the current rate. Payment is made in certain cases by group companies for group relief surrendered to them.

        Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the company's taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods difference from those in which they are recognised in the financial statements.

        A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

        Deferred tax is not recognised when fixed assets are revalued unless by the balance sheet date there is a binding agreement to see the revalued assets and the gain or loss expected to arise on sale has been recognised in the financial statements. Neither is deferred tax recognised when fixed assets are sold and it is more likely than not that the taxable gain will be rolled over, being charged to tax only if and when the replacements assets are sold.

        Deferred tax is recognised in respect of the retained earnings of overseas subsidiaries and associates only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future has been entered into by the subsidiary or associates.

        Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

i)
Foreign currency

        Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the profit and loss account.

        The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and on foreign currency borrowings, to the extent that they hedge the group's investment in such operations, are dealt with through reserves. All other exchange differences are included in the profit and loss account.

j)
Leases

        Assets held under finance leases, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

        Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

k)
Turnover

        Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales related taxes.

l)
Pension costs

        The Group operates a defined benefit scheme and a defined contribution scheme which are funded, with the assets of the schemes held separately from those of the Group in separate trustee administered funds. The amount charged to the profit and loss account in respect of the costs of the defined benefit scheme is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account as a constant percentage of payroll over the estimated average remaining working life of scheme members. Differences between amounts charged to the profit and loss account and amounts funded are shown as either provisions or prepayments in the balance sheet. For the defined contribution scheme the amount charged to the profit and loss account in respect of pension costs and other post retirement benefits, is the contribution payable in the year. Differences between contributions payable in the year and the contributions actually paid are shown as either accruals or prepayments in the balance sheet.

m)
Finance costs

        Finance costs of debt and non-equity shares are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount. Where the finance costs for non-equity shares are not equal to the dividends on these instruments, the difference is also accounted for in the profit and loss account as an appropriation of profits.

n)
Debt

        Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting year and reduced by payments made in the year.

2 Turnover

        Turnover relates to the Group's principal activities as described in the directors' report. An analysis of turnover by geographical destination for the period from 30 September 2004 to 31 December 2004 is as follows:

2004
£'000
UK	3,630
Rest of Europe	2,318
Americas	3,082
Rest of the World	677

9,707

        Turnover by origin is as follows:

2004
£'000
UK	6,538
Rest of Europe	159
USA	1,782
Africa	1,228

9,707

3 Operating costs less other income

2004 Continuing Operations
£'000
Change in stocks of finished goods and work in progress	242
Other operating income	22
Raw materials and consumables	(4,008)
Other external charges	(1,740)
Staff costs	(3,428)
Depreciation and Amortisation	(291)

(9,203)

4 Operating profit

        Operating profit is stated after charging:

2004
£'000
Depreciation of tangible fixed assets	281
Amortisation of goodwill	10
Auditors' remuneration for audit services	19
Operating lease rentals—plant and machinery	40
1;other	110

        Amounts payable to BDO Stoy Hayward LLP in respect of non-audit services were £3,000. Auditors' remuneration for audit services charged to the company profit and loss account of Hay Hall Holdings Limited was £Nil.

5 Interest payable and similar charges

2004
£'000
Bank loans and overdrafts	282
Finance leases and hire purchase contracts	14
Amortisation of loan issue costs	13

309

6 Staff costs

        The average monthly number of employees (including executive directors) was as follows:

2004 Number
Works employees	348
Staff	209

557

        Their aggregate remuneration comprised:

2004
£'000
Wages and salaries	3,035
Redundancy costs	22
Social security costs	295
Other pension costs	76

3,428

7 Directors' remuneration

        The directors did not receive any remuneration from the company during the period.

8 Tax on profit on ordinary activities

        The tax charge (credit) comprises:

2004
£'000
Current tax
UK corporation tax at 30%	10
Overseas tax	45

55
Deferred tax (see note 17)
Origination and reversal of timing differences	16

Total tax on profit on ordinary activities	71

        The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit before tax is as follows:

2004
£'000
Profit on ordinary activities before tax	202

Tax on profit on ordinary activities at standard UK corporation tax rate of 30%	61
Effects of:
Expenses not deductible for tax purposes	12
Capital allowances in excess of depreciation	(20)
Other timing differences	2

Current tax charges for period	55

9 Goodwill

Group	£'000
Cost
Goodwill on acquisition in the year	745

End of period	745

Amortisation
Charge for the period	(10)

End of period	(10)

Net book value
End of period	735

10 Tangible fixed assets

Group	Freehold land and buildings	Short leasehold buildings	Plant, machinery & equipment	Total
	£'000	£'000	£'000	£'000
Cost or valuation
Beginning of period	—	—	—	—
Acquisitions	1,579	219	10,388	12,186
Additions	—	—	198	198
Disposal	—		(153)	(153)
Exchange adjustment	—	(1)	(102)	(103)

End of period	1,579	218	10,331	12,128

Depreciation
Beginning of period	—	—	—	—
Acquisitions	202	107	5,314	5,623
Charge for the period	10	7	264	281
Disposal	—		(153)	(153)
Exchange adjustment	—	—	(20)	(20)

End of period	212	114	5,405	5,731

Net book value
Beginning of period	—	—	—	—

End of period	1,367	104	4,926	6,397

        The net book value of tangible fixed assets includes an amount of £708,000 in respect of assets held under finance leases and hire purchase contracts. The related depreciation charge on these assets for the period was £25,000.

        Freehold land and buildings include land of £400,000 which has not been depreciated.

Company

        The company does not have any tangible fixed assets.

11 Fixed asset investments

	2004
	Group 2004	Company 2004
	£'000	£'000
Subsidiary undertaking	—	2,280
Investments	13	—

	13	2,280

Investment in subsidiary undertaking

        The company has an investment in the following subsidiary undertaking:

	Country of Registration	Holding	%
The Hay Hall Group Limited	England	Ordinary	85
		Preference	82
		B Preference	84
		C Preference	100
The subsidiary undertaking has investments in the following companies:
Trading companies
Matrix International Limited	England	Ordinary	100
Inertia Dynamics Inc	USA	Ordinary	100
Matrix International GmbH	Germany	Ordinary	100
Bibby Transmissions Limited	England	Ordinary	100
Huco Engineering Industries Limited	England	Ordinary	100
Twiflex Limited	England	Ordinary	100
Bibby Turboflex (SA) (Pty) Limited	South Africa	Ordinary	100
Scandicom AB	Sweden	Ordinary	100
Saftek Limited	England	Ordinary	100
Holding companies
Bibby Group Limited	England	Ordinary	100
Huco Power Transmissions Limited	England	Ordinary	100
MEL Holding Inc	USA	Ordinary	100
Non trading companies
Turboflex Limited	England	Ordinary	100
Matrix Engineering Limited	England	Ordinary	100
Hay Hall Leicester Limited	England	Ordinary	100
Stainless Steel Tubes Limited	England	Ordinary	100
Hay Hall Tyseley Limited	England	Ordinary	100
T&A Nash (Penn) Limited	England	Ordinary	100
Motion Developments Limited	England	Ordinary	100
Hay Hall Trustees Limited	England	Ordinary	100
Turboflex (South Africa) (Pty) Limited	South Africa	Ordinary	100
Torsiflex Limited	England	Ordinary	100

        The principal activity of all the above operating companies was the design and manufacture of industrial power transmission components.

        The group has an investment in the following associated undertaking.

	Country of Registration	Holding	%
Rathi Turboflex Pty Limited	India	Ordinary	50

        The investment in the associated undertaking is not material therefore it has not been included in the consolidated results of the group.

Acquisition of subsidiary undertaking

        On 30 September 2004 the company acquired the majority of the issued share capital of The Hay Hall Group Limited, a company based in Birmingham. The following table sets out the identifiable assets and liabilities acquired and their book and fair value:

Book and fair value
£'000
Investments	10
Tangible fixed assets	6,563
Stocks	7,309
Debtors	8,728
Creditors	(7,074)
Overdrafts acquired	(5,206)
Loans	(8,280)
Obligations under finance leases and hire purchase contracts	(515)

1,535
Goodwill (note 9)	745

2,280

Satisfied by:
Cash	150
Issue of shares	2,130

2,280

        As set out in Note 25, The Hay Hall Group Pension Scheme has a deficit of £1.5m calculated under FRS17. FRS17 dictates that the rate used to discount pension liabilities should be that which is available on corporate bonds with the result that there is no allowance for the expected outperformance of equities relative to bonds. The Scheme holds a significant proportion of its assets in equities and the directors consider that it is reasonable to allow for some outperformance of equities in the value of the liabilities. In view of this and taking into account that the Scheme has a funding level in excess of 100% calculated on an MFR basis, the directors consider that no fair value adjustment is necessary as part of the acquisition accounting set out above.

Acquisition of subsidiary undertaking (continued)

        No other fair value adjustments have been recorded as part of the acquisition accounting set out above. The fair value table above, being provisional, will be revised if necessary in the financial statements for the year ending 31 December 2005.

        The Hay Hall Group Limited and its subsidiaries earned a profit after taxation of £344,000 in the year ended 31 December 2003. The summarised profit and loss account and statement of total recognised gains and losses for the period from 1 January 2004 to 30 September 2004, shown on the basis of the accounting policies of The Hay Hall Group Limited prior to the acquisition, are as follows:

£'000
Profit and loss account
Turnover	29,375
Cost of sales	(27,285)

Operating profit	2,090
Finance charges (net)	(1,123)

Profit on ordinary activities before taxation	967
Tax on profit on ordinary activities	(400)

Profit for the financial period	567

Statement of total recognised gains and losses
Profit for the financial period	567
Loss on foreign currency translation	(13)

Total recognised gains and losses	554

12 Stocks

2004
£'000
Group
Raw materials and consumables	1,790
Work in progress	1,727
Finished goods and goods for resale	4,130

7,647

        There is no material difference between the balance sheet value of stocks and their replacement cost.

Company

        The company held no stocks at either year end.

13 Debtors

	2004
	Group	Company
	£'000	£'000
Amounts falling due within one year:
Trade debtors	6,945	—
VAT	164	—
Deferred tax debtor	131	—
Prepayments and accrued income	594	—

	7,834	—

14 Creditors: Amounts falling due within one year

	2004
	Group	Company
	£'000	£'000
Bank loans and overdrafts (secured)	5,053	—
Trade creditors	5,317	—
Amounts due to group undertakings	—	150
Corporate tax payable	249	—
Other taxation and social security	484	—
Obligations under finance leases and hire purchase contracts	173	—
Accruals	1,188	—

	12,464	150

        The bank loans and overdrafts are secured by fixed and floating charges over the assets of the subsidiary undertakings.

15 Creditors: Amounts falling due after more than one year

	2004
	Group	Company
		£'000
Obligations under finance leases and hire purchase contracts	312	—
Amounts due to subsidiary undertaking	—	150

	312	150

Finance leases

2004
£'000
Amounts payable:
—Within one year	173
—between one and two years	151
—between two and five years	161

485

16 Creditors: Amounts falling due after more than one year

	2004
	Group	Company
	£'000	£'000
Senior loans	9,583	—

        The senior loans are at variable rate and are repayable in varying instalments. The loans are secured on the assets of the principal subsidiary and its subsidiary undertakings.

Analysis of borrowings

        Loans are repayable by instalments and not wholly within five years. Amounts due at 31 December are payable as follows:

Group
£'000
Amounts payable:
—within one year	1,200
—between one and two years	1,200
—between two and five years	8,561

10,961
Loan issue costs not amortised	(178)

10,783

        In accordance with Financial Reporting Standard 4, the carrying value of the loans is shown net of issue costs of which £13,000 has been charged to the profit and loss account in the period.

17 Provisions for liabilities and charges

	2004
	Group	Company
	£'000	£'000
Deferred tax
At beginning of period	—	—
On acquisitions	153	—
Charged to the profit and loss account	(27)	—
Differences on exchange	5	—
Transferred to debtors	(131)	—

At end of period	—	—

The deferred tax provision comprises:
Accelerated capital allowances	130	—
Other timing differences	1	—

	131	—

        The group also has losses of £867,000, giving a deferred tax asset of £260,000 which is unprovided. This deferred tax asset has not been recognised on the basis that it is unlikely to be utilised in the foreseeable future.

18 Called-up share capital

2004
£'000
Authorised
2,600,000 ordinary shares of £1 each	2,600

Allotted, called-up and fully-paid
2,130,370 ordinary shares of £1 each	2,130

        During the period the company allotted 2,130,368 ordinary shares with a nominal value of £2,130,368 in connection with the acquisition of The Hay Hall Group Limited.

19 Reserves

Profit and loss account
£'000
Group
Beginning of period	—
Retained profit for the period	113
Loss on foreign currency translation	(36)

End of year	(77)

Company
Beginning and end of period	—

20 Reconciliation of movements in shareholders' funds

	2004
	Group	Company
	£'000	£'000
Profit for the financial period	113	—
Issue of share capital	2,130	2,130
(Loss) on foreign currency translation	(36)	—

Net addition to shareholders' funds	2,207	2,130
Opening shareholders' funds	—	—

Closing shareholders' funds	2,207	2,130

21 Minority interests

2004
£'000
At 30 September 2004 (acquisition of The Hay Hall Group Limited)	—
Profit on ordinary activities after taxation	18

At 31 December 2004	18

22 Reconciliation of operating profit to operating cash flows

2004
£'000
Operating profit	504
Depreciation and amortisation charges	291
(Increase) in stocks	(382)
Decrease in debtors	929
Decrease in creditors	223

Net cash inflow from operating activities	1,565

23 Analysis and reconciliation of net debt

	At start of year	Cashflow	Acquisition	Exchange adjustment	At end of year
	£'000	£'000	£'000	£'000	£'000
Cash in hand, at bank	—	1,958	—	—	1,958
Overdrafts	—	(3,853)	—	—	(3,853)

		(1,895)	—		(1,895)

Debt due after one year	—	(2,801)	(7,080)	298	(9,583)
Debt due within one year	—	—	(1,200)	—	(1,200)

Net debt	—	(4,696)	(8,280)	298	(12,678)

2004
£'000
Decrease in cash in the period	(1,895)
Cash outflow from increase in debt	(10,783)

Change in net debt resulting from cash flows in period	(12,678)
Net debt at start of period	—

Net debt at end of period	(12,678)

24 Guarantees and other financial commitments

a)
Capital commitments

        At the end of the period, capital commitments were:

2004
£'000
Group
Contracted but not provided for	—

Company

        The company had no capital commitments at the period end.

b)
Operating lease commitments

        Annual commitments under non-cancellable operating leases are as follows:

Group	Land and Buildings 2004	Plant and Machinery 2004
	£'000	£'000
Expiry date
—within one year	5	39
—between one and two years	—	18
—between two and five years	441	51
—after five years	—	—

	446	108

Company

        The Company did not have any commitments at the period end.

c)
Other commitments

        Other commitments extant at the year end were as follows:

Group	2004
£'000
Trade guarantees	79
HM Customs and Excise	36

Company

        Cross guarantees between the Group companies are in place to guarantee the Group's borrowings.

25 Pension arrangements

Composition of the Scheme

        The Hay Hall Group Limited, the Company's principal subsidiary, operates a defined benefit scheme in the UK. A full actuarial valuation was carried out at 05 April 2003 and updated to 31 December 2004 by a qualified actuary. The major assumptions used by the actuary were:

	At 31 December 2004	At 31 December 2003
Rate of increase in pensions in payment (where increases are not fixed)	2.65%	2.50%
Discount rate	5.55%	5.75%
Inflation assumption	2.75%	2.60%

        The scheme also holds assets and liabilities in respect of defined contribution benefits. As at 31 December 2004, the liabilities and matching assets have a value of £1,217,700 and are excluded from the following figures.

        The following disclosures relate to amounts that will be recognised in the financial statements upon full adoption of FRS17.

        The assets in the scheme and expected rates of return were:

	Long term rate of return expected at 31 December 2004	Market Value at 31 December 2004	Long term rate of return expected at 31 December 2003	Market Value at 31 December 2003
		£'000		£'000
Equities	8.00%	11,309	8.00%	11,187
Bonds	5.20%	13,289	5.40%	12,234
Cash	4.55%	55	4.00%	453

Total market value of assets		24,663		23,874
Present value of scheme liabilities		26,796		26,357
(Deficit) surplus in the Scheme		(2,143)		(2,483)
Related deferred tax asset (liability)		642		745

Net pension liability		(1,501)		(1,738)

        This deficit will have a consequential effect on reserves.

	31 December 2004	31 December 2003
	£'000	£'000
Analysis of the amount charged in operating profit
Current service cost	180	165
Past service cost	—	—
Curtailment (gain)/loss	—	—

Total Operating Charge	180	165

Analysis of the amount credited to other finance income
Expected return on pension scheme assets	1,555	1,414
Interest on pensions scheme liabilities	(1,495)	(1,533)

Net return	(119)	(119)

	31 December 2004	31 December 2003
	£'000	£'000
Analysis of amount recognised in statement of total recognised gains and losses (STRGL)
Actual return less expected return on scheme assets	417	1,280
Experience gains and losses arising on the scheme liabilities	462	962
Changes in assumptions underlying the present value of the scheme liabilities	(346)	(1,926)

Actuarial gain recognised in STRGL	533	316

Movement in (deficit) surplus during the period
Deficit in scheme at beginning of the period	(2,483)	(2,365)
Movement in the period:
Current service cost	(180)	(165)
Contributions	(73)	(150)
Past service cost	—	—
Curtailments gain / (loss)	—	—
Other finance income	60	(119)
Actuarial gain	533	316

	(2,143)	(2,483)

History of experience gains and losses
Actuarial less expected return	417	1,280
	2%	5%
Experience gain on the liabilities	462	962
	2%	4%
Total amount recognised in the STRGL	533	316
	2%	1%

26 Related party disclosures

        During the period a director of the company provided a short term loan to the company of £150,000. This loan was repaid prior to 31 December 2004 through a loan provided to the company by the company's principal subsidiary, The Hay Hall Group Limited.

27 Summary of differences between accounting principles in the United Kingdom and the United States of America

  The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differs in certain respects from accounting principles in the United States of America ("US GAAP").

  The following are the adjustments to net income and shareholders' funds determined in accordance with UK GAAP, necessary to reconcile to net income and shareholders' funds determined in accordance with US GAAP.

	Notes	2004 £'000
Net income in accordance with UK GAAP		113
Goodwill	a	10
Tangible assets	b	1
Pension	c	85
Deferred tax	d	(26)

Net income in accordance with US GAAP		183

Shareholders' funds in accordance with UK GAAP		2,207
Goodwill	a	10
Tangible assets	b	(275)
Pension	c	(2,143)
Deferred tax	d	642

Shareholders' funds in accordance with US GAAP		441

(a)
Goodwill Amortization

    Under UK GAAP, goodwill is recorded at its actual cost in sterling, or at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill is then held in the currency of the acquiring entity at historic cost and amortized at a rate calculated to write off its value on a straight-line basis over its estimated useful life, which is currently considered to be twenty years. Furthermore, goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable.

    Under US GAAP, goodwill is not amortized but rather tested at least annually for impairment. Furthermore, goodwill is denominated in the functional currency of the acquired entity. Consequently, the goodwill is retranslated at each period end at the closing rate of exchange.

(b)
Tangible Assets

    Under UK GAAP, certain assets may be revalued, while under US GAAP, they are shown as historical cost.

(c)
Pensions

    Under UK GAAP, the Group follows SSAP 24, 'Accounting for Pension Costs', under which contributions payable to defined benefit pension schemes are recognized over the employees' working lives. Pension plan assets and liabilities are valued based upon the actuary's best estimate of the assumptions taken as a whole. The regular cost is attributed to individual years using the projected unit method. Variations in the pension cost, which are identified as a result of actuarial valuations, are amortized over the expected average remaining working lives of employees as a level percentage of pensionable payroll. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet. This results in an annual pension expense that is a substantially level percentage of the current and expected future pensionable payroll.

    Under US GAAP, the accounting for pension costs follows SFAS 87, Employers' Accounting for Pensions, which is more prescriptive in respect of actuarial assumptions which must be used and the allocation of costs to accounting periods. US GAAP requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption. Under SFAS 87 the accounts broadly reflect the funding status of the scheme, but with plan assets being valued by reference to market-related values at the date of the financial statements. There is also some scope for spreading unrecognised prior service cost and unrecognised gains and losses over the employees' working lives. In addition, under US GAAP, a minimum pension liability is recognised, as a component of other comprehensive income, in certain circumstances when there is a deficit of plan assets relative to the accumulated benefit obligation. This results in a pension prepayment or liability that is a closer reflection of the funding status of the scheme.

(d)
Deferred tax

    Under UK GAAP, deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at rates expected to apply when they crystallise, based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are regarded as recoverable and recognised only to the extent that, on the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

    Under US GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with SFAS 109, Accounting for Income Taxes. The adjustments in respect of deferred tax relate solely to the tax effect of the pension US GAAP adjustments described herein.

1.
Balance sheet and profit and loss account presentation

  General

    The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas US GAAP assets are presented in descending order of liquidity. In addition, current assets under UK GAAP include amounts that fall due after more than one year, whereas under US GAAP, such assets are classified as non-current assets.

  Pensions

    Under UK GAAP, pension scheme assets and liabilities are not presented on the balance sheet, with the exception of prepaid or accrued contributions. Under US GAPP, assets and liabilities of different plans are offset in presentation. Furthermore, under US GAAP the discount on retired partners' annuity provision would be classified as an operating expense rather than as interest expense.

2.
Consolidated statement of cashflow

  The consolidated statement of cash flow prepared under UK GAAP presents substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow represents increases or decreases in "Cash and Cash Equivalents", which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

  Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, being cash flows relating to operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance, with the exception of servicing of members' finance, are included as operating.

  The following statements summarise the statements of cash flows as if they had been presented in accordance with US GAAP, and include the adjustments that reconcile cash and cash equivalents under US GAAP to cash and short term deposits under UK GAAP.

2004 £'000
Net cash provided by operating activities	1,195
Net cash used in investing activities	(5,557)
Net cash provided by financing activities	2,467

Net decrease in cash and cash equivalents	(1,895)
Cash and cash equivalents under US GAAP at beginning of the period	0

Cash and cash equivalents under US GAAP at end of the period	(1,895)

Cash and cash equivalents under UK GAAP at end of the period	(1,895)

Hay Hall Holdings Limited and subsidiary undertakings

Unaudited Summarised Profit and Loss Account

	Nine months ended 30 Sept 2005 £'000	Nine months ended 30 Sept 2004 £'000	Three months ended 31 Dec 2004 £'000
Turnover	30,099	—	9,707
Operating costs less other income	(27,194)	—	(9,193)
Goodwill amortisation	(35)	—	(10)

Operating Profit	2,870	—	504
Exceptional Items	—	—	—

Profit on ordinary activities	2,870	—	504
Net interest payable	(813)	—	(302)

Profit on ordinary activities before taxation	2,057	—	202
Taxation on profit for the financial period	(671)	—	(71)

Profit on ordinary activities after taxation	1,386	—	131
Dividends	—	—	—

Profit attributable to shareholders	1,386	—	131

Minority interests	(190)		(18)

Profit for the financial period	1,196	—	113

Hay Hall Holdings Limited and subsidiary undertakings

Unaudited Summarised Balance Sheet

	30 Sept 2005 £'000	30 Sept 2004 £'000	31 Dec 2004 £'000
Fixed assets
Intangible assets	1,066	745	735
Tangible assets	6,322	6,563	6,397
Investments	15	10	13

	7,403	7,318	7,145
Current assets
Stocks	8,397	7,309	7,647
Debtors and Prepayments	8,329	8,728	7,834
Cash at bank and in hand	228	382	1,958

	16,954	16,419	17,439
Creditors: amounts due within one year	(11,015)	(14,195)	(12,464)

Net current assets	5,939	2,224	4,975

Total assets less current liabilities	13,342	9,542	12,120

Creditors: amounts falling due after one year	(9,717)	(7,412)	(9,895)

	3,625	2,130	2,225

Capital and reserves
Called up share reserve	2,130	2,130	2,130
Profit and loss account	1,495	—	95

	3,625	2,130	2,225

Hay Hall Holdings Limited and subsidiary undertakings

Unaudited Summarised Cash Flow Statement

	Nine months ended 30 Sept 2005 £'000	Nine months ended 30 Sept 2004 £'000	Three months ended 31 Dec 2004 £'000
Operating profit	2,870	—	504
Depreciation and amortisation charges	838	—	291
(Increase) Decrease in stocks	(648)	—	(382)
(Increase) Decrease in Debtors	(644)	—	929
Increase (Decrease) in Creditors	(789)	—	223

Net cash inflow from operating activities	1,627	—	1,565
Net cash outflow for servicing of finance	(584)	—	(358)
Net cash outflow for taxation	(117)	—	(12)
Net cash outflow for capital expenditure	(615)	—	(198)
Net cash outflow for acquisitions and disposals	(158)	—	(5,359)

Cash inflow (outflow) before financing	153	—	(4,362)

Financing:
Capital element of finance lease rental payments	(125)	—	(34)
New loans	214	—	3,150
Repayment of loans	(403)	—	(649)

Net cash inflow (outflow) from financing	(314)	—	2,467

Increase (decrease) in cash in the period	(161)	—	(1,895)

Hay Hall Holdings Limited and subsidiary undertakings

Unaudited Reconciliation of Shareholders' funds and Movement on Reserves

	Share Capital £'000	Profit and Loss £'000	Total £'000
At 10 September 2003	—	—	—
Retained profit for the period		131	131
Loss on foreign currency translation		(36)	(36)
Issued share capital	2,130		2,130

At 31 December 2004	2,130	95	2,225

Retained profit for the period		1,386	1,386
Profit on foreign currency translation		14	14

At 30 September 2005	2,130	1,495	3,625

Hay Hall Holdings Limited and subsidiary undertakings

Notes to the Interim Financial Statements

Accounting Policies

1 Basis of Preparation

        The financial statements have been prepared under the historical cost convention. The financial statements for the period ended 31 December 2004 and the period ended 30 September 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") as applied by the company in prior accounting periods.

2 Accounting period

        The financial statements for the period ended 31 December 2004 cover the period from incorporation on 10 September 2003 to 31 December 2004. The company commenced trading with effect from 30 September 2004 when it acquired The Hay Hall Group Limited.

3 Basis of Consolidation

        The comparative figures for the period ended 31 December 2004 were derived from the statutory accounts for that period which have been delivered to the Registrar of Companies. Those accounts received an unqualified audit report, which did not contain statements under Section 237 (2) or (3) of the Companies Act 1985.

4 The financial information shown in this publication is Unaudited and does not constitute statutory accounts as defined in Section 240 of the Companies Act 1985.

5 Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales relates taxes.

6 No interim dividend has been declared.

7 Summary of differences between accounting principles in the United Kingdom and the United States of America

  The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differs in certain respects from accounting principles in the United States of America ("US GAAP").

  The following are the adjustments to net income and shareholders' funds determined in accordance with UK GAAP, necessary to reconcile to net income and shareholders' funds determined in accordance with US GAAP.

	Notes	Nine Months Ended 30 Sept 2005 £'000
Net income in accordance with UK GAAP		1,386
Goodwill	a	35
Tangible assets	b	4
Pension	c	60
Deferred tax	d	(15)

Net income in accordance with US GAAP		1,470

Shareholders' funds in accordance with UK GAAP		3,625
Goodwill	a	45
Tangible assets	b	(271)
Pension	c	(2,083)
Deferred tax	d	625

Shareholders' funds in accordance with US GAAP		1,941

(a)
Goodwill Amortization

    Under UK GAAP, goodwill is recorded at its actual cost in sterling, or at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill is then held in the currency of the acquiring entity at historic cost and amortized at a rate calculated to write off its value on a straight-line basis over its estimated useful life, which is currently considered to be twenty years. Furthermore, goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable.

    Under US GAAP, goodwill is not amortized but rather tested at least annually for impairment. Furthermore, goodwill is denominated in the functional currency of the acquired entity. Consequently, the goodwill is retranslated at each period end at the closing rate of exchange.

(b)
Tangible Assets

    Under UK GAAP, certain assets may be revalued, while under US GAAP, they are shown as historical cost.

(c)
Pensions

    Under UK GAAP, the Group follows SSAP 24, 'Accounting for Pension Costs', under which contributions payable to defined benefit pension schemes are recognized over the employees'

    working lives. Pension plan assets and liabilities are valued based upon the actuary's best estimate of the assumptions taken as a whole. The regular cost is attributed to individual years using the projected unit method. Variations in the pension cost, which are identified as a result of actuarial valuations, are amortized over the expected average remaining working lives of employees as a level percentage of pensionable payroll. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet. This results in an annual pension expense that is a substantially level percentage of the current and expected future pensionable payroll.

    Under US GAAP, the accounting for pension costs follows SFAS 87, Employers' Accounting for Pensions, which is more prescriptive in respect of actuarial assumptions which must be used and the allocation of costs to accounting periods. US GAAP requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption. Under SFAS 87 the accounts broadly reflect the funding status of the scheme, but with plan assets being valued by reference to market-related values at the date of the financial statements. There is also some scope for spreading unrecognised prior service cost and unrecognised gains and losses over the employees' working lives. In addition, under US GAAP, a minimum pension liability is recognised, as a component of other comprehensive income, in certain circumstances when there is a deficit of plan assets relative to the accumulated benefit obligation. This results in a pension prepayment or liability that is a closer reflection of the funding status of the scheme.

(d)
Deferred tax

    Under UK GAAP, deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at rates expected to apply when they crystallise, based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are regarded as recoverable and recognised only to the extent that, on the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

    Under US GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with SFAS 109, Accounting for Income Taxes. The adjustments in respect of deferred tax relate solely to the tax effect of the pension US GAAP adjustments described herein.

1.
Balance sheet and profit and loss account presentation

  General

    The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas US GAAP assets are presented in descending order of liquidity. In addition, current assets under UK GAAP include amounts that fall due after more than one year, whereas under US GAAP, such assets are classified as non-current assets.

  Pensions

    Under UK GAAP, pension scheme assets and liabilities are not presented on the balance sheet, with the exception of prepaid or accrued contributions. Under US GAPP, assets and liabilities of different plans are offset in presentation. Furthermore, under US GAAP the discount on retired partners' annuity provision would be classified as an operating expense rather than as interest expense.

2.
Consolidated statement of cashflow

  The consolidated statement of cash flow prepared under UK GAAP presents substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow represents increases or decreases in "Cash and Cash Equivalents", which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

  Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, being cash flows relating to operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance, with the exception of servicing of members' finance, are included as operating.

  The following statements summarise the statements of cash flows as if they had been presented in accordance with US GAAP, and include the adjustments that reconcile cash and cash equivalents under US GAAP to cash and short term deposits under UK GAAP.

Nine Months Ended 30 Sept 2005 £'000
Net cash provided by operating activities	1,195
Net cash used in investing activities	(5,557)
Net cash provided by financing activities	2,467

Net decrease in cash and cash equivalents	(1,895)
Cash and cash equivalents under US GAAP at beginning of the period	0

Cash and cash equivalents under US GAAP at end of the period	(1,895)

Cash and cash equivalents under UK GAAP at end of the period	(1,895)

The Hay Hall Group Limited

Independent Auditors' Report

To the shareholders of The Hay Hall Group Limited

The Hay Hall Group Limited
Group Headquarters
PO BOX 5114
Hay Hall
Redfern Road
Tyseley
Birmingham
B11 2DQ

We have audited the accompanying consolidated balance sheets of The Hay Hall Group Limited as of December 31, 2004 and 2003 and the related consolidated profit and loss accounts and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Hay Hall Group Limited at December 31, 2004 and 2003, and the results of its consolidated profit and loss accounts and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United Kingdom, which differ in certain respects from those followed in the United States, as described in Note 28 to the financial statements.

/s/ BDO STOY HAYWARD LLP
Chartered Accountants Birmingham, United Kingdom

15 June 2005 except for Note 28, as to which the date is 16 January 2006

Consolidated Profit and Loss account

For the year ended 31 December 2004

	Notes	2004	2003
		£'000	£'000
Turnover
Existing operations		38,776	32,670
Acquisitions		306	—

	2	39,082	32,670
Operating costs less other income	3	(36,562)	(30,899)

Operating profit	5	2,520	1,771
Exceptional items
Profit on sale of assets	4	—	18

Profit on ordinary activities before interest		2,520	1,789
Interest receivable		28	12
Interest payable	6	(1,453)	(1,472)

Profit on ordinary activities before taxation		1,095	329
Tax on profit on ordinary activities	9	(471)	15

Profit for the financial year		624	344
Preference shares appropriation	10	(82)	(1,227)
Other finance costs of non-equity shares	10	(72)	(72)

Retained profit (loss) for the year	21	470	(955)

        All the group's turnover and operating profit were derived from continuing operations.

The accompanying notes are an integral part of this profit and loss account.

Consolidated Note of historical costs profit and losses

For the year ended 31 December 2004

	2004	2003
	£'000	£'000
Reported profit on ordinary activities before taxation	1,095	329
Difference between historical cost depreciation charge and the actual depreciation charge for the year calculated on the revalued amount	3	3

Historical cost profit on ordinary activities before taxation	1,098	332

Historical cost retained profit (loss) for the year	473	(952)

Consolidated statement of total recognised gains and losses

For the year ended 31 December 2004

	2004	2003
	£'000	£'000
Profit for the financial year	624	344
Loss on foreign currency translation	(59)	(117)

Total recognised gains and losses relating to the year	565	227
Prior year adjustment (note 10)	—	740

Total gains and losses recognised since last report	585	967

Consolidated Balance Sheet

31 December 2004

	Notes	2004	2003
		£'000	£'000
Fixed assets
Goodwill	11	5,212	5,556
Tangible assets	12	6,397	6,463
Investments	13	13	57

		11,622	12,076
Current assets
Stocks	14	7,647	7,021
Debtors	15	7,984	6,533
Cash at bank and in hand		1,958	1,662

		17,589	15,216
Creditors: Amounts falling due within one year	16	(12,464)	(13,560)

Net current assets		5,125	1,656

Total assets less current liabilities		16,747	13,732

Financed by:
Creditors: Amounts falling due after more than one year
Obligations under finance leases and hire purchase contracts	17	312	118
Borrowings	18	9,583	13,223

		9,895	13,341

Capital and reserves
Called-up share capital	20	8,610	2,714
Share premium account	21	20,290	20,290
Revaluation reserve	21	257	260
Other reserve	21	4,723	4,641
Profit and loss account	21	(27,028)	(27,514)

Shareholders' surplus	22	6,852	391

		16,747	13,732

Shareholders' surplus may be analysed as follows:-
Equity interests		(15,025)	(21,800)
Non-equity interests		21,877	21,723

		6,852	391

        The accounts were approved by the board of directors on 15 June 2005 and signed on its behalf by:

/s/ P N Baldrey

P N Baldrey

        Note 28 was approved by the board of directors on 16 January 2006 and signed on its behalf by:

/s/ P N Baldrey

P N Baldrey

The accompanying notes are an integral part of this consolidated balance sheet.

Company balance sheet

31 December 2004

	Notes	2004	2003
		£'000	£'000
Fixed assets
Tangible assets	12	5	6
Investments	13	18,679	18,679

		18,684	18,685
Current assets
Debtors: falling due within one year	15	579	1,796
Debtors: falling due after more than one year	15	2,410	1,905

		2,989	3,701
Creditors: Amounts falling due within one year	16	(3,379)	(4,926)

Net current liabilities		(390)	(1,208)

Total assets less current liabilities		18,294	17,460

Financed by:
Creditors: Amounts falling due after more than one year	18	5,267	11,377

Capital and reserves
Called-up share capital	20	8,610	2,714
Share premium account	21	20,290	20,290
Other reserve	21	4,723	4,641
Profit and loss account	21	(20,596)	(21,562)

Shareholders' funds	22	13,027	6,083

		18,294	17,460

Shareholders' funds may be analysed as:
Equity interests		(8,877)	(15,667)
Non-equity interests		21,904	21,750

		13,027	6,083

        The accounts were approved by the board of directors on 15 June 2005 and signed on its behalf by:

/s/ P N Baldrey

P N Baldrey

        Note 28 was approved by the board of directors on 16 January 2006 and signed on its behalf by:

/s/ P N Baldrey

P N Baldrey

The accompanying notes are an integral part of this balance sheet.

Cash Flow statement

For the year ended 31 December 2004

	Notes	2004	2003
		£'000	£'000
Net cash inflow from operating activities	23	3,819	3,177
Returns on investments and servicing of finance
Interest received		28	12
Interest paid		(1,288)	(1,133)

Net cash outflow for returns on investments and servicing of finance		(1,260)	(1,121)

Taxation
Tax paid		(305)	(18)

Net cash outflow for taxation		(305)	(18)

Capital expenditure
Purchase of tangible fixed assets		(1,089)	(653)
Purchase of own shares		(8)	(16)
Sale of tangible fixed assets		9	387
Sale of own shares		54	—

Net cash outflow for capital expenditure		(1,034)	(282)

Acquisition and disposals
Purchase of subsidiary undertaking		—	—
Net cash acquired with subsidiary undertakings		1	—
Purchase of investments		(3)	(3)

Net cash outflow for acquisition and disposals		(2)	(3)

Cash inflow before financing		1,218	1,753

Financing
New finance leases		462	189
Capital element of finance lease rental payments		(152)	(183)
New loans		3,000	—
Repayment of loans		(1,400)	(1,387)

Net cash inflow (outflow) from financing		1,910	(1,381)

Increase in cash in the year	24	3,128	372

The accompanying notes are an integral part of this consolidated cash flow statement.

Notes to accounts

1 Accounting policies

        The principal accounting policies are set out below. They have all been applied consistently throughout the year and the preceding year.

a)
Basis of accounting

        The accounts have been prepared under the historical cost convention modified by the revaluation of certain fixed assets and in accordance with applicable accounting standards.

b)
Basis of consolidation

        The Group accounts consolidate the accounts of The Hay Hall Group Limited and its material subsidiary undertakings drawn up to 31 December each year. The results of subsidiaries acquired or sold are consolidated for the periods from or to the date on which control passed. Acquisitions are accounted for under the acquisition method.

        As permitted by Section 230 of the Companies Act 1985, no profit and loss account is presented in respect of The Hay Hall Group Limited. The retained profit for the financial year of the parent company was £894,000 (2003: loss of £6,068,000 after writing down investments in group companies by £5,000,000).

c)
Goodwill

        Goodwill arising on acquisitions in the year ended 31 December 1997 and earlier periods was written off to reserves in accordance with the accounting standard then in force. As permitted by the current accounting standard the goodwill previously written off to reserves has not been reinstated in the balance sheet. On disposal or closure of a previously acquired business, the attributable amount of goodwill previously written off to reserves is included in determining the profit or loss on disposal.

        Goodwill arising on acquisitions subsequent to 31 December 1997 is capitalised and written off on a straight line basis over its useful economic life which is a maximum of twenty years. Provision is made for any impairment.

d)
Tangible fixed assets

        Tangible fixed assets are shown at cost or valuation, net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets other than freehold land, at rates calculated to write off the cost, less estimated residual value, of fixed assets on a straight-line basis over their expected useful lives, as follows:

Freehold buildings	2% to 3 1/3% per annum
Improvements to short leasehold premises	Over term of lease
Plant and machinery and equipment	4% to 33 1/3% per annum

        Residual value is calculated on prices prevailing at the date of acquisition or revaluation.

        The company has taken advantage of the transitional provisions of FRS 15 "Tangible fixed assets" and retained the book amounts of certain freehold properties which were revalued prior to the implementation of that standard. The properties were last revalued at 31 December 1997 and the valuations have not subsequently been updated.

        Where depreciation charges are increased following a revaluation, an amount equal to the increase is transferred annually from the revaluation reserve to the profit and loss account as a movement on reserves. On the disposal or recognition of a provision for impairment of a revalued fixed asset, any related balance remaining in the revaluation reserve is also transferred to the profit and loss account as a movement on reserves.

e)
Investments

        Fixed asset investments are shown at cost less provision for impairment.

f)
Stocks

        Stocks are stated at the lower of cost and net realisable value. Cost includes materials, direct labour and an attributable proportion of manufacturing overheads based on normal levels of activity. Net realisable value is based on estimated selling price, less further costs expected to be incurred to completion and disposal. Provision is made for obsolete, slow-moving or defective items where appropriate.

g)
Taxation

        Corporation tax payable is provided on taxable profits at the current rate. Payment is made in certain cases by group companies for group relief surrendered to them.

        Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the company's taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods difference from those in which they are recognised in the financial statements.

        A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

        Deferred tax is not recognised when fixed assets are revalued unless by the balance sheet date there is a binding agreement to see the revalued assets and the gain or loss expected to arise on sale has been recognised in the financial statements. Neither is deferred tax recognised when fixed assets are sold and it is more likely than not that the taxable gain will be rolled over, being charged to tax only if and when the replacements assets are sold.

        Deferred tax is recognised in respect of the retained earnings of overseas subsidiaries and associates only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future has been entered into by the subsidiary or associates.

        Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

h)
Foreign currency

        Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the profit and loss account.

        The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and on foreign currency borrowings, to the extent that they hedge the group's investment in such operations, are dealt with through reserves. All other exchange differences are included in the profit and loss account.

i)
Leases

        Assets held under finance leases, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

        Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

j)
Turnover

        Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales related taxes.

k)
Pension costs

        The Group operates a defined benefit scheme and a defined contribution scheme which are funded, with the assets of the schemes held separately from those of the Group in separate trustee administered funds. The amount charged to the profit and loss account in respect of the costs of the defined benefit scheme is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account as a constant percentage of payroll over the estimated average remaining working life of scheme members. Differences between amounts charged to the profit and loss account and amounts funded are shown as either provisions or prepayments in the balance sheet. For the defined contribution scheme the amount charged to the profit and loss account in respect of pension costs and other post retirement benefits, is the contribution payable in the year. Differences between contributions payable in the year and the contributions actually paid are shown as either accruals or prepayments in the balance sheet.

l)
Finance costs

        Finance costs of debt and non-equity shares are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount. Where the finance costs for non-equity shares are not equal to the dividends on these instruments, the difference is also accounted for in the profit and loss account as an appropriation of profits.

m)
Debt

        Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting year and reduced by payments made in the year.

2 Turnover

        Turnover relates to the Group's principal activities as described in the directors' report. An analysis of turnover by geographical destination is as follows:

	2004	2003
	£'000	£'000
UK	14,616	10,937
Rest of Europe	9,333	7,434
Americas	12,407	10,678
Rest of the World	2,726	3,621

	39,082	32,670

        Turnover by origin is as follows:

	2004	2003
	£'000	£'000
UK	30,452	24,551
Rest of Europe	551	715
USA	6,680	5,897
Africa	1,399	1,507

	39,082	32,670

3 Operating costs less other income

	2004 Continuing Operations	2003 Continuing Operations
	£'000	£'000
Change in stocks of finished goods and work in progress	448	(259)
Own work capitalised	—	30
Other operating income	89	331
Raw materials and consumables	(15,011)	(11,165)
Other external charges	(6,960)	(6,721)
Staff costs	(13,673)	(11,572)
Depreciation and Amortisation	(1,455)	(1,543)

	(36,562)	(30,899)

        In relation to the acquisition of Saftek Limited during 2004, continuing operations in 2004 include £231,000 of raw materials and consumables, £145,000 of other external charges, £238,000 of staff costs and £10,000 of depreciation and amortisation

4 Exceptional items

	2004	2003
	£'000	£'000
Profit on sale of assets	—	18

        In April 2003, Inertia Dynamics Inc sold its former operating site. The profit on sale of assets in that year represents the profit realised on the sale.

5 Operating profit

        Operating profit is stated after charging:

		2004	2003
		£'000	£'000
Depreciation of tangible fixed assets		1,121	1,209
Amortisation of goodwill		334	334
Auditors' remuneration for audit services		74	62
Operating lease rentals	—plant and machinery	160	120
	—other	440	436

        Amounts payable to BDO Stoy Hayward LLP in respect of non-audit services were £12,000 (2003-£12,000). Auditors' remuneration for audit services charged to the company profit and loss account of The Hay Hall Group Limited was £12,000 (2003-£28,000).

6 Interest payable and similar charges

	2004	2003
	£'000	£'000
Bank loans and overdrafts	1,353	1,398
Finance leases and hire purchase contracts	48	16
Amortisation of loan issue costs	52	58

	1,453	1,472

7 Staff costs

        The average monthly number of employees (including executive directors) was as follows:

	2004 Number	2003 Number
Works employees	348	306
Staff	209	197

	557	503

        Their aggregate remuneration comprised:

	2004	2003
	£'000	£'000
Wages and salaries	12,125	10,579
Redundancy costs	65	53
Social security costs	1,179	1,052
Other pension costs	304	(112)

	13,673	11,572

8 Directors' remuneration

	2004	2003
	£'000	£'000
Emoluments	124	123
Contributions to money purchase scheme	34	33

	158	156

Fees to third party	65	52

        Fees to third parties comprise amounts paid to Legal and General Ventures Limited under an agreement to provide the Group with the services of A Insam up to 30 September 2004, and amounts paid to RBCTC Limited under an agreement to provide the Group with the services of R L Burdett.

9 Tax on profit on ordinary activities

        The tax charge (credit) comprises:

	2004	2003
	£'000	£'000
Current tax
UK corporation tax at 30% (2003 - 30%)	140	—
Overseas tax	229	148
Adjustments in respect of prior years
—UK tax	1	75
—Overseas tax	(7)	(4)

	363	219
Deferred tax (see note 19)
Origination and reversal of timing differences	108	(234)

Total tax on profit on ordinary activities	471	(15)

        The differences between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit before tax is as follows:

	2004	2003
	£'000	£'000
Profit on ordinary activities before tax	1,095	329

Tax on profit on ordinary activities at standard UK corporation tax rate of 30% (2003 - 30%)	328	99
Effects of:
Expenses not deductible for tax purposes	125	74
Capital allowances in excess of depreciation	(86)	(25)
Other timing differences	2	—
Adjustments to tax charge in respect of previous periods	(6)	71

Current tax charges for period	363	219

10 Preference shares appropriation and other finance costs of non-equity shares

	2004	2003
	£'000	£'000
Preference shares appropriation
5% redeemable cumulative preference shares appropriation:	82	1,227

        In accordance with Financial Reporting Standard 4, the dividends for the year on the company's redeemable preference shares have been appropriated through the profit and loss account in arriving at retained profit for the year.

        On 21 May 2004, as part of a restructuring of the Company's capital, the right to receive dividends on these preference shares was removed. The amount appropriated through the profit and loss account in the year represents the amount due up until the date of the change. Dividends in respect of the period from 1 July 2000 to 21 May 2004 have been accrued to other reserves, see note 21.

	2004	2003
	£'000	£'000
Other finance costs of non-equity shares
Amortisation of issue costs of non-equity shares	72	72

        The above amortisation of issue costs of non-equity shares provides a constant annual rate of charge on the outstanding amount.

11 Goodwill

Group	£'000
Cost
Beginning of year	6,740
Goodwill on acquisition in the year	(6)

End of year	6,734

Amortisation
Beginning of year	1,184
Charge for the year	338

End of year	1,522

Net book value
Beginning of year	5,556

End of year	5,212

12 Tangible fixed assets

Group	Freehold land and buildings	Short leasehold buildings	Plant, machinery & Equipment	Total
	£'000	£'000	£'000	£'000
Cost or valuation
Beginning of year	1,576	215	9,591	11,382
Additions	3	4	1,082	1,089
Acquired in year	—	—	62	62
Disposal	—	—	(313)	(313)
Exchange adjustment	—	(1)	(91)	(92)

End of year	1,579	218	10,331	12,128

Depreciation
Beginning of year	173	85	4,661	4,919
Charge for the year	39	29	1,053	1,121
Acquired in year	—	—	9	9
Disposal	—	—	(299)	(299)
Exchange adjustment	—	—	(19)	(19)

End of year	212	114	5,405	5,731

Net book value
Beginning of year	1,403	130	4,930	6,463

End of year	1,367	104	4,926	6,397

        The net book value of tangible fixed assets includes an amount of £708,000 (2003: £186,000) in respect of assets held under finance leases and hire purchase contracts. The related depreciation charge on these assets for the year was £111,000 (2003: £21,000).

        Freehold land and buildings include land of £400,000 (2003: £400,000) which has not been depreciated.

        Freehold land and buildings include land and buildings of £549,000 (2003: £549,000) which were professionally valued as at 31 December 1997 by Chesterton plc. The basis of valuation was existing use.

        The historical cost and net book value of the revalued land and buildings at 31 December 2004 was as follows:

£'000
Historical cost	543
Accumulated depreciation	(265)

Net book value	278

Plant, machinery & Equipment
£'000
Company
Cost
Beginning of year	27
Additions	1

End of year	28

Depreciation
Beginning of year	21
Charge for the year	2

End of year	23

Net book value
Beginning of year	6

End of year	5

13 Fixed asset investments

	Group		Company
	2004	2003	2004	2003
	£'000	£'000	£'000	£'000
Subsidiary undertakings	—	—	18,679	18,679
Own shares	—	46	—	—
Investments	13	11	—	—

	13	57	18,679	18,679

Investments in subsidiary undertakings

Company	£'000	£'000
Cost
At beginning and end of year	38,224	38,224

Amounts written off
At beginning of year	(19,545)	(14,545)
Impairment adjustment	—	(5,000)

At end of year	(19,545)	(19,545)

Net book value
At 31 December	18,679	18,679

        The parent company and the group have investments in the following subsidiary undertakings.

	Country of Registration	Holding	%
Trading companies
Matrix International Limited	England	Ordinary	100
Inertia Dynamics Inc	USA	Ordinary	100
Matrix International GmbH	Germany	Ordinary	100
Bibby Transmissions Limited	England	Ordinary	100
Huco Engineering Industries Limited	England	Ordinary	100
Twiflex Limited	England	Ordinary	100
Bibby Turboflex (SA) (Pty) Limited	South Africa	Ordinary	100
ScandicomAB	Sweden	Ordinary	100
Saftek Limited	England	Ordinary	100
Holding companies
Bibby Group Limited	England	Ordinary	100
Huco Power Transmissions Limited	England	Ordinary	100
MEL Holding Inc	USA	Ordinary	100
Non trading companies
Turboflex Limited	England	Ordinary	100
Matrix Engineering Limited	England	Ordinary	100
Hay Hall Leicester Limited	England	Ordinary	100
Stainless Steel Tubes Limited	England	Ordinary	100
Hay Hall Tyseley Limited (formerley Hollow Extrusions Limited)	England	Ordinary	100
T&A Nash (Penn) Limited	England	Ordinary	100
Motion Developments Limited	England	Ordinary	100
Hay Hall Trustees Limited	England	Ordinary	100
Turboflex (South Africa) (Pty) Limited	South Africa	Ordinary	100
Torsiflex Limited	England	Ordinary	100

        The principal activity of all the above operating companies was the design and manufacture of industrial power transmission components.

        The group has an investment in the following associated undertaking.

	Country of Registration	Holding	%
Rathi Turboflex Pty Limited	India	Ordinary	50

        The investment in the associated undertaking is not material therefore it has not been included in the consolidated results of the group.

        In February 2004 the Group acquired 100% of the issued share capital of Saftek Limited, a company based in Telford. The following table sets out the identifiable assets and liabilities acquired and their fair value to the Group:

Book and fair Value to Group
£'000
Tangible fixed assets	52
Stocks	55
Debtors	141
Creditors	(232)
Cash acquired	1
Obligations under finance leases and hire purchase contracts	(11)

6
Goodwill	(6)

Satisfied by:
Cash	—

        No fair value adjustments have been recorded as part of the acquisition accounting set out above.

Investments in own shares

2004 Group
£'000
Cost
Beginning of year	46
Additions	8
Disposals	(54)

End of year	—

        The investment in own shares comprised ordinary shares held by trustees of Hay Hall Trustees Limited ("the Trustees"). The shares were disposed of as part of the restructuring the Group undertook in the year.

14 Stocks

	2004 £'000	2003 £'000
Group
Raw materials and consumables	1,790	835
Work in progress	1,727	1,570
Finished goods and goods for resale	4,130	4,616

	7,647	7,021

        There is no material difference between the balance sheet value of stocks and their replacement cost.

Company

        The company held no stocks at either year end.

15 Debtors

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Amounts falling due within one year:
Trade debtors	6,945	1	5,716	14
Amounts owed by parent undertaking	150	150	—	1,494
Amounts owed by group undertakings	—	187	—	—
VAT	164	63	—
Deferred tax debtor	131	54	234	—
Prepayments and accrued income	594	187	520	288

	7,984	579	6,533	1,796

Amounts falling due after more than one year:
Amounts owed by group undertakings	—	2,410	—	1,905

16 Creditors: Amounts falling due within one year

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Bank loans and overdrafts	5,053	3,195	7,885	4,303
Trade creditors	5,317	—	3,764	—
Amounts due to group undertakings	—	—	—	—
Corporate tax payable	249	—	262	—
Other taxation and social security	484	—	399	—
Obligations under finance leases and hire purchase contracts	173	—	47	—
Accruals	1,188	184	1,203	623

	12,464	3,379	13,560	4,926

        The bank loans and overdrafts are secured by fixed and floating charges over the assets of the company and its subsidiary undertakings.

17 Creditors: Amounts falling due after more than one year

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Obligations under finance leases and hire purchase contracts	312	—	118	—

Finance leases

	2004	2003
	£'000	£'000
Amounts payable:
—Within one year	173	47
—between one and two years	151	118
—between two and five years	161	—

	485	165

18 Creditors: Amounts falling due after more than one year

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Borrowings	9,583	5,267	13,223	11,377
Loans comprise:
Senior loan	9,583	5,267	7,982	6,136
11% Mezzanine loan	—	—	1,250	1,250
6% Unsecured loan stock	—	—	3,991	3,991

	9,583	5,267	13,223	11,377

        The senior loans are at variable rate and are repayable in varying instalments. The loans are secured on the assets of the company and its subsidiary undertakings.

        The fixed rate mezzanine loan was converted into new C preference shares in July 2004.

        The fixed rate unsecured loan stock was converted into new B preference shares in July 2004.

Analysis of borrowings

        Loans are repayable by instalments and wholly within five years. Amounts due at 31 December are payable as follows:

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Amounts payable:
—within one year	1,200	1,200	1,200	1,200
—between one and two years	1,200	1,200	1,200	1,200
—between two and five years	8,561	4,237	12,212	10,355

	10,961	6,637	14,612	12,755
Loan issue costs not amortised	(178)	(170)	(189)	(178)

	10,783	6,467	14,423	12,577

        In accordance with Financial Reporting Standard 4, the carrying value of the loans is shown net of issue costs of which £52,000 (2003—£58,000) has been charged to the profit and loss account in the year.

19 Provisions for liabilities and charges

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Deferred tax
At beginning of period	234	—	—	—
(Charged to) credited to the profit and loss account	(108)	54	234	—
Differences on exchange	5	—	—	—
Transferred to debtors (note 16)	(131)	(54)	(234)	—

At end of period	—	—	—	—

The deferred tax provision comprises:
Accelerated capital allowances	130	—	262	—
Other timing differences	1	54	(28)	—

	131	54	234	—

        The group also has losses of £867,000 (2003: £867,000), giving a deferred tax asset of £260,000 (2003: £260,000) which is unprovided. This deferred tax asset has not been recognised on the basis that it is unlikely to be utilised in the foreseeable future.

20 Called-up share capital

	2004	2003
	£'000	£'000
Authorised
1,533,000 C preference shares of £1 each	1,533	—
5,396,000 B preference shares of £1 each	5,396	—
21,361,500 redeemable preference shares of £0.01 each	214	214
2,250,000 'A' ordinary snares of £1 each	2,250	2,250
381,500 ordinary shares of £1 each	381	381

	9,774	2,845

Allotted, called-up and fully-paid
1,532,500 C preference snares of £1 each	1,532	—
4,363,656 B preference shares of £1 each	4,364	—
21,361,500 redeemable preference shares of £0.01 each	214	214
2,250,000 'A' ordinary shares of £1 each	2,250	2,250
250,000 ordinary shares of £1 each	250	250

	8,610	2,714

        On 21 May 2004 the authorised share capital of the Company was increased by £6,929,000 by the creation of 1,533,000 C preference shares of £1 each and 5,396,000 B preference shares of £1 each.

        On 21 May 2004, 1,532,500 C preference shares and 4,363,656 B preference shares with a combined nominal value of £5,896,156 were issued at par in exchange for cancellation of an equivalent amount of debt and unpaid interest due thereon.

Principal features of each class of share

C preference shares and B preference shares

        The C and B preference shares carry no rights to any income.

Redeemable preference shares

        Up until 21 May 2004 the redeemable preference shares carried rights to a 5% dividend on the amount paid up with dividends payable on 15 August and 15 February each year and the holders entitled first to any arrears of dividends not paid. Any amounts not paid on the due dates were increased by an amount equivalent to interest thereon at 2% above base rate. Details of arrears on the redeemable preference shares up to 21 May 2004 are set out in note 10 to the accounts.

        With effect from 21 May 2004 the rights to receive dividends and any penalty dividends in respect of late payment of such dividends was removed.

        The preference shares are redeemable at the paid up amount by the company in multiples of 50,000 shares with one month's notice, subject to any arrears on dividends, but in any event as follows:

31 December	Number of shares
2006	5,340,375
2007	5,340,375
2008	5,340,375
2009	5,340,375

21,361,500

        If the company is unable to redeem the shares on the above dates, the shares must be redeemed at the first subsequent available time, with interest of 2% above base rate per annum payable during any period of delay.

        On a winding up of the company the preference share holders are entitled to the amount paid up on the shares followed by any arrears on dividends, being paid before any amounts due to the holders of the ordinary shares.

        The preference shares do not carry rights to vote at general meetings unless any such shares due to be redeemed have remained unredeemed for a period exceeding 28 days from the due date.

'A' ordinary and ordinary shares

        The 'A' ordinary and ordinary shareholders rank equally and are entitled to any residue of dividends declared after the preference share dividends up to 21 May 2004 and any arrears thereon have been declared and paid. The dividends will be distributed in proportion to the number of shares held.

        On winding up of the company, the 'A' ordinary and ordinary shareholders rank equally and are entitled to the amounts paid up on the shares, after firstly the C preference shareholders, secondly the B preference shareholders and thirdly the redeemable preference shareholders have been paid. Thereafter, any remaining surplus will be distributed to the 'A' ordinary and ordinary shareholders in proportion to the number of shares held.

        Each 'A' ordinary and ordinary share carries one vote per share in general meetings.

21 Reserves

Group	Share premium account	Revaluation Reserve	Other Reserve	Profit and loss account	Total
	£'000	£'000	£'000	£'000	£'000
Beginning of year	20,290	260	4,641	(27,514)	(2,323)
Retained profit for the year	—	—	—	470	470
Loss on foreign currency translation	—	—	—	(59)	(59)
Transfer of depreciation on revalued assets	—	(3)	—	3	—
Other finance costs of non-equity shares	—	—	—	72	72
Preference share dividends accrued	—	—	82	—	82

End of year	20,290	257	4,723	(27,028)	(1,758)

Company
Beginning of year	20,290	—	4,641	(21,562)	3,369
Retained profit for the year	—	—	—	894	894
Other finance costs of non-equity shares	—	—	—	72	72
Preference share dividends accrued	—	—	82	—	82

End of year	20,290	—	4,723	(20,596)	4,417

        The cumulative amount of goodwill written off directly against the Group's reserves was £11,169,000 (2003: £11,169,000).

22 Reconciliation of movements in shareholders' funds

	2004		2003
	Group	Company	Group	Company
	£'000	£'000	£'000	£'000
Profit for the financial year	624	1,048	344	(4,769)
Issue of share capital	5,896	5,896	—	—
Dividends proposed on non-equity shares	(82)	(82)	(1,227)	(1,227)
Dividends on non-equity shares accrued to other reserve	82	82	1,227	1,227
(Loss) on foreign currency translation	(59)	—	(117)	—

Net addition to (reduction in) shareholders' funds	6,461	6,944	227	(4,769)
Opening shareholders' funds	391	6,083	164	10,852

Closing shareholders' funds	6,852	13,027	391	6,083

23 Reconciliation of operating profit to operating cash flows

	2004	2003
	£'000	£'000
Operating profit	2,520	1,771
Depreciation and amortisation charges	1,455	1,546
Decrease (increase) in stocks	(618)	(140)
(Increase) decrease in debtors	(1,518)	867
Increase (decrease) in creditors	1,980	(867)

Net cash inflow from operating activities	3,819	3,177

24 Analysis and reconciliation of net debt

	At start of year	Cash flow	At end of year
	£'000	£'000	£'000
Cash in hand, at bank	1,662	296	1,958
Overdrafts	(6,685)	2,832	(3,853)

		3,128

Debt due after one year	(13,223)	3,640	(9,583)
Debt due within one year	(1,200)	—	(1,200)

Net debt	(19,446)	6,768	(12,678)

	2004	2003
	£'000	£'000
Increase in cash in the year	3,128	372
Cash inflow from decrease in debt	3,640	1,403

Change in net debt resulting from cash flows in year	6,768	1,775
Net debt at start of year	(19,446)	(21,221)

Net debt at end of year	(12,678)	(19,446)

25 Guarantees and other financial commitments

a)
Capital commitments

        At the end of the year, capital commitments were:

Group	2004	2003
	£'000	£'000
Contracted but not provided for	—	—

Company

        The company had no capital commitments at either year end.

b)
Operating lease commitments

        Annual commitments under non-cancellable operating leases are as follows:

Group	Land and buildings 2004	Plant and machinery 2004	Land and Buildings 2003	Plant and machinery 2003
	£'000	£'000	£'000	£'000
Expiry date
—within one year	5	39	40	15
—between one and two years	—	18	—	—
—between two and five years	441	51	175	62
—after five years	—	—	200	—

	446	108	415	77

Company	Land and Buildings 2004	Land and Buildings 2003
	£'000	£'000
Expiry date
—between two and five years	5	5

	5	5

c)
Other commitments

        Other commitments extant at the year end were as follows:

Group	2004	2003
	£'000	£'000
Trade guarantees	79	74
HM Customs and Excise	36	60

Company

        Cross guarantees between the Group companies are in place to guarantee the Group's borrowings.

26 Pension arrangements

Composition of the Scheme

        The Group operates a defined benefit scheme in the UK. A full actuarial valuation was carried out at 05 April 2003 and updated to 31 December 2004 by a qualified actuary. The major assumptions used by the actuary were:

	At 31 December 2004	At 31 December 2003
Rate of increase in pensions in payment (where increases are not fixed)	2.65%	2.50%
Discount rate	5.55%	5.75%
Inflation assumption	2.75%	2.60%

        The scheme also holds assets and liabilities in respect of defined contribution benefits. As at 31 December 2004, the liabilities and matching assets have a value of £1,217,700 and are excluded from the following figures.

        The following disclosures relate to amounts that will be recognised in the financial statements upon full adoption of FRS17.

        The assets in the scheme and expected rates of return were:

	Long term rate of return expected at 31 December 2004	Market Value at 31 December 2004	Long term rate of return expected at 31 December 2003	Market Value at 31 December 2003
		£'000		£'000
Equities	8.00%	11,309	8.00%	11,187
Bonds	5.20%	13,289	5.40%	12.234
Cash	4.50%	55	4.00%	453

Total market value of assets		24,653		23,874
Present value of scheme liabilities		26,796		26,357

(Deficit) surplus in the Scheme		(2,143)		(2,483)
Related deferred tax asset (liability)		642		745

Net pension asset (liability)		(1,501)		(1,738)

        This deficit will have a consequential effect on reserves.

	31 December 2004	31 December 2003
	£,000	£,000
Analysis of the amount charged in operating profit
Current service cost	180	165
Past service cost	—	—
Curtailment (gain)/loss	—	—

Total Operating Charge	180	165

Analysis of the amount credited to other finance income
Expected return on pension scheme assets	1,555	1,414
Interest on pensions scheme liabilities	(1,495)	(1,533)

Net return	60	(119)

	31 December 2004	31 December 2003
	£,000	£,000
Analysis of amount recognised in statement of total recognised gains and losses (STRGL)
Actual return less expected return on scheme assets	417	1,280
Experience gains and losses arising on the scheme liabilities	462	962
Changes in assumptions underlying the present value of the scheme liabilities	(346)	(1,926)

Actuarial gain recognised in STRGL	533	316

Movement in (deficit) surplus during the period
(Deficit) surplus in scheme at beginning of the period	(2,483)	(2,365)
Movement in the period:
Current service cost	(180)	(165)
Contributions	(73)	(150)
Past service cost	—	—
Curtailments gain/(loss)	—	—
Other finance income	60	(119)
Actuarial gain	533	316

	(2,143)	(2,483)

History of experience gains and losses
Actuarial less expected return	417	1,280
	2%	5%
Experience gain (losses) on the liabilities	462	962
	2%	4%
Total amount recognised in the STRGL	533	315
	2%	1%

27 Related party disclosures

        The company's ultimate parent company is Hay Hall Holdings Limited, a company incorporated in England and Wales.

        The largest group in which the results of the company are consolidated is that headed by Hay Hall Holdings Limited. The consolidated financial statements of Hay hall Holdings Limited are available to the public and may be obtained from Hay Hall Holdings Limited, PO Box 5114, Hay Hall Works, Redfern Road, Tyseley, Birmingham, B11 2BE.

        In accordance with Financial Reporting Standard 8, transactions with other members of the group headed by the company are not disclosed, because the company's accounts are presented together with the group's consolidated accounts and all such transactions have been eliminated on consolidation.

        The company has provided a loan of £150,000 to its parent company, Hay Hall Holdings Limited.

28 Summary of differences between accounting principles in the United Kingdom and the United States of America

  The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differs in certain respects from accounting principles in the United States of America ("US GAAP").

  The following are the adjustments to net income and shareholders' surplus determined in accordance with UK GAAP, necessary to reconcile to net income and shareholders' surplus determined in accordance with US GAAP.

	Notes	2004 £'000	2003 £'000
Net income in accordance with UK GAAP		624	344
Goodwill	a	334	334
Tangible assets	b	5	5
Pension	c	340	(118)
Deferred tax	d	(103)	35

Net income in accordance with US GAAP		1,200	600

Shareholders' surplus in accordance with UK GAAP		6,852	391
Goodwill	a	1,522	1,184
Tangible assets	b	(275)	(274)
Pension	c	(2,143)	(2,483)
Deferred tax	d	642	745

Shareholders' surplus in accordance with US GAAP		6,598	(437)

(a)
Goodwill Amortization

    Under UK GAAP, goodwill is recorded at its actual cost in sterling, or at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill is then held in the currency of the acquiring entity at historic cost and amortized at a rate calculated to write off its value on a straight-line basis over its estimated useful life, which is currently considered to be twenty years. Furthermore, goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable.

    Under US GAAP, goodwill is not amortized but rather tested at least annually for impairment. Furthermore, goodwill is denominated in the functional currency of the acquired entity. Consequently, the goodwill is retranslated at each period end at the closing rate of exchange.

(b)
Tangible Assets

    Under UK GAAP, certain assets may be revalued, while under US GAAP, they are shown as historical cost.

(c)
Pensions

    Under UK GAAP, the Group follows SSAP 24, 'Accounting for Pension Costs', under which contributions payable to defined benefit pension schemes are recognized over the employees' working lives. Pension plan assets and liabilities are valued based upon the actuary's best estimate of the assumptions taken as a whole. The regular cost is attributed to individual years using the projected unit method. Variations in the pension cost, which are identified as a result of actuarial valuations, are amortized over the expected average remaining working lives of employees as a level percentage of pensionable payroll. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet. This results in an annual pension expense that is a substantially level percentage of the current and expected future pensionable payroll.

    Under US GAAP, the accounting for pension costs follows SFAS 87, Employers' Accounting for Pensions, which is more prescriptive in respect of actuarial assumptions which must be used and the allocation of costs to accounting periods. US GAAP requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption. Under SFAS 87 the accounts broadly reflect the funding status of the scheme, but with plan assets being valued by reference to market-related values at the date of the financial statements. There is also some scope for spreading unrecognised prior service cost and unrecognised gains and losses over the employees' working lives. In addition, under US GAAP, a minimum pension liability is recognised, as a component of other comprehensive income, in certain circumstances when there is a deficit of plan assets relative to the accumulated benefit obligation. This results in a pension prepayment or liability that is a closer reflection of the funding status of the scheme.

(d)
Deferred tax

    Under UK GAAP, deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at rates expected to apply when they crystallise, based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are regarded as recoverable and recognised only to the extent that, on the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

    Under US GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with SFAS 109, Accounting for Income Taxes. The adjustments in respect of deferred tax relate solely to the tax effect of the pension US GAAP adjustments described herein.

1.
Balance sheet and profit and loss account presentation

  General

    The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas US GAAP assets are presented in descending order of liquidity. In addition, current assets under UK GAAP include amounts that fall due after more than one year, whereas under US GAAP, such assets are classified as non-current assets.

  Pensions

    Under UK GAAP, pension scheme assets and liabilities are not presented on the balance sheet, with the exception of prepaid or accrued contributions. Under US GAPP, assets and liabilities of different plans are offset in presentation. Furthermore, under US GAAP the discount on retired partners' annuity provision would be classified as an operating expense rather than as interest expense.

2.
Consolidated statement of cashflow

  The consolidated statement of cash flow prepared under UK GAAP presents substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow represents increases or decreases in "Cash and Cash Equivalents", which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

  Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, being cash flows relating to operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance, with the exception of servicing of members' finance, are included as operating.

  The following statements summarise the statements of cash flows as if they had been presented in accordance with US GAAP, and include the adjustments that reconcile cash and cash equivalents under US GAAP to cash and short term deposits under UK GAAP.

	2004 £'000	2003 £'000
Net cash provided by operating activities	2,254	2,038
Net cash used in investing activities	(1,036)	(285)
Net cash provided by (used in) financing activities	1,910	(1,381)

Net decrease in cash and cash equivalents	3,128	372
Cash and cash equivalents under US GAAP at beginning of the period	(5,023)	(5,395)

Cash and cash equivalents under US GAAP at end of the period	(1,895)	(5,023)

Cash and cash equivalents under UK GAAP at end of the period	(1,895)	(5,023)

The Hay Hall Group Limited and subsidiary undertakings

Unaudited Summarised Profit and Loss Account

	Nine months ended 30 Sept 2005 £'000	Nine months ended 30 Sept 2004 £'000	Twelve months ended 31 Dec 2004 £'000
Turnover	30,099	29,375	39,082
Operating costs less other income	(27,194)	(27,032)	(36,224)
Goodwill amortisation	(253)	(253)	(338)

Operating Profit	2,652	2,090	2,520
Exceptional Items	—	—	—

Profit on ordinary activities	2,652	2,090	2,520
Net interest payable	(813)	(1,123)	(1,425)

Profit on ordinary activities before taxation	1,839	967	1,095
Taxation on profit for the financial period	(671)	(400)	(471)

Profit on ordinary activities after taxation	1,168	567	624
Dividends	—	(82)	(82)
Profit attributable to shareholders	1,168	485	542

The Hay Hall Group Limited and subsidiary undertakings

Unaudited Summarised Balance Sheet

	Nine months ended 30 Sept 2005 £'000	Nine months ended 30 Sept 2004 £'000	Twelve months ended 31 Dec 2004 £'000
Fixed assets
Intangible assets	5,329	5,352	5,225
Tangible assets	6,322	6,563	6,397
Investments	15	—	—

	11,666	11,915	11,622
Current assets
Stocks	8,397	7,398	7,647
Debtors and Prepayments	8,479	8,398	7,984
Cash at bank and in hand	228	—	1,958

	17,104	15,796	17,589
Creditors: amounts due within one year	(11,015)	(12,238)	(12,776)

Net current assets	6,089	3,558	4,813

Total assets less current liabilities	17,755	15,473	16,435

Creditors: amounts falling due after one year	(9,717)	(8,474)	(9,583)

	8,038	6,999	6,852

Capital and reserves
Called up share reserve	8,610	8,610	8,610
Revaluation Reserve	257	260	257
Other Reserve	4,723	4,723	4,723
Share premium account	20,290	20,290	20,290
Profit and loss account	(25,842)	(26,884)	(27,028)

	8,038	6,999	6,852

The Hay Hall Group Limited and subsidiary undertakings

Unaudited Summarised Cash Flow Statement

	Nine months ended 30 Sept 2005 £'000	Nine months ended 30 Sept 2004 £'000	Twelve months ended 31 Dec 2004 £'000
Operating profit	2,652	2,090	2,520
Depreciation and amortisation charges	1,056	1,081	1,455
(Increase) Decrease in stocks	(648)	(289)	(618)
(Increase) Decrease in Debtors	(644)	(1,933)	(1,518)
Increase (Decrease) in Creditors	(789)	1,471	1,980

Net cash inflow from operating activities	1,627	2,420	3,819
Net cash outflow for servicing of finance	(584)	(904)	(1,260)
Net cash outflow for taxation	(117)	(292)	(305)
Net cash outflow for capital expenditure	(615)	(890)	(1,034)
Net cash outflow for acquisitions and disposals	(158)	(2)	(2)

Cash inflow (outflow) before financing	153	332	1,218

Financing:
New finance leases		462	462
Capital element of finance lease rental payments	(125)	(126)	(152)
New loans	214	—	3,000
Repayment of loans	(403)	(907)	(1,400)

Net cash inflow (outflow) from financing	(314)	(571)	1,910

Increase (decrease) in cash in the period	(161)	(239)	3,128

The Hay Hall Group Limited and subsidiary undertakings

Unaudited Reconciliation of Shareholders' funds and Movement on Reserves

	Share Capital £'000	Share Premium £'000	Revaluation Reserve £'000	Other Reserve £'000	Proft and Loss £'000	Total £'000
At 1 January 2004	2,714	20,290	260	4,641	(27,514)	391
Retained profit for the year					542	470
Loss on foreign currency translation					(59)	(59)
Transfer of depreciation on re-valued assets			(3)		3	—
Other finance costs of non-equity shares					(72)	(72)
Issued share capital	5,896					5,896
Preference share dividends accrued				82		82

At 31 December 2004	8,610	20,290	257	4,723	(27,028)	6,852

Retained profit for the year					1,168	1,168
Loss on foreign currency translation					18	18

At 30 September 2005	8,610	20,290	257	4,273	(25,842)	8,038

Accounting Policies

1
Basis of Preparation

        The financial statements have been prepared under the historical cost convention. The financial statements for the year ended 31 December 2004 and the period ended 30 September 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") as applied by the company in prior accounting periods.

2
Basis of Consolidation

        The comparative figures for the year ended 31 December 2004 were derived from the statutory accounts for that year which have been delivered to the Registrar of Companies. Those accounts received an unqualified audit report, which did not contain statements under Section 237 (2) or (3) of the Companies Act 1985.

3
The financial information shown in this publication is Unaudited and does not constitute statutory accounts as defined in Section 240 of the Companies Act 1985.

4
Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales relates taxes.

5
No interim dividend has been declared.

6 Summary of differences between accounting principles in the United Kingdom and the United States of America

  The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differs in certain respects from accounting principles in the United States of America ("US GAAP").

  The following are the adjustments to net income and shareholders' surplus determined in accordance with UK GAAP, necessary to reconcile to net income and shareholders' surplus determined in accordance with US GAAP.

	Nine Months Ended 30 Sept.
	Notes	2005 £'000	2004 £'000
Net income in accordance with UK GAAP		1,168	567
Goodwill	a	253	253
Tangible assets	b	4	4
Pension	c	60	255
Deferred tax	d	(15)	(77)

Net income in accordance with US GAAP		1,470	1,002

Shareholders' surplus in accordance with UK GAAP		8,038	6,999
Goodwill	a	1,775	1,441
Tangible assets	b	(271)	(275)
Pension	c	(2,083)	(2,228)
Deferred tax	d	625	668

Shareholders' surplus in accordance with US GAAP		8,084	6,605

(a)
Goodwill Amortization

    Under UK GAAP, goodwill is recorded at its actual cost in sterling, or at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill is then held in the currency of the acquiring entity at historic cost and amortized at a rate calculated to write off its value on a straight-line basis over its estimated useful life, which is currently considered to be twenty years. Furthermore, goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable.

    Under US GAAP, goodwill is not amortized but rather tested at least annually for impairment. Furthermore, goodwill is denominated in the functional currency of the acquired entity. Consequently, the goodwill is retranslated at each period end at the closing rate of exchange.

(b)
Tangible Assets

    Under UK GAAP, certain assets may be revalued, while under US GAAP, they are shown as historical cost.

(c)
Pensions

    Under UK GAAP, the Group follows SSAP 24, 'Accounting for Pension Costs', under which contributions payable to defined benefit pension schemes are recognized over the employees' working lives. Pension plan assets and liabilities are valued based upon the actuary's best estimate of the assumptions taken as a whole. The regular cost is attributed to individual years using the projected unit method. Variations in the pension cost, which are identified as a result of actuarial valuations, are amortized over the expected average remaining working lives of employees as a level percentage of pensionable payroll. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet. This results in an annual pension expense that is a substantially level percentage of the current and expected future pensionable payroll.

    Under US GAAP, the accounting for pension costs follows SFAS 87, Employers' Accounting for Pensions, which is more prescriptive in respect of actuarial assumptions which must be used and the allocation of costs to accounting periods. US GAAP requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption. Under SFAS 87 the accounts broadly reflect the funding status of the scheme, but with plan assets being valued by reference to market-related values at the date of the financial statements. There is also some scope for spreading unrecognised prior service cost and unrecognised gains and losses over the employees' working lives. In addition, under US GAAP, a minimum pension liability is recognised, as a component of other comprehensive income, in certain circumstances when there is a deficit of plan assets relative to the accumulated benefit obligation. This results in a pension prepayment or liability that is a closer reflection of the funding status of the scheme.

(d)
Deferred tax

    Under UK GAAP, deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at rates expected to apply when they crystallise, based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are regarded as recoverable and recognised only to the extent that, on the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

    Under US GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with SFAS 109, Accounting for Income Taxes. The adjustments in respect of deferred tax relate solely to the tax effect of the pension US GAAP adjustments described herein.

1.
Balance sheet and profit and loss account presentation

  General

    The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas US GAAP assets are presented in descending order of liquidity. In addition, current assets under UK GAAP include amounts that fall due after more than one year, whereas under US GAAP, such assets are classified as non-current assets.

  Pensions

    Under UK GAAP, pension scheme assets and liabilities are not presented on the balance sheet, with the exception of prepaid or accrued contributions. Under US GAPP, assets and liabilities of different plans are offset in presentation. Furthermore, under US GAAP the discount on retired partners' annuity provision would be classified as an operating expense rather than as interest expense.

2.
Consolidated statement of cashflow

  The consolidated statement of cash flow prepared under UK GAAP presents substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow represents increases or decreases in "Cash and Cash Equivalents", which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

  Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, being cash flows relating to operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance, with the exception of servicing of members' finance, are included as operating.

  The following statements summarise the statements of cash flows as if they had been presented in accordance with US GAAP, and include the adjustments that reconcile cash and cash equivalents under US GAAP to cash and short term deposits under UK GAAP.

	Nine Months Ended 30 Sept.
	2005 £'000	2004 £'000
Net cash provided by operating activities	2,254	2,038
Net cash used in investing activities	(1,036)	(285)
Net cash provided by (used in) financing activities	1,910	(1,381)

Net decrease in cash and cash equivalents	3,128	372
Cash and cash equivalents under US GAAP at beginning of the period	(5,023)	(5,395)

Cash and cash equivalents under US GAAP at end of the period	(1,895)	(5,023)

Cash and cash equivalents under UK GAAP at end of the period	(1,895)	(5,023)

Offer to exchange all outstanding
$165,000,000 principal amount of
9% Senior Secured Notes due 2011

for

$165,000,000 principal amount of
9% Senior Secured Notes due 2011
registered under the Securities Act of 1933

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Altra Industrial Motion, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

  REGISTRANTS INCORPORATED UNDER DELAWARE LAW

        Altra Industrial Motion, Inc., The Kilian Company, Kilian Manufacturing Corporation and Warner Electric International, Inc. are incorporated under the laws of the State of Delaware.

Section 145 of Delaware General Corporation Law.

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

        To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a Delaware corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Indemnification.

        The Certificate of Incorporation of Altra Industrial Motion, Inc. provides that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts not in good faith or involving intentional misconduct, (iii) as required by Section 174 of the DGCL or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

        The Amended and Restated Certificate of Incorporation of American Enterprises MPT Corp. provides that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts not in good faith or involving intentional misconduct, (iii) as required by Section 174 of the DGCL or (iv) a transaction resulting in an improper personal benefit. In addition, to the extent permitted by law, the corporation has the has the power to indemnify employees or agents and shall indemnify its directors and officers.

        The Amended and Restated Certificate of Incorporation of The Kilian Company provides that to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the corporation shall indemnify a director, officer or employee to the fullest extent permitted by law.

        The Certificate of Incorporation of Warner Electric International Holding, Inc. provides that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts not in good faith or involving intentional misconduct, (iii) as required by Section 174 of the DGCL or (iv) a transaction resulting in an improper personal benefit.

By-law Provisions on Indemnification.

        The By-laws of Altra Industrial Motion, Inc., The Kilian Company and Warner Electric International Holding, Inc. generally provide that each corporation has the power to indemnify its directors, officers, employees and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the director, officer, employee or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust, organization or other enterprise.

        The By-laws of American Enterprises MPT Corp. and the Kilian Company generally provide the corporation may purchase and maintain insurance to indemnify or insure directors, officers, employees and agents against liability arising from such persons status as such.

        The above discussion of the DGCL and of the Certificates of Incorporation and By-Laws of the registrants incorporated under Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificates of Incorporation, By-Laws and the DGCL.

  REGISTRANTS EXISTING AS LIMITED LIABILITY COMPANIES UNDER DELAWARE LAW

        Boston Gear LLC, Formsprag LLC, Nuttall Gear LLC, Warner Electric LLC and Warner Electric Technology LLC are limited liability companies organized under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act.

        Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Limited Liability Company Agreement Provisions on Indemnification

        The Limited Liability Company Agreement of Boston Gear LLC, Limited Liability Company Agreement of Nuttall Gear LLC, Limited Liability Company Agreement of Warner Electric LLC and Limited Liability Company Agreement of Warner Electric Technology LLC, each provide that such company shall indemnify any member or officer of the company from any claim, action, liability, loss or damage in which such person may be involved and arising from or incidental to the business or activities of the company, provided such person's conduct does not constitute willful misconduct and the claim, action, suit, proceeding or counterclaim is not initiated by or on behalf of such person.

        The Limited Liability Company Agreement of Formsprag LLC provides that that the company shall indemnify any member or officer of the company from any claim, action, liability, loss or damage in which such person may be involved and arising from or incidental to the business or activities of the company, provided such person's conduct (i) does not constitute a breach of the duty of loyalty, (ii) does not constitute willful misconduct and (iii) such person does not receive any improper personal benefit. In addition, the company may purchase and maintain insurance on behalf of the members or such other persons as the members shall determine.

        The above discussion of the limited liability company registrants' LLC Agreements and of the DLLC Act is not intended to be exhaustive and is qualified in its entirety by the LLC Agreements and the DLLC Act.

  REGISTRANTS EXISTING AS LIMITED PARTNERSHIPS UNDER DELAWARE LAW

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act.

        American Enterprises MPT Holdings, L.P. and Ameridrives International, L.P. are limited partnerships organized under the laws of the State of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act ("DRULPA") empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

Limited Partnership Agreement Provisions on Indemnification.

        The Limited Partnership Agreement of American Enterprises MPT Holdings, L.P. and the Limited Partnership Agreement of Ameridrives International, L.P. authorize each partnership to indemnify, defend and hold harmless its partners, their stockholders, owners, directors, officers, employees and agents from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees) arising out of or alleged to arise out of any demands, claims, suits, actions or proceedings against any of them in or as a result of or relating to their respective capacities, actions or omissions with respect to the partnership, or otherwise concerning the business or affairs of the partnership including, without limitation, any demands, claims, suits, actions or proceedings, initiated by any of the partnership's partners; provided, however that the acts or omissions of the partnership's general partner shall not be indemnified to the extent a court of competent jurisdiction finds, upon entry of a final judgment, that the same resulted from gross negligence, willful misconduct, recklessness, malfeasance or fraud. Indemnification will be made solely and entirely from assets of the partnership (excluding all assets of the partnership's partners other than those of and attributable to such partner's interest in the partnership), and no such partner shall be personally liable therefore. All such rights to indemnification will survive the dissolution of the partnership and the death, retirement, incompetency, insolvency or bankruptcy of any partner.

        The above discussion of the limited partnership registrants' Limited Partnership Agreements and of the DRULPA is not intended to be exhaustive and is qualified in its entirety by the Limited Partnership Agreements and the DRULPA.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS.

        (a)   The following exhibits are filed with this Registration Statement.

NUMBER	DESCRIPTION
1.1*	Purchase Agreement, dated as of November 22, 2004, between Altra Industrial Motion, Inc., Jefferies & Company, Inc. and the Guarantors listed therein
2.1*	LLC Purchase Agreement, dated as of October 25, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Industrial Motion, Inc.
2.2*	Assignment and Assumption Agreement, dated as of November 21, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.
3.1*	Certificate of Incorporation of Altra Industrial Motion, Inc.
3.2*	By-laws of Altra Industrial Motion, Inc.
3.3*	Amended and Restated Certificate of American Enterprises MPT Corp.
3.4*	By-laws of American Enterprises MPT Corp.
3.5*	Certificate of Limited Partnership of American Enterprises MPT Holdings, L.P., as amended
3.6*	Agreement of Limited Partnership of American Enterprises MPT Holdings, L.P., as amended
3.7*	Certificate of Limited Partnership of Ameridrives International, L.P., as amended
3.8*	Agreement of Limited Partnership of Ameridrives International, L.P., as amended
3.9*	Certificate of Formation of Boston Gear LLC.
3.10*	Limited Liability Company Agreement of Boston Gear LLC.
3.11*	Certificate of Formation of Formsprag LLC, as amended
3.12*	Limited Liability Company Agreement of Formsprag LLC, as amended
3.13*	Amended and Restated Certificate of Incorporation of The Kilian Company
3.14*	By-laws of The Kilian Company
3.15*	Certificate of Incorporation of Kilian Manufacturing Corporation
3.16*	By-laws of Kilian Manufacturing Corporation
3.17*	Certificate of Formation of Nuttall Gear L L C
3.18*	Amended and Restated Limited Liability Company Agreement of Nuttall Gear L L C.
3.19*	Certificate of Formation of Warner Electric LLC.
3.20*	Limited Liability Company Agreement of Warner Electric LLC.
3.21*	Certificate of Formation of Warner Electric Technology LLC.
3.22*	Limited Liability Company Agreement of Warner Electric Technology LLC.
3.23*	Certificate of Incorporation of Warner Electric International Holding, Inc.
3.24*	By-laws of Warner Electric International Holding, Inc.
4.1*	Indenture, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee
4.2*	Form of 9% Senior Secured Notes due 2011 (included in Exhibit 4.1)
4.3*	Registration Rights Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., Jefferies & Company, Inc., and the Subsidiary Guarantors party thereto
5.1*	Opinion of Weil, Gotshal Manges LLP.
10.1*	Agreement, dated as of October 24, 2004, between Ameridrives International, L.P. and United Steel Workers of America Local 3199-10
10.2*	Labor Agreement, dated as of December 3, 2001, between Warner Electric LLC (formerly Warner Electric Inc.) and International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America, Local No. 155
10.3*	Labor Agreement, dated as of January 30, 2005, between Warner Electric LLC (formerly Warner Electric Inc.) and United Steelworkers of America and Local Union No. 3245
10.4*	Labor Agreement between, dated as of August 9, 2004 between Warner Electric LLC (formerly Warner Electric Inc.) and International Association of Machinists and Aerospace Works, AFL-CIO, and Aeronautical Industrial District Lode 776, Local Lodge 2771

10.5*	Transition Services Agreement, dated as of November 30, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Industrial Motion, Inc.
10.6*	Trademarks and Technology License Agreement, dated November 30, 2004, among Colfax Corporation, Altra Holdings, Inc. and Altra Industrial Motion, Inc.
10.7*	Lease Agreement, dated as of February 13, 2004, between Quincy Hayward Street, LLC and Boston Gear LLC.
10.8*	Lease Agreement, dated as of April 1, 1993, between Textron, Inc. and Nuttall Gear LLC
10.9*	Lease Agreement, dated as of January 29, 2003, between Olds Properties Corporation and Warner Electric LLC.
10.10*	Ontario Net Industrial Single Lease, dated November 4, 1994, between Slough Estates Canada Limited and Kilian Manufacturing Corporation, with extension dated June 22, 1999
10.11*	Lease Agreement, dated as of January 1, 2003, between Warner Shui Hing Limited and Bogang Economic Development Company. (English language summary)
10.12*	Lease Agreement, dated August 5, 1981, between Stieber GmbH and Schmidt Lacke GmbH. (English language summary)
10.13*	Lease Agreement, dated as of December 21, 1984, between Stieber GmbH and Carola Grundstucksverwaltungsgesellschft GmbH. (English language summary)
10.14*	Employment Agreement, dated as of January 6, 2005, between Altra Industrial Motion, Inc. and Michael L. Hurt
10.15*	Employment Agreement, dated as of January 6, 2005, between Altra Industrial Motion, Inc. and Carl Christenson
10.16*	Employment Agreement, dated as of January 12, 2005, between Altra Industrial Motion, Inc. and David Wall
10.17*	Form of Transition Agreement
10.18*	Advisory Services Agreement, dated as of November 30, 2004, among Altra Holdings, Inc., Altra Industrial Motion, Inc. and Genstar Capital L.P.
10.19*	Altra Holdings, Inc. 2004 Equity Incentive Plan
10.20*	Form of Restricted Stock Award Agreement
10.21*	Stock Purchase Agreement dated as of November 30, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.
10.22*	Credit Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc. and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, and Wells Fargo Bank, as Lead Arranger
10.23*	Security Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the other Grantors listed therein and The Bank of New York Trust Company, N.A.
10.24*	Patent Security Agreement, dated as of November 30, 2004, among Kilian Manufacturing Corporation, Warner Electric Technology LLC, Formsprag LLC, Boston Gear LLC, Ameridrives International, L.P. and The Bank of New York Trust Company, N.A.
10.25*	Trademark Security Agreement, dated as of November 30, 2004, among Warner Electric Technology LLC, Boston Gear LLC and The Bank of New York Trust Company, N.A.
10.26*	Intercreditor and Lien Subordination Agreement, dated as of November 30, 2004, among Wells Fargo Foothill, Inc., The Bank of New York Trust Company, N.A. and Altra Industrial Motion, Inc.
10.27*	Share Purchase Agreement, dated as of November 7, 2005, among Altra Industrial Motion, Inc. and the stockholders of Hay Hall Holdings Limited listed therein.
12.1*	Computation of ratio of earnings to fixed charges
21.1*	Subsidiaries of Altra Industrial Motion, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Firley, Moran, Freer & Eassa, P.C.
23.3*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

23.4	Consent of BDO Stoy Hayward LLP
24.1*	Power of Attorney
25.1*	Statement of Eligibility of Trustee on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4*	Form of Letter to Beneficial Holders
99.5*	Form of Exchange Agent Agreement, between Altra Industrial Motion, Inc. and The Bank of New York Trust Company, N.A.

*
Filed previously.

(b)
Financial Statement Schedules

  See financial statement Schedule II—Valuation and Qualifying Accounts that appears immediately prior to the index to exhibits of this registration statement.

  All other schedules are omitted because they are not applicable or because the required information is shown in the financial statements as referred thereto.

ITEM 22. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake:

        (1)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (2)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (A)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (3)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

        (5)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Altra Industrial Motion, Inc. has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

ALTRA INDUSTRIAL MOTION, INC.
By:	/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer and Director (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
* Frank K. Bauchiero	Director
* Jean-Pierre L. Conte	Director
* Darren J. Gold	Director
* Larry McPherson	Director
* Richard D. Paterson	Director

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the registrants, as listed on the attached Schedule A, has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

On behalf of each Registrant listed on Schedule A hereto.
By:	/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer and Director (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
* Jean-Pierre L. Conte	Director
* Darren J. Gold	Director

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the registrants, as listed on the attached Schedule B, has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

On behalf of each Registrant listed on Schedule B hereto.
By:	/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer of Altra Industrial Motion, Inc., as Member

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Nuttall Gear L L C has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

NUTTALL GEAR L L C
By:	/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer of American Enterprises MPT Corp., as Member

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Formsprag LLC has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

FORMSPRAG LLC
By:	/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer of Warner Electric LLC., as Member; and Chief Executive Officer of Ameridrives International, L.P., as Member

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, American Enterprises MPT Holdings, L.P. has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

AMERICAN ENTERPRISES MPT HOLDINGS, L.P.
By:	Altra Industrial Motion, Inc., its General Partner
/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE

/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
* Frank K. Bauchiero	Director of Altra Industrial Motion, Inc., its General Partner
* Jean-Pierre L. Conte	Director of Altra Industrial Motion, Inc., its General Partner
* Darren J. Gold	Director of Altra Industrial Motion, Inc., its General Partner
/s/ MICHAEL L. HURT Michael L. Hurt	Director of Altra Industrial Motion, Inc., its General Partner
* Larry McPherson	Director of Altra Industrial Motion, Inc., its General Partner
* Richard D. Paterson	Director of Altra Industrial Motion, Inc., its General Partner

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Ameridrives International, L.P. has duly caused this Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 17th day of January, 2006.

AMERIDRIVES INTERNATIONAL, L.P.
By:	American Enterprises MPT Corp., its General Partner
/s/ MICHAEL L. HURT
Name: Michael L. Hurt
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2006.

SIGNATURE	TITLE
/s/ MICHAEL L. HURT Michael L. Hurt	Chief Executive Officer (principal executive officer)
* David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)
* Jean-Pierre L. Conte	Director of American Enterprises MPT Corp., its General Partner
* Darren J. Gold	Director of American Enterprises MPT Corp., its General Partner
/s/ MICHAEL L. HURT Michael L. Hurt	Director of American Enterprises MPT Corp., its General Partner

*
The undersigned, by signing his name hereto, does hereby execute this Amendment No. 6 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ MICHAEL L. HURT
Michael L. Hurt
Attorney in Fact

SCHEDULE A

AMERICAN ENTERPRISES MPT CORP.
THE KILIAN COMPANY
KILIAN MANUFACTURING CORPORATION
WARNER ELECTRIC INTERNATIONAL HOLDING, INC

.

A-1

SCHEDULE B

BOSTON GEAR LLC
WARNER ELECTRIC LLC
WARNER ELECTRIC TECHNOLOGY LLC

B-1

Item 21(b)

Altra Industrial Motion, Inc.
SCHEDULE II—Valuation and Qualifying Accounts

Reserve for uncollectible accounts:	Balance at beginning of period	Additions	Deductions	Balance at end of period
Predecessor—For the year ended December 31, 2002	$2,923	$1,533	$(1,518)	$2,939
Predecessor—For the year ended December 31, 2003	2,939	730	(2,053)	1,616
Predecessor—For the period ended November 30, 2004	1,616	589	(772)	1,433
From Inception (December 1) through December 31, 2004	1,433	135	(145)	1,424
Reserve for inventory obsolence:	Balance at beginning of period	Additions	Deductions	Balance at end of period
Predecessor—For the year ended December 31, 2002	$4,873	$1,018	$(802)	$5,089
Predecessor—For the year ended December 31, 2003	5,089	3,033	(1,309)	6,813
Predecessor—For the period ended November 30, 2004	6,813	1,459	(2,084)	6,188
From Inception (December 1) through December 31, 2004	6,188	545	(372)	6,361
Reserve for deferred income tax assets:	Balance at beginning of period	Additions	Deductions	Balance at end of period
Predecessor—For the year ended December 31, 2002	$8,070	$2,191	$—	$10,261
Predecessor—For the year ended December 31, 2003	10,261	7,573	—	17,834
Predecessor—For the period ended November 30, 2004	17,834	895	—	18,729
From Inception (December 1) through December 31, 2004(1)	11,286	511	—	11,797

(1)
The difference between the balance at the end of the period ending November 30, 2004 and the balance at December 1, 2004 is the result of purchase accounting for the Acquisition.

S-1

EXHIBIT INDEX

NUMBER	DESCRIPTION
1.1*	Purchase Agreement, dated as of November 22, 2004, between Altra Industrial Motion, Inc., Jefferies & Company, Inc. and the Guarantors listed therein
2.1*	LLC Purchase Agreement, dated as of October 25, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Industrial Motion, Inc.
2.2*	Assignment and Assumption Agreement, dated as of November 21, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.
3.1*	Certificate of Incorporation of Altra Industrial Motion, Inc.
3.2*	By-laws of Altra Industrial Motion, Inc.
3.3*	Amended and Restated Certificate of American Enterprises MPT Corp.
3.4*	By-laws of American Enterprises MPT Corp.
3.5*	Certificate of Limited Partnership of American Enterprises MPT Holdings, L.P., as amended
3.6*	Agreement of Limited Partnership of American Enterprises MPT Holdings, L.P., as amended
3.7*	Certificate of Limited Partnership of Ameridrives International, L.P., as amended
3.8*	Agreement of Limited Partnership of Ameridrives International, L.P., as amended
3.9*	Certificate of Formation of Boston Gear LLC.
3.10*	Limited Liability Company Agreement of Boston Gear LLC.
3.11*	Certificate of Formation of Formsprag LLC, as amended
3.12*	Limited Liability Company Agreement of Formsprag LLC, as amended
3.13*	Amended and Restated Certificate of Incorporation of The Kilian Company
3.14*	By-laws of The Kilian Company
3.15*	Certificate of Incorporation of Kilian Manufacturing Corporation
3.16*	By-laws of Kilian Manufacturing Corporation
3.17*	Certificate of Formation of Nuttall Gear L L C
3.18*	Amended and Restated Limited Liability Company Agreement of Nuttall Gear L L C.
3.19*	Certificate of Formation of Warner Electric LLC.
3.20*	Limited Liability Company Agreement of Warner Electric LLC.
3.21*	Certificate of Formation of Warner Electric Technology LLC.
3.22*	Limited Liability Company Agreement of Warner Electric Technology LLC.
3.23*	Certificate of Incorporation of Warner Electric International Holding, Inc.
3.24*	By-laws of Warner Electric International Holding, Inc.
4.1*	Indenture, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee
4.2*	Form of 9% Senior Secured Notes due 2011 (included in Exhibit 4.1)
4.3*	Registration Rights Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., Jefferies & Company, Inc., and the Subsidiary Guarantors party thereto
5.1*	Opinion of Weil, Gotshal Manges LLP.
10.1*	Agreement, dated as of October 24, 2004, between Ameridrives International, L.P. and United Steel Workers of America Local 3199-10
10.2*	Labor Agreement, dated as of December 3, 2001, between Warner Electric LLC (formerly Warner Electric Inc.) and International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America, Local No. 155
10.3*	Labor Agreement, dated as of January 30, 2005, between Warner Electric LLC (formerly Warner Electric Inc.) and United Steelworkers of America and Local Union No. 3245
10.4*	Labor Agreement between, dated as of August 9, 2004 between Warner Electric LLC (formerly Warner Electric Inc.) and International Association of Machinists and Aerospace Works, AFL-CIO, and Aeronautical Industrial District Lode 776, Local Lodge 2771
10.5*	Transition Services Agreement, dated as of November 30, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Industrial Motion, Inc.
10.6*	Trademarks and Technology License Agreement, dated November 30, 2004, among Colfax Corporation, Altra Holdings, Inc. and Altra Industrial Motion, Inc.
10.7*	Lease Agreement, dated as of February 13, 2004, between Quincy Hayward Street, LLC and Boston Gear LLC.
10.8*	Lease Agreement, dated as of April 1, 1993, between Textron, Inc. and Nuttall Gear LLC

10.9*	Lease Agreement, dated as of January 29, 2003, between Olds Properties Corporation and Warner Electric LLC.
10.10*	Ontario Net Industrial Single Lease, dated November 4, 1994, between Slough Estates Canada Limited and Kilian Manufacturing Corporation, with extension dated June 22, 1999
10.11*	Lease Agreement, dated as of January 1, 2003, between Warner Shui Hing Limited and Bogang Economic Development Company. (English language summary)
10.12*	Lease Agreement, dated August 5, 1981, between Stieber GmbH and Schmidt Lacke GmbH. (English language summary)
10.13*	Lease Agreement, dated as of December 21, 1984, between Stieber GmbH and Carola Grundstucksverwaltungsgesellschft GmbH. (English language summary)
10.14*	Employment Agreement, dated as of January 6, 2005, between Altra Industrial Motion, Inc. and Michael L. Hurt
10.15*	Employment Agreement, dated as of January 6, 2005, between Altra Industrial Motion, Inc. and Carl Christenson
10.16*	Employment Agreement, dated as of January 12, 2005, between Altra Industrial Motion, Inc. and David Wall
10.17*	Form of Transition Agreement
10.18*	Advisory Services Agreement, dated as of November 30, 2004, among Altra Holdings, Inc., Altra Industrial Motion, Inc. and Genstar Capital L.P.
10.19*	Altra Holdings, Inc. 2004 Equity Incentive Plan
10.20*	Form of Restricted Stock Award Agreement
10.21*	Stock Purchase Agreement dated as of November 30, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.
10.22*	Credit Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc. and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, and Wells Fargo Bank, as Lead Arranger
10.23*	Security Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the other Grantors listed therein and The Bank of New York Trust Company, N.A.
10.24*	Patent Security Agreement, dated as of November 30, 2004, among Kilian Manufacturing Corporation, Warner Electric Technology LLC, Formsprag LLC, Boston Gear LLC, Ameridrives International, L.P. and The Bank of New York Trust Company, N.A.
10.25*	Trademark Security Agreement, dated as of November 30, 2004, among Warner Electric Technology LLC, Boston Gear LLC and The Bank of New York Trust Company, N.A.
10.26*	Intercreditor and Lien Subordination Agreement, dated as of November 30, 2004, among Wells Fargo Foothill, Inc., The Bank of New York Trust Company, N.A. and Altra Industrial Motion, Inc.
10.27*	Share Purchase Agreement, dated as of November 7, 2005, among Altra Industrial Motion, Inc. and the stockholders of Hay Hall Holdings Limited listed therein.
12.1*	Computation of ratio of earnings to fixed charges
21.1*	Subsidiaries of Altra Industrial Motion, Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Firley, Moran, Freer & Eassa, P.C.
23.3*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
23.4	Consent of BDO Stoy Hayward LLP
24.1*	Power of Attorney
25.1*	Statement of Eligibility of Trustee on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4*	Form of Letter to Beneficial Holders
99.5*	Form of Exchange Agent Agreement, between Altra Industrial Motion, Inc. and The Bank of New York Trust Company, N.A.

*
Filed previously.

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ADDITIONAL REGISTRANTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
PROSPECTUS SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES
Summary of the Terms of the Exchange Offer
Summary of Terms of the Registered Notes
Risk Factors
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2005 (in thousands)
Unaudited Pro Forma Condensed Combined Statement of Operations
Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands)
RESTATED SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT AND DIRECTORS
SUMMARY COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
ALTRA INDUSTRIAL MOTION, INC. Restated Consolidated Balance Sheets Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Restated Consolidated Statements of Operations and Comprehensive Income (Loss) Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Restated Consolidated Statements of Stockholder's Equity Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Restated Consolidated Statements of Cash Flows Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Notes to Consolidated Financial Statements Dollars in thousands, unless otherwise noted
ALTRA INDUSTRIAL MOTION, INC. Condensed Consolidated Balance Sheets Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Condensed Consolidated Statements of Operations and Comprehensive Income Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Condensed Consolidated Statements of Cash Flows Dollars in thousands
ALTRA INDUSTRIAL MOTION, INC. Notes to Unaudited Condensed Consolidated Interim Financial Statements Dollars in thousands, unless otherwise noted
  COMBINED STATEMENTS OF INCOME
  COMBINED STATEMENTS OF CASH FLOWS
NOTES TO COMBINED FINANCIAL STATEMENTS KILIAN MANUFACTURING CORPORATION AND KILIAN CANADA ULC October 22, 2004, December 27, 2003 and February 14, 2003
Consolidated Profit and Loss account For the period ended 31 December 2004
Consolidated statement of total recognised gains and losses For the period ended 31 December 2004
Consolidated Balance Sheet 31 December 2004
Company balance sheet 31 December 2004
Cash Flow statement For the period ended 31 December 2004
Hay Hall Holdings Limited and subsidiary undertakings Unaudited Summarised Profit and Loss Account
Hay Hall Holdings Limited and subsidiary undertakings Unaudited Summarised Balance Sheet
Hay Hall Holdings Limited and subsidiary undertakings Unaudited Summarised Cash Flow Statement
Hay Hall Holdings Limited and subsidiary undertakings Unaudited Reconciliation of Shareholders' funds and Movement on Reserves
Hay Hall Holdings Limited and subsidiary undertakings Notes to the Interim Financial Statements
Consolidated Profit and Loss account For the year ended 31 December 2004
Consolidated Note of historical costs profit and losses For the year ended 31 December 2004
Consolidated Balance Sheet 31 December 2004
Company balance sheet 31 December 2004
Cash Flow statement For the year ended 31 December 2004
The Hay Hall Group Limited and subsidiary undertakings Unaudited Summarised Profit and Loss Account
The Hay Hall Group Limited and subsidiary undertakings Unaudited Summarised Balance Sheet
The Hay Hall Group Limited and subsidiary undertakings Unaudited Summarised Cash Flow Statement
The Hay Hall Group Limited and subsidiary undertakings Unaudited Reconciliation of Shareholders' funds and Movement on Reserves
Offer to exchange all outstanding $165,000,000 principal amount of 9% Senior Secured Notes due 2011 for $165,000,000 principal amount of 9% Senior Secured Notes due 2011 registered under the Securities Act of 1933
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS.
  ITEM 22. UNDERTAKINGS.
SIGNATURES
SCHEDULE A
SCHEDULE B
EXHIBIT INDEX